Exhibit XV

DECEMBER 2025 EIB GROUP RISK MANAGEMENT DISCLOSURE REPORT European Investment Bank Group

DECEMBER 2025 EIB GROUP RISK MANAGEMENT DISCLOSURE REPORT European Investment Bank Group

December 2025 EIB Group Risk Management Disclosure Report © European Investment Bank, 2026 All rights reserved. All questions on rights and licensing should be addressed to publications@eib.org. European Investment Bank 98 -100, boulevard Konrad Adenauer L-2950 Luxembourg For further information on the EIB’s activities, please consult our website, www.eib.org. You can also contact our Info Desk, info@eib.org. Get our e-newsletter at www.eib.org/sign-up. For further information on the European Investment Fund’s activities, please consult our website, www.eif.org. Published by the European Investment Bank. Disclaimer: The information presented in this report has not been subject to external audit. Printed on FSC® Paper. pdf: QH-01-26-044-EN-N ISBN 978-92-861-6231-2 doi: 10.2867/8472965

TABLE OF CONTENTS 1 Introduction 1 1.1 Executive summary 3 1.2 Changes during the year 7 1.3 Key risk metrics 8 2 Basis of preparation. 12 2.1 Scope of consolidation. 12 2.2 Reconciliation with financial statements. 12 2.3 Disclosure criteria 13 2.4 Frequency, extent and means of disclosures 17 2.5 Disclosure policy 17 2.6 Approval process 17 3 Governance and risk management. 18 3.1 Risk management structure and organisation. 18 3.2 Risk management framework 21 3.3 Corporate governance 26 4 Capital adequacy and risk-weighted exposure amounts. 31 4.1 Capital requirements 31 4.2 Own funds 40 5 Credit risk. 51 5.1 Internal framework for credit risk management 51 5.2 Credit risk mitigation 66 5.3 Use of the standardised approach. 67 5.4 Use of the Internal Ratings Based approach 73 5.5 Equity risk 104 6 Counterparty credit risk. 107 7 Securitisation .. 117 8 Leverage ratio 127

9 Liquidity risk 132 9.1 Internal framework for liquidity risk management . 132 9.2 Internal Liquidity Adequacy Assessment Process (ILAAP) 134 9.3 Liquidity coverage ratio (LCR) 135 9.4 Net stable funding ratio (NSFR) 139 9.5 Asset encumbrance 146 10 Market risk . 149 10.1 Foreign exchange risk . 149 10.2 Interest rate risk in the banking book (IRRBB) 152 10.3 Credit spread risk in the banking book (CSRBB) . 159 11 Operational risk 161 11.1 EIB Group’s Operational Risk Definition and Categorisation 161 11.2 EIB Group’s Operational Risk Management Framework .. 162 11.3 Selected categories of operational risk at EIB Group . 170 12 Environmental, social and governance risks . 175 12.1 Qualitative information on environmental risk 175 12.2 Qualitative information on social risk . 193 12.3 Qualitative information on governance risk 203 12.4 Quantitative disclosures . 204 13 Other risks . 228 13.1 Pension and health insurance risks 228 13.2 Reputational and strategic risks 229 13.3 Crypto-asset exposures and related activities 229 14 Remuneration 230 14.1 EIB Group annual self-assessment 230 14.2 EIB Group remuneration data 234 15 Appendices 238 15.1 Appendix I – Overview of the EIB Group . 238 15.2 Appendix II – Abbreviations 241 15.3 Appendix III – Reference to the CRR disclosure requirements as applicable to EIB Group . 251

1 INTRODUCTION The EIB Group1 1 The EIB Group consists of the European Investment Bank (the ‘EIB’ or the ‘Bank’) and the European Investment Fund (the ‘EIF’ or the ‘Fund’). For a more detailed overview of the Group entities please refer to Chapter 15. Appendices (Appendix I – Overview of the EIB Group). does not fall within the scope of application of the European Union (EU)’s legislation applicable to credit institutions, in particular the Capital Requirements Directive and Regulation (Directive 2013/36/EU or ‘CRD’, Regulation 575/2013 or ‘CRR’, as amended from time to time). The European Investment Bank (EIB), therefore, is not legally obliged to meet the requirements of the above-mentioned Directive and Regulation. However, reflecting its statutory duty to conform with best banking practice (BBP)2 2 Likewise, as per its Statutes the EIF is required to base its activities on sound banking principles or other sound commercial principles and practices as applicable (the “Best Market Practices” or “BMP”). The EIFs BMPs mirror the EIB BBP Guiding Principles and are applied in a proportionate manner. , the EIB aims to apply both at individual and consolidated level relevant EU banking legislative acts and guidelines, to the extent determined by its competent governing bodies and in line with the BBP Guiding Principles approved as of the reporting reference date, unless expressly stated otherwise, and as further described in section 2.3 below. The disclosure requirements of Part Eight of the CRR and the corresponding European Commission Implementing Regulation3 3 Commission Implementing Regulation (EU) 2024/3172 of 29 November 2024, as amended from time to time, laying down implementing technical standards with regard to public disclosures by institutions of the information referred to in Titles II and III of Part Eight of Regulation (EU) No 575/2013 of the European Parliament and of the Council and repealing Commission Implementing Regulation (EU) No 2021/637. It should be noted that IT solutions and related instructions are also made available on the website of the EBA and followed, when relevant/appropriate. Furthermore, the EBA carried out in 2025 a public consultation on Draft Implementing Technical Standards (EBA/CP/2025/07) for the possible future amendment of the above-mentioned Commission Implementing Regulation as regards the disclosures on environmental, social and governance (ESG) risks, equity exposures and the aggregate exposure to shadow banking entities, including related transitional provisions. seek to improve transparency and reinforce market discipline through a comprehensive framework with consistent and comparable Pillar III disclosures4 4 The disclosure report in the context of the Basel Framework is also referred to as “Pillar III”, representing the third Basel pillar on banking supervision that is based on market discipline. . In 2025, the EIB adopted the prudential requirements of the CRD VI and CRR III, known as the EU “New Banking Package”, deemed overall applicable as BBP to the EIB Group, with relevant adaptations and non-applications approved in line with the BBP framework. It is noteworthy to mention that the applicable provisions of CRR III were implemented without most of the transitional and grandfathering provisions available to credit institutions such as the gradual implementation of the output floor or the gradual increase in the risk-weights applied to equity exposures5 5 For the sake of clarity, only the following transitional arrangements are applied: (i) Article 495a(3) and (ii) Article 495e. . Furthermore, the EIB Group front- loaded the implementation of the revised market risk framework, which, due to the nature of the EIB as a banking-book only institution, is limited to capturing foreign exchange risk exposures. Following on from the above, this December 2025 EIB Group Risk Management Disclosure Report (the ‘GRMDR’ or the ‘Report’) has been prepared in line with the corresponding prudential disclosure requirements as set out in Articles 431 to 455 of Part Eight of CRR and the related technical standards, guidelines and opinions of the European Banking Authority (‘EBA’), as applicable to the EIB as BBP. Introduction | 1

The format and headings of most of the quantitative disclosures presented in this report are consistent with the relevant European Commission Implementing Regulation as referred to in this report. Further, in this Report, disclosures reflect the non-applicability or adaptation of certain rules as BBP or non-production of certain templates, as described in section 2.3 below. Accordingly, the EIB Group’s disclosures are not fully comparable with those published by EU credit institutions, financial holding companies and mixed financial holding companies, directly within the subjective scope of CRD/CRR, owing that to the EIB’s status as a supranational institution and an EU body pursuant to the Treaty on the Functioning of the European Union. Adherence to the new disclosure framework and capital requirements resulted in changes to the qualitative and quantitative disclosure formats and contents compared to the previous annual editions of the GRMDR, especially since figures from 2024 reporting periods are based on the previous versions of CRD and CRR. Several changes were integrated in existing or new quantitative templates, as illustrated in section 1.2. These aspects may limit the comparability with previous editions6 6 The EIB Group already published for June 2025 a sub-set of quantitative disclosures, for more details please refer to the June 2025 GRMDR edition available on the EIB website. . The more prominent changes relate to: • the disclosure templates EU CMS1 (“Comparison of modelled and standardised risk weighted exposure amounts at risk level”) and EU CMS2 (“Comparison of modelled and standardised risk weighted exposure amounts for credit risk at asset class level”) that have been newly introduced. These two templates aim to identify the impact of the output floor mechanism by comparing internally modelled and standardised risk-weighted exposure amounts per risk category and exposure class level; • the disclosure template EU CVA1 (“Credit valuation adjustment risk under the Reduced Basic Approach (R-BA)” that is also newly introduced and presented for the first time in this report. It displays the calculated R-BA components of own funds requirements related to credit valuation adjustment risk; • The existing templates EU OV1 (“Overview of total risk exposure amounts”) and EU KM1 (“Key metrics template”) that have been updated to incorporate the changes resulting from the new CRR requirements on risk-weighted exposure amounts and key metrics, such as the output floor and the different regulatory approaches per risk category foreseen. The information provided in this report is unaudited. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures. For the purpose of the certifications foreseen in Articles 435(1)(e) and 431(3) of the CRR, applicable to the EIB on an individual and consolidated basis as BBP, the EIB President confirms that the EIB’s risk management systems are adequate with regard to the institution's profile and strategy and that the disclosures in this report have been prepared in accordance with the EIB’s policies, internal processes, systems and controls. The EIB Group already published for June 2025 a sub-set of quantitative disclosures, for more details please refer to the June 2025 GRMDR edition available on the EIB website. 2 | December 2025 EIB Group Risk Management Disclosure Report

1.1 Executive summary Business strategy and overall risk profile The multiannual EIB Group 2024-2027 Strategic Roadmap, endorsed by the EU Member States in 2024 outlines the eight key priorities and programmes that contribute in closing Europe’s investment gap. The Strategic Roadmap allows the EIB Group to maintain its very high policy relevance. In order for the EIB to keep a strong capital position, the roadmap foresees the maintenance of an appropriate volume of mandates and guarantees from the EU budget. In 2025, the EIB Group completed the first phase of its Strategic Roadmap. Financing amounts and programming of the Group’s activities, including the business mix and the level of higher-risk activities, are subject to the annual Group operational planning process. The EIB Group Operational Plan 2026-2028 (“Group Operational Plan”) defines business targets for 2026 and orientations for 2027 and 2028. It summarises the key priorities and activities to deliver the EIB Group’s strategy for the next three years. It also proposes financing targets using the EIB Group's own and third-party resources. The Strategic Roadmap sets a clear focus for the Group’s priorities until 2027. To implement these, the EIB Group’s public policy goals (PPG) framework, including two transversal objectives and four primary goals, continues to serve as a core planning and eligibility tool for the Group Operational Plan. In March 2025, the EIB Board of Directors approved the introduction of an additional horizontal PPG for Security and Defence. The EIB Group remains watchful that activity levels are both financially sustainable and aligned with the Group’s business model. The Group Operational Plan is deemed financially sustainable from a capital perspective over the long term. The Group’s high credit standing is key to its business model. The EIB Group manages credit, market and liquidity risk in line with its risk appetite and public mission. By pursuing a prudent financial policy, the Bank seeks to generate financial resources organically to support its growth in the long term. The risk appetite is the level of risk that the Group is willing and able to incur in line with the EIB statutory framework, when pursuing its activities in the context of its public mission and objectives. Key to this is the Group’s capacity to provide attractive long-term financing to serve EU objectives across all EU Member States (and beyond in partner countries). A primary pillar of the Group’s business model is the Group’s high credit standing and its status as prime issuer in the capital markets underpinned by the long-term AAA issuer rating from the major credit rating agencies. The Group’s risk appetite, as well as the processes and activities performed by the Group to manage its risk appetite, are formalised in the Group Risk Appetite Framework (‘RAF’) approved by the EIB Board of Directors (BoD). The Group RAF covers the major financial risks and non-financial risks categories. It helps to embed a healthy organisational risk culture within the Group through implementation and monitoring of measurable risk appetite metrics, which are subject to limits and (where applicable) cascaded further down within the Group organisation. The EIB Group 2025 Risk Appetite Statement as included in section 3.2., together with the Update of the Group RAF Policy, were approved by the EIB Board of Directors on 19 June 2025. Introduction | 3

Short and longer-term capital needs of the Group are closely monitored. The EIB Group’s capital position is projected to remain solid over the planning horizon. For a full overview of the key business developments of the Bank’s and the Fund’s activities over the last financial year, please refer to, respectively, the Overview of the EIB Financial Report and the EIF’s Annual Report. For a full overview on financial and business planning of the EIB Group, please refer to the latest EIB Group Operational Plan, available on the EIB website. EIB Global The EIB’s development finance role has moved forward and intensified in recent years through the establishment in 2022 of EIB Global whose goal is to increase the impact of the EIB’s activities outside the European Union aligned with the European Union’s policies and priorities. EIB Global is a dedicated directorate within the EIB, operating under the Bank’s legal framework. It brings together EIB development staff under a dedicated management team. EIB Global has a specific capital allocation provided annually by the EIB Board of Directors under the Group Operational Plan, and benefits from a dedicated Board Advisory Group7 7 The Board Advisory Group on EIB's Global Operations. involving European development stakeholders. It has flexibility to establish its own policies and strategies and develop its own products. EIB Global nonetheless operates fully within EIB Group-wide policies on areas such as risk management, as determined by the EIB Board of Directors. Responding to a rapidly changing geopolitical and geoeconomic landscape, in 2025 the EIB Board of Directors approved a new EIB Global strategic orientation which sets out how it will strengthen the EU’s role as a reliable and influential partner worldwide. Most of EIB Global’s outstanding portfolio is covered by guarantees from the European Union or from the EU Member States in the form of either comprehensive guarantees, political risk guarantees or other guarantees. Under the current EU long-term budget (Multiannual Financial Framework 2021- 2027), EIB Global’s business implementation continues to rely on a mix of EU guarantees under the NDICI-Global Europe and third-party funds, allowing to de-risk the EIB portfolio. These guarantees are complemented by lending from EIB Global’s own risk facilities. EIB Group’s support for Ukraine Since 2014, the Bank has stopped its lending activities in Russia, consistent with the overall objectives of EU common foreign and security policy, including applicable sanctions. Moreover, the Bank has compliance controls and procedures in place, including a dedicated Sanctions Compliance Programme, aiming to ensure that its activities, including those that may involve Russia, comply with all applicable sanctions. Since the start of Russia’s invasion in 2022 and with the support of the European Commission, the EIB has provided in total over EUR 4 billion in emergency relief and project support to Ukraine. 7 The Board Advisory Group on EIB's Global Operations. 4 | December 2025 EIB Group Risk Management Disclosure Report

In 2025, the EIB Group and the European Commission signed a strategic EUR 2 billion guarantee agreement as part of the EU’s Ukraine Facility. This guarantee enables the EIB to invest in critical public sector projects that strengthen essential infrastructure and ensures the continued delivery of vital services for Ukrainian citizens. This guarantee agreement is covered by the Ukraine Investment Framework (UIF), as part of the Ukraine Facility. The UIF is composed of guarantees and grants for European and other development finance institutions. 2025 also saw the implementation of the EU for Ukraine (EU4U) initiative, approved by the EIB’s Board of Directors in 2023, including new signatures and approvals under the EU4U Fund, impact finance investments, investment grants or interest rate subsidies. In 2025, the EIB Group, together with the European Commission, also advanced the EU Ukraine Export Credit Guarantee Facility under InvestEU, providing a pan-European risk-sharing instrument to support EU companies trading with Ukraine and agreements that were signed with export credit agencies in ten EU Member States. The EIB remains committed to supporting Ukraine’s recovery and reconstruction through the financing of critical economic and social infrastructure. These operations aim to strengthen the country’s resilience while supporting its path towards integration into the European Union. As detailed in the Overview of the EIB Financial Report, the EIB’s disbursed exposure in Ukraine is predominantly covered by EU Comprehensive Guarantees and EU Political Risk Guarantees under the EU External Lending Mandate. Quality of the EIB loan portfolio The overall asset quality of the EIB’s loan portfolio is deemed stable in 2025. Preserving the quality of the Bank’s loan portfolio is enabled mainly by a comprehensive due diligence process, adequate lending structures and security, and standard protective clauses included in loan agreements. In addition, the Bank has established a loan portfolio monitoring framework allowing for timely risk management. Credit enhancements are largely in the form of portfolio guarantees from EU sovereigns, the EU budget, investment-grade banks and corporates and high-quality financial collateral and assignment of rights or pledges. As regards the Middle East situation, the EIB is continuously assessing its portfolio in view of heightened geopolitical risks, particularly those arising from the recent military escalation in the Gulf region. While it is too early to assess long-term implications for the overall loan portfolio, the evolving market conditions and sector-specific pressures are being closely monitored. Climate and sustainability In 2020, the EIB Group developed the EIB Group Climate Bank Roadmap (CBR) 2021-2025 to put its new climate, environmental and social goals into action. Under the CBR, the EIB Group aims to build on its past successes and solidify its role as the climate bank, in alignment with the Strategic Roadmap which sets a clear focus for the Group’s priorities until 2027. The Strategic Roadmap identified the consolidation of the Group’s role as the climate bank as the foremost strategic priority. Introduction | 5

In 2025, the Group therefore advanced this agenda by presenting the second phase of its CBR, which will steer its support for climate action and environmental sustainability over the 2026–2030 period. With respect to climate adaptation, the second phase of the CBR introduces a new cumulative target of EUR 30 billion for climate resilience by 2030. The EIB Water Resilience Programme, launched in July 2025 with the goal to mobilise EUR 40 billion over the next three years, will contribute to this adaptation target and increase access to clean and safe water and resilience of communities worldwide to changing climate, strengthening the competitiveness of the EU water sector. In 2025, the EIB Group also introduced its new Energy Sector Orientation for 2026-2030, outlining the strategic direction for the EIB Group’s energy-related financing activities. In addition, during the year, the EIB also introduced new Environmental, Climate and Social Due Diligence Procedures, which operationalise the EIB’s Environmental and Social Sustainability Framework by outlining the Bank’s approach to assessing, managing and monitoring environmental, climate and social risks and impacts throughout the project cycle. The EIBG upholds transparency and accountability by proactively publishing information about its projects and activities, engaging regularly with a broad spectrum of stakeholders and providing diverse reporting on its climate implementation on the EIB website. The EIB Group also reports annually on progress in implementing its 2021-2025 Climate Bank Roadmap. Moreover, in 2025, the EIB Group issued for the first time a single, fully integrated sustainability report. All reports are available on a dedicated page on the Bank’s website. Additional information on the EIB Group’s climate and sustainability actions may be found in Chapter 12 of this report. Group Operational Plan The 2026-2028 Group Operational Plan was approved by the EIB’s BoD in December 2025 in line with the Statutes and Rules of Procedures of the Bank. It summarises the major financing activities to deliver the Group’s Strategic Roadmap. The financing programme for the EIB Group activities of the EIB and the EIF has been defined to optimise additionality and impact whilst ensuring the Group maintains a longer-term financial sustainability. Higher-risk activities will continue to be a significant contributor to the EIB Group financing programme. The continued efficient use of mandates and public guarantees will be indispensable for maintaining and expanding the Group’s investment volumes and risk profile. while safeguarding the EIB’s top credit rating. This is essential for enabling the EIB Group to take on higher risks, maintain strong financial leverage, and maximise impact while preserving financial soundness. Further details on the Group Operational Plan approved are available on the EIB website. EIB’s and EIF’s credit ratings The Bank’s high and resilient credit rating is a core feature of the business model and facilitates broad and deep investor support, even in times of turbulence. The EIB retains a ‘AAA’ rating with a ‘Stable’ outlook from the three major credit rating agencies (Fitch, Moody’s and S&P). 6 | December 2025 EIB Group Risk Management Disclosure Report

The rating continues to be supported by the Bank’s central EU policy role, strong capitalisation, the high asset quality and performance of the loan portfolio, robust funding strategy and liquidity, access to European Central Bank refinancing facilities and strong risk management framework. The EIF’s AAA rating and stable outlook were also affirmed by the three major credit rating agencies. The agencies recognise the EIF’s excellent capitalisation, robust shareholder support and strong liquidity. 1.2 Changes during the year The adoption of CRR III resulted in a significant improvement of the Group’s Common Equity Tier 1 (CET1) ratio at 1 January 2025 by +12.7% (of which +7.0% related to EIB specific BBP adaptations and non-applications approved by the BoD, in line with the applicable EIB BBP Guiding Principles). The specific BBP adaptations/non-applications within the context of the adoption of CRR III – when and where relevant – are referenced throughout the disclosures contained in this Report. The most significant changes that occurred during the year, notably stemming from the adoption of CRR III, were the following8 8 For further details, please refer to the respective templates and related explanations. It is noteworthy to mention that, with respect to operational risk, the revised requirements as published by the Basel Committee on Banking Supervision (BCBS) had also already been implemented ahead of their entry into force and were revisited to ensure alignment with CRD VI/CRR III. : • The EIBG opted to apply the output floor fully phased-in, at 72.5%, without applying the transitional provisions that would allow a more gradual absorption of any potential impact originating from the floored difference between standardised and modelled, or more advanced, risk exposure amounts calculations. • For significant asset classes (financial institutions, corporates, project finance, regional governments and local authorities, public sector entities and sovereigns), the application of a credit conversion factor (CCF) of 40% for committed off-balance sheet exposures, the removal of the scaling factor of 1.06 and the application of the Foundation Internal Ratings-based Approach (F-IRB) LGD of 40% for corporates contributed to the improvement of the Group’s CET1 ratio; • Equity exposures mandatorily transitioned to the standardised approach (SA) for credit risk, following CRR III provisions – specifically, a 250% risk weight (applicable to long-term equity exposures)9 9 Apart from historical and strategical equity exposures covered by the grandfathering provision contained in the transitional arrangements of Article 495a(3) of the CRR. was applied to equity exposures given the institutional nature of the Group as a long-term equity investor (that is, evidencing a long-term holding intent). Additionally, the possibility to deduct exposures towards collective investments undertakings (CIUs) risk- weighted at 1250% was implemented. Both changes had significant positive impacts on the Group’s CET1 ratio; • In addition, the Group has opted – as per an adaptation approved in line with its BBP framework – to deduct from CET1 capital certain exposures to CIUs and securitisations attracting a risk weighting of less than 1250% (effectively expanding the deductions allowed under Article 36 from CET1 items to exposures treated with lower risk weights under those asset classes). This led to a decrease of both the Group’s total risk-weighted exposure amounts (RWEA) and of its CET1 capital; 8 For further details, please refer to the respective templates and related explanations. It is noteworthy to mention that, with respect to operational risk, the revised requirements as published by the Basel Committee on Banking Supervision (BCBS) had also already been implemented ahead of their entry into force and were revisited to ensure alignment with CRD VI/CRR III. 9 Apart from historical and strategical equity exposures covered by the grandfathering provision contained in the transitional arrangements of Article 495a(3) of the CRR. Introduction | 7

- Insurance, reinsurance and monoline companies, under the flexibility granted by CRR III for reverting to simplified approaches for regulatory capital calculations, are also now treated under the Standardised Approach for credit risk.
- As to the approaches allowed for Credit Valuation Adjustment (CVA) risk, the Group decided to implement the Reduced Basic Approach – meaning, a Basic Approach where eligible hedges are not recognised;
- Finally, on what concerns the regulatory capital charge for its exposures subject to foreign exchange risk, the EIBG has already adopted the Alternative Standardised Approach for market risk capital calculations, ahead of the entry into force of CRR III market risk rules[10].

1.3 Key risk metrics

Template EU KM1 — Key metrics template

The template below provides key metrics on capital and liquidity regulatory requirements pursuant to Article 447 of the CRR. These metrics form part of the Group's overall risk management across individual risk types, in addition to the Group's specific internal risk metrics, and consequently are integrated across the strategic planning, risk appetite framework, stress testing framework and risk reporting processes.

Disclosure requirements related to the outcome of the Supervisory Review and Evaluation Process (SREP) are not included in the template as those are not applicable to the EIB.

		a	c	e
	Amounts are in EUR million, unless otherwise indicated	31.12.2025	30.06.2025	31.12.2024
	Available own funds (amounts)			
1	Common Equity Tier 1 (CET1) capital	74,038	75,510	82,086
2	Tier 1 capital	74,038	75,510	82,086
3	Total capital	74,038	75,510	82,086
	Risk-weighted exposure amounts			
4	Total risk exposure amount	178,415	171,065	267,503
4a	Total risk exposure pre-floor	178,415	171,065	
	Capital ratios (as a percentage of risk-weighted exposure amount)			
5	Common Equity Tier 1 ratio (%)	41.50%	44.14%	30.69%
5b	Common Equity Tier 1 ratio considering unfloored TREA (%)	41.50%	44.14%	
6	Tier 1 ratio (%)	41.50%	44.14%	30.69%
6b	Tier 1 ratio considering unfloored TREA (%)	41.50%	44.14%	
7	Total capital ratio (%)	41.50%	44.14%	30.69%
7b	Total capital ratio considering unfloored TREA (%)	41.50%	44.14%	
	Combined buffer requirement (as a percentage of risk-weighted exposure amount)			
8	Capital conservation buffer (%)	2.50%	2.50%	2.50%
EU 8a	Conservation buffer due to macro-prudential or systemic risk identified at the level of a Member State (%)	0.00%	0.00%	0.00%

[10] Stemming from the BCBS fundamental review of the trading book (FRTB) reforms. This approach is expected to be applied by EU commercial banks as of 1 January 2027.

8 | December 2025 EIB Group Risk Management Disclosure Report

	Amounts are in EUR million, unless otherwise indicated	a 31.12.2025	c 30.06.2025	e 31.12.2024
9	Institution specific countercyclical capital buffer (%)	0.77%	0.70%	0.66%
	Buffer for systemic relevance (self-imposed)[11]	0.00%	0.00%	0.00%
11	Combined buffer requirement (%)	3.27%	3.20%	3.16%
EU 11a	Overall capital requirements (%)	11.27%	11.20%	11.16%
	Leverage ratio			
13	Total exposure measure	656,196	678,013	674,701
14	Leverage ratio (%)	11.28%	11.14%	12.17%
	Leverage ratio buffer and overall leverage ratio requirement (as a percentage of total exposure measure)			
EU 14e	Overall leverage ratio requirement (%)	3.00%	3.00%	3.00%
	Liquidity Coverage Ratio[12]			
15	Total high-quality liquid assets (HQLA) (Weighted value - average)	53,840	55,006	53,530
EU 16a	Cash outflows – Total weighted value	35,165	34,676	35,592
EU 16b	Cash inflows – Total weighted value	36,061	32,582	28,187
16	Total net cash outflows (adjusted value)	8,791	8,820	9,863
17	Liquidity coverage ratio (%)	617.98%	627.19%	563.01%
	Net Stable Funding Ratio			
18	Total available stable funding	470,226	476,264	465,921
19	Total required stable funding	388,010	375,052	380,699
20	NSFR ratio (%)	121.19%	126.99%	122.39%

- The Group's capital position decrease compared to end of previous year was driven by the impact of adoption of CRR III as applicable to the EIB Group as BBP, partially offset by the 2025 net surplus of EUR 2.9 billion (2024: EUR 3.0 billion).

11 In line with the outcome of EIB Group's annual self-assessment process designed to measure its relevance for the global financial system and carried-out in accordance with the applicable BBP provisions, the self-imposed buffer for systemic relevance was released since 2024.

12 Figures related to the Liquidity Coverage Ratio are reported as averages over the last 12 months.

Introduction | 9

Total risk-weighted exposure amounts (RWEA)

- The Group's total RWEA of EUR 178.4 billion (2024: EUR 267.5 billion) comprise the following:

Table 1: Breakdown of total RWEA

Amounts in EUR billion	**31.12.2025**	**31.12.2024**
Credit risk[13]	149.3	208.1
Counterparty credit risk[14]	2.2	2.4
Credit valuation adjustments risk[15]	2.9	5.5
Securitisation exposures[16]	13.3	41.3
Market risk	1.5	1.7
Operational risk	9.3	8.6
Total	**178.4**	**267.5**

- The decrease in RWEA in 2025 was mainly driven by the implementation of CRR III, as applicable to the EIB Group as BBP, most notably due to the combined possibility of deducting exposures towards CIUs risk-weighted at 1250% and an approved adaptation that allowed effectively expanding the allowed deductions under Article 36 of the CRR, from CET1 items, to exposures treated with lower risk weights for both the CIUs and securitisation asset classes.
- The introduction of the output floor did not impact the RWEAs of the Group as of end-2025 (as it can also be noted in templates OV1 and CMS1).

The relative share of the RWEA by risk category is presented below:

[13] This excludes exposures to CIUs deducted from CET1 attracting a risk weight of 1250%, in line with Article 36(1)(k) of the CRR and also, in line with its approved BBP Framework, deduction of exposures to certain CIUs that would have been risk-weighted at less than 1250%. The total amount of exposures to CIUs deducted from own funds stood at EUR 7,172 million (no deductions at the end of 2024), as shown in row EU-27a of Template CC1.

[14] Excluding credit valuation adjustments (CVA).

[15] Comparative numbers for credit valuation adjustment risk-weighted exposure amounts as of 31.12.2024 have been reclassified into a separate row to align with the presentation structure as of 31.12.2025.

[16] This excludes exposures to securitisations deducted from CET1 attracting a risk weight of 1250%, in line with Article 36(1)k of the CRR and also, in line with its approved BBP Framework, for deductions of certain exposures to securitisations that would have been risk-weighted at less than 1250%. The total amount of securitisation exposures deducted from own funds amounted at end-2025 to EUR 4,607 million (EUR 619 million at the end of 2024), as shown in row EU-20a of Template CC1.

10 | **December 2025 EIB Group Risk Management Disclosure Report**

Figure 1: EIB Group’s RWEA share by risk category (in %) CET1 capital ratio As at 31 December 2025, the Group’s CET1 capital ratio increased to 41.50% compared to 30.69% at the end of 2024. The increase in the Group’s CET1 ratio is largely due to the positive impact of the adoption of CRR III, partially offset by the delivery of new equity business at a higher risk and new lending volumes. The ratio’s increase is further explained by the waterfall chart below. Figure 2: Drivers of the EIB Group’s CET1 ratio evolution in 2025 Operational Market CVA Counterparty credit Securitisations Credit Introduction | 11

2 BASIS OF PREPARATION

2.1 Scope of consolidation

The institutions included in the EIB Group for prudential consolidation are the European Investment Bank (consolidating entity) and the European Investment Fund, which is fully consolidated.

Disclosures of the European Investment Fund's risk-taking activities and management processes are presented proportionally to the risk materiality of the Fund within the EIB Group or are omitted where the risk is considered not material (on the basis of Article 432 of the CRR). The scope of prudential and accounting consolidation is the same.

Template EU LI3 — Outline of the differences in the scopes of consolidation (entity by entity)

a	b	c	d	e	f	g	h
Name of the entity	Method of accounting consolidation	Method of regulatory consolidation					Description of the entity
		Full consolidation	Proportional consolidation	Equity method	Neither consolidated nor deducted	Deducted	
European Investment Bank	*Full consolidation*	*X*					*Multilateral Development Bank (MDB)*
European Investment Fund	*Full consolidation*	*X*					*Multilateral Development Bank (MDB)*

2.2 Reconciliation with financial statements

Additional information with relevance for this report may be found in the EIB Financial Report 2025, including the EIB statutory financial statements under EU Accounting Directives ('EU-AD') and the EIB Group consolidated financial statements under EU-AD and International Financial Reporting Standards (IFRS). The Group Risk Management Disclosure Report should be read in conjunction with the EIB Group consolidated financial statements under EU-AD, unless specified otherwise.

Moreover, the quantitative information in this report, as well as the underlying data, have been reconciled with the EIB Financial Report 2025, where possible.

Note, however, that some measures presented in this report differ significantly from those in the financial statements in terms of methodology (such as exposure at default as opposed to the book value of a loan or accounting vs. regulatory treatment of specific provisions). Therefore, comparing the risk measures of this report to accounting measures in the financial statements is not always relevant and/or meaningful.

The following table presents a high-level reconciliation between the EIB Group consolidated balance sheet prepared under EU-AD and the regulatory Exposures at Default (EAD)[17] subject to credit risk and counterparty credit risk and before applying the relevant securitisation treatment.

---

17 EAD before credit risk mitigation (CRM) substitution and after CCF.

12 | December 2025 EIB Group Risk Management Disclosure Report

Table 2: Summary reconciliation of accounting assets and regulatory capital exposures

Amounts are in EUR million	On-balance sheet amounts	Off-balance sheet amounts	Fair value of derivatives	Exposure at default adjustment	Credit conversion factors	Deductions	Regulatory EAD (net of deductions)
Cash and balances with central banks	258	-	-	-	-	-	258
Deposits and reverse repos	36,265	-	-	1,145	-	-	37,410
Treasury bills and debt securities	33,470	-	-	262	-	-	33,732
Loan substitutes and Cash ABS	19,908	-	-	18	-	-994	18,932
Loans and advances	437,878	133,563	-	-8,087	-63,383	-70	499,900
Provisions	-701	-	-	701	-	-	-
Shares and variable-yield securities	13,831	14,714	-	-1,874	-242	-7,172	19,258
Tangible and intangible assets	613	-	-	-	-	-156	457
Other assets	406	-	-72	520	-	-	854
Prepayments and accrued income	12,510	-	-8,291	-2,722	-	-	1,497
Derivatives	-	-	-2,829	9,735	-	-	6,906
Guarantees issued	-	36,233	-	6,295	-3,786	-3,542	35,199
Total	**554,439**	**184,511**	**-11,192**	**5,993**	**-67,412**	**-11,934**	**654,404**

The most material intra-Group transactions impacting the risk profile of the Bank are associated with the EIB's strategic shareholding in the EIF (EIB share as of 31.12.2025 amounting to EUR 1,579 million of paid-in capital and EUR 3,518 million of uncalled capital) and the guarantee portfolio of the Bank under which the EIB has provided counter-guarantees to the EIF (totalling EUR 13,423 million as of 31.12.2025) primarily in relation to the Fund's securitisation activity and in the context of the Pan-European Guarantee Fund (EGF).

For more detailed information on intra-Group and related party transactions, please refer to Note X "Related party transactions" of the EIB statutory financial statements under EU-AD.

2.3 Disclosure criteria

In order to clarify and reinforce the EIB's BBP framework, the EIB's Board of Governors ('BoG') approved the EIB's BBP Guiding Principles. The BBP Guiding Principles is a high-level document, defining the overall principles and the general scope of banking rules and guidelines applicable to the EIB as BBP. It also sets forth assessment criteria aimed at determining the rules which do not fully or partially apply, or which are adapted due to the specific features, nature, policy, mission, tasks and governance structure of the Bank. The BBP Guiding Principles are regularly reviewed by the EIB's governing bodies and are available on the EIB's official website.

According to the "Disclosure and transparency" principle: "The Bank shall, where appropriate, publish information that is easily accessible and fairly reflects its financial condition, performance, risk exposures, risk management strategies and corporate governance policies and processes."

Basis of preparation | 13

In applying the BBP Guiding Principles, the Bank shall implement and follow EU legislative acts and guidelines applicable for commercial banks except for those rules, or parts of them, which are adapted or which the Bank does not fully or partially apply, based on the internal assessment mentioned above. The Bank may also determine the implementation date from which it shall follow such rules. When the Bank follows adapted rules or does not apply certain provisions, where appropriate, mitigating measures in line with the Bank’s public policy nature and mission are enacted. Adaptations and exemptions follow a strict internal assessment procedure and are approved by the EIB’s BoD, following consultation with the EIB’s Audit Committee. The EIB shall apply the BBP Guiding Principles on an individual basis. In addition, the EIB, as a majority shareholder of the EIF and within the powers provided to the majority shareholder by the EIF statutory framework, shall: • seek to ensure that certain quantitative prudential requirements are met on a consolidated basis; • seek to ensure that the EIF implements sound internal policies, procedures and practices required for compliance with certain qualitative prudential and non-prudential requirements on a consolidated basis consistently and in an adequately integrated manner with the EIB. Disclosures with regard to the EIB’s fully consolidated subsidiary, the EIF, are subject to the proportionality of the EIF’s risk in the context of the Group and may be omitted on the grounds of immateriality, as appropriate. The EIB Group has not identified information to be omitted for proprietary or confidentiality reasons. The GRMDR has been prepared in compliance with the prudential disclosure requirements, as described above in Chapter 1. The implementation of the full extent of disclosures compatible with the EIB’s specificities is enhanced in this year’s edition and will be completed gradually over the next periods, thus reflecting the lack of relevance, non-applicability or non-production of certain templates, as follows: 14 | December 2025 EIB Group Risk Management Disclosure Report

- Non-relevance of certain templates due to the Group's business model, activities or the scope criteria of the template itself:

	Template	Justification
Regulatory capital	**EU INS1** – Insurance participations	The EIB Group has no participation in insurance companies.
	EU INS2 – Financial conglomerates information on own funds and capital adequacy ratio	The EIB Group is not part of a financial conglomerate.
	EU CR10.1-4 – Specialised lending and equity exposures	The EIB Group does not have any specialised lending under the slotting approach.
	EU CCR6 – Credit derivatives exposures	The EIB Group does not make use of credit derivatives.
	EU CCR7 – RWEA flow statements of CCR exposures under the IMM	The EIB Group does not use the Internal Model Method (IMM) for calculating counterparty credit risk (CCR) capital charge.
	EU SEC2 – Securitisation exposures in the trading book	The EIB Group does not have a trading book.
	EU MR2 – Market Risk under the alternative internal model Approach (A-IMA)	The EIB Group does not use the alternative internal model Approach (A-IMA) for calculating market risk regulatory capital charge.
	EU MR3 – Market Risk under the simplified standardised Approach (S-SA)	The EIB Group does not use the simplified standardised Approach (S-SA) for calculating market risk regulatory capital charge.
	EU CVA2 – Credit valuation adjustment risk under the Full Basic Approach	The EIB Group does not use the Full Basic Approach for calculating own funds requirements for credit valuation adjustment risk.
	EU CVA3 – Credit valuation adjustment risk under the Standardised Approach	The EIB Group does not use the standardised approach for calculating own funds requirements for credit valuation adjustment risk.
	EU CVA4 – RWEA flow statements of credit valuation adjustment risk under the Standardised Approach	
	EU CAE1 – Exposures to crypto-assets	The EIB Group has not entered into any of the different types of exposures to crypto-assets.
Asset quality	**EU CR2a** – Changes in the stock of non-performing loans and advances and related net accumulated recoveries	These templates should only be disclosed by credit institutions whose NPL ratio is above 5%.
	EU CQ2 – Quality of forbearance	
	EU CQ6 – Collateral valuation – loans and advances	
	EU CQ7 – Collateral obtained by taking possession and execution processes	The template is not relevant to the Group as there has been no repossession of collateral in the recent past.
	EU CQ8 – Collateral obtained by taking possession and execution processes – vintage breakdown	
Remuneration	**EU REM2** – Special payments to staff whose professional activities have a material impact on institutions' risk profile (identified staff)	The Group does not provide the type of remuneration covered in these templates.
	EU REM3 – Deferred remuneration	
	EU REM4 – Remuneration of EUR 1 million or more per year	The Group does not have any staff identified as a high earner as per the CRR definition (individuals remunerated EUR 1 million or more per financial year).
ESG	**EU ESG 2** – Banking book – Indicators of potential climate change transition risk: Loans collateralised by immovable property – Energy efficiency of the collateral	Immovable property collateral held by the EIBG is immaterial.

Basis of preparation | 15

• Partial non-applicability of templates framed by the EIB’s BBP Guiding Principles – certain templates were adapted by omitting/changing certain lines/columns to take into account the EIB's nature, policy mission, specific tasks, governance structure and business model18 18 For instance, the data used to populate the disclosure templates are based on the statutory or consolidated accounts which are produced under EU-AD accounting standards. Consequently, certain parts of the templates designed to capture IFRS specific accounting elements/concepts are not applicable. .. Where applicable, certain data in the templates may also be omitted in case of data unavailability/ongoing implementations. • Non-production of entire templates due to ongoing data enhancements or implementation efforts and/or ongoing assessment of BBP applicability in line with BBP Guiding Principles: EU LI1 – Differences between accounting and regulatory scopes of consolidation and mapping of financial statement categories with regulatory risk categories EU LI2 – Main sources of differences between regulatory exposure amounts and carrying values in financial statements EU LR1 – LRSum: Summary reconciliation of accounting assets and leverage ratio exposures EU CCR5 – Composition of collateral for CCR exposures EU CR3 – CRM techniques overview: Disclosure of the use of credit risk mitigation techniques EU CR8 – RWEA flow statements of credit risk exposures under the IRB approach EU ESG 3 – Banking book — Indicators of potential climate change transition risk: Alignment metrics EU ESG 6 – Summary of GAR KPIs EU ESG 7 – Mitigating actions: Assets for the calculation of GAR EU ESG 8 – GAR (%) 18 For instance, the data used to populate the disclosure templates are based on the statutory or consolidated accounts which are produced under EU-AD accounting standards. Consequently, certain parts of the templates designed to capture IFRS specific accounting elements/concepts are not applicable. 16 | December 2025 EIB Group Risk Management Disclosure Report

2.4 Frequency, extent and means of disclosures The content of the disclosures in this report follows the one specified in Article 433a of the CRR for large institutions on what concerns annual disclosures, as BBP as applicable to the EIBG. As an adaptation following its BBP Guiding Principles available on the EIB’s official website, the EIB Group discloses information on a semi-annual basis compared to the quarterly frequency provided for by the CRR for large institutions. The disclosures are published as soon as practically possible after publication of the respective consolidated financial statements under EU-AD. The current and all previous GRMDRs are available on the EIB’s website. 2.5 Disclosure policy The GRMD Report is prepared in accordance with the applicable disclosure policy disciplining the EIB Group’s approach for applying risk management best practice public disclosure requirements, as applicable to the EIB Group, the approval process and governance of preparation of disclosure. 2.6 Approval process This report and its external publication have been approved by the EIB’s BoD on the basis of a proposal by the EIB’s Management Committee (‘MC’) and upon the recommendation of the EIB Board Committee on Risk Policy (hereinafter ‘RPC’ or ‘Risk Policy Committee’). In parallel to the EIB’s BoD, the report is also distributed for information and discussion to the EIB’s Audit Committee (‘AC’). Any AC recommendations thereon are taken into account for the next reporting iteration. The general approval process of this report entails thorough consultation with the EIF and the participation of its representatives in the main steps of the process, notably in the discussions and approvals at the level of the EIB’s governing bodies. Basis of preparation | 17

3 GOVERNANCE AND RISK MANAGEMENT This chapter provides an overview of the EIB Group’s risk governance structure, outlining the key roles and responsibilities regarding risk-taking and oversight in the Group, as well as its key governance arrangements. 3.1 Risk management structure and organisation Both the EIB and the EIF have established their risk management functions responsible for risk management on an institutional level and in respect of financial and non-financial risks. Each EIB Group entity has defined specific risk management policies, procedures and controls in line with the Group Risk Management Charter (‘GRMC’) and any applicable Group risk management policies, described below. Group Risk Management Charter and Framework The GRMC codifies the sound principles-based approach to risk management to ensure that Group risks are managed in an effective and consistent manner and defines the Group Risk Management Framework (‘GRMF’). The GRMF, extending across all relevant business lines of the EIB Group, aims to fully recognise the economic substance of all EIB Group risk exposures and to enable the Group to make fully informed decisions on risk-taking. The GRMC sets out the key principles of the GRMF aimed at ensuring that all Group risks are overseen and managed in an effective and consistent manner. The GRMC applies on an individual basis and on a consolidated basis, which means the situation as if the EIB formed together with its subsidiaries (entities controlled by the EIB) a single entity (“on a consolidated basis”). The procedural and organisational aspects are implemented by GRMC implementing provisions, approved by the EIB and the EIF. The following principles, as defined by the GRMC, are the fundamentals of the Group Risk Management Framework and shall be adhered to at all times: • Risk culture: The Group promotes a sound risk culture in the performance of its activities. • Best banking practice: The Group operates in adherence to the best banking practice applicable to it. • Risk appetite framework: Risk awareness and sustainability of the business model of the Group are supported by the application of the Group Risk Appetite Framework (Group RAF). • Risk management policies, procedures, risk limits and controls: The EIB as the parent entity sets and oversees risk management policies, procedures, risk limits and controls related to Group risks and commensurate with the entities’ respective statutes and activities, in compliance with the principles of the Charter. • Proactive, adaptive and ongoing risk management: Each institution continuously identifies, assesses, measures, monitors, mitigates and reports risks inherent to its activities. • Capital and liquidity adequacy: Strategic decision-making shall be supported by a comprehensive and forward-looking view of the Group’s capital and liquidity resources in relation to its risk profile and operating environment. 18 | December 2025 EIB Group Risk Management Disclosure Report

• Information exchange, risk reporting and data aggregation: Appropriate arrangements shall be in place to enable the exchange and aggregation of information and data across the Group for the purposes of sound and effective risk management. Organisational structure functions The EIB Group Risk and Compliance Directorate (‘GR&C’) is responsible for both financial risks and non-financial risks relating to the EIB Group’s business. The Directorate independently identifies, assesses, monitors and reports on the risks to which the Group is exposed in its capacity as an independent second line of defence. GR&C is split into a risk function (GR&C-RM) covering three risk departments, and a compliance function (GR&C-OCCO) covering the Group Compliance and Integrity department and the Group Non-Financial Risk department as per Figure 3 below. The GR&C is headed by the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group risks to the EIB Management Committee under the oversight of the MC member in charge of risk. The GCRO participates in all MC meetings relating to matters within his/her terms of reference and relevant meetings of the other EIB governing bodies. In particular, the GCRO has direct access to the Risk Policy Committee of the EIB’s BoD and can write directly to and communicate with the EIB’s BoD on any matter of their field of attribution. Furthermore, the GCRO is invited to relevant meetings of the EIF’s BoD and has direct access to the EIF’s Chief Executive and Deputy Chief Executive. The GCRO also meets regularly with the EIB Audit Committee and is invited to meet with the EIF Audit Board. The Group Chief Compliance Officer (‘GCCO’) is responsible for independent oversight of compliance risk and a number of non-financial risks at Group level, in consultation with the EIF and under oversight of the GCRO, ensuring identification, assessment and measurement of the Group’s compliance risks and monitoring of these risks. Without prejudice to the responsibilities of the GCRO, the EIB Compliance function, headed by the GCCO, has direct access to the President, the MC, the AC as well as the Ethics and Compliance Committee. The detailed EIB GR&C and EIF RO organisational structure is set out in the figures below to divisional level. Governance and risk management | 19

Figure 3: Organisational structure of the EIB Group Risk and Compliance Directorate The EIF ensures appropriate risk identification and management through its Risk Office (see figure below for the structure of the EIF’s Risk Office), which is responsible for measuring and managing the main risk types of the Fund and ensuring compliance with its BMP. The EIB as the parent entity of the Group is responsible for exercising oversight of Group risks, while respecting the statutory, legal and governance requirements that apply to the Group’s entities individually. Figure 4: Organisational structure of the EIF Risk Office 20 | December 2025 EIB Group Risk Management Disclosure Report

3.2 Risk management framework Group Capital Management Below are described the main components of the overall EIB Group Capital Management cycle integrated into the EIB GRMF. Figure 5: EIB Group Capital Management cycle Group Internal Capital and Liquidity Adequacy Assessment Process As part of the BBP framework applicable to the EIB, the EIB has established a Group Internal Capital Adequacy Assessment Process (‘ICAAP’) and a Group Internal Liquidity Adequacy Assessment Process (‘ILAAP’). The ICAAP/ILAAP are key elements of the Supervisory Review and Evaluation Process (SREP) required under Pillar II of the Basel III framework, further transposed into the CRR and applicable to regulated banks. Although the EIB Group is not subject to the SREP process, the ICAAP/ILAAP internal processes are considered applicable, as BBP, to the EIB Group. The ICAAP/ILAAP are reviewed as part of the internal Review and Evaluation Process (REP), in accordance with the Review and Evaluation Process Guiding Principles approved by the BoD. The ICAAP/ILAAP are internal processes assessing the capital and liquidity adequacy of an institution, designed to be proportionate to the nature, scale and complexity of the activities of a financial institution. In alignment with the BBP, the EIB Group has established effective and comprehensive strategies and processes, to ensure that the Group maintains adequate capital levels commensurate with the nature and level of the risks to which it is exposed. The ICAAP is an integral part of the overall risk management framework as it supports the EIB Group’s strategic decision-making and ensures that the institution maintains adequate capitalisation on an ongoing basis and operates within its Group risk appetite. Determining minimum capital requirements for the Group (including for selected material risks) and assessing capital adequacy under point in time and forward looking perspectives (stress testing) Defining risk appetite, determining capital buffers, setting limits for capital metrics based on ICAAP Governance and recovery options to address breaches of risk appetite limits and recovery triggers Forward-looking allocation of capital to business lines wit hin RAF limits Determining business strategy and delivery of business objectives within constraints of Capital Plan Informing management about the actual and projected evolution of risk metrics, highlighting deviations from planning Governance and risk management | 21

An annual risk identification and assessment process, which is part of the ICAAP and ILAAP, ensures that the Group identifies all of the risks to which it is exposed in the pursuit of its business. The Group subsequently assesses the identified risks in terms of materiality and incorporates the relevant material risk types into stress testing and provides for capitalisation and liquidity buffers, as needed. The EIBG’s ICAAP covers the Group and its constituent entities and provides for these an overview of the capital adequacy assessment across relevant solvency metrics from a point-in-time and forward- looking perspective, over a five-year horizon, under both baseline and adverse scenarios. In this light, it aims to identify and assess the potential vulnerabilities of the EIBG’s capitalisation in a timely fashion, drawing practical conclusions and measures to ensure that the EIB Group’s own funds remain adequate in relation to the risks to which it is exposed. The EIB Group ICAAP provides insight into the Group´s strategic decision-making through the Group OP process and within the GRMF. The Group ILAAP process is described in greater detail under section 9.2. The governance process regarding the approval of the Group ICAAP is similar to that of the Group Risk Management Disclosure report described in section 2.6 and in line with the Group risk approval process. Upon the recommendation of the RPC, the BoD ultimately approves the Group ICAAP/ILAAP documents annually. The Group ICAAP/ILAAP documents are also distributed for information and discussion to the EIB’s AC. Additionally, the Group ILAAP is submitted to the Central Bank of Luxembourg (‘BCL’). Any AC or BCL recommendations are taken into account for the next reporting iteration. In line with the applicable regulations and the three-lines-of-defence model applied by the EIB Group, the Group ICAAP/ILAAP processes are subject to an annual review by Internal Audit. The internal models, which provide input into the processes, are regularly validated in line with the EIB Group’s applicable policy. Group Risk Appetite Framework The EIB Group’s risk appetite is articulated in the Group Risk Appetite Statement (‘Group RAS’) document, which communicates to management, the oversight bodies of all Group entities, employees and other key stakeholders (such as in public disclosures), the risk profile the EIB Group is willing to assume in the pursuit of its strategy. The main building blocks through which the Group RAS is derived and embedded are listed below: • Stakeholders’ expectations, Statute and public mission; • Strategy and business models of the Group entities; • Risk Identification process; • Risk Appetite Statement. 22 | December 2025 EIB Group Risk Management Disclosure Report

The Group’s risk appetite setting process starts by identifying its main stakeholders and their respective expectations. Subsequently, the process entails the assessment of the Group entities’ long- term policy objectives and business models in conjunction with the identification and assessment of the main risk categories to which the Group is exposed, which subsequently is articulated into the Group RAS and to the related risk metrics. The core of the Group’s business model is to provide financing at attractive terms to promote the attainment of the European Union’s policy objectives to which the Group entities play an integral and essential role. The EIB mainly funds itself through the capital markets at relatively attractive terms and it passes a large part on its attractive funding cost to clients by offering debt and equity-type financing either directly or via intermediated channels. The EIF finances its activities out of its capital base and through third-party mandates and cooperation schemes with public and private counterparts, including the EIB and the European Union, represented by the European Commission (EC). The Group originates business either (a) at its own risk; (b) through a risk-sharing mechanism by which a third party (such as the European Commission, Member States) provides credit enhancement to the Bank and/or to the EIF; or (c) on behalf of third parties at their own risk. Exposures to the Member States benefit from the EIB’s Preferred Creditor Status (‘PCS’) based on international law practice and the EIB’s statutory framework19 19 Except for exposures in the form of debt instruments with collective action clauses. . Furthermore, the EIB Group mobilises additional funds from other parties (private investors, European Commission, Member States) to maximise the financing impact within the scope of the EU policy goals. In this catalysing role, the Group thereby creates a multiplier effect. In order to provide financing on attractive terms, the Group needs to maintain broad access to attractive funding from the capital markets by preserving the EIB’s AAA rating20 20 To some extent the preservation of the AAA rating is subject to external parties’ (credit rating agencies’) judgment, hence not entirely under the Group’s control. , which is mainly a function of its capital resources21 21 Commonly measured by credit rating agencies with respect to the consolidated risk position. , available liquidity, risk management practices and shareholders’ support. Consequently, for risk appetite purposes, the Group operates in such a way as to retain its AAA rating. The Group RAS integrates all the elements described above by stating the level of appetite for the Group by each risk category and by translating these statements into risk metrics and related limits that constitute the Group RAF. Quantitative limits are set for both financial risks and non-financial risk categories. 19 Except for exposures in the form of debt instruments with collective action clauses. 20 To some extent the preservation of the AAA rating is subject to external parties’ (credit rating agencies’) judgment, hence not entirely under the Group’s control. 21 Commonly measured by credit rating agencies with respect to the consolidated risk position. Governance and risk management | 23

Group Risk Appetite Statement22 22 The Group RAS 2025 and the Update of the Group RAF Policy were approved by the BoD on 19 June 2025. The EIB Group is committed to retaining the EIB long-term AAA rating, which is a primary pillar of its business model. To this end, the EIB Group has implemented a strong risk management framework supported by a multitude of statutory, regulatory and internally developed risk appetite metrics. As a public financial institution, the Group does not focus on making profits from speculative exposures to risks. As a consequence, the Group does not consider its activities as profit-maximising centres and does not engage in speculative operations. The EIB Group is focused on the stability of earnings and on limiting the volatility of the economic value of the Group own funds to ensure the sustainability and self-financing of its growth in the long term. The EIB Group monitors and manages its ability to fulfil this dual objective through related risk appetite metrics. The EIB Group is committed to maintaining its business model and strategy whilst ensuring a robust operating environment with regard to operational, strategic, climate and reputational risks through a strong internal control framework supported by risk appetite metrics capturing a broad range of risks. The EIB Group is committed to doing business in an ethical and fair way with zero tolerance for fraud, money laundering and financing of terrorism and to avoiding its resources being used, intentionally or unintentionally, for criminal activities. The EIB Group aligns with best practice and standards on anti- money laundering and combating the financing of terrorism standards, promoting high ethical and professional behaviour in the financial sector. For this purpose, the Group promotes a strong compliance and risk culture and manages conduct and compliance risks through an appropriate internal control framework and specific risk appetite metrics. The EIB Group takes concrete actions to counter the rapid growth in Information and Communications Technology (ICT) risks, Information Security and Cyber risks and the escalating severity of impacts that these risks pose to the Group’s business operation and to its reputation towards stakeholders, clients and employees. The EIB Group is committed to preserving the reputation of the Group in line with the highest standards and is monitoring risk appetite metrics related both to external and internal developments, such as media coverage and staff engagement and well-being. The EIB Group is committed to supporting the Paris Agreement in order to limit the impact of climate change and related environmental, economic and social systemic risks. As the Climate Bank and a leader in climate-related financing, the EIB Group aims to adapt its processes and risk management framework to address the financial and non-financial risks induced by climate change and incorporate climate and environmental risk- related considerations into the ongoing management of operations and business priorities. 22 The Group RAS 2025 and the Update of the Group RAF Policy were approved by the BoD on 19 June 2025. 24 | December 2025 EIB Group Risk Management Disclosure Report

Group Stress Testing Framework As part of the Group Stress Testing Framework, the EIB Group develops a Solvency Stress Testing Programme on an annual basis, which identifies the stress testing related activities performed over a year by the Group and which is approved by the MC and the Chief Executive of the EIF for its relevant parts. The stress testing activities performed in the context of the Group ILAAP process are described in greater detail under section 9.2. Group Recovery Planning The Group Recovery Plan (‘Group RP’) describes how the EIB Group would identify and manage actual and potential crises threatening the Group’s capital adequacy and/or liquidity position. The Group RP covers the recovery stage for both capital adequacy and liquidity risk indicators and the contingency stage for capital adequacy indicators. The contingency stage for liquidity risk indicators is covered by the Group Contingency Funding Plan (‘Group CFP’), while reference is made to the latter also at the recovery stage for liquidity risk indicators. The Group RP complements the Group RAF as it elaborates on a range of contingency and recovery options and actions in response to breaches of early warning/risk appetite/recovery triggers, to avoid exceeding the Group’s risk capacity. Group Capital Sustainability Policy The Group Capital Sustainability Policy (‘GCSP’) aims to ensure that the Group’s business strategy and Operational Plan remain sustainable from a capital perspective, as in that the Group’s and the Group Entities’ capital risk metrics remain within their risk appetite limits over the planning horizon. The Group Capital Plan (’GCP’) enacts the key objectives of the Group Capital Sustainability Policy, by determining the maximum available capital headroom and allocating the capital to be deployed through the Group Operational Plan. The GCP ensures that capital is used efficiently to support the Group’s mission and the delivery and implementation of the Group entities’ business plans, while safeguarding the Bank’s AAA rating and retaining flexibility to respond to market downturns and new EU policy initiatives. Group Risk Reporting The GCRO is responsible for overseeing internal risk reporting to the MC, the BoD, the RPC and the AC. Several risk reporting processes are in place within the EIB Group to support managerial decisions with a focus on the various risks and limit monitoring. Based on the function, risk monitored, audience and purpose, reports may have a customised level of detail and be produced with frequencies ranging from daily to quarterly as needed. Two overarching EIB Group Risk Reports provide to senior management the overview of the Group‘s financial and non-financial risks respectively, including regular monitoring of Group and entity-level RAF metrics. Quarterly and monthly versions of these reports provide different levels of detail to management and support managerial decision-making for the governing bodies of the EIB (MC and BoD). The reports are also provided to and discussed at the RPC and AC on a regular basis. The EIB Group aims at applying BCBS (Basel Committee on Banking Supervision) 239 principles in its risk reporting activity. Governance and risk management | 25

3.3 Corporate governance Pursuant to its Statute, the EIB has four statutory bodies. Three decision-making bodies — the Board of Governors, the Board of Directors23 23 The Board of Directors also includes non-voting experts: three full experts, as well as three alternate experts. and the Management Committee (the executive management board of the EIB) — and one independent control body, the Audit Committee: Figure 6: EIB corporate governance While the President of the EIB is also the chair of the EIB BoD and the MC, the EIB President does not have voting rights on the BoD. The chair of both bodies serves the purpose of guaranteeing continuity in decision-making between the non-resident BoD and the resident MC. In accordance with the EIB’s Rules of Procedure, the President also chairs Board Committees24 24 Consistent with best banking practice, the following committees exist within the EIB BoD: the Risk Policy Committee and the Committee on Staff Remuneration and Budget. Competencies of the Equity Participation Policy Committee (EPPC) have been integrated into the revised Risk Policy Committee (RPC) Terms of Reference and the EPPC was abolished. . In this context, the President shall invite a Board expert with enhanced banking qualifications on risks to co-chair meetings related to the RPC. The BoG, which is the highest governing body of the EIB and appoints the members of the BoD and of the MC, including the EIB President, is chaired by each member of the BoG in annual rotation according to the order of Protocol of the Member States established by the Council of the European Union. Thus, the chair of the BoG does not belong to either the BoD or the MC. Further information on the EIB’s statutory bodies is available in the annual EIB Group Corporate Governance Report published on the EIB’s website. Number of directorships held by members of the management bodies 23 The Board of Directors also includes non-voting experts: three full experts, as well as three alternate experts. 24 Consistent with best banking practice, the following committees exist within the EIB BoD: the Risk Policy Committee and the Committee on Staff Remuneration and Budget. Competencies of the Equity Participation Policy Committee (EPPC) have been integrated into the revised Risk Policy Committee (RPC) Terms of Reference and the EPPC was abolished. 26 | December 2025 EIB Group Risk Management Disclosure Report

Individual curricula vitae and declarations of interest are available on the EIB’s website for members of both the BoD and the MC. In accordance with the Code of Conduct for the Members of the MC, members of the MC shall not, in a personal capacity, assume executive or supervisory functions in corporate structures or maintain existing executive or supervisory functions when joining the Bank. This prohibition does not apply when the executive or supervisory function is performed at the request of the Bank and is connected to the Bank’s work. In accordance with their respective Codes of Conduct, members of both the MC and of the BoD shall disclose to the Ethics and Compliance Committee (ECC) any official or professional position they hold at the time of their appointment, as well as any subsequent changes thereto. Information regarding the recruitment policy for the selection of members of the management bodies and their actual knowledge, skills and expertise The Appointment Advisory Committee, pursuant to Articles 23.a.2 and 27.8 of the Rules of Procedure of the EIB, shall give an opinion on candidates' suitability to perform the duties of a member of the EIB MC and those of a full member or observer of the EIB’s AC, before the Board of Governors makes the statutory appointment. In the context of the assessment of the collective knowledge and expertise of the MC pursuant to the Operating Rules of the Appointment Advisory Committee, the Committee shall consult the President of the Bank for nominations to the MC on any potential specific need within the MC, at the time of appointment. The Secretary General shall inform the nominating Member State of any such specific need within the MC, at the time of a vacancy. In accordance with the Statute of the Bank, the EIB’s Board of Directors consists of 28 directors and 31 alternate directors who shall be chosen from persons whose independence and competence are beyond doubt and appointed by the BoG for a collective five-year mandate that is renewable. To broaden its professional expertise, the BoD has made use of the possibility of co-opting non-voting experts (three full experts as well as three alternate experts). The end of their mandate coincides with that of the entire BoD. In accordance with Article 23.a, first paragraph, of the Rules of Procedure of the Bank, the members of the MC shall be persons of independence and competence and have experience in financial, banking and/or EU matters. They shall at all times be of sound integrity and enjoy high reputation, and possess sufficient knowledge, skills and expertise to perform their duties. Information on the knowledge, skills and expertise of members of the EIB management bodies is available in their individual curricula vitae on the EIB’s website. Governance and risk management | 27

Information on diversity25 25 Reflecting the EIB statutory framework, the process and rules relating to the nomination and appointment of the members of the EIB governance bodies are not all based on the same suitability requirements applicable to commercial banks, namely the diversity requirements in the CRD and in the joint European Securities and Markets Authority (ESMA) and the European Banking Authority (EBA) Guidelines on the assessment of the suitability of members of the management body and key function holders; hence, no diversity policy as such is in place in that regard. policies with regard to the members of the management bodies In accordance with the Rules of Procedure of the Bank, the overall composition of the BoD and of the MC shall aim to reflect an adequately broad range of expertise as well as gender diversity. Gender diversity in the BoD is reported in Annex 2 to the annual EIB Group Corporate Governance Report available on the EIB’s website. Risk Policy Committee The Board of Directors’ Risk Policy Committee (RPC) is the EIB’s risk committee, composed of nine members of the BoD26 26 Members are nominated by the Member States or groups of Member States that nominate alternate Directors as specified under Article 9(2) of the Statute. Nominations shall be effective upon recording of receipt by the chair of the Board. . Its role is to discuss and support the BoD in exercising its role in monitoring of existing and emerging risks and of the overall Group risk profile. To that end, the Committee shall advise the Board on (i) the Bank’s financial risk policies, including those policies that are relevant for aspects of the EIB Group, and (ii) non-financial risk and compliance policies, including on taxation issues, by providing non-binding opinions and/or recommendations to the BoD so as to facilitate the decision-making process of the Board. More specifically, the Committee advises the BoD on (i) the EIB’s policies regarding overall risk appetite, tolerance and strategy by reviewing the EIB Group Risk Management Framework with respect to credit, market and liquidity risks. It provides opinions and makes recommendations to the BoD as to whether the policies related to identification, assessment and management of risks are appropriate to the Bank's risk profile. Furthermore, it discusses policies associated with all risks relevant to the EIB Group. The Committee also supports and advises the Board of Directors with respect to (ii) non-financial risks, including climate, environmental, information and cybersecurity risks. The Committee reviews and provides recommendations on financial and non-financial risk related documents that are due to be submitted for the Board of Directors’ approval. These shall include, inter alia: • EIB Group Risk Management Charter; • Group Capital Sustainability Policy; • Group Risk Appetite Framework; • Group Internal Capital Adequacy Assessment Process (‘ICAAP’); • Group Internal Liquidity Adequacy Assessment Process (‘ILAAP’); • Group Contingency Funding Plan; • Group Recovery Plan; • Group Stress Testing Framework; • EIB Group Risk Management Disclosure Report; 25 Reflecting the EIB statutory framework, the process and rules relating to the nomination and appointment of the members of the EIB governance bodies are not all based on the same suitability requirements applicable to commercial banks, namely the diversity requirements in the CRD and in the joint European Securities and Markets Authority (ESMA) and the European Banking Authority (EBA) Guidelines on the assessment of the suitability of members of the management body and key function holders; hence, no diversity policy as such is in place in that regard. 26 Members are nominated by the Member States or groups of Member States that nominate alternate Directors as specified under Article 9(2) of the Statute. Nominations shall be effective upon recording of receipt by the chair of the Board. 28 | December 2025 EIB Group Risk Management Disclosure Report

• EIB Group policies related to tax and non-cooperative jurisdictions, and to the transposition of EU and international standards; • EIB Group Anti-Money Laundering and Combatting the Financing of Terrorism Policy and associated updates; • EIB Group Sanctions Compliance Policy; • Revisions to the EIB Group Whistleblowing Policy; • EIB Group Digital Transformation Programme; • Risk-related ESG policies; • EIB Group Equity Strategy; • Policies with respect to direct and indirect equity participations; and • Other key documents, including those prepared for the Audit Committee relevant to risk management, such as those related to best banking practice framework and compliance framework. The Committee also discusses any document submitted to the Board of Directors it deems relevant in relation to financial and non-financial risks. The purpose of the discussions being to provide a risk oversight of the Group, in view of supporting informed Board of Directors’ discussions for risk-related aspects. These shall include, inter alia: • The EIB Group Capital Plan, with respect to which the Committee shall recommend the capital allocation as part of the EIB Group Operational Plan; • The financial and non-financial risk reports on a quarterly basis; • The annual report prepared by the Bank on the implemented restructurings of existing operations; • The main changes to the Credit Risk Guidelines (CRGs), Financial Risk and ALM Guidelines (FRGs) and Equity Risk Guidelines (ERGs), as approved from time to time by the MC of the Bank; • EIB Group tax good governance approach; • The Group’s approach to climate, environmental, information and cybersecurity risks, and their integration into the Group’s risk management framework and reporting; and • Any written contributions submitted to it by the GCRO, in accordance with Article 11.3 of the Rules of Procedure. The Terms of Reference (ToR) of the Board of Directors’ Risk Policy Committee (RPC) were reviewed in 2025 (with the aim of streamlining and increasing efficiency of Board committees and working groups, in particular with respect to risk matters). Further details on the RPC Terms of Reference are available on the EIB’s website. In 2025, the RPC met seven times. Governance and risk management | 29

Three lines of defence The EIB Group’s internal control functions and risk management systems are consistent with the three- lines-of-defence model. As a first line of defence, the business units are responsible, within their respective areas, for managing risks within the established set of limits and boundaries. Amongst other functions, the second line of defence includes the respective Risk Management and Compliance functions. Within the second line of defence, GR&C-OCCO took over from the Chief Financial Controller Directorate the responsibility for the maintenance, development and oversight of the internal control framework in the last quarter of 2025. The second line of defence also includes functions in the EIB's Projects Directorate and the Legal Directorate. The third line of defence is ensured by the Internal Audit function, which provides an independent review of the risk management practices and internal control framework and reports to the AC or to the EIF's Audit Board, as relevant. At both the EIB and the EIF, the segregation of duties is supported by the fact that internal control functions are separate functions, each having direct access to the relevant executive body (President/MC for the EIB, Chief Executive for the EIF) and to the BoD. Furthermore, the Audit Committee has an internal and specific review and evaluation process (the “EIB REP”) in place. This process has been framed by the EIB’s Review and Evaluation Guiding Principles, available on the Bank’s website, which were complemented by implementing rules and a methodology specific to the EIB Group. Globally, this framework is based on the EBA’s Guidelines on the Supervisory Review and Evaluation Process, while considering the EIB’s specific nature, policy mission, tasks and governance structure. The EIB REP supports the AC in its role to ensure that the Bank conforms with applicable BBP. 30 | December 2025 EIB Group Risk Management Disclosure Report

4 CAPITAL ADEQUACY AND RISK-WEIGHTED EXPOSURE AMOUNTS 4.1 Capital requirements Template EU OV1 — Overview of total risk exposure amounts This template presents a breakdown of the total risk exposure amounts (TREA) and own funds requirements for the different types of risk. Amounts are in EUR million, unless otherwise indicated Total risk exposure amount (TREA) Total own funds requirements a b c 31.12.2025 30.06.2025 31.12.2025 1 Credit risk (excluding CCR) 149,261 43,163 94,722 - - 8,718 2,215 1,879 - 1 335 2,856 - 2,856 - - 13,286 6,209 3,486 3,591 - 1,502 1,502 - - - - 9,295 - - 72.50% - - 178,415 143,547 11,941 2 Of which the standardised approach27 27 The Group opted for deducting, from CET1, all exposures to CIUs attracting a risk weight of 1250%, in line with Article 36(1)(k) of the CRR and also, in line with its approved BBP Framework, for deducting exposures to certain CIUs that would have been risk-weighted at less than 1250%. The total amount of exposures to CIUs deducted from own funds stood at EUR 7,172 million (no deductions at the end of 2024). 43,163 40,573 3,453 3 Of which the foundation IRB (F-IRB) approach 94,722 91,742 7,578 4 Of which slotting approach - - - EU 4a Of which equities under the simple risk weighted approach - - - 5 Of which the Advanced IRB (A-IRB) approach 8,718 8,414 697 6 Counterparty credit risk – CCR 2,215 2,315 177 7 Of which the standardised approach 1,879 1,819 150 8 Of which internal model method (IMM) - - - EU 8a Of which exposures to a CCP 1 2 0 9 Of which other CCR 335 495 27 10 Credit valuation adjustments risk - CVA risk 2,856 2,770 228 EU 10a Of which the standardised approach (SA) - - - EU 10b Of which the basic approach (F-BA and R-BA) 2,856 2,770 228 EU 10c Of which the simplified approach - - - 15 Settlement risk - - - 16 Securitisation exposures in the non-trading book (after the cap) 13,286 12,629 1,063 17 Of which SEC-IRBA approach 6,209 5,537 497 18 Of which SEC-ERBA (including IAA) 3,486 3,242 279 19 Of which SEC-SA approach 3,591 3,850 287 EU 19a Of which 1250%/deduction28 28 The Group opted for deducting, from CET1, exposures to securitisations attracting a risk weight of 1250%, in line with Article 36(1)k of the CRR and also, in line with its approved BBP Framework, for deducting certain exposures to securitisations that would have been risk- weighted at less than 1250%. The total amount of securitisation exposures deducted from own funds stood at EUR 4,607 million (EUR 619 million at the end of 2024). - - - 20 Position, foreign exchange and commodities risks (Market risk) 1,502 1,221 120 21 Of which the Alternative standardised approach (A-SA) 1,502 1,221 120 27 The Group opted for deducting, from CET1, all exposures to CIUs attracting a risk weight of 1250%, in line with Article 36(1)(k) of the CRR and also, in line with its approved BBP Framework, for deducting exposures to certain CIUs that would have been risk-weighted at less than 1250%. The total amount of exposures to CIUs deducted from own funds stood at EUR 7,172 million (no deductions at the end of 2024). 28 The Group opted for deducting, from CET1, exposures to securitisations attracting a risk weight of 1250%, in line with Article 36(1)k of the CRR and also, in line with its approved BBP Framework, for deducting certain exposures to securitisations that would have been risk-weighted at less than 1250%. The total amount of securitisation exposures deducted from own funds stood at EUR 4,607 million (EUR 619 million at the end of 2024). Capital adequacy and risk-weighted exposure amounts | 31

		Total risk exposure amount (TREA)		Total own funds requirements
		a	b	c
	Amounts are in EUR million, unless otherwise indicated	31.12.2025	30.06.2025	31.12.2025
21a	Of which the Simplified standardised approach (S-SA)	-	-	-
22	Of which Alternative Internal Model Approach (A-IMA)	-	-	-
EU 22a	**Large exposures**	-	-	-
23	Reclassifications between the trading and non-trading books	-	-	-
24	**Operational risk**	**9,295**	**8,582**	**744**
EU 24a	Exposures to crypto-assets	-	-	-
25	**Amounts below the thresholds for deduction (subject to 250% risk weight)**	-	-	-
26	**Output floor applied (%)**	**72.50%**	**72.50%**	
27	**Floor adjustment (before application of transitional cap)**	-	-	
28	**Floor adjustment (after application of transitional cap)**	-	-	
29	**Total**	**178,415**	**171,065**	**14,273**

As disclosed in the template EU KM1 in section 1.3, the overall regulatory capital requirements amounted at the end of 2025 to 11.27% of RWEA for the EIBG. This percentage corresponds to the sum of the total capital ratio requirements of 8% pursuant to Article 92 of the CRR and the combined buffer requirements (capital conservation buffer and countercyclical buffer)[29].

Capital conservation buffer

In accordance with the CRD, a capital conservation buffer of 2.5% of RWEA is established above the regulatory minimum capital requirement of 8% of RWEA. The buffer must be met with Common Equity Tier 1 (CET1) instruments.

Countercyclical buffer

The countercyclical capital buffer is designed to counter procyclicality in the financial system[30]. The countercyclical buffer rate is set by each jurisdiction on a quarterly basis. Banks have to apply a weighted-average countercyclical buffer rate based on the geographical composition of their credit portfolio.

Buffer for systemic relevance

Although the EIB is not a global systemically important bank (G-SIB), the EIB annually self-assesses its own systemic relevance with a process conforming to applicable BBP. The EIB Group released the self-imposed buffer for systemic relevance since 2024. It should be stressed that the EIB's self-imposed buffer for systemic relevance is based on an independent decision of the Group for the reference disclosure period.

---

[29] As mentioned above, externally imposed Pillar 2 (SREP) required capital requirements are not applicable to the EIBG (hence not forming part of the EIB Group's disclosed overall capital requirements).

[30] European Systemic Risk Board.

32 | December 2025 EIB Group Risk Management Disclosure Report

Template EU CMS1 – Comparison of modelled and standardised risk weighted exposure amount at risk level

This template is newly introduced by the disclosure requirements prescribed by CRR III and presents risk-weighted exposure amounts of internal and standardised models according to the different risk categories. It contains actual RWEAs determined using internals models (column a), actual RWEAs determined under the standardised approach (column b) and compares total actual RWEAs (column c) with RWEAs determined instead under the full standardised approach (column d). The template also provides the full standardised approach for RWEAs that are the base of the overall output floor (column EU d) ,namely incorporating any transitional provisions set out in Article 465 of the CRR. Since the EIB Group does not make use of these transitional provisions, the RWEA displayed in column d) is the same as the one disclosed in column EU d).

The impact of the output floor, if applicable, is disclosed in the EU OV1 template in rows 27 and 28 whilst the applicable output floor threshold at the reporting date is disclosed in row 26 of the same template.

		a	b	c	d	EU d
	Amounts are in EUR million, unless otherwise indicated	**RWEAs for modelled approaches that banks have supervisory approval to use**	**RWEAs for portfolios where standardised approaches are used**	**Total actual RWEAs (a + b)**	**RWEAs calculated using full standardised approach**	**RWEAs that is the base of the output floor**
1	Credit risk (excluding counterparty credit risk)	106,097	43,163	149,261	207,487	207,487
2	Counterparty credit risk	2,214	1	2,215	3,037	3,037
3	Credit valuation adjustment		2,856	2,856	2,856	2,856
4	Securitisation exposures in the banking book	6,209	7,077	13,286	13,147	13,147
5	Market risk	-	1,502	1,502	1,502	1,502
6	Operational risk		9,295	9,295	9,295	9,295
7	Other risk weighted exposure amounts		-	-	-	-
8	**Total**	**114,520**	**63,895**	**178,415**	**237,325**	**237,325**

Capital adequacy and risk-weighted exposure amounts | 33

Template EU CMS2 – Comparison of modelled and standardised risk weighted exposure amounts for credit risk at asset class level

This template is also newly introduced by the disclosure requirements prescribed by CRR III and presents the RWEAs for credit risk of internal and standardised models according to the SA exposure classes. Similarly to template EU CMS1, it compares credit risk RWEAs determined using internals models (column a) with RWEAs if re-computed using the standardised approach (column b) and reports the total actual RWEAs determined under both internal and standard models (column c) and under the full standardised approach (column d). The template also provides the full standardised approach for RWEAs that are the base of the overall output floor (column EU d), i.e. incorporating any transitional provisions set out in Article 465 of the CRR. Since the EIB Group doesn't make use of these transitional provisions, the RWEA displayed in column d) is the same as the one disclosed in column EU d). Column a of the template discloses the credit risk RWEAs under the IRB approach, reallocated to the SA exposure classes. Compared to the RWEAs reported under the IRB exposures classes, the main reallocations can be noted from central governments and central banks to regional governments and local authorities (RGLAs), PSEs, MDBs and international organisations.

		a	b	c	d	EU d
		Risk weighted exposure amounts (RWEAs)				
Amounts are in EUR million, unless otherwise indicated		**RWEAs for modelled approaches that banks have supervisory approval to use**	**RWEAs for column (a) if re-computed using the standardised approach**	**Total actual RWEAs**	**RWEAs calculated using full standardised approach**	**RWEAs that is the base of the output floor**
1	Central governments and central banks	3,131	3,001	3,131	3,001	3,001
EU 1a	Regional governments or local authorities	15,804	7,185	15,804	7,185	7,185
EU 1b	Public sector entities	9,404	17,181	9,553	17,330	17,330
EU 1c	Categorised as Multilateral Development Banks in SA	11	-	11	-	-
EU 1d	Categorised as International organisations in SA	130	-	130	-	-
2	Institutions	18,082	19,734	18,082	19,734	19,734
3	Equity	-	-	7,181	7,181	7,181
5	Corporates	55,301	111,192	58,828	114,719	114,719
5.1	Of which: F-IRB is applied	47,282	95,706	47,282	95,706	95,706
5.2	Of which: A-IRB is applied	8,019	16,306	8,019	16,306	16,306
EU 5a	Of which: Corporates – General	47,236	95,660	50,763	99,187	99,187
EU 5b	Of which: Corporates - Specialised lending	8,065	15,532	8,065	15,532	15,532
EU 5c	Of which: Corporates - Purchased receivables	-	-	-	-	-
6	Retail	-	-	-	-	-
6.1	Of which: Retail - Qualifying revolving	-	-	-	-	-
EU 6.1a	Of which: Retail - Purchased receivables	-	-	-	-	-
EU 6.1b	Of which: Retail – Other	-	-	-	-	-
6.2	Of which: Retail - Secured by residential real estate	-	-	-	-	-

34 | **December 2025 EIB Group Risk Management Disclosure Report**

	Amounts are in EUR million, unless otherwise indicated	a	b	c	d	EU d
		Risk weighted exposure amounts (RWEAs)				
	Amounts are in EUR million, unless otherwise indicated	RWEAs for modelled approaches that banks have supervisory approval to use	RWEAs for column (a) if re-computed using the standardised approach	Total actual RWEAs	RWEAs calculated using full standardised approach	RWEAs that is the base of the output floor
EU 7a	Categorised as secured by immovable properties and ADC[31] exposures in SA	-	-	-	-	-
EU 7b	Collective investment undertakings (CIU)	-	-	32,306	32,306	32,306
EU 7c	Categorised as exposures in default in SA	699	1,710	699	1,710	1,710
EU 7d	Categorised as subordinated debt exposures in SA	195	679	195	679	679
EU 7e	Categorised as covered bonds in SA	683	986	683	986	986
EU 7f	Categorised as claims on institutions and corporates with a short-term credit assessment in SA	-	-	-	-	-
8	Other non-credit obligation assets	2,657	2,657	2,657	2,657	2,657
9	**Total**	**106,097**	**164,324**	**149,261**	**207,487**	**207,487**

[31] In line with its BBP Framework, the EIBG does not report any exposures secured by real estate collateral as Acquisition, Development and Construction (ADC). Noteworthy to mention that physical collateral is not taken into account for regulatory capital calculations.

Capital adequacy and risk-weighted exposure amounts | 35

Template EU CCyB1 — Geographical distribution of credit exposures relevant for the calculation of the countercyclical buffer

The following template presents a geographical breakdown of the relevant EIB Group exposures for the calculation of the countercyclical buffer. In line with Commission Delegated Regulation 1152/2014, total exposures considered for the calculation of the countercyclical buffer are allocated to countries on an immediate obligor basis (that is, not taking into consideration the substitution effect of credit risk mitigation instruments).

	Amounts are in EUR million, unless otherwise indicated	a	b	c	d	e	f	g	h	i	j	k	l	m
		General credit exposures		**Relevant credit exposures – Market risk**		**Securitisation exposures Exposure value for non-trading book**	**Total exposure value**	**Own fund requirements**				**Risk-weighted exposure amounts**	**Own fund requirements weights (%)**	**Countercyclical buffer rate (%)**
		Exposure value under the standardised approach	Exposure value under the IRB approach	Sum of long and short positions of trading book exposures for SA	Value of trading book exposures for internal models			Relevant credit risk exposures - Credit risk	Relevant credit exposures – Market risk	Relevant credit exposures – Securitisation positions in the non-trading book	Total			
10	**Breakdown by country:**													
	Armenia	-	322	-	-	-	322	34	-	-	34	430	0.37%	1.50%
	Australia	-	2	-	-	-	2	0	-	-	0	0	0.00%	1.00%
	Austria	174	2,706	-	-	67	2,948	120	-	4	125	1,559	1.34%	0.00%
	Azerbaijan	0	10	-	-	-	10	1	-	-	1	15	0.01%	0.00%
	Bangladesh	-	24	-	-	-	24	3	-	-	3	34	0.03%	0.00%
	Barbados	-	40	-	-	-	40	1	-	-	1	11	0.01%	0.00%
	Belgium	248	5,191	-	-	-	5,438	187	-	-	187	2,334	2.01%	1.00%
	Bolivia	-	51	-	-	-	51	2	-	-	2	19	0.02%	0.00%
	Brazil	444	596	-	-	-	1,040	69	-	-	69	859	0.74%	0.00%
	Bulgaria	49	23	-	-	464	536	4	-	15	19	239	0.21%	2.00%
	Canada	10	118	-	-	-	128	4	-	-	4	55	0.05%	0.00%
	Chile	-	622	-	-	-	622	19	-	-	19	241	0.21%	0.50%
	Colombia	-	432	-	-	-	432	16	-	-	16	201	0.17%	0.00%
	Costa Rica	1	68	-	-	-	69	5	-	-	5	65	0.06%	0.00%
	Croatia	56	87	-	-	-	143	8	-	-	8	104	0.09%	1.50%
	Cyprus	32	37	-	-	-	69	9	-	-	9	110	0.09%	1.00%
	Czechia	175	2,477	-	-	59	2,711	72	-	-	72	899	0.77%	1.25%

36 | **December 2025 EIB Group Risk Management Disclosure Report**

Amounts are in EUR million, unless otherwise indicated	a	b	c	d	e	f	g	h	i	j	k	l	m
	General credit exposures		**Relevant credit exposures – Market risk**		**Securitisation exposures Exposure value for non-trading book**	**Total exposure value**	**Own fund requirements**				**Risk-weighted exposure amounts**	**Own fund requirements weights (%)**	**Countercyclical buffer rate (%)**
	Exposure value under the standardised approach	Exposure value under the IRB approach	Sum of long and short positions of trading book exposures for SA	Value of trading book exposures for internal models			Relevant credit risk exposures - Credit risk	Relevant credit exposures – Market risk	Relevant credit exposures – Securitisation positions in the non-trading book	Total			
Denmark	586	2,283	-	-	-	2,869	182	-	-	182	2,277	1.96%	2.50%
Egypt	-	355	-	-	-	355	17	-	-	17	211	0.18%	0.00%
Estonia	45	455	-	-	197	697	28	-	-	28	355	0.31%	1.50%
Finland	336	2,913	-	-	-	3,249	152	-	-	152	1,901	1.64%	0.00%
France	3,362	13,506	-	-	2,277	19,145	1,025	-	26	1,051	13,140	11.31%	1.00%
Georgia	-	259	-	-	-	259	24	-	-	24	299	0.26%	0.00%
Germany	1,657	17,857	-	-	475	19,989	840	-	-	840	10,505	9.04%	0.75%
Greece	498	816	-	-	-	1,314	102	-	-	102	1,275	1.10%	0.25%
Guernsey	83	-	-	-	-	83	16	-	-	16	195	0.17%	0.00%
Honduras	-	35	-	-	-	35	1	-	-	1	13	0.01%	0.00%
Hungary	6	855	-	-	-	861	22	-	-	22	279	0.24%	1.00%
Iceland	18	315	-	-	-	333	15	-	-	15	183	0.16%	2.50%
Ireland	546	1,941	-	-	416	2,903	152	-	5	157	1,966	1.69%	1.50%
Israel	-	1,399	-	-	-	1,399	68	-	-	68	853	0.73%	0.00%
Italy	904	27,550	-	-	2,009	30,463	987	-	39	1,026	12,825	11.04%	0.00%
Japan	-	282	-	-	-	282	5	-	-	5	59	0.05%	0.00%
Jersey	120	-	-	-	-	120	24	-	-	24	302	0.26%	0.00%
Jordan	-	278	-	-	-	278	28	-	-	28	352	0.30%	0.00%
Kazakhstan	-	80	-	-	-	80	3	-	-	3	41	0.04%	0.00%
Kenya	-	15	-	-	-	15	1	-	-	1	18	0.02%	0.00%
Latvia	-	311	-	-	-	311	9	-	-	9	114	0.10%	1.00%
Lithuania	55	377	-	-	-	432	23	-	-	23	286	0.25%	1.00%

Capital adequacy and risk-weighted exposure amounts | 37

Amounts are in EUR million, unless otherwise indicated	a	b	c	d	e	f	g	h	i	j	k	l	m
	General credit exposures		Relevant credit exposures – Market risk		Securitisation exposures Exposure value for non-trading book	Total exposure value	Own fund requirements				Risk-weighted exposure amounts	Own fund requirements weights (%)	Countercyclical buffer rate (%)
	Exposure value under the standardised approach	Exposure value under the IRB approach	Sum of long and short positions of trading book exposures for SA	Value of trading book exposures for internal models			Relevant credit risk exposures - Credit risk	Relevant credit exposures – Market risk	Relevant credit exposures – Securitisation positions in the non-trading book	Total			
Luxembourg[32]	8,098	6,965	-	-	49,222	64,285	1,448	-	620	2,068	25,852	22.25%	0.50%
Madagascar	-	5	-	-	-	5	-	-	-	-	-	0.00%	0.00%
Malta	15	7	-	-	-	22	2	-	-	2	21	0.02%	0.00%
Mauritius	342	118	-	-	-	461	76	-	-	76	955	0.82%	0.00%
Mexico	-	70	-	-	-	70	8	-	-	8	105	0.09%	0.00%
Moldova	-	68	-	-	-	68	5	-	-	5	68	0.06%	0.00%
Mongolia	-	12	-	-	-	12	2	-	-	2	19	0.02%	0.00%
Montenegro	-	30	-	-	-	30	3	-	-	3	43	0.04%	0.00%
Morocco	-	189	-	-	-	189	14	-	-	14	180	0.15%	0.00%
Netherlands	1,190	9,747	-	-	1,235	12,172	473	-	34	507	6,334	5.45%	2.00%
Nigeria	-	20	-	-	-	20	3	-	-	3	41	0.03%	0.00%
Norway	51	692	-	-	-	743	22	-	-	22	275	0.24%	2.50%
Palestine[33]	-	3	-	-	-	3	1	-	-	1	7	0.01%	0.00%
Panama	-	51	-	-	-	51	3	-	-	3	40	0.03%	0.00%
Peru	-	54	-	-	-	54	5	-	-	5	62	0.05%	0.00%
Poland	178	7,021	-	-	1,712	8,911	210	-	58	268	3,356	2.89%	1.00%
Portugal	122	3,556	-	-	438	4,116	104	-	12	116	1,451	1.25%	0.00%
Romania	4	684	-	-	717	1,404	34	-	18	51	643	0.55%	1.00%

[32] The own funds requirements for Luxembourg are calculated including exposures to securitisations for which information to allocate to underlying exposures to the country of the obligor is not available or the effort to identify such place would be disproportionate in accordance with Article 4 of Commission Delegated Regulation (EU) No 1152/2014.

[33] This designation shall not be construed as recognition of a State of Palestine and is without prejudice to the individual positions of the EU Member States on this issue.

38 | December 2025 EIB Group Risk Management Disclosure Report

Amounts are in EUR million, unless otherwise indicated		a	b	c	d	e	f	g	h	i	j	k	l	m
		General credit exposures		**Relevant credit exposures – Market risk**		**Securitisation exposures Exposure value for non-trading book**	**Total exposure value**	**Own fund requirements**				**Risk-weighted exposure amounts**	**Own fund requirements weights (%)**	**Countercyclical buffer rate (%)**
		Exposure value under the standardised approach	Exposure value under the IRB approach	Sum of long and short positions of trading book exposures for SA	Value of trading book exposures for internal models			Relevant credit risk exposures - Credit risk	Relevant credit exposures – Market risk	Relevant credit exposures – Securitisation positions in the non-trading book	Total			
	Rwanda	-	24	-	-	-	24	2	-	-	2	19	0.02%	0.00%
	Serbia	-	74	-	-	-	74	2	-	-	2	25	0.02%	0.00%
	Slovakia	-	450	-	-	-	450	10	-	-	10	121	0.10%	1.50%
	Slovenia	63	291	-	-	-	354	16	-	-	16	197	0.17%	1.00%
	South Africa	182	154	-	-	-	336	50	-	-	50	629	0.54%	0.00%
	Spain	949	21,484	-	-	5,537	27,969	712	-	226	939	11,735	10.10%	0.50%
	Sweden	406	5,931	-	-	-	6,337	232	-	-	232	2,906	2.50%	2.00%
	Switzerland	-	400	-	-	-	400	10	-	-	10	126	0.11%	0.00%
	Tunisia	-	140	-	-	-	140	4	-	-	4	45	0.04%	0.00%
	Türkiye	-	352	-	-	37	389	19	-	4	23	286	0.25%	0.00%
	Ukraine	-	192	-	-	-	192	22	-	-	22	271	0.23%	0.00%
	United Kingdom	180	13,385	-	-	-	13,565	431	-	-	431	5,391	4.64%	2.00%
	United States	-	484	-	-	-	484	9	-	-	9	113	0.10%	0.00%
	Uzbekistan	-	97	-	-	-	97	9	-	-	9	108	0.09%	0.00%
	Venezuela	-	141	-	-	-	141	3	-	-	3	38	0.03%	0.00%
	Viet Nam	-	80	-	-	-	80	8	-	-	8	106	0.09%	0.00%
020	**TOTAL**	**21,185**	**157,662**			**64,860**	**243,707**	**8,232**	**-**	**1,063**	**9,295**	**116,192**	**100.00%**	

Capital adequacy and risk-weighted exposure amounts | 39

Template EU CCyB2 — Amount of institution-specific countercyclical capital buffer

Amounts are in EUR million, unless otherwise indicated		a
1	Total risk exposure amount	178,415
2	Institution specific countercyclical capital buffer rate	0.77%
3	Institution specific countercyclical capital buffer requirement	1,378

4.2 Own funds

The Group's own funds for capital adequacy purposes are exclusively composed of Common Equity Tier 1 (CET1) capital instruments, that is, paid-in capital plus reserves, and do not comprise any Additional Tier 1 (AT1) or Tier 2 (T2) capital instruments. The regulatory capital of the Group is determined in accordance with the CRR, as amended. There are no restrictions in the calculation of own funds. As of 31 December 2025, the CET1 of the Group consists of the following elements, net of expected losses and provisions:

1. **Main CET1 items, such as:** (i) paid-in capital of EUR 22,191 million; (ii) retained earnings of EUR 45,826 million; (iii) General Loan Reserve of EUR 2,495 million; (iv) Special Activities Reserve amounting to EUR 14,015 million; and (v) independently reviewed net surplus for the financial year attributable to equity holders of the Bank of EUR 2,880 million.
2. **Deductions from CET1** items concerning: (i) negative amounts resulting from the calculation of expected loss amounts of EUR 1,204 million; (ii) insufficient coverage for non-performing exposures ("NPE backstop") of EUR 222 million; (iii) exposures to CIUs and securitisations of EUR 11,778 million in total deducted from CET1 as an alternative to the application of 1250% risk weight in line with Article 36 (1)(k) of the CRR and certain exposures to CIUs and securitisations instead of risk-weighting at less than 1250% in line with the approved BBP Framework; and (iv) intangible assets of EUR 156 million.
3. **Prudential filters** of CET1 capital related to additional value adjustments of EUR 8 million (prudent valuation adjustments).

In line with its Statute, the Bank maintains two notional reserves with the allocation based on the loan grading[34] of its respective operations: General Loan Reserve ('GLR') and Special Activities Reserve ('SAR').

The amounts being released from/added to the GLR or the SAR are the consequence of the evolution of the risks of the underlying assets.

The GLR was introduced for the Bank's loan and guarantee portfolio, representing a notional reserve for the allocation of own funds. It is calculated based on the Bank's internal loan grading system.

The SAR is a dedicated notional reserve for allocation of own funds covering unexpected losses of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on an allocation of each operation.

[34] Please see Chapter 5 for more details about the EIB's loan grading system.

40 | December 2025 EIB Group Risk Management Disclosure Report

In addition, the Group benefits from subscribed uncalled capital, which can be called upon by the Bank to the extent needed for the EIB to meet its obligations[35].

Details of own funds and reconciliation of the individual items to the balance sheet of the EIB Group consolidated financial statements under EU-AD are provided in this section.

Template EU CC1 — Composition of regulatory own funds

The template provides a detailed breakdown of the composition of the regulatory own funds reconciled with the audited financial statements of the Group under EU-AD. The template also includes an overview of the prudential filters and regulatory deductions considered in the calculation of the regulatory own funds as detailed beforehand.

		a	b
Amounts are in EUR million, unless otherwise indicated		**Amounts**	**Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation**
Common Equity Tier 1 (CET1) capital: instruments and reserves			
1	Capital instruments and the related share premium accounts	22,191	L.7
	of which: Subscribed capital	22,191	L.7
2	Retained earnings	45,826	L.8.a plus L.8.b
3	Accumulated other comprehensive income (and other reserves)	14,015	L.8.c
EU-3a	Funds for general banking risk	2,495	L.8.d
4	Amount of qualifying items referred to in Article 484 (3) CRR and the related share premium accounts subject to phase out from CET1	-	
5	Minority interests (amount allowed in consolidated CET1)	-	
EU-5a	Independently reviewed interim profits net of any foreseeable charge or dividend	2,880	L.9.
6	**Common Equity Tier 1 (CET1) capital before regulatory adjustments**	**87,407**	
Common Equity Tier 1 (CET1) capital: regulatory adjustments			
7	Additional value adjustments (negative amount)	-8	
8	Intangible assets (net of related tax liability) (negative amount)	-156	A.8.
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability where the conditions in Article 38 (3) CRR are met) (negative amount)	-	
11	Fair value reserves related to gains or losses on cash flow hedges of financial instruments that are not valued at fair value	-	
12	Negative amounts resulting from the calculation of expected loss amounts	-1,204	
13	Any increase in equity that results from securitised assets (negative amount)	-	
14	Gains or losses on liabilities valued at fair value resulting from changes in own credit standing	-	
15	Defined-benefit pension fund assets (negative amount)	-	

35 This uncalled capital is not included in the Group's accounting and regulatory own funds.

Capital adequacy and risk-weighted exposure amounts | 41

Amounts are in EUR million, unless otherwise indicated		a	b
		Amounts	**Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation**
16	Direct, indirect and synthetic holdings by an institution of own CET1 instruments (negative amount)	-	
17	Direct, indirect and synthetic holdings of the CET 1 instruments of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
18	Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
19	Direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
EU-20a	Exposure amount of the following items which qualify for a RW of 1,250%, where the institution opts for the deduction alternative	-4,607	
EU-20b	of which: qualifying holdings outside the financial sector (negative amount)	-	
EU-20c	of which: securitisation positions (negative amount)[36]	-4,607	
EU-20d	of which: free deliveries (negative amount)	-	
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability where the conditions in Article 38 (3) CRR are met) (negative amount)	-	
22	Amount exceeding the 17.65% threshold (negative amount)	-	
23	of which: direct, indirect and synthetic holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities	-	
25	of which: deferred tax assets arising from temporary differences	-	
EU-25a	Losses for the current financial year (negative amount)	-	
EU-25b	Foreseeable tax charges relating to CET1 items except where the institution suitably adjusts the amount of CET1 items insofar as such tax charges reduce the amount up to which those items may be used to cover risks or losses (negative amount)	-	
27	Qualifying AT1 deductions that exceed the AT1 items of the institution (negative amount)	-	

[36] The Group opted for deducting from CET1 exposures to securitisations attracting a risk weight of 1250%, in line with Article 36(1)k of the CRR and also, in line with its approved BBP Framework, for deducting certain exposures to securitisations that would have been risk-weighted at less than 1250%. The total amount of securitisation exposures deducted from own funds stood at EUR 4,607 million (EUR 619 million at the end of 2024).

42 | **December 2025 EIB Group Risk Management Disclosure Report**

		a	b
Amounts are in EUR million, unless otherwise indicated		**Amounts**	**Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation**
27a	Other regulatory adjustments[37]	-7,394	
28	**Total regulatory adjustments to Common Equity Tier 1 (CET1)**	**-13,369**	
29	**Common Equity Tier 1 (CET1) capital**	**74,038**	
Additional Tier 1 (AT1) capital: instruments			
30	Capital instruments and the related share premium accounts	-	
31	of which: classified as equity under applicable accounting standards	-	
32	of which: classified as liabilities under applicable accounting standards	-	
33	Amount of qualifying items referred to in Article 484 (4) CRR and the related share premium accounts subject to phase out from AT1 as described in Article 486(3) CRR	-	
EU-33a	Amount of qualifying items referred to in Article 494a(1) CRR subject to phase out from AT1	-	
EU-33b	Amount of qualifying items referred to in Article 494b(1) CRR subject to phase out from AT1	-	
34	Qualifying Tier 1 capital included in consolidated AT1 capital (including minority interests not included in row 5) issued by subsidiaries and held by third parties	-	
35	of which: instruments issued by subsidiaries subject to phase out	-	
36	**Additional Tier 1 (AT1) capital before regulatory adjustments**	**-**	
Additional Tier 1 (AT1) capital: regulatory adjustments			
37	Direct, indirect and synthetic holdings by an institution of own AT1 instruments (negative amount)	-	
38	Direct, indirect and synthetic holdings of the AT1 instruments of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
39	Direct, indirect and synthetic holdings of the AT1 instruments of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
40	Direct, indirect and synthetic holdings by the institution of the AT1 instruments of financial sector entities where the institution has a significant investment in those entities (net of eligible short positions) (negative amount)	-	
42	Qualifying T2 deductions that exceed the T2 items of the institution (negative amount)	-	

[37] The Group opted for deducting from CET1 all exposures to CIUs attracting a risk weight of 1250%, in line with Article 36(1)(k) of the CRR and also, in line with its approved BBP Framework, for deducting exposures to certain CIUs that would have been risk-weighted at less than 1250%. The total amount of exposures to CIUs deducted from own funds stood at EUR 7,172 million (no deductions at the end of 2024).

Capital adequacy and risk-weighted exposure amounts | 43

Amounts are in EUR million, unless otherwise indicated		a	b
		Amounts	**Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation**
42a	Other regulatory adjustments to AT1 capital	-	
43	**Total regulatory adjustments to Additional Tier 1 (AT1) capital**	**-**	
44	**Additional Tier 1 (AT1) capital**	**-**	
45	**Tier 1 capital (T1 = CET1 + AT1)**	**74,038**	
Tier 2 (T2) capital: instruments			
46	Capital instruments and the related share premium accounts	-	
47	Amount of qualifying items referred to in Article 484 (5) CRR and the related share premium accounts subject to phase out from T2 as described in Article 486(4) CRR	-	
EU-47a	Amount of qualifying items referred to in Article 494a (2) CRR subject to phase out from T2	-	
EU-47b	Amount of qualifying items referred to in Article 494b (2) CRR subject to phase out from T2	-	
48	Qualifying own funds instruments included in consolidated T2 capital (including minority interests and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties	-	
49	of which: instruments issued by subsidiaries subject to phase out	-	
50	Credit risk adjustments	-	
51	**Tier 2 (T2) capital before regulatory adjustments**	-	
Tier 2 (T2) capital: regulatory adjustments			
52	Direct, indirect and synthetic holdings by an institution of own T2 instruments and subordinated loans (negative amount)	-	
53	Direct, indirect and synthetic holdings of the T2 instruments and subordinated loans of financial sector entities where those entities have reciprocal cross holdings with the institution designed to inflate artificially the own funds of the institution (negative amount)	-	
54	Direct, indirect and synthetic holdings of the T2 instruments and subordinated loans of financial sector entities where the institution does not have a significant investment in those entities (amount above 10% threshold and net of eligible short positions) (negative amount)	-	
55	Direct, indirect and synthetic holdings by the institution of the T2 instruments and subordinated loans of financial sector entities where the institution has a significant investment in those entities (net of eligible short positions) (negative amount)	-	
EU-56a	Qualifying eligible liabilities deductions that exceed the eligible liabilities items of the institution (negative amount)	-	
EU-56b	Other regulatory adjustments to T2 capital	-	
57	**Total regulatory adjustments to Tier 2 (T2) capital**	**-**	
58	**Tier 2 (T2) capital**	**-**	

44 | **December 2025 EIB Group Risk Management Disclosure Report**

		a	b
Amounts are in EUR million, unless otherwise indicated		**Amounts**	**Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation**
59	**Total capital (TC = T1 + T2)**	**74,038**	
60	**Total Risk exposure amount**	**178,415**	
Capital ratios and requirements including buffers			
61	Common Equity Tier 1 capital	41.50%	
62	Tier 1 capital	41.50%	
63	Total capital	41.50%	
64	Institution CET1 overall capital requirement	7.77%	
65	of which: capital conservation buffer requirement	2.50%	
66	of which: countercyclical buffer requirement	0.77%	
67	of which: buffer for systemic relevance (self-imposed)	0.00%	
68	**Common Equity Tier 1 capital (as a percentage of risk exposure amount) after meeting the minimum capital requirements**	**33.73%**	
Amounts below the thresholds for deduction (before risk weighting)			
72	Direct and indirect holdings of own funds and eligible liabilities of financial sector entities where the institution does not have a significant investment in those entities (amount below 10% threshold and net of eligible short positions)	991	
73	Direct and indirect holdings by the institution of the CET1 instruments of financial sector entities where the institution has a significant investment in those entities (amount below 17.65% thresholds and net of eligible short positions)	-	
75	Deferred tax assets arising from temporary differences (amount below 17,65% threshold, net of related tax liability where the conditions in Article 38 (3) CRR are met)	-	
Applicable caps on the inclusion of provisions in Tier 2			
76	Credit risk adjustments included in T2 in respect of exposures subject to standardised approach (prior to the application of the cap)	-	
77	Cap on inclusion of credit risk adjustments in T2 under standardised approach	540	
78	Credit risk adjustments included in T2 in respect of exposures subject to internal ratings-based approach (prior to the application of the cap)	-	
79	Cap for inclusion of credit risk adjustments in T2 under internal ratings-based approach	650	
Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2014 and 1 Jan 2022)			
80	Current cap on CET1 instruments subject to phase out arrangements	-	
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities)	-	
82	Current cap on AT1 instruments subject to phase out arrangements	-	
83	Amount excluded from AT1 due to cap (excess over cap after redemptions and maturities)	-	

Capital adequacy and risk-weighted exposure amounts | 45

Amounts are in EUR million, unless otherwise indicated a b Amounts Source based on reference numbers/letters of the balance sheet under the regulatory scope of consolidation 84 Current cap on T2 instruments subject to phase out arrangements - 85 Amount excluded from T2 due to cap (excess over cap after redemptions and maturities) - 46 | December 2025 EIB Group Risk Management Disclosure Report

Template EU CC2 — Reconciliation of regulatory own funds to balance sheet in the audited financial statements

The template provides a detailed breakdown of the composition of the regulatory own funds reconciled with the audited financial statements of the Group under EU-AD. There are no differences between the respective scopes and methods used for consolidation.

		a - b	c
		Balance sheet as in published financial statements and under regulatory scope of consolidation	**Reference**
Amounts are in EUR million, unless otherwise indicated		31.12.2025	
Assets - ***Breakdown by asset classes according to the balance sheet in the published financial statements***			
A.1.	Cash in hand, balances with central banks and post office banks	258	-
A.2.	Treasury bills and other bills eligible for refinancing with central banks	41,670	-
A.3.	Loans and advances to credit institutions	121,302	-
A.4.	Loans and advances to customers	352,140	-
A.5.	Debt securities including fixed-income securities	11,709	-
A.6.	Shares and other variable-yield securities	13,288	-
A.7.	Participating interests	543	-
A.8.	Intangible assets	156	8
A.9.	Tangible assets	457	-
A.10.	Other assets	406	-
A.11.	Prepayments and accrued income	12,510	-
A.12.	**Total assets**	**554,439**	**-**
Liabilities - ***Breakdown by liability classes according to the balance sheet in the published financial statements***			
L.1.	Amounts owed to credit institutions	1,430	-
L.2.	Amounts owed to customers	4,185	-
L.3.	Debts evidenced by certificates	431,703	-
L.4.	Other liabilities	4,008	-
L.5.	Accruals and deferred income	17,958	-
L.6.	Provisions	5,946	-
L.7.	Subscribed capital	22,191	1
L.8.	Reserves	62,336	-
L.8.a	Reserve fund	24,880	2
L.8.b	Additional reserves	20,946	2
L.8.c	Special activities reserve	14,015	3
L.8.d	General loan reserve	2,495	EU-3a
L.9.	Profit for the financial year	2,880	EU-5a
L.10.	Equity attributable to minority interest	1,802	-
L.11.	**Total liabilities**	**554,439**	**-**

Template EU CCA — Main features of regulatory own funds instruments and eligible liabilities instruments

Capital adequacy and risk-weighted exposure amounts | 47

Amounts are in EUR million, unless otherwise indicated a Qualitative or quantitative information 1 Issuer European Investment Bank 2 Unique identifier (e.g. CUSIP, ISIN or Bloomberg identifier for private placement) N/A 2a Public or private placement Private 3 Governing law(s) of the instrument Statute of the European Investment Bank, Treaty on European Union and Treaty on the Functioning of the European Union 3a Contractual recognition of write down and conversion powers of resolution authorities No Regulatory treatment 4 Current treatment taking into account, where applicable, transitional CRR rules Common Equity Tier 1 5 Post-transitional CRR rules Common Equity Tier 1 6 Eligible at solo/(sub-)consolidated/ solo&(sub-)consolidated Solo and consolidated 7 Instrument type (types to be specified by each jurisdiction) Share capital 8 Amount recognised in regulatory capital or eligible liabilities (Currency in million, as of most recent reporting date) 22,191 9 Nominal amount of instrument 248,795,606,881 EU-9a Issue price N/A EU-9b Redemption price N/A 10 Accounting classification Shareholders’ equity 11 Original date of issuance N/A 12 Perpetual or dated Perpetual 13 Original maturity date No maturity 14 Issuer call subject to prior supervisory approval No 15 Optional call date, contingent call dates and redemption amount N/A 16 Subsequent call dates, if applicable N/A Coupons / dividends 17 Fixed or floating dividend/coupon N/A. In accordance with Article 309 of the Treaty on the Functioning of the European Union, the EIB operates on a non-profit-making basis and therefore does not pay out dividends. 18 Coupon rate and any related index N/A 19 Existence of a dividend stopper N/A EU-20a Fully discretionary, partially discretionary or mandatory (in terms of timing) N/A EU-20b Fully discretionary, partially discretionary or mandatory (in terms of amount) N/A 21 Existence of step up or other incentive to redeem No 22 Noncumulative or cumulative N/A 23 Convertible or non-convertible Non-convertible 24 If convertible, conversion trigger(s) N/A 25 If convertible, fully or partially N/A 26 If convertible, conversion rate N/A 27 If convertible, mandatory or optional conversion N/A 28 If convertible, specify instrument type convertible into N/A 29 If convertible, specify issuer of instrument it converts into N/A 48 | December 2025 EIB Group Risk Management Disclosure Report

30 Write-down features No 31 If write-down, write-down trigger(s) N/A 32 If write-down, full or partial N/A 33 If write-down, permanent or temporary N/A 34 If temporary write-down, description of write-up mechanism N/A 34a Type of subordination (only for eligible liabilities) N/A EU-34b Ranking of the instrument in normal insolvency proceedings 1 35 Position in subordination hierarchy in liquidation (specify instrument type immediately senior to instrument) N/A 36 Non-compliant transitioned features No 37 If yes, specify non-compliant features N/A 37a Link to the full term and conditions of the instrument (signposting) N/A According to Articles 7(4) and 25 of the EIB Statute, the EIB’s Board of Governors is the only body competent, by unanimous decision, to suspend the EIB’s activities and, should the event arise, to liquidate the EIB. Based on the above and as stipulated in its BBP Guiding Principles, the EIB is not subject to regulatory requirements concerning resolution. Consequently, the Bank does not have to comply with Total Loss-absorbing Capacity (‘TLAC’) or institution-specific minimum requirement for own funds and eligible liabilities (‘MREL’), as defined within the European Union. Capital adequacy and risk-weighted exposure amounts | 49

Template EU PV1 — Prudent valuation adjustments (PVA)

The template below shows a breakdown of the additional valuation adjustments ('AVA') applied to fair value instruments on the EIB Group's balance sheet by risk category. AVAs, which represent the haircut applied to fair value instruments to account for valuation uncertainty, need to be deducted from the regulatory own funds.

		a	b	c	d	e	EU e1	EU e2	f	g	h
Amounts are in EUR million, unless otherwise indicated		**Risk category**					**Category level AVA - Valuation uncertainty**		**Total category level post-diversification**		
	Category level AVA	**Equity**	**Interest Rates**	**Foreign exchange**	**Credit**	**Commodities**	**Unearned credit spreads AVA**	**Investment and funding costs AVA**		**Of which: Total core approach in the trading book**	**Of which: Total core approach in the banking book**
1	Market price uncertainty	-	-	-	-	-	-	-	-	-	-
3	Close-out cost	-	-	-	-	-	-	-	-	-	-
4	Concentrated positions	-	-	-	-	-	-	-	-	-	-
5	Early termination	-	-	-	-	-	-	-	-	-	-
6	Model risk	-	-	-	-	-	-	-	-	-	-
7	Operational risk	-	-	-	-	-	-	-	-	-	-
10	Future administrative costs	-	-	-	-	-	-	-	-	-	-
12	**Total Additional Valuation Adjustments (AVAs)**								**8**	**-**	**-**

50 | **December 2025 EIB Group Risk Management Disclosure Report**

5 CREDIT RISK 5.1 Internal framework for credit risk management Credit risk is the risk that the economic value and/or earnings of the EIBG decline due to the uncertainty with respect to the counterparties’ ability or willingness to meet the terms of the contractual obligations. This section does not cover credit risk arising from over-the-counter (OTC) derivatives transactions and securities financing transactions, which is defined as counterparty credit risk in this report and is covered in Chapter 6. Credit risk exposures on securitisation positions are included in this chapter only when indicated but are covered in more detail in Chapter 7. The credit risk management process consists of identifying, analysing, measuring and reporting the risks incurred by the Group in its operations and making decisions to effectively manage these risks. The following sections describe the credit risk assessment processes of the EIB and of the EIF. EIB’s credit risk responsibilities and processes As far as the lending cycle is concerned, the main credit risk responsibilities within the first and second line of defence are divided between GR&C, the Operations Directorate (‘OPS’), the EIB Global Directorate (‘GLO‘) and the Portfolio Management and Monitoring Directorate (‘PMM’). As a second line of defence, GR&C is responsible for setting the credit risk management framework for the origination and monitoring of lending exposures. In addition, GR&C provides an independent second line of defence opinion or validation in relation to credit risk decision-making within the entire credit cycle, including loan proposal, credit risk-related contractual amendments, restructuring, validation of specific provisions, Early Warning Signals/Non Performing Exposures (EWS/NPE) and forbearance status, counterparty internal rating, LGD (Loss Given Default) and counterparty climate risk assessment based on an established framework. OPS/GLO are responsible for the origination of new loans, due diligence, financial analysis of the borrowing entities and the evaluation of the structure of the operations using quantitative and qualitative metrics with input from the Projects Directorate (‘PJ‘) and the Legal Directorate (‘JU‘). PMM monitors the credit quality of lending operations, in particular the borrowers’ and guarantors' creditworthiness, the value of securities and collateral received, management of event resolutions, etc. together with the assessment and negotiation of restructuring operations within a dedicated restructuring team. Credit risk | 51

Credit risk guidelines GR&C, in consultation with other services within the Bank, is responsible for the credit risk guidelines setting the key principles for origination of new lending exposures (including, amongst others, minimum qualifying criteria for borrowers and guarantors in lending operations, acceptable structure of the operations, acceptable securities, risk pricing, etc.), ongoing monitoring of credit risk at individual exposure level throughout the loan cycle and the identification and monitoring of EWS, NPE and forbearance exposures. Other guidelines and internal policies relevant for the credit risk management of the Bank include the various internal policies referred to in sections 5.4, 5.5 and Chapter 12. The Bank’s MC approves changes to the credit risk guidelines. Product-specific guidelines for complex/higher-risk products In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general credit risk guidelines, presented above. The following types of operations are covered by specific sections of the guidelines: • Subordinated corporate lending and corporate hybrids. • Project finance transactions. • Loan substitutes • Risk-sharing operations. Lending outside the European Union As lending outside the European Union often implies a higher risk profile than lending operations within the Union, the Bank established dedicated credit risk guidelines for such transactions to ensure that they are in line with the Bank’s risk appetite and reflect mandates that the EIB receives. Similarly to all other transactions, the EIB estimates expected losses taking into account a counterparty’s internal rating and a transaction’s contractual features and assigns a loan grading to non-EU lending transactions. To estimate the residual expected loss, the EIB also takes into account the credit support provided by the European Union or Member States, as applicable. Beyond capturing the credit strength of a potential counterparty, EIB risk assessment also considers local and country jurisdiction and currency circumstances, which affect particular market environments, such as for emerging market investments. General mandate risk principles for Impact Finance Mandates Impact Finance Mandates are mandates generally with full risk coverage38 38 On an ad-hoc basis, the general mandate credit risk principles apply to specific Impact Finance sub-portfolios under the InvestEU mandate, where the EIB takes a limited senior risk. for the Bank and whereby implementation and the risk spectrum are beyond the Bank’s rules, policies and procedures applied to operations it carries out at its own risk. As a consequence, the standard credit risk guidelines do not apply and the Bank has codified general mandate credit risk principles and follows specific qualitative credit risk assessment procedures agreed between the Bank and the mandators. GR&C has also 38 On an ad-hoc basis, the general mandate credit risk principles apply to specific Impact Finance sub-portfolios under the InvestEU mandate, where the EIB takes a limited senior risk. 52 | December 2025 EIB Group Risk Management Disclosure Report

established specific guidelines for the management and monitoring of existing credit exposures under Impact Finance Mandates. Exposures under Impact Finance Mandates are carved out from the application of BBP and are consequently excluded from the templates on credit risk quality. The lending process: contractual guidelines A legal analysis is performed to determine whether a counterparty can comply with the contractual standards. Legal framework Guidelines set out orientation points for the legal framework under which the Bank may lend and, in particular, aspects like the governing laws and jurisdictions for the settlement of disputes which the Bank deems acceptable in view of its specific status as a multilateral financial institution owned by the Member States of the European Union. Risk mitigation techniques In its credit risk guidelines, the Bank details its approach to credit risk mitigation, which is based on a robust due diligence process, adequate levels of security and guarantees as well as protective clauses included in its loan agreements. Risk mitigation clauses are the contractual clauses included in the lending documents signed by the Bank and its counterparts. These documents are, principally, the loan agreement and any guarantee, security or collateral agreement. Risk mitigating clauses may include, amongst others, specific clauses making the disbursement of the loan conditional on certain requirements being satisfied, undertakings (covenants) given by the counterparty to the Bank (such as financial covenants or Loss of Rating clauses vis-à-vis the borrower or guarantor) and events of default enabling the Bank to take certain steps on the occurrence of a credit event post-signature. These clauses are designed to protect the Bank against the deterioration of a borrower’s credit risk and to enable it to act to preserve its position upon the occurrence of any such event and reflect the nature of the counterparty and other factors affecting the credit risk profile of the relevant operation. Acceptable counterparties Whether or not a given entity is acceptable to the Bank as a counterparty in a lending operation is determined on the basis of an assessment of the entity using, amongst others, quantitative metrics but also relying on experience and expert judgment. The following key elements are taken into account: • Satisfaction of a Minimum Internal Rating (‘MIR’) requirement set on the basis of the Bank’s Internal Rating Methodology; • Minimum Qualifying Status (‘MQS’) in case of the existence of a rating from a recognised credit rating agency; • Counterparty limits/thresholds; Credit risk | 53

The lending process: counterparty exposure limits The EIB Group monitors and manages single name concentration risk39 39 With regard to concentration risk arising from credit mitigation activities, the EIB continuously monitors and reports its concentration for exposures guaranteed by Member States. from a regulatory and internal point of view. Internal counterparty and portfolio limits From an internal point of view, to ensure adequate diversification of credit exposures, the Bank places counterparty-based thresholds/limits on its maximum exposure40 40 The Bank’s consolidated exposure to the same counterparty, including lending, treasury and derivative exposures. to financial institutions, corporates, sub-sovereign public authorities and public sector entities (as borrowers and/or guarantors). Counterparty thresholds/limits are designed to keep lending exposures within a pre-defined proportion of the Bank’s own funds or the counterparties’ own funds/operating revenue. Thresholds/limits can be set on a nominal or risk-adjusted basis, the latter based on the nature of the counterparty and the existence of external guarantees or collateral provided as security for the relevant exposure. The Bank also has exposure limits for certain sectors of economic activity and has established thresholds to monitor its exposure in non-EU countries. Regulatory large exposure limits In addition to the Bank’s own limits referred to above, and in adherence to BBP applicable to the EIB, the Group applies the regulatory large exposure limits on the maximum exposure to a single client or a group of connected clients. The Group is currently in the process of implementing an internal framework to enable the identification, assessment, monitoring and reporting of shadow banking exposures. EIB’s loan grading system The loan grading system is used for internal credit risk assessment of the EIB’s lending operations and is an important part of the loan appraisal and monitoring process. A loan grading reflects the present value of the estimated level of the lifetime expected loss for that loan, this being the net present value of the product of the probability of default, the loan exposure at risk and the loss given default. The loan grading system is used for the following purposes: • performance of quantitative assessment of lending risks; • indicator of credit risk variations for the purposes of prioritising monitoring efforts; • description of the Bank’s loan portfolio quality at a given date; • benchmark for calculating the annual additions to the GLR and SAR; • input in risk pricing decisions. 39 With regard to concentration risk arising from credit mitigation activities, the EIB continuously monitors and reports its concentration for exposures guaranteed by Member States. 40 The Bank’s consolidated exposure to the same counterparty, including lending, treasury and derivative exposures. 54 | December 2025 EIB Group Risk Management Disclosure Report

The following factors are used to determine a loan grading: • The borrower’s creditworthiness: on the basis of an internal proposal by the first line of defence, GR&C independently reviews borrowers/guarantors and assesses their creditworthiness based on internal methodologies. In line with the Basel III Internal Ratings Based approach adopted, the Bank has developed an internal rating methodology (‘IRM’) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types. • The default correlation: this quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower’s and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the loan grading. • The value of guarantee instruments and of securities: this value is assessed on the basis of a combination of the issuer’s creditworthiness and the type of instrument used. • The applicable recovery rate: the amount assumed to be recovered following a default by the relevant counterparty expressed as a percentage of the relevant loan exposure. • The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its loan grading. • The duration of the loan or, more generally, the cash flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in servicing of the loan. Risk pricing methodology The Bank has a risk pricing methodology, which ensures that the risk attached to any given operation is adequately remunerated. The level of risk pricing is based on a number of factors, including the loan grading assigned to the relevant lending operation. EIF’s credit risk and related management The EIF’s credit risk arises mainly through its activity linked to debt products, which encompasses guarantees and securitisations. Credit risk management is based on a three-lines-of-defence model which permeates all areas of the EIF’s business functions and processes: (i) front office, (ii) risk management and compliance functions, and (iii) internal audit. The EIF has developed a sound risk management framework for its Guarantee and Securitisation (G&S) business to analyse and monitor portfolio guarantees and structured finance transactions in line with common market practices. In the context of the risk assessment process relating to its guarantees and securitisations, the Transaction and Mandate Risk (“T&MR”) division reviews each transaction proposal and assessment provided by the Guarantees, Securitisations and Inclusive Finance (“GS&IF”) department in accordance with the EIF’s internal rules and procedures. To limit the concentration risk in the portfolio, the EIF has internal limits based on maximum exposure both at individual transaction and originator level. Transaction limits define the maximum possible exposure dependent on underlying rating and weighted average life. Originator limits are applied to the respective originator’s position per country and exposure rating. Credit risk | 55

The Group’s definition of default, past due and UTP Pursuant to Article 178 of the CRR, the Group’s definition of default, applicable to lending operations41 41 For treasury and derivative operations, slightly different NPE conditions have been defined, which are based rather on contractual events or financial market practices. for regulatory purposes, is such that a default is considered to have occurred when either one or both of the two following conditions are met: • the obligor is past due more than 90 days on any material obligation above a certain threshold towards the EIB Group; and/or • the obligor is assessed as unlikely to pay (‘UTP’) its credit obligations in full towards the EIB Group, without realisation of collateral or security, regardless of the existence of any past due amount or the number of days past due. An obligation for both accounting and regulatory purposes is considered as being “past due” when a contractual payment has not been met. A borrower is flagged as an NPE if it is past due more than 90 consecutive calendar days on any material credit obligation to the EIB (unless considered as a technical default). Absolute (EUR 500) and relative (1% of the borrower’s exposure) materiality thresholds are taken into consideration while flagging 90 days past due. The EIB has been implementing a framework for the quantification of unlikeliness to pay (UTP), based on a risk- based approach. This quantification (UTP test) is based on a forward-looking liquidity assessment and aims at identifying concerns about the counterparty’s ability to generate stable and sufficient cashflows to service debt. The UTP test, which could be triggered by various events, is performed in the following cases: • when a counterparty’s status combines an EWS SICR classification (as defined below) and pre- defined internal rating threshold. Going forward, the UTP test is performed in case of a further deterioration in credit quality that could reasonably lead to an internal rating deterioration; • for lower rated counterparties, when forbearance measures are being considered or the exposure is about to end its forbearance probation period; or • in case of general systemic/political or material events. Early Warning Signals (‘EWS’) and Non-Performing Exposures (‘NPE’) Тhe Bank follows EWS and NPE processes consistent with relevant NPE requirements as BBP applicable to the EIB and defined in the internal EWS/NPE and Forbearance Guidelines. The EWS concept is intended to allow for early detection and prevention of deteriorating credit quality counterparties/transactions. The Bank follows a two-tier EWS framework by identifying counterparties with a Significant Increase in Credit Risk (SICR) and not SICR based on the credit risk assessment performed and specific backstop SICR events. NPEs, which are also relevant for accounting purposes, include loans, debt securities and off-balance sheet exposures that satisfy either one or both of the criteria from Article 178 of the CRR. Non- 41 For treasury and derivative operations, slightly different NPE conditions have been defined, which are based rather on contractual events or financial market practices. 56 | December 2025 EIB Group Risk Management Disclosure Report

performing exposures42 42 The EIB Group adheres to the NPE/NPL regulatory requirements approved, as BBP, subject to adaptations/non-applications, in line with its BBP Guiding Principles. include defaulted and impaired exposures. Total NPEs are the sum of non- performing loans (‘NPL’), non-performing debt securities and non-performing off-balance sheet items. Through the loan lifecycle, the responsible services monitor the exposure based on a dedicated EWS/NPE framework. The EWS and NPE process is typically targeted at assessing and recording financial issues at the level of a counterparty; that is, it does not take into consideration any specificity of the EIB loan, security/collateral arrangements and portfolio guarantees. Both concepts are operationalised through the activation/reversal of dedicated “triggers” reflecting the occurrence of specific credit events and the credit standing of the counterparty in view of such events. The EWS/NPE portfolios are updated on a continuing basis throughout the year and reported to management. Exposures for which there is an application of specific provisions, write-off, debt forgiveness, payment under guarantee, obligation on non-accrued status, or waiver of a material part of accrued interest or fees are classified as NPE. The reversal of an NPE trigger can be initiated typically not before an established probation period, provided that a number of conditions are fulfilled, amongst others: the NPE event has been resolved; regular payments as per schedule have been made; existing specific provisions fully reversed; and stable financial situation of the counterparty without additional deterioration or unlikeliness to pay being identified. If forbearance measures are extended to a NPE counterparty, the exposures shall be considered to have ceased being non-performing after a 12-month cure period has elapsed, provided there is no indication of unlikeliness to pay. The EIF has implemented the EWS and NPE concept applying specific triggers to its Guarantee and Securitisation (G&S) business. Impairment provisions For accounting purposes, an operation (meaning a loan, a commitment such as a guarantee, a commitment to extend credit or another credit product) is considered for the determination of the need for a specific impairment provision following the occurrence of one or more pre-defined impairment triggers derived from the EWS/NPE framework. Specific impairment provisions are recorded for impaired contracts. Within the Group, the determination of such provisions is carried out at contract level. The corresponding impairment amount is equal to the expected unrecoverable amount, that is, the difference between the gross carrying amount of the exposure and the expected recoverable amount. The specific impairment provisions are further adjusted for the guarantee/loss coverage provided by mandators under portfolio guarantees so that, in certain circumstances, defaulted exposures might not be considered impaired due to the portfolio credit enhancement provided to the Group. Write-off and debt forgiveness on outstanding debt exposures might apply on a case-by-case basis as per internal procedures. 42 The EIB Group adheres to the NPE/NPL regulatory requirements approved, as BBP, subject to adaptations/non-applications, in line with its BBP Guiding Principles. Credit risk | 57

Quantitative credit risk disclosures

Since the EIB Group's ratio of the gross carrying amount of non-performing loans and advances divided by the total gross carrying amount of loans and advances subject to the definition of non-performing according to Article 47a of Regulation (EU) No 575/2013 is less than 5%, the below set of templates has been adapted accordingly. Exposures under Impact Finance Mandates have been excluded from the NPE disclosure templates. Accrued interest on loans and advances and debt securities is not included in the gross carrying amounts disclosed.

Template EU CR1 — Performing and non-performing exposures and related provisions

The template below shows a breakdown of the performing and non-performing exposures and related provisions by product and counterparty type:

		a	d	g	j	m
		Gross carrying amount/nominal amount		Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		Accumulated partial write-off
Amounts are in EUR million, unless otherwise indicated		Performing exposures	Non-performing exposures	Performing exposures – accumulated impairment and provisions	Non-performing exposures – accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
005	**Cash balances at central banks and other demand deposits**	**2,210**	**-**	**-**	**-**	-
010	**Loans and advances**	**465,908**	**5,160**	**-0**	**-695**	**-17**
020	Central banks	10,595	-	-	-	-
030	General governments	115,178	740	-	-	-
040	Credit institutions	87,965	187	-0	-0	-
050	Other financial corporations	27,447	-	-0	-	-
060	Non-financial corporations	224,723	4,233	-	-695	-17
070	*Of which SMEs*	-	-	-	-	-
080	Households	-	-	-	-	-
090	**Debt securities**	**53,375**	**3**	**-**	**-**	-
100	Central banks	42	-	-	-	-
110	General governments	19,472	-	-	-	-
120	Credit institutions	17,893	-	-	-	-
130	Other financial corporations	10,784	3	-	-	-
140	Non-financial corporations	5,184	-	-	-	-
150	**Off-balance-sheet exposures**	**166,774**	**1,526**	**-79**	**-9**	
160	Central banks	100	-	-	-	
170	General governments	43,110	282	-	-	
180	Credit institutions	44,097	67	-77	-0	
190	Other financial corporations	18,023	10	-2	-9	
200	Non-financial corporations	61,443	1,166	-0	-	
210	Households	-	-	-	-	
220	**Total**	**688,266**	**6,689**	**-79**	**-705**	**-17**

58 | **December 2025 EIB Group Risk Management Disclosure Report**

Template EU CR1-A — Maturity of exposures

This template provides a maturity breakdown of the on-balance sheet exposures of the Group, namely the loans and advances and debt securities portfolio based on the residual maturity of the instrument.

		a	b	c	d	e	f
		Net exposure value					
Amounts are in EUR million, unless otherwise indicated		On demand	<= 1 year	> 1 year <= 5 years	> 5 years	No stated maturity	Total
1	Loans and advances	-	42,081	78,976	349,316	-	470,373
2	Debt securities	-	14,988	20,680	17,710	-	53,378
3	**Total**	**-**	**57,069**	**99,656**	**367,026**	**-**	**523,751**

Template EU CR2 — Changes in the stock of non-performing loans and advances

The following template displays information on the changes in the stock of non-performing loans from the end of 2024 to the current reporting period.

		a
Amounts are in EUR million, unless otherwise indicated		Gross carrying amount
010	**Initial stock of non-performing loans and advances**	**3,814**
020	Inflows to non-performing portfolios	2,560
030	Outflows from non-performing portfolios	- 1,214
040	Outflows due to write-offs	- 210
050	Outflow due to other situations[43]	- 1,004
060	**Final stock of non-performing loans and advances**	**5,160**

[43] The outflows from non-performing portfolios are caused by a mix of factors, including contractual repayments, reimbursements from guarantees received and reversals of NPE triggers.

Credit risk | 59

Template EU CQ3 — Credit quality of performing and non-performing exposures by past due days

This template provides further information on the credit quality of the Group's debt portfolio (loans and advances, debt securities and off-balance sheet items) by showing a breakdown of all exposures by buckets of days past due.

		a	b	c	d	e	f	g	h	i	j	k	l
		Gross carrying amount/nominal amount											
		Performing exposures			**Non-performing exposures**								
Amounts are in EUR million, unless otherwise indicated			**Not past due or past due ≤ 30 days**	**Past due > 30 days ≤ 90 days**		**Unlikely to pay that are not past due or are past due ≤ 90 days**	**Past due > 90 days ≤ 180 days**	**Past due > 180 days ≤ 1 year**	**Past due > 1 year ≤ 2 years**	**Past due > 2 years ≤ 5 years**	**Past due > 5 years ≤ 7 years**	**Past due > 7 years**	**Of which defaulted**
005	**Cash balances at central banks and other demand deposits**	**2,210**	**2,210**	-	-	-	-	-	-	-	-	-	-
010	**Loans and advances**	**465,908**	**465,779**	**129**	**5,160**	**4,145**	**19**	**43**	**659**	**284**	-	**9**	**5,160**
020	Central banks	10,595	10,595	-	-	-	-	-	-	-	-	-	-
030	General governments	115,178	115,108	71	740	721	19	-	-	-	-	-	740
040	Credit institutions	87,965	87,944	21	187	187	-	-	-	-	-	-	187
050	Other financial corporations	27,447	27,447	-	-	-	-	-	-	-	-	-	-
060	Non-financial corporations	224,723	224,686	37	4,233	3,237	-	43	659	284	-	9	4,233
070	*Of which SMEs*	-	-	-	-	-	-	-	-	-	-	-	-
080	Households	-	-	-	-	-	-	-	-	-	-	-	-
090	**Debt securities**	**53,375**	**53,375**	-	**3**	**3**	-	-	-	-	-	-	**3**
100	Central banks	42	42	-	-	-	-	-	-	-	-	-	-
110	General governments	19,472	19,472	-	-	-	-	-	-	-	-	-	-
120	Credit institutions	17,893	17,893	-	-	-	-	-	-	-	-	-	-
130	Other financial corporations	10,784	10,784	-	3	3	-	-	-	-	-	-	3
140	Non-financial corporations	5,184	5,184	-	-	-	-	-	-	-	-	-	-

60 | **December 2025 EIB Group Risk Management Disclosure Report**

Amounts are in EUR million, unless otherwise indicated a b c d e f g h i j k l Gross carrying amount/nominal amount Performing exposures Non-performing exposures Not past due or past due ≤ 30 days Past due > 30 days ≤ 90 days Unlikely to pay that are not past due or are past due ≤ 90 days Past due > 90 days ≤ 180 days Past due > 180 days ≤ 1 year Past due > 1 year ≤ 2 years Past due > 2 years ≤ 5 years Past due > 5 years ≤ 7 years Past due > 7 years Of which defaulted 150 Off-balance-sheet exposures 166,774 1,526 1,526 160 Central banks 100 - - 170 General governments 43,110 282 282 180 Credit institutions 44,097 67 67 190 Other financial corporations 18,023 10 10 200 Non-financial corporations 61,443 1,166 1,166 210 Households - - - 220 Total 688,266 521,364 129 6,689 4,149 19 43 659 284 - 9 6,689 Credit risk | 61

Template EU CQ4 — Quality of non-performing exposures by geography

This template displays a geographical breakdown of the Group's debt portfolio. Columns b) and d) are not disclosed as the Group's NPL ratio is below 5%.

All EU Member States are separately reported in the template and only non-EU countries to which the EIB Group has a total exposure in excess of EUR 10 billion are separately reported in the template.

		a	c	e	f	g
		Gross carrying/nominal amount		Accumulated impairment	Provisions on off-balance-sheet commitments and financial guarantees given	Accumulated negative changes in fair value due to credit risk on non-performing exposures
Amounts are in EUR million, unless otherwise indicated			Of which defaulted			
010	**On-balance-sheet exposures**	**524,446**	**5,163**	**-695**		**-**
	France	*70,801*	*540*	*-56*		-
	Spain	*66,379*	*461*	*-0*		-
	Italy	*59,651*	*173*	*-58*		-
	Poland	*39,357*	*361*	*-228*		-
	Germany	*38,582*	*842*	*-203*		-
	United Kingdom	*27,566*	*440*	*-40*		-
	Netherlands	*18,518*	*96*	*-2*		-
	Luxembourg	*17,875*	*69*	*-5*		-
	Belgium	*16,404*	-	-		-
	Finland	*14,943*	*4*	*-1*		-
	Greece	*13,418*	*95*	*-5*		-
	Austria	*12,817*	*99*	*-3*		-
	Sweden	*11,070*	*452*	*-7*		-
	Portugal	*8,980*	*7*	*-1*		-
	Hungary	*7,924*	*274*	-		-
	Czechia	*7,752*	-	-		-
	Ireland	*6,567*	*92*	*-43*		-
	Romania	*5,834*	*11*	*-0*		-
	Denmark	*5,657*	-	-		-
	Slovakia	*3,683*	-	-		-
	Lithuania	*2,742*	-	-		-
	Croatia	*2,689*	-	-		-
	Bulgaria	*2,035*	*15*	*-3*		-
	Slovenia	*1,838*	-	-		-
	Cyprus	*1,780*	*0*	-		-
	Estonia	*1,401*	*30*	*-0*		-
	Latvia	*662*	-	-		-
	Malta	*342*	-	-		-
	Other countries	*57,180*	*1,101*	*-39*		-
080	**Off-balance-sheet exposures**	**168,299**	**1,526**		**-89**	
	France	*21,256*	*222*		*-0*	
	Germany	*16,031*	*186*		*-4*	
	Luxembourg	*15,807*	*46*		*-50*	

62 | **December 2025 EIB Group Risk Management Disclosure Report**

Amounts are in EUR million, unless otherwise indicated a c e f g Gross carrying/nominal amount Accumulated impairment Provisions on off-balance- sheet commitments and financial guarantees given Accumulated negative changes in fair value due to credit risk on non- performing exposures Of which defaulted Spain 15,431 88 -7 Italy 12,819 32 -12 Poland 10,678 40 -0 Greece 5,804 - -2 Netherlands 5,487 44 -0 Portugal 4,739 - -5 Belgium 4,446 - - Romania 3,740 - -0 Ireland 3,011 20 -0 Sweden 2,921 52 - Czechia 2,755 - -1 Austria 2,435 - -1 Finland 2,056 - -2 Denmark 1,573 - -1 Bulgaria 1,202 - -2 Hungary 1,157 - - Cyprus 1,068 - - Croatia 1,002 - -2 Estonia 877 - - Lithuania 500 - - Slovenia 430 - -0 Latvia 414 - - United Kingdom 280 - -0 Malta 155 - -0 Slovakia 102 - - Other countries 30,123 795 - 150 Total 692,746 6,689 -695 -89 - Credit risk | 63

Template EU CQ5 — Credit quality of loans and advances to non-financial corporations by industry

This template shows a sector breakdown of the Group's portfolio of loans to corporates based on the borrower's NACE Rev. 2 code. Columns b) and d) are not disclosed as the Group's NPL ratio is below 5%.

		a	c	e	f
		Gross carrying amount		Accumulated impairment	Accumulated negative changes in fair value due to credit risk on non-performing exposures
Amounts are in EUR million, unless otherwise indicated			Of which defaulted		
010	Agriculture, forestry and fishing	352	13	-0	-
020	Mining and quarrying	1,526	0	-	-
030	Manufacturing	22,449	1,058	-210	-
040	Electricity, gas, steam and air conditioning supply	46,270	531	-11	-
050	Water supply	16,207	75	-1	-
060	Construction	9,441	236	-156	-
070	Wholesale and retail trade	1,815	17	-1	-
080	Transport and storage	60,358	391	-154	-
090	Accommodation and food service activities	26	-	-	-
100	Information and communication	7,740	70	-21	-
110	Financial and insurance activities	22,489	607	-1	-
120	Real estate activities	9,958	3	-	-
130	Professional, scientific and technical activities	13,994	890	-97	-
140	Administrative and support service activities	1,271	13	-0	-
150	Public administration and defence, compulsory social security	4,939	-	-	-
160	Education	3,870	185	-36	-
170	Human health services and social work activities	5,621	143	-7	-
180	Arts, entertainment and recreation	7	-	-	-
190	Other services	625	-	-	-
200	**Total**	**228,956**	**4,233**	**-695**	-

Restructurings and forbearance

The EIB's definition of a restructured exposure follows that of Article 178 (3) point (d) of the CRR and is consistent with the definition of forborne exposure as defined in Annex V to Commission Implementing Regulation (EU) 2021/451 of 17 December 2020.

Exposures (loans, debt securities and loan commitments) shall be treated as forborne by the EIB if forbearance measures were granted to the counterparty, irrespective of whether any amount is past due, or the exposure is classified as defaulted.

64 | **December 2025 EIB Group Risk Management Disclosure Report**

Forbearance measures consist of "concessions" that the EIB decides to make towards an obligor which due to financial difficulties is considered unable to comply with the contractual debt service terms and conditions. These forbearance measures aim to enable the obligor to (totally or partially) service the debt or to refinance the contract.

Performing exposures with forbearance measures (performing forborne exposures) shall comprise forborne exposures that do not meet the criteria to be considered as non-performing and are included in the performing exposures category (that is, the debtor is not classified as NPE).

Non-performing exposures with forbearance measures (non-performing forborne exposures) shall comprise forborne exposures that meet the criteria to be considered as non-performing and are included in the non-performing category (that is, the debtor is classified as NPE).

Template EU CQ1 — Credit quality of forborne exposures

This template presents an overview of the forborne exposures of the Group with a split between performing and non-performing exposures and related provisions by product and counterparty. Compared to the December 2024 GRMDR, the total performing and non-performing forborne exposures reported in this template increased significantly.

		a	b	c	d	e	f
		Gross carrying amount/nominal amount of exposures with forbearance measures				**Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions**	
		Performing forborne	**Non-performing forborne**			**On performing forborne exposures**	**On non-performing forborne exposures**
Amounts are in EUR million, unless otherwise indicated				Of which defaulted	Of which impaired		
005	Cash balances at central banks and other demand deposits	-	-	-	-	-	-
010	**Loans and advances**	**1,071**	**2,762**	**2,762**	**2,224**	**-**	**-522**
020	*Central banks*	-	-	-	-	-	-
030	*General governments*	-	*22*	*22*	-	-	-
040	*Credit institutions*	*3*	*166*	*166*	*20*	-	*-0*
050	*Other financial corporations*	-	-	-	-	-	-
060	*Non-financial corporations*	*1,069*	*2,574*	*2,574*	*2,205*	-	*-522*
070	*Households*	-	-	-	-	-	-
080	**Debt securities**	**-**	**3**	**3**	**-**	**-**	**-**
090	**Loan commitments given**	**425**	**487**	**487**	**-**	**-**	**-**
100	**Total**	**1,496**	**3,252**	**3,252**	**2,224**	**-**	**-522**

Credit risk | 65

5.2 Credit risk mitigation The Bank details its approach to credit risk mitigation in its credit risk guidelines, which include the type of collateral and guarantees the Bank accepts. Credit risk mitigation used to limit the exposure of derivatives and securities financing transactions is presented in Chapter 6. The Bank accepts various types of credit enhancements and has defined requirements on the security’s quality at the level of the guarantor, the collateral provider and the security obtained. The typical eligible credit enhancements include guarantees, pledge of assets and/or financial collateral. The Bank does not use credit derivatives as a means of mitigating credit risk. The effect of credit risk mitigation is calculated using the Financial Collateral Comprehensive Method pursuant to Article 228 of the CRR44 44 Under the Financial Comprehensive Method, the effects of credit risk mitigation are reflected when using the IRB approach by adjusting the loss given default parameter in the calculation of the risk-weighted exposure. . Netting is solely applied for OTC derivatives as described in Chapter 6. For further details on collaterals on loans, securities financing transactions and derivatives as well as on guarantees received on loans (including concentration by rating, guarantor type, collateral type, etc), refer to Note U.2.1 (Loans) and Note U.2.2 (Treasury) of the EIB Group consolidated financial statement under EU-AD and Note S.2.5.1 (Credit risk policies for derivatives) of the EIB Group consolidated financial statements under IFRS. Collateral and guarantee management The credit risk attached to a particular borrower may be enhanced by the provision of third-party guarantees and/or collateral. In order to distinguish between the quality of such credit enhancements, the Bank has a granular classification system defining the essential characteristics of the different types of credit enhancement that may be offered as security. This distinction is based not only on the credit standing of the issuer of the relevant instrument but also on the instruments’ legal enforceability and liquidity. Guarantees Guarantees represent one type of credit enhancement. Detailed rules are set out in the credit risk guidelines in relation to, among others: • minimum rating requirements for guarantors and the Bank’s rights if the guarantor loses such rating; • monitoring of guarantors; • acceptable caps on guarantees. 44 Under the Financial Comprehensive Method, the effects of credit risk mitigation are reflected when using the IRB approach by adjusting the loss given default parameter in the calculation of the risk-weighted exposure. 66 | December 2025 EIB Group Risk Management Disclosure Report

Pledge of assets and/or financial collateral Alternatively, a credit enhancement can be made by a pledge on assets, which is typically in the form of: • pledge of financial collateral (government and corporate bonds, cash and, on an exceptional basis, shares); • assignment of financial rights (for example, a claim on underlying loan exposures or revenues); and • cash on bank accounts (no pledge agreement) held with an independent bank. Security eligibility and collateral management Detailed rules are set out in the credit risk guidelines in relation to, among others: • asset eligibility; • haircuts based on security type, rating, maturity, liquidity, currency; • frequency of monitoring of collateral, exposures and coverage ratios (daily); and • rules for collateral valuation. 5.3 Use of the standardised approach The Group continues to make relatively limited use of the standardised approach for credit risk (SA), including exposures incurred in the context of Full Delegation Risk Sharing Guarantee Products and, more recently, exposures towards insurance, reinsurance and monoline companies. Moreover, it should be noted that equity exposures under CRR III are now mandatorily treated under SA and this portfolio is significant within the overall exposures of the EIB Group. The newly introduced exposure classes ‘acquisition, development and construction’ (ADC) and ‘income producing real estate’ (IPRE) were deemed not applicable to the EIB Group in line with its BBP Framework. Investments in collective investment undertakings treated under the look-through, mandate-based or fall-back approach in accordance with Article 152 of the CRR are reported in templates CR4 and CR5 below while exposures to CIUs which the Group opted to deduct from own funds are excluded from both templates but duly referenced in template EU CC1. As said above, with the CRR III implementation, exposures towards insurance, reinsurance and monoline companies are now treated under the standardised approach and reported in the below templates under the exposure class “Corporates”. For this type of exposure, external ratings from the three credit rating agencies deemed nominated/eligible External Credit Assessment Institutions (ECAIs) by the Credit Risk Guidelines (CRGs) of the EIB – (Moody’s, S&P and Fitch) – are taken into consideration, when available, for determining the corresponding risk weights. If more than one external rating is available for a specific counterparty/issue, the selection criteria as set out in Article 138 et seq. CRR are applied to determine the relevant risk weight for regulatory capital calculation. Likewise, all the remaining rules contained in CRR governing the use of external credit ratings are applied as BBP, including Article 113(1) on the assessment in accordance with Article 79, point (b) of CRD. Credit risk | 67

For any other type of exposure treated, for credit risk under the SA under an internally approved Permanent Partial Use (PPU)[45], the EIB Group currently does not make use of external ratings from ECAIs to determine the corresponding risk weights. Rather, investments within the affected exposure classes receive standardised risk weights according to the treatment applied to externally unrated exposures provided in the CRR.

Template EU CR4 — standardised approach — Credit risk exposure and CRM effects

This template presents an overview of the EIB Group's exposures under the standardised approach for which the Group applies fixed risk weights from the CRR instead of its own internal estimation of credit risk parameters for the calculation of regulatory capital requirements. Amounts are in EUR million, unless otherwise indicated.

		Exposures before CCF and before CRM		Exposures post CCF and post CRM		RWEAs and RWEAs density	
		On-balance-sheet exposures	Off-balance-sheet exposures	On-balance-sheet exposures	Off-balance-sheet amount	RWEAs	RWEAs density (%)
Exposure classes		a	b	c	d	e	f
1	Central governments or central banks	-	-	-	-	-	-
2	Non-central government public sector entities	-	698	-	349	149	42.79%
EU 2a	Regional government or local authorities	-	-	-	-	-	-
EU 2b	Public sector entities	-	698	-	349	149	42.79%
3	Multilateral development banks	-	-	-	-	-	-
EU 3a	International organisations	-	-	-	-	-	-
4	Institutions	-	-	-	-	-	-
5	Covered bonds	-	-	-	-	-	-
6	Corporates	0	5,395	898	2,988	3,527	90.76%
6.1	Of which: Specialised Lending	-	-	-	-	-	-
7	Subordinated debt exposures and equity	3,104	3,968	1,481	1,986	7,181	207.12%
EU 7a	Subordinated debt exposures	-	-	-	-	-	-
EU 7b	Equity	3,104	3,968	1,481	1,986	7,181	207.12%
8	Retail	-	-	-	-	-	-
9	Secured by mortgages on immovable property and ADC exposures	-	-	-	-	-	-
9.1	Secured by mortgages on residential immovable property - non IPRE	-	-	-	-	-	-
9.2	Secured by mortgages on residential immovable property - IPRE	-	-	-	-	-	-

[45] For the purposes of the calculation of the standardised total risk exposure amount (S-TREA) provided under Article 92 of the CRR and used for the application of the output floor, additional external credit ratings could be used for other asset types.

68 | December 2025 EIB Group Risk Management Disclosure Report

Exposure classes		Exposures before CCF and before CRM		Exposures post CCF and post CRM		RWEAs and RWEAs density	
		On-balance-sheet exposures	Off-balance-sheet exposures	On-balance-sheet exposures	Off-balance-sheet amount	RWEAs	RWEAs density (%)
		a	b	c	d	e	f
9.3	Secured by mortgages on commercial immovable property - non IPRE	-	-	-	-	-	-
9.4	Secured by mortgages on commercial immovable property - IPRE	-	-	-	-	-	-
9.5	Acquisition, Development and Construction (ADC)	-	-	-	-	-	-
10	Exposures in default	-	-	-	-	-	-
EU 10a	Claims on institutions and corporates with a short-term credit assessment	-	-	-	-	-	-
EU 10b	Collective investment undertakings (CIU)	10,616	6,513	8,497	5,335	32,306	233.56%
EU 10c	Other items	-	-	-	-	-	-
12	**TOTAL**	**13,720**	**16,574**	**10,876**	**10,659**	**43,163**	**200.44%**

Credit risk | 69

Template EU CR5 — Standardised approach This template shows a breakdown of the EIB Group's exposures under the standardised approach by regulatory exposure class and risk weights. The category “Others” (column y)) contains CIUs that are treated according to to the underlying exposures, either after applying the look-through or the mandate-based approach. Amounts are in EUR million, unless otherwise indicated. Risk weight Total Of which unrated Exposure classes 0% 2% 4% 10% 20% 30% 35% 40% 45% 50% 60% 70% 75% 80% 90% 100% 105% 110% 130% 150% 250% 370% 400% 1250% Others a b c d e f g h i j k l m n o p q r s t u v w x y z aa 1 Central governments or central banks - - - - - - - - - - - - - - - - - - - - - - - - - - - 2 Non-central government public sector entities - - - - 250 - - - - - - - - - - 99 - - - - - - - - - 349 - EU 2a Regional government or local authorities - - - - - - - - - - - - - - - - - - - - - - - - - - - EU 2b Public sector entities - - - - 250 - - - - - - - - - - 99 - - - - - - - - - 349 - 3 Multilateral development banks - - - - - - - - - - - - - - - - - - - - - - - - - - - EU 3a International organisations - - - - - - - - - - - - - - - - - - - - - - - - - - - 4 Institutions - - - - - - - - - - - - - - - - - - - - - - - - - - - 5 Covered bonds - - - - - - - - - - - - - - - - - - - - - - - - - - - 6 Corporates - - - - 104 - - - - 319 - - 465 - - 2,998 - - - - - - - - - 3,886 2,998 6.1 Of which: Specialised Lending - - - - - - - - - - - - - - - - - - - - - - - - - - - 7 Subordinated debt exposures and equity - - - - - - - - - - - - - - - 991 - - - - 2,476 - - - - 3,467 3,467 EU 7a Subordinated debt exposures - - - - - - - - - - - - - - - - - - - - - - - - - - - EU 7b Equity - - - - - - - - - - - - - - - 991 - - - - 2,476 - - - - 3,467 3,467 70 | December 2025 EIB Group Risk Management Disclosure Report

Risk weight Total Of which unrated Exposure classes 0% 2% 4% 10% 20% 30% 35% 40% 45% 50% 60% 70% 75% 80% 90% 100% 105% 110% 130% 150% 250% 370% 400% 1250% Others a b c d e f g h i j k l m n o p q r s t u v w x y z aa 8 Retail exposures - - - - - - - - - - - - - - - - - - - - - - - - - - - 9 Secured by mortgages on immovable property and ADC exposures - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.1 Secured by mortgages on residential immovable property - non IPRE - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.1.1 no loan splitting applied - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.1.2 loan splitting applied (secured) - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.1.3 loan splitting applied (unsecured) - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.2 Secured by mortgages on residential immovable property - IPRE - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.3 Secured by mortgages on commercial immovable property - non IPRE - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.3.1 no loan splitting applied - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.3.2 loan splitting applied (secured) - - - - - - - - - - - - - - - - - - - - - - - - - - - Credit risk | 71

Risk weight Total Of which unrated Exposure classes 0% 2% 4% 10% 20% 30% 35% 40% 45% 50% 60% 70% 75% 80% 90% 100% 105% 110% 130% 150% 250% 370% 400% 1250% Others a b c d e f g h i j k l m n o p q r s t u v w x y z aa 9.3.3 loan splitting applied (unsecured) - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.4 Secured by mortgages on commercial immovable property - IPRE - - - - - - - - - - - - - - - - - - - - - - - - - - - 9.5 Acquisition, Development and Construction (ADC) - - - - - - - - - - - - - - - - - - - - - - - - - - - 10 Exposures in default - - - - - - - - - - - - - - - - - - - - - - - - - - - EU 10a Claims on institutions and corporates with a short-term credit assessment - - - - - - - - - - - - - - - - - - - - - - - - - - - EU 10b Collective investment undertakings (CIU) - - - - - - - - - - - - - - - - - - - - - - - - 13,832 13,832 13,832 EU 10c Other items - - - - - - - - - - - - - - - - - - - - - - - - - - - EU 11c TOTAL - - - - 354 - - - - 319 - - 465 - - 4,089 - - - - 2,476 - - - 13,832 21,534 20,297 72 | December 2025 EIB Group Risk Management Disclosure Report

5.4 Use of the Internal Ratings Based approach The Internal Ratings based (‘IRB’) approach enables banks to use their own risk parameters to quantify required capital for credit risk. While the EIB Group previously voluntarily adopted the CRR Advanced Internal Ratings based (‘A-IRB’) approach for capital calculation, following approval by the relevant governing bodies and in line with the implementation of the amended Capital Requirements Regulation (CRR III), it transitioned during 2024 to the Foundation Internal Ratings Based approach (‘F- IRB’) for all IRB exposures except EU Sovereigns46 46 It is to be noted that these exposures are allocated by the EIB to the A-IRB approach for calculation of credit risk capital requirements and corresponding disclosures despite the application of an LGD of 0%, assuming no expected loss, in line with the EIB’s specific framework, that is, the BBP Guiding Principles. (including the EC and EU Central Banks) and specialised finance exposures (project finance), which will continue to be treated under the existing approach until the implementation of the revised project finance slotting framework. Under F-IRB, for regulatory capital requirement (‘Pillar I’) purposes, internal models are only used for Probability of Default (PD) estimation, while Loss Given Default (LGD) and Credit Conversion Factor (CCF) parameters are prescribed by the regulation. In accordance with CRR III, the calculation of capital requirements reflects the removal of the regulatory PD scaling factor and the application of revised prescribed LGD values. LGD and CCF models, developed in alignment with best practices, exist for all material exposure classes of the Bank and are still used, together with PD models, for purposes other than regulatory purposes such as risk pricing, loan monitoring, economic capital and IFRS9 provisioning. All these models are still under the Group Model Risk Management framework as Tier 1 models47 47 For further details on the methodology for the allocation of models to different tiers please refer to section 11.3. and subject to regular validation exercises; however, only the PD models are maintained, reviewed and validated in strict compliance with regulatory requirements applicable, as BBP, to regulatory internal models. The Group has set up a stress testing framework, in which the internal credit risk parameters and how they change under different macroeconomic scenarios play a major role. Internal ratings The EIB has developed an Internal Rating Methodology (‘IRM’) to determine the internal ratings of its counterparties and the rating approach is differentiated by counterparty types. The EIF applies a similar rating scale for internal purposes. The table below sets out the relationship between the EIB’s internal ratings, equivalent external ratings and the ratings’ definitions. 46 It is to be noted that these exposures are allocated by the EIB to the A-IRB approach for calculation of credit risk capital requirements and corresponding disclosures despite the application of an LGD of 0%, assuming no expected loss, in line with the EIB’s specific framework, that is, the BBP Guiding Principles. 47 For further details on the methodology for the allocation of models to different tiers please refer to section 11.3. Credit risk | 73

Table 3: EIB rating mapping scale

Internal rating	Equivalent Moody's rating	Rating definition
1	Aaa	Counterparty of prime credit quality, with minimal credit risk.
2+	Aa1	High credit quality counterparty and subject to very low credit risk. Considerable stability of earnings, strong position in a non-cyclical sector and moderate leverage. Long-term prospects quite solid.
2	Aa2	
2-	Aa3	
3+	A1	Good credit quality counterparty and subject to low credit risk. Capacity to repay all obligations in the normal course of business is undoubted, but operating in a cyclical sector (or not having a strong position in a non-cyclical one), and therefore potentially showing a degree of vulnerability to downturns. Long-term prospects remain, however, solid.
3	A2	
3-	A3	
4+	Baa1	Acceptable credit quality counterparty subject to moderate credit risk but with an exposure to economic or industry cycles that could well lead, in the medium term, to a material deterioration in the borrower's financial performance.
4	Baa2	Minimum acceptable credit quality counterparty subject to increased credit risk.
4-	Baa3	Counterparty is financially vulnerable to external or internal factors such as high leverage, highly cyclical and competitive industries, or where event risk is a major consideration. Short-term solvency is not in question, but long-term prospects are uncertain.
5+	Ba1	Financially weak counterparty, whose capacity to repay obligations on a timely basis may be in question.
5	Ba2	
5-	Ba3	
6+	B1	Counterparty subject to high credit risk; capacity to repay questionable.
6	B2	
6-	B3	
7	Caa2	Counterparty judged to be of very poor credit standing and subject to very high credit risk.
8	D	Counterparty in default.

Internal rating process and models

In order to ensure the independence of the rating assignment, there is an established framework for division of responsibilities between OPS/GLO (Loan Officers), PMM (Portfolio Monitoring Officers) and GR&C-RM (Credit Officers) regarding the due diligence and internal rating exercise for counterparties involved in lending operations.

Several control mechanisms of the internal ratings system have been established to ensure the internal rating models are robust:

- Under the mandate of the Credit Risk Control function ('CRCF')[48], the Internal Modelling division in GR&C-RM and the Economics Department within the General Secretariat are responsible for the design and continuous refinement of the internal rating model methodologies, the review, maintenance and monitoring of the models' performance and oversight of the rating systems as a whole.
- A separate validation team within GR&C ensures the internal models' compliance with applicable BBP.
- The Internal Rating Models Management Committee ('IRMMC') has decision-making authority on the design, selection, implementation, oversight and performance of the internal credit risk parameter models.
- The Internal Audit function is responsible for checking annually the integrity of the internal rating system and its adherence to all applicable requirements.

48 Article 190 of the CRR requires that Financial Institutions establish a Credit Risk Control Unit (CRCU). As within the EIB, the CRC function is not located within a single unit, the term CRC Function (CRCF) is used instead of CRCU.

74 | December 2025 EIB Group Risk Management Disclosure Report

An Annual Rating Model Performance report covering the performance of all PD/rating models for regulatory purposes and other relevant credit risk parameter models under the remit of the CRCF is submitted to senior management and the MC on a yearly basis. Additionally, the IRMMC is informed on a regular basis through separate monitoring reports. The objective of the model monitoring and performance reports is to assess whether the models are fit for purpose, that is, to ensure that a possible deterioration of model performance is detected and addressed in a timely manner. From a credit risk perspective, model monitoring is a second line of defence control activity performed by the CRCF with the aim of measuring the underlying credit risk of the Bank’s portfolios and monitoring whether the models and its risk drivers still provide an adequate credit risk assessment. In terms of model risk, model monitoring is a first line of defence control activity under the responsibility of the model owner aimed at identifying deficiencies in the model design and implementation or a potential misuse of the model. Model monitoring comprises the following main components49 49 According to BCBS, “Working Paper No. 14: Studies on the Validation of Internal Rating Systems”. : (i) monitoring of model estimates and (ii) monitoring of the model use and application. For both components, quantitative metrics and statistical methods are applied, complemented by qualitative methods and judgment. For the monitoring of estimates of model parameters, a distinction is made between back-testing and benchmarking analyses: • Back-testing means the use of statistical methods to compare model estimates and realised outcomes in line with CRR Art. 174(d) and Art. 185(b). • Benchmarking refers to a comparison of internal estimates across banks with external benchmarks or estimates of challenger models (such as external ratings, pooled data, supervisory models) in line with CRR Art. 185(c). With regard to the model use and application, the content of the monitoring activities depends on the peculiarities of the model. Examples are the model use on the appropriate portfolio, timely re-rating or the extent of overrides. The internal rating models rely on quantitative factors and an analyst’s opinion for qualitative factors, complemented by model-specific adjustments such as group or sovereign support adjustments. EU and non-EU counterparties are generally subject to the same rating approach. The Rating Model for Corporates follows a modular approach to assess the credit risk of corporate entities (excluding project finance counterparties) applying both quantitative and qualitative factors in a balanced manner. An initial anchor result is determined with an automated Industry Module, an automated Quantitative Module and a comprehensively guided Qualitative Module. This anchor is enhanced with three guided adjustments, focusing on risks related to Financial Policy, Liquidity and Management & Governance. The model rating is obtained after accounting for support or limitations of the counterparty operating in a Corporate group structure and environment (country). Finally, the overriding tools can be applied to incorporate information that has not been considered in the model. 49 According to BCBS, “Working Paper No. 14: Studies on the Validation of Internal Rating Systems”. Credit risk | 75

The internal rating model for Financial Institutions separates the stand-alone credit assessment into a quantitative rating derived from financial and macro factors, which are automatically sourced from internal data systems, and a qualitative assessment provided by model users following detailed guidance. Explicit sovereign and group support assessment is evaluated as a combination of both willingness and ability of the sovereign and/or group to support, using a new robust module. The model was developed using statistical methods, model parameters were empirically estimated and a specific calibration by means of a functional form was introduced. The final rating also allows for expert judgmental overrides. In line with its BBP Guiding Principles, assuming no expected loss, exposures towards the European Union, Member States and central banks of Member States are carved out from regulatory capital requirements. Non-EU sovereigns (including central banks) are rated by the Economics Department. The internal rating model for sub-sovereign public authority (‘SSPA’) counterparties assesses the two main areas, operating environment and financial position/risk, to derive an initial rating from the scorecard. Subsequently, model-driven adjustments are applied including a country test (to ensure the rating is in line with the rating of the sovereign) and overriding adjustments (expert-based). A new internal rating model was introduced in 2025 for public sector entities (‘PSE’) for capital calculation purposes. The PSE rating model offers two approaches: Top-Down and Bottom-Up. If the PSE is highly integrated with the sovereign authority, the Top-Down method applies, using the parent rating as the starting point. Otherwise, the Bottom-Up approach is used, starting with a stand-alone rating. The rating approach is determined automatically by the model that produces a representative score for the (sub-)sovereign support assessment. The stand-alone rating is based on industry and qualitative scores from the Corporate rating model, complemented by a redesigned qualitative assessment tailored for PSEs to enhance objectivity. The internal rating model for project finance counterparties assesses project risks, including technology, construction and operation risks as well as financial, market, legal and counterparty risks. This assessment considers both quantitative and qualitative criteria and takes into account contract- specific features as well as the political, economic and regulatory environment to determine an initial rating. When the final rating is derived, overriding tools can be applied to incorporate information that was not captured in the scoring sheet. Requests for information addressed to the EIB Group, including those related to the internal rating decisions concerning applicants for loans are handled by the InfoDesk in line with the Group’s Transparency Policy. As the Group does not directly lend to SMEs, these will usually be informed that loan decisions and conditions of financing fall within the remit of the financial intermediaries and that the Group is not involved in the rating decision-making process. 76 | December 2025 EIB Group Risk Management Disclosure Report

Credit risk parameters

The following table provides an overview of the internal models per exposure class including the models and methodologies applied to estimate the internal credit risk parameters for IRB purposes.

Table 4: Overview of EIB internal models used for regulatory purposes

Component	Portfolio	Main models		Description of model and methodology	CRR category
		Number of models per portfolio	Description		
PD	*Corporates*	*2*	*PD Corporates*	*Statistical based model*	*Exposures to Corporates*
			PD Project Finance	*Scoring sheet*	*Exposures to Corporates – specialised lending*
	Financial Institutions	*1*	*PD Financial Institutions*	*Statistical based model*	*Exposures to Institutions*
	Sovereign/Public Sector	*3*	*PD Sub-Sovereign Public Authorities*	*Scoring sheet*	*Exposures to Central governments and central banks or exposures to regional government or local authorities when sub-sovereign exposures are not treated as central governments and central banks as per the CRR criteria.*
			PD Central governments and their central banks (non EU)	*Statistical based model with expert judgment*	
			PD Public Sector Entities	*Statistical based model*	*Exposures to Public sector entities when public sector entities' exposures are not treated as central governments and central banks exposures as per the CRR criteria.*
LGD	*Corporates*	*1*	*LGD Project Finance*	*Model based on sector, nature of revenue and debt seniority*	*Exposures to Corporates – specialised lending*

Due to the shortage of statistically relevant historical default data, the Bank uses external estimates of PDs for its internal ratings. For EU Credit Risk Guidelines (CRG) counterparts, internal rating grades are mapped to Moody's rating grades taking into account the criteria of the internal and external ratings. The calibration method for PDs is based on Moody's published data on default experience and internal default history.

Template CR9.1 below provides information on the back-testing of PDs estimates using respectively Moody's and GEMs' (Global Emerging Markets Risk) [50] rating grades.

The A-IRB LGD model for project finance relies on external data at sector level also allowing for expert judgment to be applied, and a downturn LGD is used for regulatory capital purposes. On the basis of the protection provided by its preferred creditor status (PCS) as enshrined in its Statute (Article 26.2, exemption from all forms of requisition or expropriation), the Bank assumes full recovery of its EU Member States' assets upon maturity[51]. Hence, no credit risk is assumed on the Bank's direct and guaranteed exposures to the European Union and EU Member States. Furthermore, central banks of EU Member States benefit from the same regime, as per the Bank's BBP Framework.

The templates below provide detailed information on specific portfolios of the EIB Group treated under the IRB approach.

---

50 For non-EU CRG counterparties, default data history was also provided through the GEMs database, which allowed for statistical modelling.

51 EIB exposure to EU Member States, except for exposure in the form of debt instruments with collective action clauses.

Credit risk | 77

Template EU CR6 — IRB approach — Credit risk exposures by exposure class and PD range

The templates below display a breakdown of the EIBG portfolio under IRB for specific regulatory exposure classes. In line with the correspondent EBA Implementing Technical Standards (ITS), exposures are reported in columns a) to c) and f) before credit risk mitigation and in columns "PD range", d) to e) and g) to l) taking into consideration the substitution effect of credit protection received. CIU investments and securitisation tranches guaranteed by sovereigns or supranational organisations are excluded from the templates. Internally unrated counterparties are included under the "100 (Default)" PD bucket. Amounts are in EUR million, unless otherwise indicated.

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
		a	b	c	d	e	f	g	h	i	j	k	l
Central governments and central banks													
	0.00 to <0.15	54,545	11,634	40.00%	178,203	0.04%	27	0.00%	4	-	-	-	-3
	0.00 to <0.10	41,446	9,329	40.00%	159,386	0.03%	25	0.00%	4	-	-	-	-3
	0.10 to <0.15	13,099	2,304	40.00%	18,817	0.14%	2	0.00%	4	-	-	-	-
	0.15 to <0.25	11,929	2,036	40.00%	19,784	0.15%	2	0.00%	4	-	-	-	-
	0.25 to <0.50	3,760	1,922	40.00%	4,529	0.28%	1	0.00%	5	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <1.75	-	-	-	-	-	-	-	-	-	-	-	-
	1.75 to <2.5	-	-	-	-	-	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-	-	-	-	-	-
	2.50 to <5	-	-	-	-	-	-	-	-	-	-	-	-
	5 to <10	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <20	-	-	-	-	-	-	-	-	-	-	-	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-	-	-	-	-	-
Sub-total central governments and central banks		**70,234**	**15,592**	**40.00%**	**202,516**	**0.06%**	**30**	**0.00%**	**4**	**-**	**-**	**-**	**-3**

78 | **December 2025 EIB Group Risk Management Disclosure Report**

A-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
		a	b	c	d	e	f	g	h	i	j	k	l
Corporates — Specialised lending													
	0.00 to <0.15	4,225	1,282	40.00%	3,477	0.13%	40	24.85%	4	936	26.93%	1	-
	0.00 to <0.10	579	392	40.00%	736	0.09%	5	24.18%	5	175	23.83%	0	-
	0.10 to <0.15	3,646	891	40.00%	2,742	0.14%	35	25.03%	4	761	27.76%	1	-
	0.15 to <0.25	3,116	68	79.49%	3,127	0.15%	52	25.68%	5	985	31.51%	1	-
	0.25 to <0.50	5,143	881	40.00%	4,148	0.38%	60	27.62%	5	2,106	50.77%	4	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	2,953	1,457	41.05%	3,401	1.37%	46	30.04%	5	2,969	87.30%	14	-0
	0.75 to <1.75	1,946	1,263	41.21%	2,342	1.08%	31	28.11%	5	1,818	77.62%	7	-0
	1.75 to <2.5	1,007	193	40.00%	1,059	2.02%	15	34.31%	5	1,151	108.72%	7	-
	2.50 to <10	782	244	40.00%	814	7.17%	11	26.26%	4	926	113.74%	15	-
	2.50 to <5	25	-	0.00%	25	3.56%	1	40.00%	4	35	140.90%	0	-
	5 to <10	757	244	40.00%	789	7.29%	10	25.83%	4	891	112.88%	15	-
	10 to <100	52	-	0.00%	52	13.03%	3	35.00%	5	97	186.69%	2	-
	10 to <20	52	-	0.00%	52	13.03%	3	35.00%	5	97	186.69%	2	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	831	248	40.00%	687	100.00%	17	39.76%	1	699	101.68%	381	-248
Sub-total corporates — specialised lending		**17,102**	**4,181**	**41.01%**	**15,707**	**5.25%**	**229**	**27.63%**	**4**	**8,718**	**55.51%**	**419**	**-248**
Total A-IRB (all exposure classes)		**87,336**	**19,773**	**40.21%**	**218,223**		**259**		**4**	**8,718**	**4.00%**	**419**	**-251**

Credit risk | 79

F-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
		a	b	c	d	e	f	g	h	i	j	k	l
Central governments and central banks													
	0.00 to <0.15	51,703	12,639	40.00%	59,227	0.05%	146	45.00%	3	10,169	17.17%	13	-
	0.00 to <0.10	44,249	10,693	40.00%	48,488	0.03%	126	45.00%	3	6,377	13.15%	7	-
	0.10 to <0.15	7,454	1,946	40.00%	10,739	0.14%	20	45.00%	3	3,793	35.32%	7	-
	0.15 to <0.25	2,248	2,075	40.00%	2,946	0.15%	4	45.00%	3	1,122	38.09%	2	-
	0.25 to <0.50	1,309	193	40.00%	272	0.28%	6	45.00%	3	142	52.36%	0	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	107	100	40.00%	298	1.40%	3	45.00%	3	307	103.00%	2	-
	0.75 to <1.75	107	100	40.00%	298	1.40%	3	45.00%	3	307	103.00%	2	-
	1.75 to <2.5	-	-	-	-	-	-	-	-	-	-	-	-
	2.50 to <10	3	-	0.00%	411	7.26%	1	45.00%	3	704	171.17%	13	-
	2.50 to <5	3	-	0.00%	3	3.56%	1	45.00%	3	3	134.88%	0	-
	5 to <10	-	-	0.00%	409	7.29%	-	45.00%	3	700	171.40%	13	-
	10 to <100	65	40	40.00%	81	13.03%	1	45.00%	3	172	211.95%	5	-
	10 to <20	65	40	40.00%	81	13.03%	1	45.00%	3	172	211.95%	5	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	1,109	-	0.00%	0	100.00%	6	45.00%	3	-	0.00%	0	-
Sub-total central governments and central banks		**56,544**	**15,047**	**40.00%**	**63,236**	**0.13%**	**167**	**45.00%**	**3**	**12,617**	**19.95%**	**36**	**-**

80 | **December 2025 EIB Group Risk Management Disclosure Report**

F-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
		a	b	c	d	e	f	g	h	i	j	k	l
Regional governments and local authorities													
	0.00 to <0.15	21,475	5,973	40.00%	25,495	0.05%	155	45.00%	3	5,076	19.91%	6	-
	0.00 to <0.10	19,232	5,681	40.00%	22,597	0.04%	132	45.00%	3	4,053	17.94%	4	-
	0.10 to <0.15	2,244	292	40.00%	2,898	0.14%	23	45.00%	3	1,023	35.32%	2	-
	0.15 to <0.25	2,492	230	40.00%	2,730	0.15%	22	45.00%	3	1,040	38.09%	2	-
	0.25 to <0.50	1,673	1,275	86.29%	2,770	0.30%	23	45.00%	3	1,488	53.74%	4	-0
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	304	37	40.00%	247	1.77%	5	45.00%	3	273	110.62%	2	-
	0.75 to <1.75	149	7	40.00%	113	1.48%	3	45.00%	3	118	105.21%	1	-
	1.75 to <2.5	154	30	40.00%	135	2.02%	2	45.00%	3	155	115.14%	1	-
	2.50 to <10	14	-	-	-	-	1	-	-	-	-	-	-
	2.50 to <5	-	-	-	-	-	-	-	-	-	-	-	-
	5 to <10	14	-	0.00%	-	0.00%	1	0.00%	-	-	0.00%	-	-
	10 to <100	32	50	40.00%	20	13.03%	3	45.00%	3	42	211.95%	1	-
	10 to <20	32	50	40.00%	20	13.03%	3	45.00%	3	42	211.95%	1	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	472	-	0.00%	472	100.00%	5	45.00%	3	-	0.00%	212	-
Sub-total regional governments and local authorities		**26,462**	**7,565**	**47.80%**	**31,733**	**1.59%**	**214**	**45.00%**	**3**	**7,920**	**24.96%**	**227**	**-0**

Credit risk | 81

F-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
		a	b	c	d	e	f	g	h	i	j	k	l
Public sector entities													
	0.00 to <0.15	51,967	12,389	40.00%	29,990	0.06%	217	45.00%	3	6,079	20.27%	8	-
	0.00 to <0.10	41,085	9,044	40.00%	25,477	0.04%	165	45.00%	3	4,485	17.60%	5	-
	0.10 to <0.15	10,882	3,345	40.00%	4,513	0.14%	52	45.00%	3	1,594	35.32%	3	-
	0.15 to <0.25	3,470	728	40.00%	3,115	0.15%	27	45.00%	3	1,187	38.09%	2	-
	0.25 to <0.50	1,235	552	40.00%	839	0.36%	23	45.00%	3	491	58.55%	1	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	351	290	40.00%	206	0.99%	6	45.00%	3	188	91.20%	1	-
	0.75 to <1.75	351	190	40.00%	206	0.99%	5	45.00%	3	188	91.20%	1	-
	1.75 to <2.5	0	100	40.00%	-	0.00%	1	0.00%	-	-	0.00%	-	-
	2.50 to <10	177	231	40.00%	0	3.56%	4	45.00%	3	0	134.88%	0	-
	2.50 to <5	177	231	40.00%	0	3.56%	4	45.00%	3	0	134.88%	0	-
	5 to <10	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <100	2,058	330	40.00%	-	0.00%	3	0.00%	-	-	0.00%	-	-
	10 to <20	2,058	330	40.00%	-	0.00%	3	0.00%	-	-	0.00%	-	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	279	44	40.00%	284	100.00%	13	45.00%	3	-	0.00%	128	-39
Sub-total public sector entities		**59,538**	**14,564**	**40.00%**	**34,433**	**0.90%**	**293**	**45.00%**	**3**	**7,944**	**23.07%**	**140**	**-39**

82 | **December 2025 EIB Group Risk Management Disclosure Report**

F-IRB	PD range	On-balance sheet exposures	Off-balance-sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
		a	b	c	d	e	f	g	h	i	j	k	l
Institutions													
	0.00 to <0.15	64,878	13,510	40.00%	53,558	0.08%	212	40.50%	3	15,223	28.42%	16	-
	0.00 to <0.10	49,828	9,671	40.00%	39,916	0.06%	177	42.77%	3	10,491	26.28%	10	-
	0.10 to <0.15	15,050	3,839	40.00%	13,642	0.14%	35	33.86%	3	4,731	34.68%	6	-
	0.15 to <0.25	4,477	804	40.00%	3,024	0.15%	34	32.52%	3	964	31.86%	2	-
	0.25 to <0.50	6,602	2,743	42.34%	3,948	0.35%	51	16.43%	3	967	24.50%	2	-0
	0.50 to <0.75	-	-	0.00%	-	0.00%	-	0.00%	-	-	0.00%	-	-
	0.75 to <2.50	2,359	1,441	40.00%	1,423	1.31%	45	37.85%	3	1,343	94.35%	7	-
	0.75 to <1.75	1,412	921	40.00%	1,360	1.28%	32	38.64%	3	1,308	96.19%	7	-
	1.75 to <2.5	947	520	40.00%	63	2.02%	13	20.78%	3	34	54.56%	0	-
	2.50 to <10	132	544	42.76%	337	3.56%	3	45.00%	3	455	134.88%	5	-1
	2.50 to <5	132	544	42.76%	337	3.56%	3	45.00%	3	455	134.88%	5	-1
	5 to <10	-	-	0.00%	-	0.00%	-	0.00%	-	-	0.00%	-	-
	10 to <100	0	-	0.00%	0	13.03%	1	45.00%	3	0	220.00%	-	-
	10 to <20	0	-	0.00%	0	13.03%	1	45.00%	3	0	220.00%	-	-
	20 to <30	-	-	0.00%	-	0.00%	-	0.00%	-	-	0.00%	-	-
	30 to <100	-	-	0.00%	-	0.00%	-	0.00%	-	-	0.00%	-	-
	100 (Default)	4,126	1,451	40.06%	562	100.00%	76	32.50%	3	-	0.00%	183	-
Sub-total institutions		**82,575**	**20,494**	**40.39%**	**62,852**	**1.04%**	**422**	**38.50%**	**3**	**18,951**	**30.15%**	**215**	**-1**

Credit risk | 83

F-IRB	PD range	On-balance sheet exposures	Off-balance sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
		a	b	c	d	e	f	g	h	i	j	k	l
Corporates — General													
	0.00 to <0.15	67,434	15,504	42.26%	72,846	0.12%	207	40.10%	3	20,748	28.48%	34	-0
	0.00 to <0.10	21,285	6,915	42.17%	23,939	0.07%	119	40.30%	3	5,394	22.53%	7	-
	0.10 to <0.15	46,148	8,589	42.34%	48,907	0.14%	88	40.00%	3	15,354	31.40%	26	-0
	0.15 to <0.25	17,163	6,346	41.42%	19,387	0.15%	95	39.81%	3	6,543	33.75%	12	-0
	0.25 to <0.50	21,830	6,077	45.36%	23,067	0.34%	183	40.07%	3	11,883	51.52%	32	-0
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	9,179	3,496	49.15%	8,248	1.20%	128	40.62%	3	7,519	91.17%	40	-2
	0.75 to <1.75	8,487	3,219	49.45%	7,671	1.13%	109	40.54%	3	6,855	89.36%	35	-2
	1.75 to <2.5	691	277	45.71%	577	2.02%	19	41.59%	3	665	115.27%	5	-
	2.50 to <10	1,138	593	40.00%	98	4.53%	25	42.37%	3	147	150.64%	2	-
	2.50 to <5	117	93	40.00%	73	3.56%	10	41.55%	3	97	133.46%	1	-
	5 to <10	1,021	500	40.00%	25	7.29%	15	44.73%	3	51	199.98%	1	-
	10 to <100	532	131	40.00%	175	13.03%	27	43.68%	3	403	230.20%	10	-
	10 to <20	532	131	40.00%	175	13.03%	27	43.68%	3	403	230.20%	10	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	1,461	1,105	58.87%	1,526	100.00%	188	40.21%	3	-	0.00%	614	-287
Sub-total corporates — general		**118,736**	**33,252**	**43.89%**	**125,347**	**1.47%**	**853**	**40.09%**	**3**	**47,244**	**37.69%**	**743**	**-289**

84 | **December 2025 EIB Group Risk Management Disclosure Report**

F-IRB	PD range	On-balance sheet exposures	Off-balance sheet exposures pre-CCF	Exposure weighted average CCF	Exposure post CCF and post CRM	Exposure weighted average PD (%)	Number of obligors	Exposure weighted average LGD (%)	Exposure weighted average maturity (years)	Risk weighted exposure amount after supporting factors	Density of risk weighted exposure amount	Expected loss amount	Value adjust-ments and provisions
		a	b	c	d	e	f	g	h	i	j	k	l
Corporates — Specialised Lending													
	0.00 to <0.15	-	-	-	61	0.11%	-	41.40%	3	18	30.18%	0	-
	0.00 to <0.10	-	-	-	17	0.05%	-	45.00%	3	5	27.07%	0	-
	0.10 to <0.15	-	-	-	44	0.14%	-	40.00%	3	14	31.40%	0	-
	0.15 to <0.25	-	-	-	-	-	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	29	1.48%	-	40.00%	3	27	93.52%	0	-
	0.75 to <1.75	-	-	-	29	1.48%	-	40.00%	3	27	93.52%	0	-
	1.75 to <2.5	-	-	-	-	-	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-	-	-	-	-	-
	2.50 to <5	-	-	-	-	-	-	-	-	-	-	-	-
	5 to <10	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	10 to <20	-	-	-	-	-	-	-	-	-	-	-	-
	20 to <30	-	-	-	-	-	-	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-	-	-	-	-	-
Sub-total corporates - specialised lending		**-**	**-**	**-**	**90**	**0.56%**	**-**	**40.94%**	**3**	**46**	**50.86%**	**0**	**-**
Total F-IRB (all exposure classes)		**343,855**	**90,921**	**42.16%**	**317,691**		**1,949**		**3**	**94,722**	**29.82%**	**1,361**	**-329**

Credit risk | 85

Template EU CR6-A — Scope of the use of IRB and SA approaches

The below template exhibits the total amount of exposures treated under the IRB approach before credit risk mitigation (column a) compared to the exposure calculated in the context of the leverage ratio (column b). As explained above, the EIBG treats most of its exposures under the IRB approach and makes relatively limited use of the standardised approach. Accordingly, in alignment with this template, equity exposures are depicted in scope of the Permanent Partial Use, despite their mandatory treatment under the Standardised Approach for credit risk as per Article 133 of the CRR. Additionally, CIU exposures treated in accordance with Article 152 of the CRR are considered as IRB exposures.

Amounts are in EUR million, unless otherwise indicated		Total exposure value as defined in Article 166 CRR for exposures subject to IRB approach	Total exposure value for exposures subject to the Standardised approach and to the IRB approach	Percentage of total exposure value subject to the permanent partial use of the SA (%)	Percentage of total exposure value subject to IRB approach (%)	Percentage of total exposure value subject to a roll-out plan (%)
		a	b	c	d	e
1	Central governments or central banks	139,033	139,033	0.00%	100.00%	0.00%
2	Regional governments or local authorities	30,078	30,078	0.00%	100.00%	0.00%
3	Public sector entities	65,363	65,713	0.53%	99.47%	0.00%
4	Institutions		90,853	0.00%	100.00%	0.00%
5	Corporates	152,148	155,155	1.94%	98.06%	0.00%
5.1	*Of which Corporates - General*		*136,338*	*2.21%*	*97.79%*	*0.00%*
5.2	*Of which Corporates - Specialised lending*		*18,816*	*0.00%*	*100.00%*	*0.00%*
5.2.1	*Of which Corporates - Specialised lending, excluding slotting approach*		*18,816*	*0.00%*	*100.00%*	*0.00%*
5.2.2	*Of which Corporates - Specialised lending under slotting approach*		-	-	-	-
5.3	*Of which Corporates - Purchased Receivables*		-	-	-	-
6	Retail	-	-	-	-	-
6.1	*of which Retail – Qualifying revolving*		-	-	-	-
6.2	*of which Retail – Secured by residential immovable property*		-	-	-	-
6.3	*Of which Retail - Purchased Receivables*	-	-	-	-	-
6.4	*of which Retail - Other retail exposures*	-	-	-	-	-
7	Equity	-	7,072	100.00%	0.00%	0.00%
EU 7a	Collective investment undertakings (CIU)	16,888	16,888	0.00%	100.00%	0.00%
8	Other non-credit obligation assets	4,453	4,453	0.00%	100.00%	0.00%
9	**Total**	**498,816**	**509,245**	**2.05%**	**97.95%**	**0.00%**

86 | **December 2025 EIB Group Risk Management Disclosure Report**

Template EU CR7 — IRB approach — Effect on the RWEAs of credit derivatives used as CRM techniques

This template shows the impact of credit risk derivatives on banks' capital requirements. As the EIB Group currently does not make use of credit risk derivatives, columns a) and b) of the template display the same figures.

		Pre-credit derivatives risk weighted exposure amount	Actual risk weighted exposure amount
Amounts are in EUR million, unless otherwise indicated		a	b
1	Central governments and central banks – F-IRB	12,617	12,617
EU 1a	Regional governments and local authorities – F-IRB	7,920	7,920
EU 1b	Public sectors entities – F-IRB	7,944	7,944
2	Central governments and central banks – A-IRB	-	-
EU 2a	Regional governments and local authorities A-IRB	-	-
EU 2b	Public sector entities A-IRB	-	-
3	Institutions – F-IRB	18,951	18,951
5	Corporates – F-IRB	47,290	47,290
EU 5a	Corporates – General	47,244	47,244
EU 5b	Corporates – Specialised lending	46	46
EU 5c	Corporates – Purchased receivables	-	-
6	Corporate – A-IRB	8,718	8,718
EU 6a	Corporates – General	-	-
EU 6b	Corporates – Specialised lending	8,718	8,718
EU 6c	Corporates – Purchased Receivables	-	-
EU 8a	Retail – A-IRB	-	-
9	Retail – Qualifying revolving (QRRE)	-	-
10	Retail – Secured by residential immovable property	-	-
EU10a	Retail – Purchased receivables	-	-
EU10b	Retail – Other retail exposures	-	-
17	**Exposures under F-IRB**	**94,722**	**94,722**
18	**Exposures under A-IRB**	**8,718**	**8,718**
19	**Total Exposures**	**103,441**	**103,441**

Credit risk | 87

Template EU CR7-A — IRB approach — Disclosure of the extent of the use of CRM techniques

This template provides a detailed overview of the credit risk protection received on exposures treated under the IRB approach. The last two columns of the template show the final RWEA by regulatory exposure class (obligor exposure class in column m vs. credit protection provider in column n). The Group is currently benefiting from a large amount of unfunded credit protection, which, due to the substitution method, is not reported under columns k) and l) of the A-IRB template, while being reported in the F-IRB template – in line with the EBA mapping tool. Amounts are in EUR million, unless otherwise indicated.

A-IRB		Total exposures	Credit risk Mitigation techniques											Credit risk Mitigation methods in the calculation of RWEAs	
			Funded credit Protection (FCP)									Unfunded credit Protection (UFCP)			
			Part of exposures covered by Financial Collaterals (%)	Part of exposures covered by Other eligible collaterals (%)				Part of exposures covered by Other funded credit protection (%)				Part of exposures covered by Guarantees (%)	Part of exposures covered by Credit Derivatives (%)	RWEA without substitution effects (reduction effects only)	RWEA with substitution effects (both reduction and substitution effects)
					Part of exposures covered by Immovable property Collaterals (%)	Part of exposures covered by Receivables (%)	Part of exposures covered by Other physical collateral (%)		Part of exposures covered by Cash on deposit (%)	Part of exposures covered by Life insurance policies (%)	Part of exposures covered by Instruments held by a third party (%)				
		a	b	c	d	e	f	g	h	I	j	k	l	m	n
1	Central governments and central banks	202,516	0.00%	-	-	-	-	-	-	-	-	-	-	-	-
2	Regional governments and local authorities	-	-	-	-	-	-	-	-	-	-	-	-	-	-
3	Public sector entities	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Corporates	15,707	0.70%	-	-	-	-	-	-	-	-	-	-	9,005	8,718
5.1	Corporates – General	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5.2	Corporates – Specialised lending	15,707	0.70%	-	-	-	-	-	-	-	-	-	-	9,005	8,718
5.3	Corporates – Purchased	-	-	-	-	-	-	-	-	-	-	-	-	-	-

88 | December 2025 EIB Group Risk Management Disclosure Report

A-IRB		Total exposures	Credit risk Mitigation techniques											Credit risk Mitigation methods in the calculation of RWEAs	
			Funded credit Protection (FCP)									Unfunded credit Protection (UFCP)		RWEA without substitution effects (reduction effects only)	RWEA with substitution effects (both reduction and substitution effects)
			Part of exposures covered by Financial Collaterals (%)	Part of exposures covered by Other eligible collaterals (%)				Part of exposures covered by Other funded credit protection (%)				Part of exposures covered by Guarantees (%)	Part of exposures covered by Credit Derivatives (%)		
					Part of exposures covered by Immovable property Collaterals (%)	Part of exposures covered by Receivables (%)	Part of exposures covered by Other physical collateral (%)		Part of exposures covered by Cash on deposit (%)	Part of exposures covered by Life insurance policies (%)	Part of exposures covered by Instruments held by a third party (%)				
		a	b	c	d	e	f	g	h	I	j	k	l	m	n
	Receivables														
6	Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6.1	Retail – Qualifying revolving	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6.2	Retail – secured by residential immovable property	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6.3	Retail – Purchased Receivables	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6.4	Retail – Other retail exposures	-	-	-	-	-	-	-	-	-	-	-	-	-	-
7	**Total**	**218,223**	**0.05%**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**9,005**	**8,718**

Credit risk | 89

F-IRB		Total exposures	Credit risk Mitigation techniques											Credit risk Mitigation methods in the calculation of RWEAs	
			Funded credit Protection (FCP)									Unfunded credit Protection (UFCP)		RWEA **without substitution effects** (reduction effects only)	RWEA **with substitution effects** (both reduction and substitution effects)
			Part of exposures covered by **Financial Collaterals (%)**	Part of exposures covered by **Other eligible collaterals (%)**				Part of exposures covered by **Other funded credit protection (%)**				Part of exposures covered by **Guarantees (%)**	Part of exposures covered by **Credit Derivatives (%)**		
					Part of exposures covered by **Immovable property Collaterals (%)**	Part of exposures covered by **Receivables (%)**	Part of exposures covered by **Other physical collateral (%)**		Part of exposures covered by **Cash on deposit (%)**	Part of exposures covered by **Life insurance policies (%)**	Part of exposures covered by Instruments held by **a third party (%)**				
		a	b	c	d	e	f	g	h	I	j	k	l	m	n
1	Central governments and central banks	63,236	0.00%	-	-	-	-	-	-	-	-	40.33%	0.00%	9,127	12,617
2	Regional governments and local authorities	31,733	0.00%	-	-	-	-	-	-	-	-	0.70%	0.00%	7,439	7,920
3	Public sector entities	34,433	0.00%	-	-	-	-	-	-	-	-	104.90%	0.00%	10,133	7,944
4	Institutions	62,852	7.54%	-	-	-	-	-	-	-	-	60.83%	0.00%	19,788	18,951
5	Corporates	125,437	0.11%	-	-	-	-	-	-	-	-	30.40%	0.00%	48,487	47,290
5.1	Corporates – General	125,347	0.11%	-	-	-	-	-	-	-	-	30.42%	0.00%	48,487	47,244
5.2	Corporates – Specialised lending	90	0.00%	-	-	-	-	-	-	-	-	0.00%	0.00%	-	46
5.3	Corporates – Purchased Receivables	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	**Total**	**317,691**	**1.53%**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**-**	**43.51%**	**0.00%**	**94,975**	**94,722**

90 | **December 2025 EIB Group Risk Management Disclosure Report**

RWEA flow statements of credit risk exposures under the IRB approach

This table presents a breakdown of the evolution of the credit risk RWEA under the IRB approach between the previous and current reporting period.

Amounts are in EUR million

RWEA as at 31.12.2024	**119,661**
Asset size	1,800
Asset quality	45
Model updates	1,841
Methodology and policy	-20,777
Other (including foreign exchange movements)	871
RWEA as at 31.12.2025	**103,441**

The net decrease in the IRB credit risk RWEA over 2025 is mainly driven by the effects from the implementation of the capital requirements under CRR III.

Template CR9 — IRB approach — Back-testing of PD per exposure class (fixed PD scale)

The templates below provide a comparison of internal PD estimates with observed annual default rates for specific segments of the portfolio presented on a five-year average separately by A-IRB and F-IRB regulatory exposure classes. Internally unrated counterparties are included under the "100 (Default)" PD range.

A-IRB

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Central governments and central banks	0.00 to <0.15	28	-	-	0.04%	0.05%	-
	0.00 to <0.10	25	-	-	0.03%	0.03%	-
	0.10 to <0.15	3	-	-	0.14%	0.14%	-
	0.15 to <0.25	-	-	-	0.15%	-	-
	0.25 to <0.50	2	-	-	0.28%	0.26%	-
	0.50 to <0.75	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-
	0.75 to <1.75	-	-	-	-	-	-
	1.75 to <2.5	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-
	2.50 to <5	-	-	-	-	-	-
	5 to <10	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-
	10 to <20	-	-	-	-	-	-
	20 to <30	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-

Credit risk | 91

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Corporates – Specialised lending	0.00 to <0.15	70	-	-	0.13%	0.12%	-
	0.00 to <0.10	21	-	-	0.09%	0.09%	-
	0.10 to <0.15	49	-	-	0.14%	0.14%	-
	0.15 to <0.25	22	-	-	0.15%	0.16%	-
	0.25 to <0.50	42	1	2.38%	0.38%	0.34%	0.48%
	0.50 to <0.75	20	-	-	-	0.56%	-
	0.75 to <2.50	44	2	4.55%	1.37%	1.31%	1.39%
	0.75 to <1.75	33	1	3.03%	1.08%	1.06%	0.61%
	1.75 to <2.5	11	1	9.09%	2.02%	2.05%	3.36%
	2.50 to <10	18	-	-	7.17%	4.39%	2.11%
	2.50 to <5	9	-	-	3.56%	3.17%	-
	5 to <10	9	-	-	7.29%	5.60%	3.48%
	10 to <100	-	-	-	13.03%	-	10.00%
	10 to <20	-	-	-	13.03%	-	-
	20 to <30	-	-	-	-	-	50.00%
	30 to <100	-	-	-	-	-	-
	100 (Default)	13	-	-	100.00%	100.00%	1.43%

92 | December 2025 EIB Group Risk Management Disclosure Report

F-IRB

Exposure class	PD range	Number of obligors at the end of previous year	Of which: number of obligors which defaulted in the year	Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
a	b	c	d	e	f	g	h
Central governments and central banks	0.00 to <0.15	145	-	-	0.05%	0.04%	-
	0.00 to <0.10	142	-	-	0.03%	0.04%	-
	0.10 to <0.15	3	-	-	0.14%	0.14%	-
	0.15 to <0.25	2	-	-	0.15%	0.19%	-
	0.25 to <0.50	4	-	-	0.28%	0.40%	-
	0.50 to <0.75	-	-	-	-	-	-
	0.75 to <2.50	3	-	-	1.40%	1.16%	-
	0.75 to <1.75	2	-	-	1.40%	0.82%	-
	1.75 to <2.5	1	-	-	-	1.84%	-
	2.50 to <10	-	-	-	7.26%	-	-
	2.50 to <5	-	-	-	3.56%	-	-
	5 to <10	-	-	-	7.29%	-	-
	10 to <100	-	-	-	13.03%	-	11.11%
	10 to <20	-	-	-	13.03%	-	11.11%
	20 to <30	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-
	100 (Default)	3	-	-	100.00%	100.00%	-

Exposure class	PD range	Number of obligors at the end of previous year	Of which: number of obligors which defaulted in the year	Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
a	b	c	d	e	f	g	h
Regional governments and local authorities	0.00 to <0.15	169	1	0.59%	0.05%	0.07%	0.60%
	0.00 to <0.10	139	1	0.72%	0.04%	0.05%	0.73%
	0.10 to <0.15	30	-	-	0.14%	0.14%	-
	0.15 to <0.25	-	-	-	0.15%	-	-
	0.25 to <0.50	23	-	-	0.30%	0.31%	-
	0.50 to <0.75	-	-	-	-	-	-
	0.75 to <2.50	3	-	-	1.77%	1.22%	-
	0.75 to <1.75	2	-	-	1.48%	0.82%	-
	1.75 to <2.5	1	-	-	2.02%	2.02%	-
	2.50 to <10	7	-	-	-	7.38%	-
	2.50 to <5	1	-	-	-	3.16%	-
	5 to <10	6	-	-	-	8.09%	-

Credit risk | 93

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
	10 to <100	-	-	-	13.03%	-	-
	10 to <20	-	-	-	13.03%	-	-
	20 to <30	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-
	100 (Default)	3	-	-	100.00%	100.00%	-

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Public sector entities	0.00 to <0.15	226	-	-	0.06%	0.07%	0.19%
	0.00 to <0.10	200	-	-	0.04%	0.06%	0.12%
	0.10 to <0.15	26	-	-	0.14%	0.14%	0.27%
	0.15 to <0.25	0	-	-	0.15%	-	-
	0.25 to <0.50	26	-	-	0.36%	0.34%	0.63%
	0.50 to <0.75	1	-	-	-	0.74%	-
	0.75 to <2.50	9	2	22.22%	0.99%	0.98%	5.35%
	0.75 to <1.75	9	2	22.22%	0.99%	0.98%	5.56%
	1.75 to <2.5	-	-	-	-	-	-
	2.50 to <10	8	-	-	3.56%	5.39%	3.33%
	2.50 to <5	5	-	-	3.56%	2.97%	5.00%
	5 to <10	3	-	-	-	9.40%	-
	10 to <100	-	-	-	-	-	-
	10 to <20	-	-	-	-	-	-
	20 to <30	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-
	100 (Default)	4	-	-	100.00%	100.00%	-

94 | December 2025 EIB Group Risk Management Disclosure Report

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Institutions	0.00 to <0.15	203	-	-	0.08%	0.06%	-
	0.00 to <0.10	172	-	-	0.06%	0.05%	-
	0.10 to <0.15	31	-	-	0.14%	0.12%	-
	0.15 to <0.25	27	-	-	0.15%	0.16%	-
	0.25 to <0.50	42	-	-	0.35%	0.32%	-
	0.50 to <0.75	14	-	-	-	0.52%	-
	0.75 to <2.50	47	-	-	1.31%	1.31%	0.77%
	0.75 to <1.75	35	-	-	1.28%	1.09%	1.05%
	1.75 to <2.5	12	-	-	2.02%	1.95%	-
	2.50 to <10	17	-	-	3.56%	4.82%	0.51%
	2.50 to <5	9	-	-	3.56%	3.24%	-
	5 to <10	8	-	-	-	6.59%	0.91%
	10 to <100	-	-	-	13.03%	-	-
	10 to <20	-	-	-	13.03%	-	-
	20 to <30	-	-	-	-	-	-
	30 to <100	-	-	-	-	-	-
	100 (Default)	2	-	-	100.00%	100.00%	-

Exposure class	PD range	Number of obligors at the end of previous year		Observed average default rate (%)	Exposures weighted average PD (%)	Average PD (%)	Average historical annual default rate (%)
			Of which: number of obligors which defaulted in the year				
a	b	c	d	e	f	g	h
Corporates - General	0.00 to <0.15	221	-	-	0.12%	0.09%	-
	0.00 to <0.10	124	-	-	0.07%	0.06%	-
	0.10 to <0.15	97	-	-	0.14%	0.12%	-
	0.15 to <0.25	72	-	-	0.15%	0.16%	-
	0.25 to <0.50	120	-	-	0.34%	0.32%	0.22%
	0.50 to <0.75	63	-	-	-	0.53%	-
	0.75 to <2.50	105	2	1.90%	1.20%	1.30%	0.79%
	0.75 to <1.75	80	1	1.25%	1.13%	1.08%	0.45%
	1.75 to <2.5	25	1	4.00%	2.02%	2.01%	1.75%
	2.50 to <10	62	-	-	4.53%	6.12%	5.04%
	2.50 to <5	18	-	-	3.56%	3.02%	5.00%
	5 to <10	44	-	-	7.29%	7.39%	4.45%

Credit risk | 95

Exposure class PD range Number of obligors at the end of previous year Observed average default rate (%) Exposures weighted average PD (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h 10 to <100 - - - 13.03% - 1.45% 10 to <20 - - - 13.03% - 1.75% 20 to <30 - - - - - - 30 to <100 - - - - - - 100 (Default) 57 - - 100.00% 100.00% - 96 | December 2025 EIB Group Risk Management Disclosure Report

Template CR9.1 — IRB approach — Back-testing of PD per exposure class (only for PD estimates according to point (f) of Article 180(1) CRR)

The EIBG uses external data from Moody's and GEMs for the calibration of its PD estimates. The templates below display similar information to template CR9, albeit organised by bucket of external rating equivalent with observed annual default rates presented on a five-year average separately by A-IRB and F-IRB regulatory exposure classes. Where applicable, two sets of templates are disclosed, for counterparties covered by EU and non-EU Credit Risk Guidelines (CRG), reflecting the use of a different PD scale for the two types of counterparties. Internally unrated counterparties are included under the "100 (Default)" PD range.

A-IRB – EU CRG counterparties

Exposure class	PD range	External rating equivalent	Number of obligors at the end of previous year		Observed average default rate (%)	Average PD (%)	Average historical annual default rate (%)
				Of which: number of obligors which defaulted in the year			
a	b	c	d	e	f	g	h
Central governments and central banks	0.00 to 0.01	Aaa	8	-	-	0.01%	-
	0.01 to 0.03	Aa1 to Aa3	6	-	-	0.02%	-
	0.03 to 0.08	A1 to A3	11	-	-	0.06%	-
	0.08 to 0.29	Baa1 to Baa3	5	-	-	0.19%	-
	0.29 to 1.39	Ba1 to Ba3	-	-	-	-	-
	1.39 to 5.83	B1 to B3	-	-	-	-	-
	5.83 to 99.99	C	-	-	-	-	-
	100	D	-	-	-	-	-

Credit risk | 97

Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Corporates – Specialised lending 0.00 to 0.01 Aaa - - - - - 0.01 to 0.03 Aa1 to Aa3 - - - - - 0.03 to 0.08 A1 to A3 5 - - 0.08% - 0.08 to 0.29 Baa1 to Baa3 112 - - 0.17% - 0.29 to 1.39 Ba1 to Ba3 64 2 3.13% 0.76% 0.63% 1.39 to 5.83 B1 to B3 20 1 5.00% 3.54% 3.54% 5.83 to 99.99 C - - - - 12.50% 100 D 7 - - 100.00% - A-IRB – Non-EU CRG counterparties Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c D e f g h Corporates – Specialised lending 0.00 to 0.00 Aaa - - - - - 0.00 to 0.06 Aa1 to Aa3 - - - - - 0.06 to 0.11 A1 to A3 - - - - - 0.11 to 0.41 Baa1 to Baa3 - - - - - 0.41 to 1.84 Ba1 to Ba3 8 - - 1.16% - 1.84 to 5.74 B1 to B3 7 - - 3.86% - 5.74 to 99.99 C - - - - 25.00% 100 D 6 - - 100.00% 3.33% 98 | December 2025 EIB Group Risk Management Disclosure Report

F-IRB – EU CRG counterparties Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Central governments and central banks 0.00 to 0.01 Aaa 11 - - 0.01% - 0.01 to 0.03 Aa1 to Aa3 61 - - 0.02% - 0.03 to 0.08 A1 to A3 39 - - 0.05% - 0.08 to 0.29 Baa1 to Baa3 31 - - 0.11% - 0.29 to 1.39 Ba1 to Ba3 4 - - 0.64% - 1.39 to 5.83 B1 to B3 - - - - - 5.83 to 99.99 C - - - - - 100 D - - - - - Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Regional governments and local authorities 0.00 to 0.01 Aaa - - - - - 0.01 to 0.03 Aa1 to Aa3 22 - - 0.03% - 0.03 to 0.08 A1 to A3 100 1 1.00% 0.05% 0.92% 0.08 to 0.29 Baa1 to Baa3 64 - - 0.16% - 0.29 to 1.39 Ba1 to Ba3 8 - - 0.55% - 1.39 to 5.83 B1 to B3 4 - - 4.02% - 5.83 to 99.99 C 4 - - 9.40% - 100 D 3 - - 100.00% - Credit risk | 99

Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Public sector entities 0.00 to 0.01 Aaa 1 - - 0.01% - 0.01 to 0.03 Aa1 to Aa3 45 - - 0.02% - 0.03 to 0.08 A1 to A3 99 - - 0.05% 0.20% 0.08 to 0.29 Baa1 to Baa3 96 - - 0.14% 0.42% 0.29 to 1.39 Ba1 to Ba3 19 2 10.53% 0.66% 2.66% 1.39 to 5.83 B1 to B3 2 - - 3.16% 2.22% 5.83 to 99.99 C 3 - - 9.40% - 100 D 3 - - 100.00% - Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Institutions 0.00 to 0.01 Aaa 5 - - 0.01% - 0.01 to 0.03 Aa1 to Aa3 38 - - 0.02% - 0.03 to 0.08 A1 to A3 118 - - 0.05% - 0.08 to 0.29 Baa1 to Baa3 98 - - 0.18% - 0.29 to 1.39 Ba1 to Ba3 57 - - 0.86% 0.42% 1.39 to 5.83 B1 to B3 18 - - 3.82% - 5.83 to 99.99 C 2 - - 9.64% 2.50% 100 D 2 - - 100.00% - 100 | December 2025 EIB Group Risk Management Disclosure Repo

Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Corporates – General 0.00 to 0.01 Aaa - - - - - 0.01 to 0.03 Aa1 to Aa3 7 - - 0.03% - 0.03 to 0.08 A1 to A3 102 - - 0.06% - 0.08 to 0.29 Baa1 to Baa3 274 - - 0.19% 0.07% 0.29 to 1.39 Ba1 to Ba3 157 1 0.64% 0.79% 0.40% 1.39 to 5.83 B1 to B3 44 1 2.27% 4.03% 0.45% 5.83 to 99.99 C 8 - - 9.58% 8.33% 100 D 50 - - 100.00% - Credit risk | 101

F-IRB – Non-EU CRG counterparties Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Central governments and central banks 0.00 to 0.00 Aaa 2 - - - - 0.00 to 0.06 Aa1 to Aa3 - - - - - 0.06 to 0.11 A1 to A3 3 - - 0.08% - 0.11 to 0.41 Baa1 to Baa3 2 - - 0.32% - 0.41 to 1.84 Ba1 to Ba3 1 - - 1.84% - 1.84 to 5.74 B1 to B3 - - - - - 5.74 to 99.99 C - - - - 11.11% 100 D 3 - - 100.00% - Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Public sector entities 0.00 to 0.00 Aaa - - - - - 0.00 to 0.06 Aa1 to Aa3 - - - - - 0.06 to 0.11 A1 to A3 - - - - - 0.11 to 0.41 Baa1 to Baa3 - - - - - 0.41 to 1.84 Ba1 to Ba3 2 - - 1.04% - 1.84 to 5.74 B1 to B3 3 - - 2.85% - 5.74 to 99.99 C - - - - - 100 D 1 - - 100.00% - 102 | December 2025 EIB Group Risk Management Disclosure Report

Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Institutions 0.00 to 0.00 Aaa - - - - - 0.00 to 0.06 Aa1 to Aa3 1 - - 0.06% - 0.06 to 0.11 A1 to A3 1 - - 0.08% - 0.11 to 0.41 Baa1 to Baa3 3 - - 0.41% - 0.41 to 1.84 Ba1 to Ba3 8 - - 1.84% - 1.84 to 5.74 B1 to B3 1 - - 2.53% - 5.74 to 99.99 C - - - - - 100 D - - - - - Exposure class PD range External rating equivalent Number of obligors at the end of previous year Observed average default rate (%) Average PD (%) Average historical annual default rate (%) Of which: number of obligors which defaulted in the year a b c d e f g h Corporates – General 0.00 to 0.00 Aaa - - - - - 0.00 to 0.06 Aa1 to Aa3 2 - - 0.06% - 0.06 to 0.11 A1 to A3 4 - - 0.10% - 0.11 to 0.41 Baa1 to Baa3 5 - - 0.37% - 0.41 to 1.84 Ba1 to Ba3 15 - - 1.51% 1.18% 1.84 to 5.74 B1 to B3 14 - - 3.81% 10.19% 5.74 to 99.99 C 11 - - 9.45% 1.11% 100 D 7 - - 100.00% - Credit risk | 103

5.5 Equity risk Equity-type risks result from the Group’s investments that expose the Group to the risk of the performance of the investee’s business. The Group is exposed to equity risk stemming from the following sources: Strategic investments: • The EIB’s strategic participation in the European Bank for Reconstruction and Development (‘EBRD’); Equity investments: • Equity-type investments including investments in infrastructure and climate funds as well as private equity funds, predominantly focusing on geographies outside the European Union. • Equity-type investments originated by the EIF on behalf of the EIB in the form of investments in infrastructure and climate funds, venture capital/private equity funds, private debt funds and related structures (for example, co-investment vehicles) and similar structures under ad-hoc facilities under mandate. • Quasi-equity (venture debt) operations which are financing legally structured as loans but are usually remunerated with an equity kicker52 52 From an accounting point of view, quasi-equity loans are considered as debt and consequently reported in the EBA templates under “Loans and advances”, as applicable. and are considered as equity-type operations from a risk perspective. They are typically originated under risk-sharing mandates53 53 Arrangements whereby the Bank shares the risk on underlying credit risk exposures with the mandator. such as InnovFin/EFSI/InvestEU. • Shares that have been obtained in the context of financial restructuring of a publicly quoted or privately held company to which the EIB has lent (“accidental equity”). EIF own-resources indirect equity investments • Indirect equity exposures via Private Equity, Venture Capital, Infrastructure funds and Private Debt funds; • Indirect equity exposures via Funds of Funds; • Secondary indirect equity investments through the purchase of a secondary stake in a fund (for the EIF Equity Discretionary portfolio only); • Direct equity exposures via co-investments (in companies or portfolio companies) to a limited extent. 52 From an accounting point of view, quasi-equity loans are considered as debt and consequently reported in the EBA templates under “Loans and advances”, as applicable.

53 Arrangements whereby the Bank shares the risk on underlying credit risk exposures with the mandator 104 | December 2025 EIB Group Risk Management Disclosure Report

Management, monitoring and reporting The EIB’s Equity Risk Guidelines (“ERG”) address risk issues and related risk mitigating measures associated with indirect equity originated by the EIB and quasi-equity investments irrespective of their geographical focus and origin of funds. Together with the Equity Monitoring Procedures (“EMP”), they set out the monitoring procedures, including the periodic scoring of equity-type investments prepared. The equity-type investments are fair valued periodically and set against their carrying value to calculate performance. The EIF’s Equity Risk Policy Guidelines cover the equity risk investment at appraisal, while the EIF’s Equity Risk Monitoring Guidelines cover the monitoring of such investments, under both EIF own resources and mandates. The core of the EIF’s equity-specific risk management practices consists of a structured and regular fund manager review process, in which the financial performance of each fund manager and fund in the portfolio is assessed, operational issues at the level of fund managers are identified, and remedy actions are agreed. This process is run by both the first and second lines of defence. More specifically, the Fund has developed a toolset to design, manage and monitor portfolios of private equity (‘PE’) funds tailored to the dynamics of this marketplace. This toolset is based on an internal model, which enables the Fund to better assess and verify each fund’s but also each portfolio of funds’ risks and expected future cash flows and performances. Before committing to a PE fund, the EIF assigns an equity score based on the outcome of extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. The funds are monitored by the Fund’s transaction team with a frequency and intensity depending on the underlying level of risk, and equity scores are annually reviewed by the Fund’s risk management team. Equity risk is featured to various levels of detail in internal EIB Group entities’ reporting and regularly submitted to senior management. Capital requirements measurement The CRR contains a hierarchy of credit risk approaches for dealing with equity investments in CIUs. Depending on the level of information available on individual underlying exposures, institutions should apply the different approaches in the following order: • Look-through approach (‘LTA’); • Mandate-based approach (‘MBA’); • Fall-back approach with 1250% risk weight. It should be noted that following the implementation of CRR III, the EIB Group’s equity (including quasi-equity) exposures are treated under the standardised approach for credit risk as already mentioned above. Credit risk | 105

Moreover, as also mentioned above, CIU exposures attracting a risk weight of 1250%, in line with Article 36(1)k of the CRR and also, in line with the Group's approved BBP Framework, certain exposures to CIUs that would have been risk-weighted at less than 1250% are deducted from Common Equity Tier 1 capital items and, therefore, not risk-weighted.

Template EU CR10 — Specialised lending and equity exposures

As the EIB Group's specialised lending activities (project finance portfolio) are not treated under the slotting approach, templates CR10.1-4 are not disclosed.

The template CR10.5 below focuses on equity exposures under Articles 133 (3) to (6) and 495a(3).

Amounts are in EUR million, unless otherwise indicated.

Equity exposures under Articles 133 (3) to (6) and 495a(3) CRR					
	On-balance sheet exposure	**Off-balance sheet exposure**	**Risk weight**	**Exposure value**	**Risk weighted exposure amount**
Categories	a	b	c	d	e
Equity exposures as per Article 495a(3) of CRR	279	713	100%	991	991
Other equity exposures	1,202	1,274	250%	2,476	6,189
Total	**1,481**	**1,986**		**3,467**	**7,181**

106 | **December 2025 EIB Group Risk Management Disclosure Report**

6 COUNTERPARTY CREDIT RISK Counterparty credit risk is defined as the risk that the counterparty of an OTC derivatives transaction or securities financing transaction (‘SFT’) defaults before the final settlement of the transaction’s cash flows, meaning that the counterparty will not be able to fulfil present and future payment obligations. The exposure at risk changes over time as market parameters change and it is of a bilateral nature. The EIB uses derivatives, mainly cross-currency swaps and interest rate swaps (‘IRS’), but also structured swaps, futures, forward rate agreements and currency forwards, as part of its Asset and Liability Management (‘ALM’) activities to manage exposures to interest rate and foreign currency risk and as part of its treasury operations. The EIF does not hold derivatives. The EIB enters into SFTs, mostly in the form of reverse repos with banking counterparties. Such transactions are used as part of its treasury management activities to place liquidity not immediately needed for disbursement of loans. The EIF does not engage in SFTs with external counterparties. Mitigation, monitoring and reporting The EIB’s counterparty credit risk is governed by its FRGs. The Derivatives division within GR&C is responsible for monitoring and measuring counterparty credit risk on derivatives and the Treasury & Liquidity division for monitoring and measuring counterparty credit risk on SFTs. Changes to models and methodology in relation to counterparty credit risk for derivatives are discussed by the Derivatives Strategy and Models Committee (DSMC), which meets quarterly and has the mission to analyse and discuss possible improvements in policies, procedures, models, methods and tools that constitute the operational framework for derivatives transactions at the EIB. Methodology used to assign internal capital and credit limits for counterparty credit exposures, including the methods to assign those limits to exposures to central counterparties The EIB uses internal credit limits for derivatives and SFTs, which are set by GR&C-RM/GFIN based on internal policy guidelines approved by the MC and monitored on a daily basis. Corrective actions are taken in the event of limit breaches and dedicated daily reporting about limit usage is in place. For internal purposes, the Group measures the credit risk exposure related to derivative transactions using the Current Unsecured Exposure54 54 The Current Unsecured Exposure is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. and the Potential Future Exposure for reporting and limit monitoring. The Potential Future Exposure is computed in a simulation engine on multiple time points and under various rating scenarios55 55 Potential Future Exposure is computed taking into account the possible increase in the netting set’s exposure over the margin period of risk of 20 business days. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in the event of default of an important market participant. . Counterparty credit risk | 107

With regard to SFTs, the Group follows a similar approach for calculating the exposure, that is, the total exposure with each counterparty is the sum of the Current Exposure (“CE”) and the Potential Future Exposure (“PFE”) of the net position of bilateral repo and reverse repo transactions outstanding with such counterparty at master netting agreement level. Exposures related to multiple GMRAs with one counterparty are summed up to obtain the exposure for this counterparty. To compute the credit limit usage of SFTs, exposures are risk-weighted by percentage factors depending on the SFT type. Exposures and limits for derivatives and SFTs are consolidated with general credit risk exposures in the global limit system to manage these within the overall credit processes. As regards the methodologies used to assign economic capital for counterparty credit risk exposures, the Group uses its aforementioned internal PFE model. For information on the methodology applied to SFTs, see details under “Capital requirements measurement” below. Policies related to guarantees and other credit risk mitigants, such as netting and the policies for securing collateral and establishing credit reserves As referred to under section 5.2, a number of credit risk mitigants are used to limit the EIB’s counterparty credit risk. To be able to trade OTC derivatives with the EIB, the internal guidelines require commercial banks to enter into an ISDA Master Agreement and an ISDA Credit Support Annex (‘CSA’), as applicable, that have independent amounts linked to the counterparty rating, and the counterparty also needs to satisfy a minimum rating requirement. Currently, existing multilateral development bank and central bank counterparties are not required to enter into CSAs in line with the internal EIB risk guidelines. In order to trade repos and reverse repos with the EIB, commercial banks need to enter into a Global Master Repurchase Agreement (GMRA) which contains the close-out netting provisions. The GMRAs currently in place do not have rating-dependent parameters. Such legally enforceable master netting arrangements are generally accepted and practiced contract types and create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party. More specifically, under such bilateral netting agreements, the amounts payable by each party on any day in respect of the same transaction and in the same currency may be aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions. Minimum conditions for new agreements are specified in the internal EIB risk guidelines. Eligibility criteria for derivatives and repo counterparties as well as risk limits are set in internal policy guidelines approved by the MC. All derivative exposures are priced on a daily basis and, if applicable, collateralised by cash or bonds under a CSA which allows for daily margin calls in nearly all cases. The EIB does not post collateral under any CSA. Collateral received is monitored and valued regularly and an internal haircut that is at least as conservative as the regulatory haircut is applied for internal and external exposure measurement purposes. 108 | December 2025 EIB Group Risk Management Disclosure Report

Margining for SFTs such as tri-party repos is outsourced to tri-party agents that calculate exposure and administer margin calls on an intra-day basis. Margining for SFTs such as bilateral repos is performed by the EIB on a daily basis. The exposure is fully collateralised at transaction level, with a subsequent call in accordance with the underlying agreement. Under the terms of a CSA, securities received as collateral can be re-used. The terms of an ISDA Master Agreement also give the Group the right to terminate the related transactions upon the counterparty’s failure to post collateral after an applicable grace period following notice. The Group receives a material amount of collateral for derivatives covered by a CSA and for reverse repurchase transactions covered by a GMRA. A comprehensive overview of the composition of collateral received for derivatives under an ISDA Master Agreement can be found in Note S.2.5.1, while a summary of collateral received in SFTs is given in Note S.2.4.2 of the EIB Group consolidated financial statements under IFRS. As of 31.12.2025, the collateral received for derivatives is mainly concentrated in EUR and to a lesser extent in USD and CAD while collateral received under SFTs is denominated in a wider range of currencies accepted by the Group. Under its contractual arrangements, the EIB Group is not required to post collateral in the event of a downgrade in its credit rating. A reserve for derivatives counterparty credit risk is established. It is computed as a function of expected positive exposures and of internally estimated PDs and LGDs. Policies with respect to Wrong-Way Risk as defined in Article 291 of the CRR Wrong-way risk arises when there is significant increasing exposure to a counterparty combined with a simultaneous increase in the probability of the counterparty’s default. Wrong-way risk is commonly categorised into two types: Specific Wrong-Way Risk (SWWR) and General Wrong-Way Risk (GWWR). SWWR occurs when future exposure to a specific counterparty is highly (positively) correlated with the counterparty’s credit quality due to the nature of the transactions with that counterparty. It also arises when the counterparty’s credit quality is highly (positively) correlated with the collateral credit quality. GWWR occurs when there is high (positive) correlation between the probability of default of a counterparty and general market risk factors affecting the exposure to that counterparty. The EIB has procedures in place to actively identify, monitor and control SWWR at trade inception and continuing throughout its term. Since 2023, the SWWR component has been taken into account in credit limit usage computation for treasury transactions, and mitigation measures are applied as per internal policies against counterparties exhibiting materially high SWWR levels. Furthermore, identified SWWR in derivatives is considered through additional stress applied to exposures. Additionally, for derivative transactions, the EIB manages GWWR within the derivatives limit framework by applying conservative assumptions on market risk factor volatilities producing a strong positive correlation between the counterparty default and the Bank’s potential future exposure to that counterparty. Counterparty credit risk | 109

Management and monitoring of credit valuation adjustment risk Credit valuation adjustment or ‘CVA’ is defined as an adjustment to the mid-market valuation of the portfolio of transactions with a counterparty. That adjustment reflects the current market value of the credit risk of the counterparty to the institution, but does not reflect the current market value of the credit risk of the institution to the counterparty. CVA is calculated from exposures and CDS spreads for the counterparties. The CVA calculation is performed and monitored daily. The exposures are indirectly limited through the Potential Future Exposure limit system described above. The CDS spreads are monitored for sudden increases. Both the exposures and CDS spreads are covered by the MEST scenarios, leading to a stressed CVA estimate. The EIB does not hedge CVA and instead focuses on its minimization through exposure reduction (applying highest collateral standards, overcollateralization for counterparties with lower credit standing) and through exposure diversification. Capital requirements measurement SFTs’ regulatory capital requirements are calculated under the Financial Collateral Comprehensive Method, as per Articles 223 and 285 of the CRR. The Group treats its derivative exposures using the Standardised approach for Counterparty Credit Risk (‘SA-CCR’) and computes the regulatory capital requirements for CVA risk on these exposures in accordance with the Reduced Basic Approach. Under this approach, eligible hedges are not taken into consideration to reduce the applied capital charge. The Group does not meet the conditions set out in Article 273a(2) of the CRR, as the aggregate size of its on- and off-balance sheet derivative positions exceeds the thresholds of 5% of total assets and/or EUR 100 million. Consequently, the Group is not eligible to apply the simplified approach under Article 385. Instead, the regulatory capital requirements for CVA risk are calculated in accordance with the Reduced Basic Approach (R-BA) and covering OTC derivatives, as SFTs exposures at the EIB are accounted for at amortised cost, both under EU-AD and IFRS. The disclosure templates below provide an overview of the exposures, RWEA and capital requirements the Group assumes with regard to counterparty credit risk and CVA risk. The Group has neither exposure on derivatives to a central counterparty clearing house (CCP), nor does it have any credit derivatives transactions, as of the reference date. In terms of SFTs, it transacts cleared reverse repos and repos with two qualifying CCPs, the rest being dealt with through banking counterparties. 110 | December 2025 EIB Group Risk Management Disclosure Report

Template EU CCR1 - Analysis of CCR exposure by approach

This template provides an overview of the exposures, RWEA and capital requirements related to counterparty credit risk by regulatory approach. Due to the use of EU-AD, the exposure values before and after correction for incurred losses linked to CVA, shown in columns g) and f) respectively are the same. The EU CCR1 template doesn't include the Central Clearing Counterparts exposure (CCPs) that are reported in the EU CCR8 template.

		a	b	c	d	e	f	g	h
Amounts are in EUR million, unless otherwise indicated		**Replacement cost (RC)**	**Potential future exposure (PFE)**	**EEPE**	**Alpha used for computing regulatory exposure value**	**Exposure value pre-CRM**	**Exposure value post-CRM**	**Exposure values**	**RWEA**
EU1	EU - Original Exposure Method (for derivatives)	-	-		1.4	-	-	-	-
EU2	EU - Simplified SA-CCR (for derivatives)	-	-		1.4	-	-	-	-
1	SA-CCR (for derivatives)	172	4,763		1.4	20,024	6,909	6,909	1,879
2	IMM (for derivatives and SFTs)			-	-	-	-	-	-
2a	*Of which securities financing transactions netting sets*			-		-	-	-	-
2b	*Of which derivatives and long settlement transactions netting sets*			-		-	-	-	-
2c	*Of which from contractual cross-product netting sets*			-		-	-	-	-
3	Financial collateral simple method (for SFTs)					-	-	-	-
4	Financial collateral comprehensive method (for SFTs)					24,449	3,662	3,662	335
5	VaR for SFTs					-	-	-	-
6	**Total**					**44,472**	**10,571**	**10,571**	**2,214**

Template EU CCR3 — Standardised approach — CCR exposures by regulatory exposure class and risk weights

Counterparty credit risk | 111

The template below shows a breakdown by risk weight of exposures subject to counterparty credit risk treated under the standardised approach. The amount reported under the exposure class 'Institutions' relates to trades centrally cleared through a CCP in accordance with Article 107 of the CRR.

Amounts are in EUR million, unless otherwise indicated		Risk weight											
		a	b	c	d	e	f	g	h	i	j	k	l
Exposure classes		**0%**	**2%**	**4%**	**10%**	**20%**	**50%**	**70%**	**75%**	**100%**	**150%**	**Others**	**Total exposure value**
1	Central governments or central banks	-	-	-	-	-	-	-	-	-	-	-	-
2	Regional government or local authorities	-	-	-	-	-	-	-	-	-	-	-	-
3	Public sector entities	-	-	-	-	-	-	-	-	-	-	-	-
4	Multilateral development banks	-	-	-	-	-	-	-	-	-	-	-	-
5	International organisations	-	-	-	-	-	-	-	-	-	-	-	-
6	Institutions	-	57	-	-	-	-	-	-	-	-	-	57
7	Corporates	-	-	-	-	-	-	-	-	-	-	-	-
8	Retail	-	-	-	-	-	-	-	-	-	-	-	-
9	Institutions and corporates with a short-term credit	-	-	-	-	-	-	-	-	-	-	-	-
10	Other items	-	-	-	-	-	-	-	-	-	-	-	-
11	**Total exposure value**	**-**	**57**	-	-	-	-	-	-	-	-	-	**57**

112 | **December 2025 EIB Group Risk Management Disclosure Report**

Template EU CCR4 - IRB approach - CCR exposures by exposure class and PD scale

The templates below show a breakdown by PD bucket of exposures subject to CCR capital charge and treated under the IRB approach. Internally unrated counterparties are included under the "100 (Default)" PD range. Amounts are in EUR million, unless otherwise indicated.

		a	b	c	d	e	f	g
A-IRB	**PD scale**	**Exposure value**	**Exposure weighted average PD (%)**	**Number of obligors**	**Exposure weighted average LGD (%)**	**Exposure weighted average maturity (years)**	**RWEA**	**Density of risk weighted exposure amounts**
Central government and central banks	0.00 to <0.15	-	-	-	-	-	-	-
	0.15 to <0.25	5	0.15%	1	-	3	-	0.00%
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-
	Sub-total	5	0.15%	1	-	3	-	0.00%
Total A-IRB (all CCR relevant exposure classes)		**5**	**0.15%**	**1**	**-**	**3**	**-**	**-**

		a	b	c	d	e	f	g
F-IRB	**PD scale**	**Exposure value**	**Exposure weighted average PD (%)**	**Number of obligors**	**Exposure weighted average LGD (%)**	**Exposure weighted average maturity (years)**	**RWEA**	**Density of risk weighted exposure amounts**
Central government and central banks	0.00 to <0.15	28	0.01%	2	45.00%	3	1	5.14%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-
	Sub-total	28	0.01%	2	45.00%	3	1	5.14%

Counterparty credit risk | 113

		a	b	c	d	e	f	g
F-IRB	**PD scale**	**Exposure value**	**Exposure weighted average PD (%)**	**Number of obligors**	**Exposure weighted average LGD (%)**	**Exposure weighted average maturity (years)**	**RWEA**	**Density of risk weighted exposure amounts**
Institutions	0.00 to <0.15	8,830	0.05%	48	45.00%	2	1,855	21.01%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	2	100.00%	1	45.00%	1	-	0.00%
	Sub-total	8,832	0.07%	49	45.00%	2	1,855	21.00%

		a	b	c	d	e	f	g
F-IRB	**PD scale**	**Exposure value**	**Exposure weighted average PD (%)**	**Number of obligors**	**Exposure weighted average LGD (%)**	**Exposure weighted average maturity (years)**	**RWEA**	**Density of risk weighted exposure amounts**
Corporates	0.00 to <0.15	1,705	0.05%	8	45.00%	2	357	20.96%
	0.15 to <0.25	-	-	-	-	-	-	-
	0.25 to <0.50	-	-	-	-	-	-	-
	0.50 to <0.75	-	-	-	-	-	-	-
	0.75 to <2.50	-	-	-	-	-	-	-
	2.50 to <10	-	-	-	-	-	-	-
	10 to <100	-	-	-	-	-	-	-
	100 (Default)	-	-	-	-	-	-	-
	Sub-total	1,705	0.05%	8	45.00%	2	357	20.96%
Total F-IRB (all CCR relevant exposure classes)		**10,566**	**0.07%**	**59**	**45.00%**	**2**	**2,214**	**20.95%**

114 | **December 2025 EIB Group Risk Management Disclosure Report**

Template EU CCR8 – Exposures to CCPs

The template below focuses on exposures to central counterparty clearing houses (CCPs) and provides a split of exposures vis-à-vis qualifying CCPs[56] (as defined in point 88 of Article 4(1) of the CRR and Article 2(1) of Regulation (EU) 648/2012) and non-qualifying CCPs.

		a	b
	Amounts are in EUR million, unless otherwise indicated	**Exposure value**	**RWEA**
1	**Exposures to QCCPs (total)**		**1**
2	Exposures for trades at QCCPs (excluding initial margin and default fund contributions); of which	57	1
3	(i) OTC derivatives	-	-
4	(ii) Exchange-traded derivatives	-	-
5	(iii) SFTs	57	1
6	(iv) Netting sets where cross-product netting has been approved	-	-
7	Segregated initial margin	-	
8	Non-segregated initial margin	-	-
9	Prefunded default fund contributions	-	-
10	Unfunded default fund contributions	-	-
11	**Exposures to non-QCCPs (total)**		**-**
12	Exposures for trades at non-QCCPs (excluding initial margin and default fund contributions); of which	-	-
13	(i) OTC derivatives	-	-
14	(ii) Exchange-traded derivatives	-	-
15	(iii) SFTs	-	-
16	(iv) Netting sets where cross-product netting has been approved	-	-
17	Segregated initial margin	-	
18	Non-segregated initial margin	-	-
19	Prefunded default fund contributions	-	-
20	Unfunded default fund contributions	-	-

[56] The official list of CCPs authorised under Regulation (EU) 648/2012 (EMIR) is available on the ESMA website.

Counterparty credit risk | 115

Template EU CVA1 – Credit valuation adjustment risk under the Reduced Basic Approach (R-BA) The template below displays the components of own funds requirements related to CVA risk applying the Reduced Basic Approach adopted by EIBG separately under the perfect (systematic) correlation assumption and the zero (idiosyncratic) correlation assumption together with the total CVA own funds requirements. Amounts are in EUR million, unless otherwise indicated a b Components of Own Funds Requirements Own Funds Requirements 1 Aggregation of systematic components of CVA risk 634 2 Aggregation of idiosyncratic components of CVA risk 175 3 Total 228 116 | December 2025 EIB Group Risk Management Disclosure Report

7 SECURITISATION The Group applies the EU securitisation framework, with adaptations as applicable to the EIB, which comprises: • Regulation (EU) 2017/240257 (the ‘Securitisation Regulation’) laying down a general framework for securitisation and establishing a set of criteria for identifying simple, transparent and standardised (‘STS’) securitisation; and • Regulation (EU) 2017/240158 (the ‘CRR amending Regulation’) containing targeted amendments to the CRR with regard to capital treatment of securitisations held by credit institutions, amongst other provisions (for example, significant risk transfer). As per the Securitisation Regulation’s definitions, securitisation refers to a transaction or scheme where the credit risk associated with an exposure or pool of exposures is tranched and has the following characteristics: • payments in the transaction or scheme are dependent upon the performance of the exposure or of the pool of exposures; the subordination of tranches determines the distribution of losses during the ongoing life of the transaction or scheme; and • the transaction or scheme does not create specialised lending exposures possessing all of the characteristics listed in CRR Article 147(8). A “traditional securitisation” is one where there is an economic transfer of ownership of the exposures being securitised from the originator institution to a securitisation special purpose entity (‘SSPE’), while in a “synthetic securitisation” the transfer of risk is achieved by the use of credit derivatives or guarantees, and the exposures being securitised remain exposures of the originator. A “re-securitisation” means securitisation where at least one of the underlying exposures is a securitisation position. It should be noted that currently the Group’s securitisation positions are not benefiting from the STS preferential capital treatment and all securitisations are currently treated as non-STS. The Group has exposure to both synthetic and traditional securitisations as investor and is the originator/sponsor of synthetic securitisations and one re-securitisation structure. The re-securitisation structure’s treatment has been retained based on Article 8(1) of the Securitisation Regulation59. 59 The ban on re-securitisations provided for by Article 8 of the Securitisation Regulation has been adapted for the EIB Group when acting as originator or sponsor in the context of mandates. Securitisation | 117

In a nutshell, the Group is involved in the following transactions (see next section for further details): • The EIB invests in loan substitutes, which are typically ABS. • The EIB is the originator/sponsor of synthetic securitisations and retains exposure to several facilities that focus on debt-based financing via loans and guarantees, where a part or the whole of the first loss piece is taken by a third party. • Under its Guarantee and Securitisation (‘G&S’) business, the EIF provides guarantees to financial intermediaries, credit enhancement to SME securitisation transactions and can purchase tranches of SME securitisation transactions. Securitisation activities, related risks and the Group’s objectives From an originator/sponsor perspective, the EIB Group has exposure to several synthetic securitisation programmes under mandate structures in which the risk transfer is done through guarantees (for example, InvestEU; its predecessor, the European Fund for Strategic Investments (EFSI); the Neighbourhood, Development and International Cooperation Instrument (NDICI)/European Fund for Sustainable Development Plus (EFSD+); its predecessor, the External Lending Mandate (‘ELM’); the Connecting Europe Facility (‘CEF’) and InnovFin). Details on the exact objectives of these programmes can be found in Note Z of the EIB Group consolidated financial statements under EU-AD. In its role as originator, the EIBG synthetically securitises its own originated loans/guarantees with credit enhancement provided by the EU/EU MS, resulting in capital relief for the EIBG. The EIB Group has an exposure to re-securitisations through the InvestEU D2 portfolio where it acts as originator in the context of mandates. As a sponsor, the EIBG retains positions in synthetic mandate structures whose underlying assets are non-tranched debt and loans granted exclusively by a financial intermediary and provides capital relief to its clients. The nature of its activities as originator/sponsor of synthetic securitisations exposes the Group not only to credit risk, but also to concentration risk, liquidity risk arising from the need to cover potential guarantee calls, foreign exchange risk if guarantees are not in EUR, and potentially prepayment risk. When acting as investor, the EIBG provides and/or facilitates funding and/or capital relief to its clients. The EIBG uses loan substitutes as alternative financing structures to reach new clients, enhance value added and improve the Group’s risk profile. By utilising capital market instruments, such as ABS as a substitute for loans, the Group significantly increases its ability to diversify the nature of its lending activity. In the field of SME securitisations, the EIB and the EIF cooperate closely to ensure a consistent risk assessment approach within the Group. Through its Guarantee and Securitisation (‘G&S’) business, the EIF is a major provider of guarantees on SME financing and its aim is to catalyse bank lending to support SMEs and small mid-caps. The EIF cooperates with financial intermediaries to provide guarantees on specific tranches of securitisation mainly of SME loan/lease portfolios. These activities are split into own risk and thirdparty mandate resources: 118 | December 2025 EIB Group Risk Management Disclosure Report

The EIF provides unfunded guarantees to specific securitisation tranches with the aim to transfer risk from the financial institution that is the originator of the portfolio of loans or leases which represent the underlying assets of the securitisation60. This activity enables capacity in the beneficiary’s capital for additional financing to new SMEs by the financial institution that is benefiting from the risk transfer. • The EIF guarantees and, in some instances, directly purchases notes issued by a funded securitisation with the aim of providing funding to the underlying originator of the portfolio of loans or leases. This activity also enables additional financing capacity to new SMEs by the originator. • For third-party mandates, the EIF manages resources mainly on behalf of the EIB, the European Commission or Member States and regional authorities in mandate activities that facilitate the granting of loans and leases to SMEs, where the EIF acts as guarantor or counter-guarantor. The different programmes are described further in the EIF’s Annual Report. In its role as investor in traditional securitisations, the Group assumes in addition to credit risk various risks generally inherent in bonds - mainly prepayment risk, liquidity risk and foreign exchange risk. Management, monitoring and reporting Securitised loans under the InvestEU D1 and D2 debt portfolios, for which the EIB Group acts as originator, including former EFSI IIW (Infrastructure and Innovation Window) operations or similar structures are subject to the same approval, management, monitoring and reporting procedures as conventional lending transactions: namely, the information provided in Chapter 5 applies. The residual risk of these loans is significantly reduced by the EU guarantee. In addition, for operations under InvestEU, projects are submitted to the InvestEU Investment Committee for inclusion in the corresponding InvestEU portfolio partially guaranteed by the EU budget. In relation to loan substitute transactions, the EIB Group attempts to minimise financial losses. This requires: • an appropriate financial structure, allocation and mitigation of risks, including an appropriate limit system also addressing EIB Group exposures; • the application of the four-eyes principle; • appropriate and enforceable documentation; • monitoring of the transaction after purchase; • timely and active management of transactions in distress. 60 Further asset classes into which the EIF can invest are Consumer Loans, Auto Loans and RMBS. Securitisation | 119

Credit risk of loan substitutes is managed through an individual analysis of all inherent risks of a transaction, detailed analysis of new transactions and monitoring of the loan substitute portfolio, mainly relying on external ratings. Due to its importance, there is no cap on the overall volume of loan substitutes, unless they do not fulfil minimum acceptable criteria. EIB Group services monitor loan substitutes on a continuous basis and actions are taken with respect to any deterioration of credit quality. Due to the complex structure of securitisations, the credit performance during times of stress can only be approximated. Therefore, the EIB’s credit review is prompted to identify the ability of the originator to cover high-quality assets in order to understand the nature and potential of the risks that arise in respect of the underlying asset pool. The Group manages the credit risk arising from guarantee and securitisation transactions of the EIF that are financed by own resources under risk management policies (covered by the Statutes) and the EIF’s internal risk operational guidelines. Each new transaction is reviewed in detail to analyse the risks, the methodologies that should be applied, and an internal rating assessment is performed. The performance of each transaction is reviewed regularly, at least on a quarterly basis but more frequently for transactions not performing in line with the EIF’s expectations and discussed at regular Portfolio IRC (Investment and Risk Committee) meetings. Quarterly risk reports are also submitted to the EIF Board of Directors and quarterly surveillance reports are submitted to the Portfolio IRC. Further information with respect to the EIF’s guarantee activities and its management, monitoring and reporting can be found in both the Group consolidated financial statements and the EIF’s Annual Report. Summary of EIB Group accounting policies for the securitisation activity All securitised exposures composed of loans or, in some cases, loan substitutes are retained on the balance sheet and those composed of guarantees are retained off-balance sheet. A summary of the applicable Group accounting policies under EU-AD is presented hereafter. The detailed accounting policies thereon are available in Note A.2.6. “Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities”, Note A.2.7. “Loans and advances to credit institutions and customers” and Note A.2.14. “Financial guarantees” of the EIB Group consolidated financial statements under EU-AD. Loans and advances are included in the assets of the Group at their net disbursed amounts. Individual value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non-recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loans and advances are recorded off-balance sheet at their nominal value. 120 | December 2025 EIB Group Risk Management Disclosure Report

The Loan substitutes portfolio and the ABS portfolio for which the EIB Group acts as an investor mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are initially recorded at purchase price and subsequently valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Individual value adjustments are accounted for if these are other than temporary. Collective value adjustments are recorded to capture contracts which are impaired but have not yet been identified as such respectively for losses incurred but not yet reported. Individual and collective value adjustments are recorded in the profit and loss account and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loan substitutes are recorded as off-balance sheet at their nominal value. Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs if a particular debtor fails to make payment when due under the original or modified terms of a debt instrument. Net liabilities from financial guarantees are presented on the balance sheet as a provision intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: • the amount of the expected credit loss; and • the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the expected payment obligations remain unrecognised. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Securitisation | 121

Capital requirements measurement Following the EU securitisation framework, the Group applies the following hierarchy of approaches: • For securitisation activities in which the EIB is the originator, such as the InvestEU D1 portfolio (including operations under the former EFSI Standard debt portfolio) and other mentioned facilities, and which are internally rated, the SEC-IRBA is used to calculate capital requirements. • The SEC-SA is mandatorily used for re-securitisations (InvestEU D2 portfolio), as well as positions for which the SEC-IRBA could not be applied (for example, structures sponsored by the EIF such as the SME Initiative mandates). The SEC-SA relies on a formula using as an input the underlying portfolio delinquency rates and respective asset classes. • When the first two approaches above cannot be followed, the Group applies the SEC-ERBA61 in the event that an external rating is available for the tranche. The EIB Group applies the aforementioned hierarchy of approaches in line with the securitisation provisions of the CRR (which entered into force on 1 January 2019, following the enactment of Regulation (EU) 2017/2401)62. External ratings from the major credit rating agencies (Moody’s, S&P and Fitch) are taken into consideration when applying the SEC-ERBA to determine the RWEA of securitisation exposures. Securitisation positions attracting a risk weight of 1250%, in line with Article 36(1)k of the CRR and also, in line with the approved BBP Framework, certain exposures to securitisations that would have been risk-weighted at less than 1250% are deducted from Common Equity Tier 1 capital items, instead of being risk-weighted. 61 According to CRR Article 254 (2)(b), the SEC-ERBA shall be used when the application of the SEC-SA would result in a risk weight higher than 25% or the application of the SEC-ERBA would result in a risk weight higher than 75% for positions not qualifying as STS. 62 As amended by Regulation (EU) 2021/558. 122 | December 2025 EIB Group Risk Management Disclosure Report

Template EU-SEC1 - Securitisation exposures in the non-trading book

The template below provides a detailed overview of the securitisation exposure of the EIB Group. It shows the role played by the Group in the securitisation process and the type of underlying assets. All transactions originated or sponsored by the EIB Group benefit from a significant risk transfer (SRT), meaning that the Group can exclude part of the exposure that benefits from third-party credit protection from its capital calculation.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o
		Institution acts as originator							**Institution acts as sponsor**				**Institution acts as investor**			
		Traditional				**Synthetic**		**Sub-total**	**Traditional**		**Synthetic**	**Sub-total**	**Traditional**		**Synthetic**	**Sub-total**
		STS		**Non-STS**					**STS**	**Non-STS**			**STS**	**Non-STS**		
Amounts are in EUR million, unless otherwise indicated			**of which SRT**		**of which SRT**		**of which SRT**									
1	**Total exposures**	**-**	**-**	**-**	**-**	**39,596**	**39,596**	**39,596**	**-**	**-**	**8,501**	**8,501**	**-**	**16,763**	**-**	**16,763**
2	**Retail (total)**	**-**	**-**	**-**	**-**	**-**	**-**	**-**		**-**	**4,573**	**4,573**		**-**	**-**	**-**
3	residential mortgage	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
4	credit card	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	other retail exposures[63]	-	-	-	-	-	-	-	-	-	4,573	4,573	-	-	-	-
6	re-securitisation	-	-	-	-		-	-	-	-	-	-	-	-	-	-
7	**Wholesale (total)**	**-**	**-**	**-**	**-**	**39,596**	**39,596**	**39,596**	**-**	**-**	**3,928**	**3,928**	**-**	**16,763**	**-**	**16,763**
8	loans to corporates	-	-	-	-	39,592	39,592	39,592	-	-	3,928	3,928	-	16,763	-	16,763
9	commercial mortgage	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
10	lease and receivables	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
11	other wholesale	-	-	-	-	-	-	-		-	-	-		-	-	-
12	re-securitisation	-	-	-	-	4	4	4		-	-	-		-	-	-

[63] Exposures reported as other retail exposures are associated to intermediated bank lending to SMEs.

Securitisation | 123

Template EU-SEC3 - Securitisation exposures in the non-trading book and associated regulatory capital requirements - institution acting as originator or sponsor

The template below focuses on securitisation instruments where the EIB Group acts as originator or sponsor and provides a breakdown of these exposures and related capital charge by risk weight and regulatory approach. The distribution of the portfolio by risk weight band is operated at the level of securitisation programmes rather than individual tranches.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	EU-p	EU-q
		Exposure values (by RW bands/deductions)					**Exposure values (by regulatory approach)**				**RWEA (by regulatory approach)**				**Capital charge after cap**			
	Amounts are in EUR million, unless otherwise indicated	**≤20% RW**	**>20% to 50% RW**	**50% to 100% RW**	**>100% to <1250% RW**	**1250% RW/ deductions**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250% RW/ deductions**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250% RW/ deductions**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250% RW/ deductions**
1	**Total exposures**	**47,844**	**-**	**-**	**183**	**70**	**39,526**	**-**	**8,501**	**70**	**6,209**	**-**	**1,286**	**-**	**497**	**-**	**103**	**-**
2	**Traditional transactions**	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
3	Securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
4	Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Wholesale	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
7	Of which STS																	
8	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	**Synthetic transactions**	**47,844**	**-**	**-**	**183**	**70**	**39,526**	**-**	**8,501**	**70**	**6,209**	**-**	**1,286**	**-**	**497**	**-**	**103**	**-**
10	Securitisation	47,844	-	-	183	66	39,526	-	8,501	66	6,209	-	1,286	-	497	-	103	-
11	Retail	4,573	-	-	-	-	-	-	4,573	0	-	-	697	-	-	-	56	-
12	Wholesale	43,272	-	-	183	66	39,526	-	3,928	66	6,209	-	589	-	497	-	47	-
13	Re-securitisation	-	-	-	-	4	-	-	-	4	-	-	-	-	-	-	-	-

124 | **December 2025 EIB Group Risk Management Disclosure Report**

Template EU-SEC4 - Securitisation exposures in the non-trading book and associated regulatory capital requirements - institution acting as investor

The template below focuses on securitisation instruments where the EIB Group acts as an investor and provides a breakdown of these exposures and related capital charge by risk weight and regulatory approach. The distribution of the portfolio by risk weight band is operated at the level of securitisation programmes rather than individual tranches.

		a	b	c	d	e	f	g	h	i	j	k	l	m	n	o	EU-p	EU-q
		Exposure values (by RW bands/deductions)					**Exposure values (by regulatory approach)**				**RWEA (by regulatory approach)**				**Capital charge after cap**			
	Amounts are in EUR million, unless otherwise indicated	**≤20% RW**	**>20% to 50% RW**	**50% to 100% RW**	**>100% to <1250 % RW**	**1250% RW/ deductions**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250% RW/ deductions[64]**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250% RW/ deductions**	**SEC-IRBA**	**SEC-ERBA (including IAA)**	**SEC-SA**	**1250 % RW/deductions**
1	**Total exposures**	**2,601**	**5,761**	**3,458**	**406**	**4,536**	**-**	**5,234**	**6,993**	**4,536**	**-**	**3,486**	**2,305**	**-**	**-**	**279**	**184**	**-**
2	**Traditional transactions**	**2,601**	**5,761**	**3,458**	**406**	**4,536**	**-**	**5,234**	**6,993**	**4,536**	**-**	**3,486**	**2,305**	**-**	**-**	**279**	**184**	**-**
3	Securitisation	2,601	5,761	3,458	406	4,536	-	5,234	6,993	4,536	-	3,486	2,305	-	-	279	184	-
4	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
5	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
6	Wholesale	2,601	5,761	3,458	406	4,536	-	5,234	6,993	4,536	-	3,486	2,305	-	-	279	184	-
7	Of which STS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
8	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
9	**Synthetic transactions**	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
10	Securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
11	Retail underlying	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
12	Wholesale	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
13	Re-securitisation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

[64] The Group opted for deducting from CET1 exposures to securitisations, attracting a risk weight of 1250%, in line with Article 36(1)k of the CRR and also, in line with its approved BBP Framework, for deducting certain exposures to securitisations that would have been risk-weighted at less than 1250%. The total amount of securitisation exposures deducted from own funds stood at EUR 4,607 million (EUR 619 million at the end of 2024).

Securitisation | 125

Template EU-SEC5 - Exposures securitised by the institution - Exposures in default and specific credit risk adjustments

The following template provides, by asset type, a view on the overall securitised (on- and off-balance) exposures of the EIB Group where the Group acts as originator or sponsor before considering credit protection from third parties regardless of whether they meet the risk transfer criteria of the CRR. The outstanding securitised exposures for which the Group has acted as originator under either synthetic securitisation programmes or re-securitisations relate to financial guarantees or on- and off-balance exposures securitised in the context of mandate activities.

		a	b	c
		Exposures securitised by the institution - Institution acts as originator or as sponsor		
		Total outstanding nominal amount		Total amount of specific credit risk adjustments made during the period[65]
Amounts are in EUR million, unless otherwise indicated			Of which exposures in default	
1	**Total exposures**	**109,800**	**4,303**	**16**
2	**Retail (total)**	**5,821**	**512**	**-**
3	residential mortgage	-	-	-
4	credit card	-	-	-
5	other retail exposures	5,821	512	-
6	re-securitisation	-	-	-
7	**Wholesale (total)**	**103,979**	**3,790**	**16**
8	loans to corporates	102,521	3,790	3
9	commercial mortgage	-	-	-
10	lease and receivables	-	-	-
11	other wholesale	-	-	-
12	re-securitisation	1,458	-	13

[65] Decreases in credit risk adjustments for H2 2025 are reported as negative amounts whereas increases are reported as positive amounts in line with the clarifications provided under EBA Q&A 2020_5421.

126 | **December 2025 EIB Group Risk Management Disclosure Report**

8 LEVERAGE RATIO Internal leverage measures The Group has put in place procedures and resources to assess and manage the risk of excessive leverage. The Group uses the gearing ratio to limit the excess of leverage. This statutory ratio is defined as “the aggregate amount outstanding at any time of loans and guarantees granted by the Bank, which shall not exceed 290% of its subscribed capital, reserves, non-allocated provisions and profit and loss account surplus. The latter aggregate amount shall be reduced by an amount equal to the amount subscribed (whether or not paid in) for any equity participation of the Bank” (Article 16.5 of the Bank’s Statute). The ratio is calculated on an individual and consolidated basis. In June 2024, the EIB Board of Governors unanimously decided to increase the Gearing Ratio of the Bank from 250% to 290%. This decision was subsequently approved by the Council of the European Union in March 2025 to enable the Bank to deliver on the priorities and goals set out in the Strategic Roadmap. The new Gearing Ratio limit entered into force in March 2025. Additionally, the Bank measures leverage via an internal liability leverage ratio, defined as the ratio between outstanding debt and own funds. The indicator is monitored on an ongoing basis at Bank level. Both ratios are regularly reported to senior management. As part of the Group OP/Group Capital Plan, the ratios are projected under different scenarios to ensure that the relevant limits are respected going forward. To complement the management and monitoring of the risk of excessive leverage, maturity mismatches and asset encumbrance are managed within the liquidity risk metrics described in Chapter 9. CRR leverage ratio The CRR leverage ratio serves as a non-risk-based “backstop” measure, to supplement risk-based capital requirements. It aims to constrain the build-up of excess leverage in the banking sector and provide a safeguard against the risks associated with risk models (model risk and measurement errors). The leverage ratio is currently calculated based on Article 429 of the CRR which introduced a minimum leverage ratio within the European Union of 3%, determined as the ratio of Tier 1 capital [Common Equity Tier 1 plus Additional Tier 1 Capital (‘AT1’)] divided by the regulatory leverage exposure measure (balance sheet and off-balance sheet exposures). The binding leverage ratio of 3% became applicable on 28 June 2021 and failure to comply with the leverage ratio buffer requirement will result in a distribution restriction and the calculation of maximum distributable amount (L-MDA). Since 1 January 2023, an additional leverage ratio buffer requirement for global systemically important institutions (GSIIs) equal to 50% of the applicable G-SII buffer rate applies66. The CRR leverage ratio applied by the EIB as BBP, is regularly reported to the Group’s senior management. 66 Pursuant to Regulation (EU) 2020/873 of the European Parliament and of the Council. Leverage ratio | 127

The leverage ratio is part of the annual capital planning process and internal limits are defined in the Group RAF, which, if breached, trigger an escalation process defined in the EIB Group RP. It is however not sensitive to risk factors and on this basis, is considered to be a measure that complements the Group's risk capital metrics (CET1 ratio).

Template EU LR2 - LRCom: Leverage ratio common disclosure

This template presents the constituents of the leverage ratio exposure metrics (denominator of the leverage ratio), overall leverage ratio and buffer requirements.

Disclosure requirements related to the outcome of the Supervisory Review and Evaluation Process (SREP) are not included in the template as those are not applicable to the EIB as BBP.

		CRR leverage ratio exposures	
		a	b
	Amounts are in EUR million, unless otherwise indicated	31.12.2025	30.06.2025
On-balance sheet exposures (excluding derivatives and SFTs)			
1	On-balance sheet items (excluding derivatives, SFTs, but including collateral)	519,699	527,540
2	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the applicable accounting framework	-	-
3	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	-	-
4	(Adjustment for securities received under securities financing transactions that are recognised as an asset)	-	-
5	(General credit risk adjustments to on-balance sheet items)	-	-
6	(Asset amounts deducted in determining Tier 1 capital)[67]	-13,369	-10,264
7	**Total on-balance sheet exposures (excluding derivatives and SFTs)**	**506,330**	**517,276**
Derivative exposures			
8	Replacement cost associated with SA-CCR derivatives transactions (ie net of eligible cash variation margin)	3,928	3,674
EU-8a	Derogation for derivatives: replacement costs contribution under the simplified standardised approach	-	-
9	Add-on amounts for potential future exposure associated with SA-CCR derivatives transactions	9,504	10,145
EU-9a	Derogation for derivatives: Potential future exposure contribution under the simplified standardised approach	-	-
EU-9b	Exposure determined under Original Exposure Method	-	-
10	(Exempted CCP leg of client-cleared trade exposures) (SA-CCR)	-	-
EU-10a	(Exempted CCP leg of client-cleared trade exposures) (simplified standardised approach)	-	-
EU-10b	(Exempted CCP leg of client-cleared trade exposures) (Original exposure method)	-	-
11	Adjusted effective notional amount of written credit derivatives	-	-
12	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	-	-
13	**Total derivatives exposures**	**13,432**	**13,819**

[67] The Group opted for deducting from CET1 exposures to securitisations and CIUs attracting a risk weight of 1250%, in line with Article 36(1)k of the CRR and also, in line with its approved BBP Framework, for deducting certain exposures to securitisations and CIUs that would have been risk-weighted at less than 1250%.

128 | **December 2025 EIB Group Risk Management Disclosure Report**

		CRR leverage ratio exposures	
Securities financing transaction (SFT) exposures			
14	Gross SFT assets (with no recognition of netting), after adjustment for sales accounting transactions	23,017	39,448
15	(Netted amounts of cash payables and cash receivables of gross SFT assets)	2	155
16	Counterparty credit risk exposure for SFT assets	3,368	4,990
EU-16a	Derogation for SFTs: Counterparty credit risk exposure in accordance with Articles 429e(5) and 222 CRR	-	-
17	Agent transaction exposures	-	-
EU-17a	(Exempted CCP leg of client-cleared SFT exposure)	-	-
18	**Total securities financing transaction exposures**	**26,388**	**44,594**
Other off-balance sheet exposures			
19	Off-balance sheet exposures at gross notional amount	185,320	175,141
20	(Adjustments for conversion to credit equivalent amounts)	-75,274	-72,816
21	General provisions deducted in determining Tier 1 capital and specific provisions associated with off-balance sheet exposures	-	-
22	**Off-balance sheet exposures**	**110,046**	**102,325**
Excluded exposures			
EU-22a	(Exposures excluded from the total exposure measure in accordance with point (c) and point (ca) of Article 429a(1) CRR)	-	-
EU-22b	(Exposures exempted in accordance with point (j) of Article 429a (1) CRR (on and off balance sheet))	-	-
EU-22c	(Excluded exposures of public development banks (or units) – Public sector investments)	-	-
EU-22d	(Excluded exposures of public development banks (or units) – Promotional loans)	-	-
EU-22e	(Excluded passing-through promotional loan exposures by non-public development banks (or units)	-	-
EU-22f	(Excluded guaranteed parts of exposures arising from export credits)	-	-
EU-22g	(Excluded excess collateral deposited at triparty agents)	-	-
EU-22h	(Excluded CSD related services of CSD/institutions in accordance with point (o) of Article 429a(1) CRR)	-	-
EU-22i	(Excluded CSD related services of designated institutions in accordance with point (p) of Article 429a(1) CRR)	-	-
EU-22j	(Reduction of the exposure value of pre-financing or intermediate loans)	-	-
EU-22k	(Excluded exposures to shareholders according to Article 429a (1), point (da) CRR)	-	-
EU-22l	(Exposures deducted in accordance with point (q) of Article 429a(1) CRR)	-	-
EU-22m	**(Total exempted exposures)**	**-**	**-**
Capital and total exposure measure			
23	**Tier 1 capital**	**74,038**	**75,510**
24	**Total exposure measure**	**656,196**	**678,013**
Leverage ratio			
25	Leverage ratio (%)	11.28%	11.14%
EU-25	Leverage ratio (excluding the impact of the exemption of public sector investments and promotional loans) (%)	11.28%	11.14%
25a	Leverage ratio (excluding the impact of any applicable temporary exemption of central bank reserves) (%)	11.28%	11.14%

Leverage ratio | 129

		CRR leverage ratio exposures	
26	Regulatory minimum leverage ratio requirement (%)	3.00%	3.00%
27	Leverage ratio buffer requirement (%)	0.00%	0.00%
EU-27a	Overall leverage ratio requirement (%)	3.00%	3.00%
Choice on transitional arrangements and relevant exposures			
EU-27b	Choice on transitional arrangements for the definition of the capital measure	NA	NA
Disclosure of mean values			
28	Mean of daily[68] values of gross SFT assets, after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables	32,100	N/A
29	Quarter-end value of gross SFT assets, after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables	23,020	N/A
30	Total exposure measure (including the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	665,276	N/A
30a	Total exposure measure (excluding the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	665,276	N/A
31	Leverage ratio (including the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	11.13%	N/A
31a	Leverage ratio (excluding the impact of any applicable temporary exemption of central bank reserves) incorporating mean values from row 28 of gross SFT assets (after adjustment for sale accounting transactions and netted of amounts of associated cash payables and cash receivables)	11.13%	N/A

As of 31 December 2025, the Group's CRR leverage ratio stands at 11.28% compared to 11.14% as of 30 June 2025. The Group's CRR leverage ratio is well above the regulatory minimum of 3.0% and takes into account the Group Tier 1 capital of EUR 74.0 billion over an applicable total exposure measure of EUR 656.2 billion (EUR 75.5 billion and EUR 678.0 billion as of 30 June 2025, respectively).

During the second half of 2025, the Group CRR leverage ratio increased by 0.14%, largely driven by a decrease in the leverage exposure, caused by the reduction of on-balance sheet exposures, partially offset by the decrease in the Common Equity Tier 1.

68 The Group is currently reporting a mean of monthly values under this row.

130 | **December 2025 EIB Group Risk Management Disclosure Report**

Template EU LR3 - LRSpl: Split-up of on balance sheet exposures (excluding derivatives, SFTs and exempted exposures) This template provides a further breakdown of total on-balance sheet leverage exposures separately by banking/trading book classification and exposure class. a CRR leverage ratio exposures 31.12.2025 EU-1 Total on-balance sheet exposures (excluding derivatives, SFTs, and exempted exposures), of which: 519,699 EU-2 Trading book exposures - EU-3 Banking book exposures, of which: 519,699 EU-4 Covered bonds 6,161 EU-5 Exposures treated as sovereigns 126,778 EU-6 Exposures to regional governments, MDB, international organisations and PSE not treated as sovereigns 85,296 EU-7 Institutions 76,414 EU-8 Secured by mortgages of immovable properties - EU-9 Retail exposures - EU-10 Corporate 134,101 EU-11 Exposures in default 1,866 EU-12 Other exposures (e.g. equity, securitisations, and other non-credit obligation assets) 89,082 Leverage ratio | 131

9 LIQUIDITY RISK 9.1 Internal framework for liquidity risk management Liquidity risk is defined as the risk of the Group’s ability to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is the risk of being unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Market liquidity risk is the volatility in the economic value of the assets or in the income, due to the potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. The EIB is an eligible counterparty in Eurosystem monetary policy operations. As such, the EIB has access to the ECB (European Central Bank)’s refinancing operations. Within the context of the EIB’s access to the ECB’s liquidity facilities, the BCL, on behalf of the ECB, performs liquidity assessments on the EIB periodically, aimed at monitoring its liquidity position and liquidity risk management activities. For liquidity management and liquidity risk management, the Group follows a decentralised model where both the EIB and the EIF have a separate liquidity framework in place tailored to the entity business model with the objective of ensuring that each entity can always meet its payment obligations punctually and in full. Both entities, the EIB and the EIF, have in place an independent Risk Management function monitoring and controlling the liquidity risk of each respective entity. For the EIB, the liquidity risk management framework follows the same organisational structure as described in section 3.3 of the GRMDR. More specifically, there are different specialised EIB committees involved in liquidity risk-related matters such as the RPC at Board level or, for example, the Asset & Liability Management Committee (ALCO) at service level. The EIF’s Asset and Liquidity Committee (ALC) is involved in oversight and management of EIF liquidity risks. Given the Bank’s business model, wholesale long-term funding primarily through bond issuance is the prevailing source of resources for its lending activities. The funding strategy69 of the EIB relies on the issuance of large and liquid benchmark transactions in the main currencies (EUR and USD). These benchmark transactions are complemented by targeted issuance offerings, prudent diversification of investors, currencies and markets. A growing issuance share comes in the form of Climate and Sustainability Awareness Bonds, the proceeds of which are allocated to disbursements of projects contributing substantially to climate and sustainability objectives, respectively, in line with evolving EU legislation. A breakdown of debt securities issued by the EIB is provided in Note K of the EIB statutory financial statements and EIB Group consolidated financial statements under EU-AD. In defining the funding programme, the Bank considers all relevant future cash flows in a prudent manner and pays due regard to the control of the structural maturity mismatch between its lending and borrowing activities. The Bank has a specific policy in place on the transfer of costs to the client. 69 Further information on the funding strategy of the Bank can be found in section 3. Funding activities of the Overview of the EIB Group Financial Report and in the Investor Relations tab of the EIB website. 132 | December 2025 EIB Group Risk Management Disclosure Report

To manage its liquidity, the Bank holds a liquidity buffer composed of several treasury portfolios with short, medium and long-term investment horizons, each of them managed according to risk guidelines approved by the MC. In addition, the liquidity buffer is also composed of unencumbered and reusable collateral received. Further to this, the Bank can participate in the monetary refinancing operations of the Eurosystem, through its access to the BCL70. By contrast, the EIF does not fund itself on the capital markets. Liquid assets are managed by the EIF71 in such a way as to ensure an appropriate level of liquidity for meeting foreseeable disbursements and business objectives as well as covering operating costs and earning a reasonable return on assets invested with due regard to the authorised level of risk. The Bank uses derivative instruments as part of its Asset and Liability Management activities, to manage interest rate risk, maturity mismatches, cross-currency basis and foreign currency risks and to reduce the exposures to such risks72. The Bank’s exposure to derivative counterparts is mitigated through CSAs to the ISDA Master Agreements, which provide for daily collateralisation of exposures as explained in Chapter 6. The CSAs signed by the Bank are unilateral (or one-way), meaning that the EIB is not obliged to post collateral – neither in the form of cash, nor securities – as it would be under an ordinary CSA. Within the unilateral CSA framework, the Bank is also executing cross-currency swaps with quarterly resets of their nominal to match the changes in the relevant FX rate over the period. These resets are settled in cash on a quarterly basis. The Bank’s internal policies related to liquidity risk identification, measurement, monitoring, limit setting, compliance and reporting, as well as the broad organisational framework to implement such rules, are documented in the FRG. For the EIF, the liquidity risk principles are documented in the EIF’s Financial Risk Guidelines and further defined in additional procedures. Management, monitoring and reporting The Group has in place sound internal processes for identifying, measuring, monitoring and controlling liquidity risk. The management, monitoring and reporting are implemented within the Group taking into consideration proportionality and the business model specificities of each entity. Information about EIB daily cash flows in all the operating currencies is available for the purposes of short-term liquidity planning and investment. On a daily and end-of-month basis, all cash flows arising from assets, liabilities and off-balance sheet items are simulated over several time horizons, under both “base-case” and internally determined “stressed” conditions. 70 Further information on the treasury portfolios of the EIB Group can be found in Notes A 2.6 and B.2 of the EIB Group Financial Statements under EU-AD. 71 Management of the EIF long-term treasury bond portfolio is delegated to the EIB whilst the EIF sets the related risk appetite via its Financial Risk Guidelines and decides if a position outside this risk appetite is sold or kept. 72 Further information on the use of derivatives can be found in Note V and section A.2.3 of the EIB Group Financial Statements under EU-AD. Liquidity risk | 133

For the EIF, the day-to-day monitoring of the cash flow position is performed by the first line of defence while, as part of its oversight duty, the second line of defence performs on a regular basis additional analysis, assessing the sustainability of the EIF liquidity risk framework over different time horizons and under various stressed conditions. The EIB Group performs liquidity stress tests, at Group and at entity level, as necessary. Stress tests are designed by taking into consideration the EIBG’s business activities, funding sources and financial products. The cash flow projections are used to determine the appropriate size of the Bank’s liquidity buffer, by ensuring that it is sufficient to cover the Bank’s future net cash outflows under all conditions, “base-case” and “stressed” alike. The results of the stress tests are regularly reported to the ALCO. Liquidity adequacy at the EIF is monitored through key liquidity risk indicators set in the EIF RAF. Additional stress test scenarios are designed to ensure that the Fund has put in place adequate liquidity buffers against prospective net cash outflows over different time horizons. The results are reported to the ALC on a quarterly basis. Tolerance levels and limits for the internal liquidity risk indicators are set in the Group RAF. The aim is to ensure that the Bank and the Fund hold an adequate liquidity buffer to cover their future net cash outflows. The Group RAF indicators are approved by the Board of Directors and subject to regular updates to ensure their ongoing adherence to the business model of the two entities. The Risk Management functions of both the EIB and the EIF report the level of the liquidity risk indicators to senior management on a daily or monthly basis as applicable. During 2025, all liquidity risk indicators were well in line with the approved risk tolerance. In line with the BBP, the EIB Group has a Group Contingency Funding Plan (GCFP) that defines the escalation procedures and course of actions in the event of a liquidity crisis. The contingency plan may be activated as a result of extraordinary market conditions and/or as a result of the internal liquidity risk indicators reaching pre-defined crisis levels linked to the Group RAF. The GCFP is updated and tested annually. The EIF has its own standalone CFP, equally subject to annual update and testing. Further information on the Group’s liquidity risk management is provided in the EIB Group consolidated financial statements under IFRS, Notes S.4.1 and S.4.2. These also provide the maturity profile for derivative and non-derivative financial liabilities. 9.2 Internal Liquidity Adequacy Assessment Process (ILAAP) As an integral part of its risk management framework, the EIB Group has in place an Internal Liquidity Adequacy Assessment Process. In addition, a standalone ILAAP is prepared by the Fund, tailored to its specific business model. Both Group entities have robust liquidity risk management frameworks in place, with prudent liquidity risk management designed to ensure proper functioning of the core activities under both base-case and stressed conditions. Relevant policies and practices are in place and in line with the tolerance levels and limits defined in Group RAF. The status of compliance with the latter is regularly communicated to senior management through internal reporting tools, facilitating the robust measurement, monitoring and control of liquidity risk. 134 | December 2025 EIB Group Risk Management Disclosure Report

Stress tests aiming to test the Group’s overall capacity to withstand hypothetical adverse liquidity / funding conditions are performed in the context of the ILAAP. Such scenarios are performed coherently across the Group and include: (i) an idiosyncratic scenario; (ii) a systemic scenario; (iii) a scenario combining systemic and idiosyncratic elements; and (iv) other scenario and pre-defined shock analyses. On top of the aforementioned scenarios performed at consolidated level, the EIF performs standalone stress tests capturing EIF specific vulnerabilities and combining systemic and idiosyncratic elements with respect to the EIF exposures, to address potential consequences of severe liquidity outflows at the EIF. Lastly, to complement the aforementioned “traditional” stress tests, a reverse stress test is performed by both entities of the Group, with the objective of assessing hypothetical extreme scenarios that could lead to a predefined severe impact in the liquidity risk indicators. Within the annual approval of the EIB Group ILAAP, the Board of Directors of the EIB, as the Board of the Group parent company, approved the Liquidity Adequacy Statement (“LAS”) for the EIB Group, having acknowledged all assumptions, arguments and facts, underlying the conclusions of the EIB Group ILAAP. The BoD took note that liquidity RAF metrics defined on an EIB consolidated and standalone basis, as well as on an EIF standalone basis, were within their respective limits and were assessed by means of liquidity stress tests considered for the Group ILAAP. The BoD concluded that the liquidity assessment framework of the EIB Group is adequate and proportionate to its business model, both from a point-in-time as well as from a forward-looking perspective. 9.3 Liquidity coverage ratio (LCR) The EIB Group implemented the LCR in line with Commission Delegated Regulation (EU) No 2015/6173. The LCR is calculated and monitored on an EIB standalone, as well as on an EIB Group consolidated basis, in its reporting currency (EUR) as defined in Article 3 of Commission Delegated Regulation (EU) 2015/61. The EIB standalone LCR is calculated daily and the EIB Group LCR is calculated monthly. Explanations on the main drivers of LCR results and the evolution of the contribution of inputs to the LCR’s calculation over time The EIB Group LCR as at 31.12.2025 reached 662.75% (31.12.2024: 725.78%). The decrease year-onyear is primarily driven by a decrease in high quality liquid assets (HQLA) of EUR 6.7 billion attributable to Level 1 assets, partially offset by a decrease in net cash outflows. Net cash outflows decreased by EUR 0.3 billion as a result of lower outflows from unsecured wholesale funding and decreased outflows related to derivative exposures and other collateral requirements. Currency mismatch in the LCR Furthermore, the LCR is monitored for significant74 currencies (EUR, GBP and USD as at 31.12.2025). Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the EIB Group on an ongoing basis, to prevent an excessive currency mismatch. 73 As amended by Commission Delegated Regulation (EU) No 2018/1620 and Commission Delegated Regulation (EU) No 2022/786. 74 A currency is deemed “significant” according to the CRR definition if “the aggregate liabilities denominated in a given currency amount to 5% or more of the bank's total liabilities excluding capital and off-balance sheet items”. Liquidity risk | 135

Composition of HQLA and net cash outflows The HQLA (regulatory liquidity buffer) as at 31 December 2025 of EUR 46 billion is primarily driven by the Level 1 securities (69.91%) and Level 1 cash and reserves at the Central Bank (21.79%). The Level 2a and Level 2b securities comprise 7.56% and 0.73% of the total HQLA, respectively. The average total HQLA held throughout 2025 amounted to EUR 54 billion. Net cash outflows as at 31 December 2025 of EUR 7 billion are the result of EUR 28 billion of outflows and EUR 27 billion of inflows (capped at 75% from total outflows, that is, EUR 21 billion). The main elements of the LCR denominator are loan cash flows (both inflows and outflows), inflows from secured financing transactions and wholesale funding due redemptions. The main outflows related to derivative exposures are in relation to the impact of an adverse market scenario on derivatives based on the 24-month historical look-back approach. Other items relevant for the Group’s liquidity profile The Bank operates in a multicurrency environment and uses different settlement platforms and correspondent banks that impose time constraints within the day to perform the settlement of payments. As a result, the Bank is exposed to intra-day liquidity risk. The Bank actively manages its intra-day liquidity positions and risks to ensure that all payments and settlement obligations are met in a timely manner, under both normal and stressed conditions. In addition, several proactive and reactive mitigation actions have been implemented to manage this risk. The intra-day liquidity risk is monitored by the first and second line of defence on a daily and monthly basis, under both normal and stressed scenarios. 136 | December 2025 EIB Group Risk Management Disclosure Report

Template EU LIQ1 – Quantitative information of LCR

The following template provides information on the components of the Group LCR. Data are presented as monthly averages over the last 12 months preceding each quarter end.[75]

		a	b	c	d	e	f	g	h
Amounts are in EUR million, unless otherwise indicated		**Total unweighted value (average)**				**Total weighted value (average)**			
EU 1a	Quarter ending on (DD Month YYYY)	31/12/2025	30/09/2025	30/06/2025	31/03/2025	31/12/2025	30/09/2025	30/06/2025	31/03/2025
EU 1b	Number of data points used in the calculation of averages	12	12	12	12	12	12	12	12
HIGH-QUALITY LIQUID ASSETS									
1	Total high-quality liquid assets (HQLA)					53,840	54,750	55,006	55,503
CASH – OUTFLOWS									
2	Retail deposits and deposits from small business customers, of which:	-	-	-	-	-	-	-	-
3	*Stable deposits*	-	-	-	-	-	-	-	-
4	*Less stable deposits*	-	-	-	-	-	-	-	-
5	Unsecured wholesale funding	13,700	13,845	12,842	12,563	11,603	11,910	11,083	11,058
6	*Operational deposits (all counterparties) and deposits in networks of cooperative banks*	-	-	-	-	-	-	-	-
7	*Non-operational deposits (all counterparties)*	*3,968*	*3,828*	*3,543*	*2,965*	*1,871*	*1,893*	*1,784*	*1,461*
8	*Unsecured debt*	*9,732*	*10,017*	*9,299*	*9,598*	*9,732*	*10,017*	*9,299*	*9,598*
9	*Secured wholesale funding*					*0*	*0*	*1*	*2*
10	Additional requirements	*149,647*	*147,780*	*146,456*	*145,699*	*19,817*	*19,606*	*19,434*	*19,779*
11	*Outflows related to derivative exposures and other collateral requirements*	*2,754*	*2,794*	*2,846*	*3,273*	*2,754*	*2,794*	*2,846*	*3,273*
12	*Outflows related to loss of funding on debt products*	-	-	-	-	-	-	-	-
13	*Credit and liquidity facilities*	*146,892*	*144,987*	*143,611*	*142,426*	*17,063*	*16,813*	*16,589*	*16,506*
14	Other contractual funding obligations	710	679	725	947	710	679	725	947

[75] This is the reason for the variance between the EIB Group LCR at 31.12.2025 and the figure presented in this template.

Liquidity risk | 137

	Amounts are in EUR million, unless otherwise indicated	a	b	c	d	e	f	g	h
		Total unweighted value (average)				Total weighted value (average)			
EU 1a	Quarter ending on (DD Month YYYY)	31/12/2025	30/09/2025	30/06/2025	31/03/2025	31/12/2025	30/09/2025	30/06/2025	31/03/2025
15	Other contingent funding obligations	37,124	40,387	45,072	45,196	3,035	3,194	3,432	3,742
16	**TOTAL CASH OUTFLOWS**					**35,165**	**35,389**	**34,676**	**35,528**
CASH – INFLOWS									
17	Secured lending (e.g. reverse repos)	29,249	27,841	25,457	22,220	28,485	27,062	24,528	21,540
18	Inflows from fully performing exposures	7,269	7,440	7,236	6,729	6,117	6,250	6,094	5,613
19	Other cash inflows	1,459	1,568	1,960	1,723	1,459	1,568	1,960	1,723
EU-19a	(Difference between total weighted inflows and total weighted outflows arising from transactions in third countries where there are transfer restrictions or which are denominated in non-convertible currencies)					-	-	-	-
EU-19b	(Excess inflows from a related specialised credit institution)					-	-	-	-
20	**TOTAL CASH INFLOWS**	**37,976**	**36,849**	**34,653**	**30,672**	**36,061**	**34,880**	**32,582**	**28,876**
EU-20a	*Fully exempt inflows*	-	-	-	-	-	-	-	-
EU-20b	*Inflows subject to 90% cap*	-	-	-	-	-	-	-	-
EU-20c	*Inflows subject to 75% cap*	*37,976*	*36,849*	*34,653*	*30,672*	*36,061*	*34,880*	*32,582*	*28,876*
TOTAL ADJUSTED VALUE									
EU-21	**LIQUIDITY BUFFER**					**53,840**	**54,750**	**55,006**	**55,503**
22	**TOTAL NET CASH OUTFLOWS**					**8,791**	**8,847**	**8,820**	**9,847**
23	**LIQUIDITY COVERAGE RATIO (%)**					**617.98%**	**623.87%**	**627.19%**	**584.93%**

138 | **December 2025 EIB Group Risk Management Disclosure Report**

9.4 Net stable funding ratio (NSFR)

The NSFR is a regulatory liquidity metric that aims to limit overreliance on short-term wholesale funding and encourages better assessment of funding risk across all on- and off-balance sheet items, promoting funding stability. The NSFR is defined as the amount of available stable funding (ASF) relative to the amount of required stable funding (RSF) and should be equal to at least 100%.

The EIB Group implemented the NSFR in line with the CRR.

The NSFR is calculated and monitored on an EIB standalone, as well as on an EIB Group consolidated basis, in the reporting currency (EUR). The EIB standalone NSFR is calculated monthly and the EIB Group NSFR is calculated quarterly. Furthermore, the NSFR is monitored for all significant currencies (EUR, GBP and USD as at 31.12.2025).

As of 31 December 2025, the EIB Group NSFR stood at 121.19% (31.12.2024: 122.39%), well above the minimum regulatory requirement of 100%. During 2025, the ratio remained stable, averaging at 125.87%. The template below presents an overview of the calculation of the NSFR-based figures for end December 2025.

At 31 December 2025, the main sources of ASF were long-term wholesale funding (for example, own bond issuances) which formed 80.68% of total ASF (31.12.2024: 81.11%) and capital items which accounted for 18.59% (31.12.2024: 18.11%), after applying the relevant weights. At 31 December 2025, the RSF was predominantly composed of loans and securities, which formed 89.71% of total RSF (31.12.2024: 90.30%), after applying the relevant weights.

Template EU LIQ2 – Net Stable Funding Ratio

The template below presents an overview of the calculation of the Group NSFR.

		31.12.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
	Amounts are in EUR million, unless otherwise indicated	No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
Available stable funding (ASF) Items						
1	Capital items and instruments	87,407	-	-	-	87,407
2	*Own funds*	*87,407*	-	-	-	*87,407*
3	*Other capital instruments*		-	-	-	-
4	Retail deposits		-	-	-	-
5	*Stable deposits*		-	-	-	-
6	*Less stable deposits*		-	-	-	-
7	Wholesale funding:		48,061	23,544	365,541	379,399
8	*Operational deposits*		-	-	-	-
9	*Other wholesale funding*		*48,061*	*23,544*	*365,541*	*379,399*
10	Interdependent liabilities		-	-	-	-
11	Other liabilities:	5,370	17,807	300	3,270	3,420

Liquidity risk | 139

	Amounts are in EUR million, unless otherwise indicated	31.12.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
12	*NSFR derivative liabilities*	*5,370*				
13	*All other liabilities and capital instruments not included in the above categories*		*17,807*	*300*	*3,270*	*3,420*
14	**Total available stable funding (ASF)**					**470,226**
Required stable funding (RSF) Items						
15	Total high-quality liquid assets (HQLA)					1,140
EU-15a	Assets encumbered for a residual maturity of one year or more in a cover pool		-	-	-	-
16	Deposits held at other financial institutions for operational purposes		-	-	-	-
17	Performing loans and securities:		42,612	20,409	414,086	348,114
18	*Performing securities financing transactions with financial customers collateralised by Level 1 HQLA subject to 0% haircut*		-	-	-	-
19	*Performing securities financing transactions with financial customers collateralised by other assets and loans and advances to financial institutions*		*29,077*	*4,732*	*61,006*	*65,129*
20	*Performing loans to non-financial corporate clients, loans to retail and small business customers, and loans to sovereigns, and PSEs, of which:*		*12,292*	*14,500*	*336,596*	*267,764*
21	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		*4,664*	*6,109*	*158,695*	*108,538*
22	*Performing residential mortgages, of which:*		-	-	-	-
23	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		-	-	-	-
24	*Other loans and securities that are not in default and do not qualify as HQLA, including exchange-traded equities and trade finance on-balance sheet products*		*1,243*	*1,178*	*16,483*	*15,221*
25	Interdependent assets		-	-	-	-
26	Other assets:	-	5,634	266	28,757	29,506
27	*Physical traded commodities*				-	-
28	*Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs*			-		-
29	*NSFR derivative assets*		-			-
30	*NSFR derivative liabilities before deduction of variation margin posted*		*5,179*			***259***
31	*All other assets not included in the above categories*		*454*	*266*	*28,757*	*29,248*
32	Off-balance sheet items		142,409	426	40,850	9,250

140 | **December 2025 EIB Group Risk Management Disclosure Report**

Amounts are in EUR million, unless otherwise indicated		31.12.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
33	**Total RSF**					388,010
34	**Net Stable Funding Ratio (%)**					121.19%

Amounts are in EUR million, unless otherwise indicated		30.09.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
Available stable funding (ASF) Items						
1	Capital items and instruments	86,594	-	-	-	86,594
2	*Own funds*	*86,594*	-	-	-	*86,594*
3	*Other capital instruments*		-	-	-	-
4	Retail deposits		-	-	-	-
5	*Stable deposits*		-	-	-	-
6	*Less stable deposits*		-	-	-	-
7	Wholesale funding:		50,714	23,116	378,339	391,924
8	*Operational deposits*		-	-	-	-
9	*Other wholesale funding*		*50,714*	*23,116*	*378,339*	*391,924*
10	Interdependent liabilities		-	-	-	-
11	Other liabilities:	4,476	30,847	-	1,696	1,696
12	*NSFR derivative liabilities*	*4,476*				
13	*All other liabilities and capital instruments not included in the above categories*		*30,847*	-	*1,696*	*1,696*
14	**Total available stable funding (ASF)**					**480,215**
Required stable funding (RSF) Items						
15	Total high-quality liquid assets (HQLA)					1,397
EU-15a	Assets encumbered for a residual maturity of one year or more in a cover pool		-	-	-	-
16	Deposits held at other financial institutions for operational purposes		-	-	-	-
17	Performing loans and securities:		53,570	19,728	405,969	341,254
18	*Performing securities financing transactions with financial customers collateralised by Level 1 HQLA subject to 0% haircut*		-	-	-	-
19	*Performing securities financing transactions with financial customers collateralised by other assets and loans and advances to financial institutions*		*38,309*	*4,161*	*58,276*	*62,614*
20	*Performing loans to non-financial corporate clients, loans to retail and small business*		*14,595*	*13,241*	*331,122*	*263,058*

Liquidity risk | 141

Amounts are in EUR million, unless otherwise indicated		30.09.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
	customers, and loans to sovereigns, and PSEs, of which:					
21	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		*6,270*	*5,772*	*161,569*	*111,041*
22	*Performing residential mortgages, of which:*		-	-	-	-
23	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		-	-	-	-
24	*Other loans and securities that are not in default and do not qualify as HQLA, including exchange-traded equities and trade finance on-balance sheet products*		*666*	*2,326*	*16,571*	*15,581*
25	Interdependent assets		-	-	-	-
26	Other assets:	-	5,395	328	23,965	24,762
27	*Physical traded commodities*				-	-
28	*Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs*		-			-
29	*NSFR derivative assets*		-			-
30	*NSFR derivative liabilities before deduction of variation margin posted*		*4,961*			*248*
31	*All other assets not included in the above categories*		*434*	*328*	*23,965*	*24,514*
32	Off-balance sheet items		142,457	425	40,357	9,924
33	**Total RSF**					**377,337**
34	**Net Stable Funding Ratio (%)**					**127.26%**

Amounts are in EUR million, unless otherwise indicated		30.06.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
Available stable funding (ASF) Items						
1	Capital items and instruments	85,775	-	-	-	85,775
2	*Own funds*	*85,775*	-	-	-	*85,775*
3	*Other capital instruments*		-	-	-	-
4	Retail deposits		-	-	-	-
5	*Stable deposits*		-	-	-	-
6	*Less stable deposits*		-	-	-	-

142 | **December 2025 EIB Group Risk Management Disclosure Report**

		30.06.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
Amounts are in EUR million, unless otherwise indicated		**No maturity**	**< 6 months**	**6 months to < 1yr**	**≥ 1yr**	
7	Wholesale funding:		63,235	24,018	373,447	386,978
8	*Operational deposits*		-	-	-	-
9	*Other wholesale funding*		*63,235*	*24,018*	*373,447*	*386,978*
10	Interdependent liabilities		-	-	-	-
11	Other liabilities:	6,456	17,639	24	3,499	3,511
12	*NSFR derivative liabilities*	*6,456*				
13	*All other liabilities and capital instruments not included in the above categories*		*17,639*	*24*	*3,499*	*3,511*
14	**Total available stable funding (ASF)**					**476,264**
Required stable funding (RSF) Items						
15	Total high-quality liquid assets (HQLA)					1,934
EU-15a	Assets encumbered for a residual maturity of one year or more in a cover pool		-	-	-	-
16	Deposits held at other financial institutions for operational purposes		-	-	-	-
17	Performing loans and securities:		63,111	19,237	403,757	340,371
18	*Performing securities financing transactions with financial customers collateralised by Level 1 HQLA subject to 0% haircut*		-	-	-	-
19	*Performing securities financing transactions with financial customers collateralised by other assets and loans and advances to financial institutions*		*47,298*	*5,119*	*58,260*	*63,635*
20	*Performing loans to non-financial corporate clients, loans to retail and small business customers, and loans to sovereigns, and PSEs, of which:*		*15,363*	*13,214*	*329,036*	*262,068*
21	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		*7,116*	*5,114*	*159,503*	*109,792*
22	*Performing residential mortgages, of which:*		-	-	-	-
23	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		-	-	-	-
24	*Other loans and securities that are not in default and do not qualify as HQLA, including exchange-traded equities and trade finance on-balance sheet products*		*449*	*904*	*16,461*	*14,669*
25	Interdependent assets		-	-	-	-
26	Other assets:	-	7,326	256	22,219	23,068
27	*Physical traded commodities*				-	-
28	*Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs*		-			-

Liquidity risk | 143

Amounts are in EUR million, unless otherwise indicated		30.06.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
29	*NSFR derivative assets*		-			-
30	*NSFR derivative liabilities before deduction of variation margin posted*		*6,873*			*344*
31	*All other assets not included in the above categories*		*453*	*256*	*22,219*	*22,725*
32	Off-balance sheet items		138,202	398	73,154	9,679
33	**Total RSF**					**375,052**
34	**Net Stable Funding Ratio (%)**					**126.99%**

Amounts are in EUR million, unless otherwise indicated		31.03.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
Available stable funding (ASF) Items						
1	Capital items and instruments	85,204	-	-	-	85,204
2	*Own funds*	*85,204*	-	-	-	*85,204*
3	*Other capital instruments*		-	-	-	-
4	Retail deposits		-	-	-	-
5	*Stable deposits*		-	-	-	-
6	*Less stable deposits*		-	-	-	-
7	Wholesale funding:		58,348	30,305	371,850	388,440
8	*Operational deposits*		-	-	-	-
9	*Other wholesale funding*		*58,348*	*30,305*	*371,850*	*388,440*
10	Interdependent liabilities		-	-	-	-
11	Other liabilities:	5,314	17,075	300	3,324	3,474
12	*NSFR derivative liabilities*	*5,314*				
13	*All other liabilities and capital instruments not included in the above categories*		*17,075*	*300*	*3,324*	*3,474*
14	**Total available stable funding (ASF)**					**477,118**
Required stable funding (RSF) Items						
15	Total high-quality liquid assets (HQLA)					1,466
EU-15a	Assets encumbered for a residual maturity of one year or more in a cover pool		-	-	-	-
16	Deposits held at other financial institutions for operational purposes		-	-	-	-
17	Performing loans and securities:		59,470	21,930	405,095	341,836

144 | **December 2025 EIB Group Risk Management Disclosure Report**

Amounts are in EUR million, unless otherwise indicated		31.03.2025				
		a	b	c	d	e
		Unweighted value by residual maturity				Weighted value
		No maturity	< 6 months	6 months to < 1yr	≥ 1yr	
18	*Performing securities financing transactions with financial customers collateralised by Level 1 HQLA subject to 0% haircut*		-	-	-	-
19	*Performing securities financing transactions with financial customers collateralised by other assets and loans and advances to financial institutions*		45,580	5,514	59,395	64,960
20	*Performing loans to non-financial corporate clients, loans to retail and small business customers, and loans to sovereigns, and PSEs, of which:*		13,449	15,715	328,902	262,028
21	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		6,540	6,560	160,605	110,943
22	*Performing residential mortgages, of which:*		-	-	-	-
23	*With a risk weight of less than or equal to 35% under the Basel II Standardised approach for credit risk*		-	-	-	-
24	*Other loans and securities that are not in default and do not qualify as HQLA, including exchange-traded equities and trade finance on-balance sheet products*		440	700	16,797	14,848
25	Interdependent assets		-	-	-	-
26	Other assets:	-	6,744	211	26,128	27,010
27	*Physical traded commodities*				-	-
28	*Assets posted as initial margin for derivative contracts and contributions to default funds of CCPs*			-		-
29	*NSFR derivative assets*		-			-
30	*NSFR derivative liabilities before deduction of variation margin posted*		5,987			299
31	*All other assets not included in the above categories*		758	211	26,128	26,711
32	Off-balance sheet items		139,710	616	34,479	9,768
33	**Total RSF**					**380,080**
34	**Net Stable Funding Ratio (%)**					**125.53%**

Liquidity risk | 145

9.5 Asset encumbrance An asset is considered to be encumbered if it is used to secure, collateralise or credit enhance a transaction such that it cannot be freely withdrawn by the Group. Marketable, high-quality assets that are unencumbered are part of a liquid asset portfolio as they can generally help to obtain emergency liquidity in stress situations. The main sources and types of asset encumbrance for the EIB Group are the EIB’s treasury operations with financial institutions and central banks. The Group does not, at present, engage in securities lending activities nor does it issue covered bonds. In addition, no assets are posted as security with settlement systems in the form of default funds and initial margins. A daily monitoring process for unencumbered and encumbered assets is in place. As of 31.12.2025, the Bank’s EBA asset encumbrance ratio amounts to 0.34% (31.12.2024: 0.17%) as measured in accordance with Commission Implementing Regulation (EU) No 2024/3117. The ratio has increased compared to the previous reporting period mainly driven by a higher amount of debt securities deposited as collateral under reverse repos and remains overall very low. The disclosures below follow the EBA’s disclosure templates on asset encumbrance. The templates report the value of the exposure calculated as median values over the last four quarter-ends, as required by those regulatory requirements applicable to the EIB Group as BBP. 146 | December 2025 EIB Group Risk Management Disclosure Report

Template EU AE1 – Encumbered and unencumbered assets The template below exhibits the total assets of the EIB Group separating encumbered from unencumbered assets. Additional information is provided for the Group’s portfolio of debt securities, which are more likely to be encumbered in the form of collateral deposited under bilateral and tripartite repurchase agreements. At end December 2025, the encumbered assets of the Group were denominated almost entirely in EUR76 and stem entirely from EIB. The unencumbered “other assets” include mainly loans and advances and derivatives not available for encumbrance. Amounts are in EUR million, unless otherwise indicated Carrying amount of encumbered assets Fair value of encumbered assets Carrying amount of unencumbered assets Fair value of unencumbered assets of which notionally eligible EHQLA and HQLA of which notionally eligible EHQLA and HQLA of which EHQLA and HQLA of which EHQLA and HQLA 010 030 040 050 060 080 090 100 010 Assets of the disclosing institution 3,440 2,571 - - 567,240 53,987 - - 030 Equity instruments - - - - 13,241 - 21,808 - 040 Debt securities 2,571 2,571 2,510 2,510 58,399 40,658 58,286 40,469 050 of which: covered bonds - - - - 9,086 6,946 9,113 6,958 060 of which: securitisations - - - - 8,692 279 8,590 282 070 of which: issued by general governments 2,562 2,562 2,501 2,501 24,457 23,901 24,225 23,670 080 of which: issued by financial corporations 21 21 21 21 11,088 7,106 11,305 7,151 090 of which: issued by nonfinancial corporations - - - - 4,567 1,985 4,563 1,986 120 Other assets 897 - 495,695 13,211 76 The Group has only a very limited proportion of encumbered assets denominated in other currencies (USD). Please refer to chapter 6 for more details on the currency concentration of collaterals. Liquidity risk | 147

Template EU AE2 – Collateral received and own debt securities issued

The template below provides information on the amount and type of collateral received by the Group that is encumbered or available for encumbrance.

		Fair value of encumbered collateral received or own debt securities issued		Unencumbered Fair value of collateral received or own debt securities issued available for encumbrance	
			of which notionally eligible EHQLA and HQLA		of which EHQLA and HQLA
	Amounts are in EUR million, unless otherwise indicated	010	030	040	060
130	**Collateral received by the disclosing institution**	**3**	**3**	**41,532**	**11,938**
140	Loans on demand	-	-	-	-
150	Equity instruments	-	-	-	-
160	Debt securities	3	3	41,532	11,938
170	of which: covered bonds	3	-	16,305	1,359
180	of which: securitisations	-	-	1,716	387
190	of which: issued by general governments	0	0	15,127	9,070
200	of which: issued by financial corporations	-	-	6,334	857
210	of which: issued by non-financial corporations	-	-	1,168	482
220	Loans and advances other than loans on demand	-	-	-	-
230	Other collateral received	-	-	-	-
240	**Own debt securities issued other than own covered bonds or securitisations**	-	-	-	-
241	**Own covered bonds and securitisation issued and not yet pledged**			-	-
250	**TOTAL COLLATERAL RECEIVED AND OWN DEBT SECURITIES ISSUED**	**3,443**	**2,574**		

Template EU AE3 – Sources of encumbrance

The template below provides information on liabilities associated with encumbered assets and collateral. As mentioned above, repurchase operations with financial institutions and central banks are the main source of encumbrance for the EIBG. Contingent liabilities are typically lower than the sum of encumbered assets and collateral received due to the overcollateralisation agreements on repos.

		Matching liabilities, contingent liabilities or securities lent	Assets, collateral received and own debt securities issued other than covered bonds and securitisations encumbered
	Amounts are in EUR million, unless otherwise indicated	010	030
010	**Carrying amount of selected financial liabilities**	**2,511**	**2,635**

148 | **December 2025 EIB Group Risk Management Disclosure Report**

10 MARKET RISK 10.1 Foreign exchange risk The Group does not have regulatory own funds requirements for market risk in the trading book. Nontrading book positions are, however, subject to foreign exchange risk. According to Article 351 of the CRR, should the net foreign exchange (FX) position exceed 2% of the Group’s total own funds, the Group shall calculate an own funds regulatory capital requirement for foreign exchange risk. FX risk is the risk to the economic value or to the income derived from the Group’s positions due to adverse movements of foreign exchange rates. The entities of the Group have different business models and separate governing frameworks (the principles of which are laid down in their respective Statutes and Rules and Procedures) and thus follow different day-to-day management approaches with respect to FX risk. The Group is exposed to FX risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments. FX risk also comprises the effect of unfavourable changes in the value of the Group’s future P&L caused by currency movements. More specifically, at the EIB, FX risk arises from specific transactions that involve FX conversions and P&L generation by non-EUR assets and liabilities. At the EIF, FX risk stems primarily from guarantees and equity operations. More details on the management of FX risk at the EIB and the EIF are presented hereafter. Management, monitoring and reporting at the EIB The main objective of the EIB’s FX risk management is to minimise to the extent possible the effect of variation of FX rates on the Bank’s P&L statement. The key bodies involved in the management of FX risk in the Bank are the MC and the ALCO. The EIB’s “Operational Open FX position” (hereafter the “FX position”) for risk management is defined, for each non-reporting currency, as the balance between the accounting value of assets and liabilities under EU-AD and measured in EUR equivalent. It is in line with the “Net FX position” defined in the CRR for regulatory capital calculation purposes, except for the CIUs, which are considered in the respective fund’s currency (that is, the LTA is not applied for the management of the Operational Open FX position). The FX position for each non-reporting currency is monitored daily. It is impacted by transactions that create a mismatch between assets and liabilities. On a monthly basis, the P&L impact is taken into account and hedged. The Bank hedges its FX risk by keeping the FX position for each non-reporting currency within pre-approved limits. In the event of a hedging requirement, the position is reduced by FX spot deals within the same day. Risk Management, as a second line of defence, is in charge of independently monitoring the daily FX position. The Finance Directorate/Operational Support and Monitoring division, as a first line of defence, is in charge of calculating and reporting on a daily basis the FX position to the Finance Directorate/Treasury that manages the position. Market risk | 149

Management, monitoring and reporting at the EIF At the EIF, FX risk is monitored and managed at business line and product level: • The EIF monitors securitisation guarantees on a continuous basis via the ABS cash flow model which takes into account the FX risk of the underlying assets, if any. Following a deviation from the expected performance or an ad-hoc event, surveillance triggers might be breached. In such cases, a model rerun may be required, leading to an update of internal ratings and risk parameters. When downgrades imply reclassification to Stage 377, Risk Management analyses whether hedging a certain part of the exposure would be recommended based on potential cash outflows. • Non-EUR transactions under portfolio guarantees (risk-sharing mandates, RSM) are initially hedged by purchasing 50% of the expected loss (EL). The hedged amount is reassessed by the Fund’s risk management team on a yearly basis for each transaction according to the Exposure at Risk (EaR) and the cumulative EL of both drawn and undrawn amounts. However, the final hedging decisions are based on the aggregated EaR by currency within each RSM portfolio. • Currencies that cannot be traded remain unhedged. Unhedged exposures are monitored with the use of the FX VaR model. VaR limit is defined corresponding to the target size of the respective RSM portfolio and its breach triggers corrective actions (increased monitoring, limitation of future commitments in specific currencies, etc.) • The main FX exposure for the EIF’s equity investments lies at the level of the underlying assets. The FX risk arises from fluctuations in the fair value of the EIF’s portfolio (expressed in EUR) of underlying investee companies in response to the volatility of the investee companies’ currencies. • Given the uncertainty on the timing and quantum of cash flows, the equity portfolio is kept unhedged. Therefore, FX risk is one of the factors behind the equity portfolio performance. The EIF allocates economic capital proportional to their “Net FX position”. Capital requirements measurement The FX capital requirement of the Group is computed based on the "Net FX position” of the Group, defined according to CRR (Articles 351 to 354), and therefore including FX risk arising from any gold position and CIUs. For the latter, the EIB applies the LTA. The Group’s "Net FX position” calculated for regulatory/capitalisation purposes differs from the “Operational Open FX position” used for management purposes (as mentioned above) where underlying investments of CIUs are assumed to be denominated in the same currency as the CIU. The EIBG pre-adopted in 2025 the alternative standardised approach for market risk capital calculation, far ahead of the entry into force of CRR III market risk rules (expected to be applied by EU commercial banks as of 1st January 2027). 77 That is, credit-impaired in accordance with the staging concept of IFRS 9. 150 | December 2025 EIB Group Risk Management Disclosure Report

Template EU MR1 – Market risk under the alternative standardised approach (A-SA) The template below provides the breakdown of own funds requirements for market risk under the alternative standardised approach (A-SA). Amounts are in EUR million, unless otherwise indicated a Total Own Funds Requirements (OFR) Sensitivity-based method 1 General interest rate risk (GIRR) - 2 Equity risk (EQU) - 3 Commodity risk (COM) - 4 Foreign exchange risk (FX) 120 5 Credit spread risk for non-securitisations (CSR) - 6 Credit spread risk for securitisation not included in the alternative correlation trading portfolio (non-ACTP CSR) - 7 Credit spread risk for securitisation included in the alternative correlation trading portfolio (ACTP CSR) - Default risk - 8 Non-securitisations - 9 Securitisation not included in the alternative correlation trading portfolio (non-ACTP) - 10 Securitisation included in the alternative correlation trading portfolio (ACTP) - Residual risk - EU 11a Exotic underlyings - EU 11b Other residual risks - 12 Total OFR ASA 120 Market risk | 151

10.2 Interest rate risk in the banking book (IRRBB) From a Group perspective, interest rate risk is defined as the risk to the economic value of equity/own funds (EVE) or to the net interest income (NII) arising from adverse movements in interest rates that affect interest rate-sensitive instruments, including its main sources, gap risk, basis risk and option risk. Scope The scope of interest rate-sensitive instruments are all assets, liabilities and off-balance sheet items in the non-trading book, excluding assets deducted from CET1 capital. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedging instruments. Governance The BoD sets the Bank’s risk appetite for interest rate risk in the banking book from both an earnings and economic value perspective78. The EIF’s Risk Appetite Framework does not currently include interest rate risk indicators for IRRBB, but the EIF instead allocates economic capital to cover its interest rate risk exposures. In doing so, the EIF is following the Group capital measurement methodology for Interest Rate Risk in the Banking Book (‘IRRBB’). It is the responsibility of the MC to approve the interest rate strategy of the EIB, while ensuring that it remains within the risk appetite limits. The MC is assisted by the ALCO in the monitoring and management of IRRBB. The ALCO itself is supported by a permanent working group on interest rate risk monitoring. Reporting directly to the ALCO, this working group reviews and analyses the interest rate risk exposures, discusses possible hedging actions based on recommendations from the Treasury (first line of defence (LoD)), and reports to the ALCO on the operational actions taken by the first LoD. The decision on, and execution of, hedging actions remains under the responsibility of the first LoD. Key IRRBB risk metrics and their evolution are reported monthly to the governing bodies. Risk management and mitigation The EIB follows relevant key principles of the EBA79 and the BCBS80 in its management and monitoring of interest rate risk. As prescribed by those principles, the EIB manages the IRRBB from both NII and EVE perspectives, seeking to ensure stable revenues while safeguarding the economic value of the Bank’s capital. 78 The Group Risk Appetite Framework contains three interest rate risk indicators managed within pre-approved limits: The “Risk to Economic Value”, the “NII Large Decline” and the “Risk to Earnings”, which are, however defined on EIB standalone level. 79 EBA Guidelines on the management of interest rate risk and credit spread risk arising from non-trading book activities – EBA/GL/2022/14. 80 BCBS 368: Standards for Interest Rate Risk in the Banking Book (IRRBB) (April 2016). 152 | December 2025 EIB Group Risk Management Disclosure Report

For managing and mitigating interest rate exposures, a preference is given to natural hedges. Natural hedges occur in the course of normal business activity when assets (loans) and liabilities (borrowings) net out their interest rate exposures. When natural hedges are not sufficient for managing the interest rate exposures, the Bank makes use of derivative instruments. The most common types of derivatives used by the Bank are interest rate swaps (IRS) and cross-currency swaps81. The Bank uses both micro and macro hedging approaches82. A hedge is defined as micro when it matches back-to-back the interest rate structure of a specific loan or borrowing. A macro-hedge rather serves the purpose of rebalancing the interest rate exposure at portfolio level. To reduce the volatility of IFRS accounting P&L, the Bank applies, when possible, both fair value and cash flow hedge accounting methods: • Fair value hedges recognise the derivative’s hedging of changes in the fair value of a recognised fixed-rate loan or bond. • Cash flow hedges recognise the derivative’s hedging of changes in the future cash flows of floating-rate instruments. The EIF is primarily exposed to gap risk, it has a limited exposure to basis risk and option risk (through the callable treasury bonds and the interest rate floor on ABS cash investments). The EIF does not hedge its interest rate exposures but instead allocates economic capital to cover its interest rate risk exposure. 10.2.1 Gap risk Gap risk 83 is the risk resulting from differences in the term structure of interest rate-sensitive instruments. It is measured as the impact on the term structure arising from parallel or non-parallel moves across the yield curve. For the Bank, gap risk stems from its interest rate risk strategy currently targeting a duration for the investment of its own funds between 4.5 and 5.5 years. For the EIF, the major interest rate-sensitive exposures are its pension DBO84 liability and fixed-income treasury portfolio. 81 Contracts that involve the exchange of notional in two different currencies at the beginning and at the end of the swap, and the exchange of floating rates during the contract term. 82 For further details on the hedging approaches used by EIB, please refer to Note A.4.5 of the EIB Group consolidated financial statements under IFRS. 83 The EBA defines gap risk as the “risk resulting from the term structure of interest rate sensitive instruments that arises from differences in the timing of their rate changes, covering changes to the term structure of interest rates occurring consistently across the yield curve (parallel risk) or differentially by period (non-parallel risk)” (EBA/GL/2022/14). 84 Defined-benefit obligations (DBO) represent the present value of the pension benefits earned by the employees. Market risk | 153

Management, monitoring and reporting at the EIB The EIB measures and reports gap risk in terms of sensitivity, duration of own funds and stress scenarios (stress tests are also performed at EIB Group level): • Basis Point Value (BPV) sensitivity: shows the change in the net present value (NPV) of interest rate-sensitive instruments/portfolios due to a 1 basis point increase in the interest rate curves. The EIB’s operational interest rate risk exposure in terms of BPV sensitivity by maturity ranges and currency is monitored and managed on a daily basis, within pre-approved limits, by the Treasury (first LoD), and reported to the ALM division in GR&C-RM (second LoD). The ALM division in GR&C-RM monitors the limits’ compliance in the context of the operational ALM activities and also validates the reported interest rate risk exposure on a regular basis. • Duration of own funds (expressed in years): measures the sensitivity of the EVE to changes in interest rates. This metric is used to set the IRR strategy of the Bank in terms of target duration of own funds. The target duration, which is periodically reassessed by the ALCO must lie within a target range of 3.5 to 6.5 years85. Changes in the target duration are submitted for approval to the MC. • Stress scenarios: stress tests are performed on a regular basis, whereby the impacts of severe scenarios on both the EVE and the NII are assessed. The stress tests include: (i) the EBA standardised interest rate shocks86; (ii) internally developed scenarios; and (iii) reverse stress tests. Ad-hoc analyses are performed to assess the impact on the interest rate risk exposures arising from new products and structures, or from new market developments. The stress tests are monitored regularly by the second LoD and reported quarterly (EVE and NII impact) in the EIB Group Risk Report. 10.2.2 Basis risk Basis risk is the risk arising from the impact of relative changes in interest rates on interest ratesensitive instruments that have similar tenors but are priced using different interest rate indices. Basis risk arises from the imperfect correlation in the adjustment of the rates earned and paid on different interest rate-sensitive instruments with otherwise similar rate change characteristics. The Bank has identified three main types of basis risks to which it is exposed: 1) Cross-currency basis risk (CCBR); 2) Tenor basis risk (TBR) and 3) Funding spread risk (FSR). Cross-currency basis risk (CCBR) Cross-currency basis risk is the risk due to currency mismatches (in terms of volume and/or maturity) between the Bank’s funding and lending activities. The cross-currency basis indicates the amount by which the interest paid to borrow one currency by swapping it against another differs from the cost of directly borrowing this currency in the cash market. Management, monitoring and reporting of CCBR at the EIB 85 For operational purposes, +/-0.5 years deviations from the target duration are allowed. 86 EBA/RTS/2022/10. 154 | December 2025 EIB Group Risk Management Disclosure Report

The Bank measures, manages and reports CCBR for its major currencies87 in terms of BPV sensitivity and stress scenarios: • CCBR BPV sensitivity: measures the change in the NPV of interest rate-sensitive instruments/portfolios due to a 1 basis point increase in the CCY/EUR basis spread. The EIB’s operational CCBR exposure by maturity ranges and currency is monitored and managed on a daily basis, within pre-approved limits, by the Treasury (first LoD) and reported to the ALM division in GR&C-RM (second LoD). The ALM division in GR&C-RM monitors that the exposure stays within the pre-approved limits in the context of the operational ALM activities and validates the CCBR exposure on a regular basis. The Bank applies a portfolio-based management approach for CCBR. Hedging of the CCBR is usually done by means of entering into cross-currency swaps, which are financial products that swap principal and interest payments in two different currencies, allowing for the transformation of the exposure on one currency into the swapped one. • Stress scenarios: the Bank performs CCBR stress tests to understand their impact on the EVE. It considers the following internally developed stress scenarios for each currency in scope: o parallel monthly and annual shifts; o monthly and annual per tenor shifts; o historical extremes with shocks being determined dynamically at tenor level. The Bank also performs CCBR stress tests on the net interest income. The scenario used is the same as for the EVE: “historical extremes with shocks being determined dynamically at tenor level”. CCBR stress tests are monitored on a monthly basis by the second LoD and reported quarterly (EVE and NII impact) in the EIB Group Risk Report. Ad-hoc analyses are performed in order to assess the impact on the CCBR exposures arising from new products and structures, or from new market developments. Tenor Basis Risk (TBR) The Bank’s exposure to TBR arises from floating-rate instruments priced with different interest rate indices. This exposure is originated from all main asset and liability classes present in the Bank’s balance sheet: lending (assets), funding (liabilities), hedging (derivatives) and treasury (securities). The activity on both sides of the balance sheet might be asymmetrical in terms of underlying interest rate indices, leading to mismatches and therefore exposing the Bank to the volatility of the spread between different indices. 87 The remaining currencies are systematically swapped into EUR or USD on a back-to-back basis. Moreover, those lending operations are normally in a “synthetic format”, that is, denominated in local currency, but settled in hard currency (usually EUR or USD). However, and outside the CCBR framework, that exposure is monitored regularly to ensure it remains immaterial from an IRRBB perspective. Market risk | 155

Management, monitoring and reporting of TBR at the EIB The EIB measures, manages and reports TBR in terms of BPV sensitivity and stress scenarios: • TBR BPV sensitivity: the change in the NPV of interest rate-sensitive instruments/portfolios due to a 1 basis point increase in the tenor basis spread, measured as the spread between the different local indices swap curves (for example, Euribor 3-month swap curve vs. Euribor 6- month swap curve). The EIB’s operational TBR exposure by maturity ranges and currency is monitored and managed on a daily basis, within pre-approved limits, by the Treasury (first LoD) and reported to the ALM division in GR&C-RM (second LoD). The ALM division in GR&C-RM monitors that the exposure stays within the pre-approved limits in the context of the operational ALM activities and validates the TBR exposure on a regular basis. The EIB applies a portfoliobased management approach for TBR. Hedging of TBR is usually done by means of entering into tenor basis swaps, which are financial products that exchange one floating index for another. • Stress scenarios: the Bank performs TBR stress tests to assess the impact on its EVE. It considers the following internally developed stress scenarios: o parallel monthly and annual shifts; o monthly and annual per tenor shifts; o historical extremes with shocks being determined dynamically at tenor level. The Bank also performs TBR stress tests on the net interest income. The scenario used is the same as for the EVE: “historical extremes with shocks being determined dynamically at tenor level”. TBR stress tests are monitored on a monthly basis by the second LoD and reported quarterly (EVE and NII impact) in the EIB Group Risk Report. Ad-hoc analyses are performed in order to assess the impact on the interest rate risk exposures arising from new products and structures, or from new market developments. Funding Spread Risk (FSR) Funding spread risk refers to the risk to the economic value or to the net interest income arising from movements in the funding spread of the Bank. Funding spread risk may arise due to the divergence between the funding rate of the EIB (the market reference rate plus the funding margin/spread) and the market reference rate itself88. This relationship may not be stable over time, that is, the funding margin might increase or decrease. The EIB’s exposure to funding spread risk originates from its core activities (lending and funding) and primarily stems from financing maturity mismatches between its assets and liabilities. Management, monitoring and reporting of FSR at the EIB The Bank’s current interest rate risk and funding strategies do not incorporate any formal requirement or limit with regard to the management of the funding spread risk. As it derives from the evolution of the Bank’s own credit quality, the risk cannot be directly hedged with third parties. 88 See BCBS 368. 156 | December 2025 EIB Group Risk Management Disclosure Report

The funding spread risk is mitigated by setting on a semi-annual basis a target funding maturity profile that keeps the maturity transformation between new lending and funding (and the future refinancing risk) under control. Another mitigant comes from the loan rate setting policy which ensures the transfer of the Bank’s funding spreads to its borrowers. The Bank performs a Funding Spread Risk stress test, assuming an adverse scenario of an increase in its funding spread, due to a rating downgrade of three notches. The stress test is performed by the second LoD and reported in the quarterly EIB Group Risk Report. 10.2.3 Option risk Option risk is defined as the risk arising from options (embedded and explicit), where the institution or its customer can alter the level and timing of their cash flows, namely the risk arising from interest rate-sensitive instruments where the holders will almost certainly exercise the option if it is in their financial interest to do so (embedded or explicit automatic options) and the risk arising from flexibility embedded implicitly or within the terms of interest rate-sensitive instruments, such that changes in interest rates may affect a change in the behaviour of the client (embedded behavioural option risk). Option risk can be broken down into two distinct sub-types: • Automatic option risk: it arises from standalone instruments, such as option contracts (caps, floors, etc.), or is explicitly embedded within the contractual terms of a financial instrument (a capped or floored rate loan). • Behavioural option risk: it arises from the flexibility embedded implicitly or within the terms of financial contracts. For instance, changes in interest rates may affect a change in the behaviour of the client (such as the right to prepay a loan or to withdraw a deposit89). The Bank performs option risk stress tests to assess its impact on the EVE and NII as a consequence of shocks on the interest rate curves and interest rate volatilities. The option risk stress tests are monitored on a regular basis by the second LoD and reported quarterly in the EIB Group Risk Report. 89 Unlike many commercial institutions, the Bank does not have exposure to non-maturing deposits. Market risk | 157

Template EU IRRBB1 – Interest rate risks of non-trading book activities

This template provides quantitative information on the impact of interest rate supervisory shocks scenarios on the change in the economic value of equity and net interest income, calculated on the basis of a set of common modelling and parametric assumptions as referred to in Article 98 (5a), (b) and (c) of the CRD.

Amounts are in EUR million, unless otherwise indicated		a	b	c	d
Supervisory shock scenarios		Changes of the economic value of equity		Changes of the net interest income	
		31.12.2025	30.06.2025	31.12.2025[90]	30.06.2025
1	Parallel up	-6,932	-6,517	-56	38
2	Parallel down	5,522	6,216	-70	-136
3	Steepener	-641	-284		
4	Flattener	377	800		
5	Short rate up	-1,786	-1,062		
6	Short rate down	1,582	1,906		

The scenario that would produce the largest EVE decrease is the parallel up, causing a decrease equivalent to 9.36% of CET1.

The scenario that would produce the largest NII decrease is the parallel down, causing a decrease equivalent to 0.09% of CET1.

Key modelling and parametric assumptions

The models and key assumptions used to produce the economic value of equity sensitivity in the template above are the same as those used in the operational measurement of the interest rate risk exposures:

- Risk-free yield curves: the projection of forward rates and the computation of discount factors are performed using risk-free yield curves that do not include any commercial, credit or liquidity spreads.
- Non-performing exposures: even though the non-performing exposures ratio is below the regulatory 2%, the Bank still conservatively includes them in the interest rate risk exposure.
- Run-off balance sheet: existing positions that mature are not replaced with new business in the EVE stress tests.
- Margin-free cash flows: commercial margins are not included in the projection of interest payments for the EVE-related metrics and stress tests.
- Pension obligations are included in the interest rate risk exposure: the sensitivity of these liabilities considers the impact of inflation, more specifically the correlation (co-movement) between the changes in inflation and interest rates.
- Instrument-specific interest rate floors (mainly the zero-rate floor on loans) and automatic options (mainly callable option on some bonds and swaps) are taken into account. Refer to the section 10.2.3 for more details on the IRRBB's option risk.
- Inflation-related cash flows that are present in some loans, borrowings and swaps of the EIB's banking book are modelled following common market practice by the use of market inflation forward curves.

[90] In 2025, the NII sensitivity is negative under both the parallel up and down scenarios, due to the fact that positive changes are being weighted in accordance with EBA/RTS/2022/10. The unweighted sensitivity under the parallel up scenario is overall positive.

158 | December 2025 EIB Group Risk Management Disclosure Report

• Currencies other than the reporting currency are converted to the reporting currency at the ECB spot FX rate on the reference date. Positive changes are weighted by a factor of 50% or a factor of 80% in the case of Exchange Rate Mechanism – ERM II. • The key assumptions with regard to net interest income sensitivity are: • One-year time horizon: the sensitivity is measured over a 12-month horizon period. • Constant balance sheet: the total balance sheet size and composition, including on- and offbalance sheet items, are maintained by replacing maturing cash flows with new instruments that have comparable features with regard to the currency, amount and repricing period of the original instruments. • Commercial margins are included in the projection of net interest income and maturing transactions are rolled with margins reflecting current market conditions. • Where applicable, instrument-specific floors (most specifically, the zero-rate floor on loans) are taken into account. • Currencies other than the reporting currency are converted to the reporting currency at the ECB spot FX rate on the reference date. Positive changes are weighted by a factor of 50% or a factor of 80% in the case of Exchange Rate Mechanism – ERM II. 10.3 Credit spread risk in the banking book (CSRBB) From a Group perspective, credit spread risk is defined as the risk to the Economic Value of Equity/Own Funds (EVE) or to the Net Interest Income (NII) arising from adverse movements in market price for credit risk, for liquidity and for potentially other characteristics of credit-risky instruments, which is not captured by another existing prudential framework such as IRRBB or by expected credit/(jump-to-) default risk. Scope At the Group, the scope of credit spread-sensitive instruments includes all assets, liabilities and offbalance sheet items in the non-trading book, excluding assets deducted from CET1 capital. The treasury bond portfolios91, asset backed securities (ABS) and pension liabilities fall within the CSRBB scope. Treasury bond portfolios contain a variety of corporate and sovereign bonds that span a large spectrum of different ratings. The ABS portfolio contains a variety of asset-backed securities as well as covered bonds. Similarly to the treasury bond portfolios, they are characterised by a large spectrum of different credit ratings. The pension liability (DBO) is included, since in accordance with actuarial and accounting standards, the projected cash flows are discounted with a rate referencing market yields on “high-quality corporate bonds”, more specifically the yield on a EUR AA-rated corporate index. 91 Money market instruments are deemed to be insensitive to moves in the market price of credit. Market risk | 159

The EIF is exposed to CSRBB through the DBO of the EIF’s pension and health insurance schemes liability, the treasury bonds and the ABS cash investments. The EIF runs stress tests on a quarterly basis, using the EIBG methodology. The EIF does not hedge against CSRBB, instead allocates economic capital to cover its exposures. In doing so, the EIF is following the Group capital measurement methodology for CSRBB. Governance: Risk management, monitoring and reporting at the EIB Group Rating-based limits already exist for credit risk management in the Treasury and ABS portfolios, thus providing a natural risk mitigating factor. The Group performs internally calibrated CSRBB stress tests to assess the impact on the EVE and NII. The CSRBB stress tests are monitored on a monthly basis by the second LoD and reported quarterly (EVE and NII impact) in the EIB Group Risk Report. There are no dedicated CSRBB limits in place. However, this risk is internally capitalised. 160 | December 2025 EIB Group Risk Management Disclosure Report

11 OPERATIONAL RISK 11.1 EIB Group’s Operational Risk Definition and Categorisation Operational risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events92. In line with regulatory guidance93, the definition of operational risk includes, but is not limited to legal risk, model risk or information and communication technology (ICT) risk, but excludes strategic and reputational risk. In the EIB Group’s internal non-financial risk classification, operational risk covers the following risk sub-categories: Table 5: Overview of EIB Group’s operational risk types Level 2 Operational risk types Level 2 People risk Technology risk Third party risk Fraud risk Conduct risk Information security (including cyber) risk Physical security and safety risk Legal risk Statutory reporting and tax risk Business continuity risk Financial crime risk Data management risk Transaction processing and execution risk Regulatory compliance risk Model risk Together with other risks such as reputational and strategic risks, operational risk is one of the main constituents of non-financial risk. All EIB Group activities may be affected by operational risk and therefore the Group aims to systematically identify, assess, monitor and report operational risks on a regular basis, and ensure that sufficient controls and risk mitigants are in place to limit the exposure to the risk. 92 The definition of external events excludes cases of client bankruptcy or unfavourable market movements or similar events, which represent triggers for credit and market risk, respectively. 93 As per CRR (as amended by Regulation EU 2024/1623). Operational risk | 161

11.2 EIB Group’s Operational Risk Management Framework While the management of day-to-day operational risk exposure is, as a matter of principle, the responsibility of everyone in all Group entities, the definition of general standards and the implementation of an integrated Operational Risk Management Framework (‘’ORMF’’) shall be coordinated by dedicated and independent94 Operational Risk Management function(s) within the EIB and the EIF: • At the EIB, the Operational Risk mandate and its implementation is under the responsibility of the Operational Risk function within the Group Non-Financial Risk Department of the Office of the Group Chief Compliance Officer (“GR&C-OCCO”) • At the EIF, the Operational Risk mandate and its implementation is fulfilled by the Operational Risk Management function, within the Internal Control, Regulatory & Corporate Compliance Division of the EIF Compliance & Non-Financial Risk Department. The EIB Group Operational Risk Policy is a key component of the Operational Risk Management Framework. The purpose of the policy is to define the objectives, general principles and framework components to be applied in the Operational Risk Management functions in the EIB Group. The highlevel EIB Group document is further complemented by the EIB Group Operational Risk Event Reporting Procedure and other more granular process guidelines and procedures developed separately for the EIB and the EIF. The EIB Group Operational Risk Management Framework, described in the EIB Group Operational Risk Policy, covers four main components: Governance, Operational Risk Appetite, Risk Management Process and Capital Management. Governance In line with BBP Guiding Principles, the management of operational risks operates within the three lines of defence model. The business lines as the first LoD take risks and are responsible for the dayto- day management of such risks directly and on a permanent basis. The EIB and EIF Operational Risk functions as the second LoD are responsible for the implementation of the sound ORMF. The independent Internal Audit as the third LoD provides assurance to the relevant governing bodies of the appropriateness and efficient implementation of the ORMF. Its responsibilities include independently verifying that the ORMF has been adequately designed and implemented by both the first and second lines of defence. 94 In line with the EBA’s Guidelines on Internal Governance and BCBS’s Principles for Sound Operational Risk Management, independence refers to the Operational Risk function having a reporting structure independent of the risk-generating business lines and being responsible for the design, maintenance and ongoing development of the operational risk framework. 162 | December 2025 EIB Group Risk Management Disclosure Report

Operational risk appetite The EIB Group strives to minimise the risk of losses related to operational failure through the establishment and development of a strong ORMF to provide a systematic and integrated approach to the management of operational risk. However, recognising that expected and unexpected losses can occur, the Group defines a certain level of risk appetite and a set of monitoring tools and processes, which together define the Risk Appetite Framework for operational risk. In addition, both the EIB and the EIF put policies, procedures and systems in place to minimise operational risk losses and remain within the operational risk appetite levels. The EIB Group’s risk appetite for operational risk is articulated in the Group Risk Appetite Statement document, which communicates to management, the governing bodies of all Group entities, employees and other key stakeholders the risk profile the Group is willing to assume in the pursuit of its activities. Risk management process The ORMF and its implementation are supported by a set of processes and tools, namely: Risk identification Risk identification is the process whereby operational risks are recognised and classified in line with the EIB Group’s risk classification and where the risk sources in all business activities and risk drivers (employees, process failure, external, systems) are linked to operational risk events and to their consequences. All identified risks have an agreed risk owner at the business level who is responsible for assessing, monitoring and managing the risk. All identified risks are categorised in line with the Group’s risk classification and documented accordingly. The risk identification process for non-financial risks is part of the overall EIB Group Risk Identification process coordinated by the Regulatory and Group Risk Department and is backed by a set of activities, among which the most prominent being: • Risk and control identification and assessment, as part of the Internal Control Framework; • Group Compliance Risk Assessment; • Root cause analysis and back-testing of operational risk events; • External events analysis; • Forward-looking scenario analysis; • Analysis of new products carried out by the New Product Committee (“NPC”); Operational risk | 163

Risk assessment Risk assessment is used to assess and quantify the EIB Group’s operational risks and to ensure that the appropriate means and resources can be identified and allocated to the management of these risks. Risk assessment also serves to determine the appropriate capital requirements for operational risk. The objectives of the risk assessment process in the EIB Group can be summarised as follows: • To provide detailed and updated information on operational risk in relation to the key business processes of the Group; • To provide senior management with an overall picture of the Group's operational risk exposure and risk/control framework; • To align the Group’s operational risk profile to its operational risk appetite; • To align the Group’s operational risk management to EIB BBP and EIF BMP. A key component of the operational risk assessment within the Group is the risk and control assessment95, the process managed by the Internal Controls and Assertion division within the Group Risk and Compliance Directorate together with other relevant second lines within the EIB, and the Internal Control function at the EIF governed by the EIB Group Internal Control Framework Policy. The EIB Group Internal Control Framework (‘ICF’) materialises the regular actions implemented by the Bank’s management to (i) identify risks generated by activities under their responsibility (inherent and residual risks), (ii) design adequate controls to cover these, and (iii) be in a position to report thereon. The ICF covers all processes implemented in the EIB Group. On that basis, the Bank’s senior management issues yearly internal control assurance declarations to the EIB President and the AC. The ICF’s definition, review and maintenance are administered in line with the EIB Group ICF Policy approved by the Board of Directors. ICF policy oversight actions are implemented by the ICF Control function (‘ICFC’), which is the second line of defence function. Another important component of the risk assessment process is the qualitative and quantitative assessment of forward-looking operational risk scenarios. Risk mitigation Risk mitigation activities are designed and implemented in the EIB Group to address and control risks. Risks that cannot be controlled adequately by the Group are addressed to senior management/governing bodies in order to establish whether to accept or to withdraw from the activities generating these risks. 95 Other risk assessments with focus on specific operational risk types (Compliance, Fraud, Information Security and others) are conducted across the Group by dedicated functions which manage these risk types. 164 | December 2025 EIB Group Risk Management Disclosure Report

Risk mitigation activities are an integral part of the regular activities of the Group and involve all organisational and hierarchical levels in order to be effective. Effective mitigation includes processes on the basis of the following: • The EIB Group rules, codes and policies, such as, but not limited to Codes of Conduct, Anti-Fraud Policy, the Whistleblowing Policy, Market Abuse Policy, Staff Conflicts of Interest Policy; • Segregation of duties between the three lines of defence; • New product approval process and related committee; • Sound Internal Control Framework; • Risk identification and assessment processes such as the Compliance Risk Assessment; • Risk and controls assessment and monitoring processes such as the Risk Appetite Framework (RAF) and the Compliance Monitoring Programme (CMP); • Independent risk management and compliance functions; • Accounting, record-keeping, valuation, safeguarding and information systems controls; • Independent internal and external audit functions; • Insurance policies. The Group has policies, guidelines and procedures to control and mitigate operational risk. The Group assesses the costs and benefits of alternative risk limitation and control strategies and adjusts its operational risk exposure accordingly and in line with its risk appetite. As part of the risk mitigation process, the Operational Risk Management function ensures the close monitoring of mitigation actions stemming from operational risk events. Risk monitoring and reporting Operational risk monitoring involves all services of the EIB Group: • Services undertake a regular review of their risk profile in line with a defined level of risk and a related risk review schedule. • (Key) Risk Indicators, as defined by the Services in collaboration with the Operational Risk Management function, are used to monitor on a regular basis the operational risk exposures against their related risk appetite, with appropriate actions taken when risk levels are breached. • Operational Risk Events are reported by the Services and collected, reviewed and analysed on a regular basis by the Operational Risk Management function in order to identify the actual exposure to operational risk, to complete the risk profile assessment, identify potential trends and emerging risks and support risk assessments by 2nd LoD services. This should ensure that root causes are understood, and that any lessons learned from Operational Risk Events are used to improve the controls. All issues and actions relating to Operational Risk Events and out-ofappetite operational risks are tracked and monitored by the Operational Risk Management function on a regular basis to ensure timely remediation. • The EIB’s Operational Risk function has established a comprehensive Group operational risk reporting framework. Critical Operational Risk Events, Key Risk Indicators, and operational risk capital are reported in the EIB Group Risk Reports. Most notably, the EIB Group produces a quarterly Group Non-Financial Risk Report, which includes statistics on Operational Risk Events, trends on events’ root causes and risk categories, Key Risk Indicators, and End User Computing tools compliance. Operational risk | 165

Trends on the status of mitigating actions are reported to senior management on a quarterly basis. On the EIF side, the Operational Risk Function provides a monthly update on Operational Risks to the EIF Committee on Controls Oversight (CoCO) and on a quarterly basis the EIF Non- Financial Risk report to the EIF Non-Financial Risk Committee (NFRC), the EIF Executive and Senior Management Committee (ESMC), EIF Audit Board (AB) and the EIF Board of Directors (BoD). In addition, the EIF Operational Risk Function coordinates with the relevant EIF services the quarterly exercise of the NFR (K)RIs which are included in the quarterly EIF RAF Dashboard. • The EIB’s risk control self-assessment and control testing results are reported to the senior management and the AC by the ICF Control function. In addition, once a year the Group Non- Financial Risk Report includes a comprehensive overview of each non-financial risk category, combining the control testing results with risk status update. • The EIF's Compliance function produces the ICF report and coordinates the ISAE-3402 report (assessment of key controls related to mandate activities), as well as specific contributions to broader reports, as relevant. Disclosure of operational risk losses The EIB Group calculates its annual operational risk loss as the sum of all net losses over a given financial year, that are equal to or exceed the established loss data thresholds. To this end, the Operational Risk functions maintain on an ongoing basis an updated calculation of the net loss for each specific operational risk event starting from 2016. Further details on the loss data set and thresholds can be found in template OR1 below. 166 | December 2025 EIB Group Risk Management Disclosure Report

Template OR1: Operational risk losses

The template displays aggregate operational losses incurred over the past ten years according to different thresholds and reflecting the data available at the time of reporting. In line with the Operational Risk Procedures of the Group, the information included in the OR1 template for previous periods is regularly amended based on any new historical loss data becoming available during the following years.

		a	b	c	d	e	f	g	h	i	j	k
	Amounts are in EUR, unless otherwise indicated	2025[96]	2024	2023	2022	2021	2020	2019	2018	2017	2016	Ten-year average
Using €20,000 threshold												
1	Total amount of operational losses net of recoveries (no exclusions)	-13,873,345	2,139,884	939,289	2,025,092	37,618,553	1,001,218	797,379	3,934,248	1,557,356	1,713,522	3,785,320
2	Total number of operational risk losses	13	3	6	10	13	3	7	7	4	8	7
3	Total amount of excluded operational risk losses	-	-	-	-	-	-	-	-	-	-	-
4	Total number of excluded operational risk events	-	-	-	-	-	-	-	-	-	-	-
5	Total amount of operational losses net of recoveries and net of excluded losses	-13,873,345	2,139,884	939,289	2,025,092	37,618,553	1,001,218	797,379	3,934,248	1,557,356	1,713,522	3,785,320
Using €100,000 threshold												
6	Total amount of operational losses net of recoveries (no exclusions)	-14,201,981	2,117,720	725,934	1,802,585	37,270,650	985,259	662,274	3,768,037	1,545,355	1,560,222	3,623,605
7	Total number of operational risk losses	4	2	3	4	5	2	3	4	3	5	4
8	Total amount of excluded operational risk losses	-	-	-	-	-	-	-	-	-	-	-
9	Total number of excluded operational risk events	-	-	-	-	-	-	-	-	-	-	-
10	Total amount of operational losses net of recoveries and net of excluded losses	-14,201,981	2,117,720	725,934	1,802,585	37,270,650	985,259	662,274	3,768,037	1,545,355	1,560,222	3,623,605
Details of operational risk capital calculation												
11	not applicable											
12	not applicable											
13	not applicable											

[96] For the year 2025, recoveries and releases of provisions exceeded the losses recorded during the year.

Operational risk | 167

Capital measurement

As of 31 December 2025, the computation of the operational risk regulatory capital charge is based on the standardised approach ('SA'), as applicable since the entry into force of CRD VI/ CRR III in 2025 and which had been proactively pre-adopted by the EIB Group since 2019.

Components of the standardised approach

Operational risk own fund requirements are calculated annually, as per market practice, based on the EIBG's audited consolidated financial statements.

The SA includes two main components further detailed in templates OR2 and OR3 below:

- the Business Indicator (BI) which is a financial statements-based proxy for operational risk and comprises three components: the interest, leases and dividend component (ILDC); the services component (SC), and the financial component (FC);
- the Business Indicator Component (BIC), which is calculated by multiplying the BI by a set of regulatory determined marginal coefficients.

Template OR2: Business Indicator, components and subcomponents

This template displays the Business Indicator (BI), its components and subcomponents. The Business Indicator is a proxy of operational risk based on the consolidated P&L of the institution, which is incorporated in the calculation of operational risk capital charge.

Amounts are in EUR million, unless otherwise indicated		a	b	c	d
	BI and its subcomponents	**2025**	**2024**	**2023**	**Average value**
1	**Interest, lease and dividend component (ILDC)**				**4,360**
EU 1	**ILDC related to the individual institution/consolidated Group (excluding entities considered by Article 314(3))**				**-**
1a	Interest and lease income	24,256	27,447	26,126	25,943
1b	Interest and lease expense	20,684	23,875	22,895	22,485
1c	Total assets/Asset component	527,806	528,114	521,746	525,889
1d	Dividend income/dividend component	1,026	998	682	902
2	**Service component (SC)**				**741**
2a	Fee and commission income	782	754	681	739
2b	Fee and commission expense[97]	368	349	365	361
2c	Other operating income	4	1	3	3
2d	Other operating expense	0	1	1	1
3	**Financial component (FC)**				**56**
3a	Net profit or loss applicable to trading book (TB)	-	-	-	-
3b	Net profit or loss applicable to banking book (BB)	140	13	14	56
EU 3c	Approach followed to determine the TB/BB boundary (PBA or accounting approach)				Accounting approach
4	**Business Indicator (BI)**				**5,157**

[97] The fee and commission expense for 2024 has been restated following a corresponding reclassification of comparative figures as per Note A.3 of the EIB Group consolidated financial statements under EU-AD.

168 | **December 2025 EIB Group Risk Management Disclosure Report**

Amounts are in EUR million, unless otherwise indicated		a	b	c	d
	BI and its subcomponents	**2025**	**2024**	**2023**	**Average value**
5	**Business indicator component (BIC)**				**744**

Disclosure on the BI:

		a
6a	BI gross of excluded divested activities	5,157
6b	Reduction in BI due to excluded divested activities	-
EU 6c	Impact in BI of mergers/acquisitions	-

Template OR3: Operational risk own funds requirements and risk exposure amounts

This template provides details on the calculation of the capital charge for operational risk.

Amounts are in EUR million, unless otherwise indicated		a
1	Business indicator component (BIC)	744
EU1	Alternative Standardised Approach (ASA) Own Funds Requirements (OROF) under Article 314(4)	0
2	*Not applicable*	
3	Minimum Required Operational Risk Own Funds Requirements (OROF)	744
4	Operational Risk Exposure Amounts (REA)	9,295

Operational risk | 169

11.3 Selected categories of operational risk at EIB Group Information and communication technology or ICT risk (including cyber) ICT risk is the risk of loss associated with any reasonably identifiable circumstances related to the use of network and information systems that, if materialised, could compromise the security (confidentiality, integrity, authenticity, availability) of the network and information systems, of any technology-dependent tool, process, operations or the provision of services, by causing adverse effects in the digital or physical environment. ICT risk and data security are considered to be among the top operational risks in the industry. In response to the increasing complexity and intensity of external threats, and in view of the reliance of the Group’s operations on information technology, the Group is constantly reinforcing both its technical defences (IT Security) and procedural and people capabilities (Information Security) and will continue to do so. On the Information Security side, the Group is focused on increasing user awareness of ICT threats and is addressing this need through various events, communication campaigns, risk assessments and training programmes. The EIB’s IT Security function as a first line of defence is responsible for deploying technical and operating measures to protect the security of computer systems, networks and other technology assets hosted on the EIB Group premises. Information Security acts as a second line of defence and provides oversight of activities performed by the first line of defence, cyber security awareness training and various critical compliance tasks (SWIFT Customer Security Programme and TARGET2). To protect information consistently, an information classification scheme is in place, and users are informed of associated best practices with regard to data leakage, prevention of malware and general sound information management. This scheme enables the Group to embed good information handling/processing processes in all that it does so that it is clear to everyone with access to know how best to protect it from unauthorised disclosure, alteration or destruction, dissemination or loss. These security efforts are intended to protect against attacks by unauthorised parties trying to obtain access to confidential information, destroy data, disrupt service, sabotage systems or cause other damage. The Group continues to enhance its cyberdefence capabilities and strengthen its partnerships with the appropriate agencies, such as CERT-EU, in order to address the full spectrum of ICT security risks in its operating environment, enhance defences and improve resiliency against these threats. Third parties with which the Group does business or that facilitate the Group’s business activities could also be sources of ICT risk to the Group. Third-party ICT risk incidents such as system breakdowns or failures, misconduct by the employees of such parties, or attacks could affect their ability to deliver a product or service to the Bank or result in lost or compromised information. To protect the confidentiality, integrity and availability of the Group’s infrastructure, resources and information, the Group ensures that risks are identified and managed. Regulation (EU) 2018/1725 (repealing Regulation (EC) No 45/2001 and Decision No 1247/2002/EC) of the European Parliament and of the Council of 23 October 2018 on the protection of natural persons with regard to the processing of personal data by the European Union’s institutions, bodies, offices and agencies, and on the free movement of such data, has now been in force since autumn 2018. The 170 | December 2025 EIB Group Risk Management Disclosure Report

designated Data Protection Officers (‘DPO’) at both the EIB and the EIF ensure that the responsible controllers and processors of personal data are informed about their responsibilities and duties and provide advice to the organisation and to staff members on all matters related to the implementation of the Regulation. The DPOs also act as the contact point of the EIB and the EIF with the European Data Protection Supervisor (‘EDPS’). Model risk Model risk means the risk of loss resulting from decisions that are principally based on the output of internal models, due to errors in the design, development, parameter estimation, implementation, use or monitoring of such models, including the following: • the improper design of a selected internal model and its characteristics; • the inadequate verification of a selected internal model’s suitability for the financial instrument to be evaluated or for the product to be priced, or of the selected internal model’s suitability for the applicable market conditions; • errors in the implementation of a selected internal model; • incorrect mark-to-market valuations and risk measurement as a result of an error when booking a trade into the trading system; • the use of a selected internal model or of its outputs for a purpose for which that model was not intended or designed, including manipulation of the modelling parameters; • the untimely or ineffective monitoring or validation of model performance or of the predictive ability to assess whether the selected internal model remains fit for purpose. The relevant responsibilities, the process and the guiding principles to be followed as well as the documentation to be produced in order to minimise the model risk are currently governed by the EIB Group Model Risk Management Policy, the EIB’s model validation policy and the EIF Model Risk Management Framework, respectively. The Group Model Risk Management Policy delegates oversight on model risk management across the EIB Group to a Model Risk Committee (MRC), chaired by the GCRO. The policy establishes a Model Risk Management (MRM) function, responsible for the roll-out, maintenance and ongoing day-to-day activities of the model risk management framework. Models are part of an Inventory of Models, maintained by the Model Validation function exercised by the EIB Group Model Validation division within GR&C. Model validation refers to the set of processes and activities intended to minimise model risk by verifying that the models are performing as expected, in line with their objectives and business uses. As in other areas of risk, the Group follows the three lines of defence approach in model risk management. Accordingly, the first line of defence responsibility is assigned to the model owner. The model owner is defined as the unit(s) responsible for development, operation and maintenance of the model/estimate under consideration. The owner(s) of each model is/(are) identified in the Inventory of Models. Operational risk | 171

The second line of defence role is fulfilled by the GR&C Model Validation function, which acts as a control and advisory function via independent assessment of the models, estimates and related processes developed by other units within the EIB Group. To achieve its goals, GR&C Model Validation follows the appropriate validation methodologies and the validation process. It is also responsible for producing detailed methodological guidelines for the validation of individual models. The EIF Risk Office Model Validation function performs a corresponding function for Tier 2 and 3 models owned within the EIF following group policies. Lastly, Internal Audit intervenes as the third line of defence in model risk management and bears the responsibility for assessing whether the first and second lines of defence can fulfil their roles adequately. Credit risk models, and other models in the areas of liquidity, interest rate risk, ALM and derivatives together with their processes, data and IT implementation, are subject to regular validation in line with the model validation policy. Validation activities of models are overseen by specific committees (IRMMC, ALCO and DSMC respectively) or the MRC. The Bank has implemented a tiering methodology for the allocation of models to different tiers based on their use and materiality. While the Tier 1 models (and model changes) are approved by a corresponding committee, the other models (Tier 2 and Tier 3) need to be approved by the Director(s) of the directorates that were identified as model stakeholders or the EIF MRC for EIF models. Regulatory compliance, financial crime and conduct risks Compliance risk is managed by independent functions under the responsibility of the EIB Group Chief Compliance Officer (GCCO) and the EIF Head of Compliance. While the GCRO oversees compliance at the EIB Group level, both functions have direct access to their respective relevant governing bodies. The GCCO has responsibility for all non-financial risks within the remit of the GCRO, overseeing nonfinancial risks at Group level in consultation with the EIF and under the oversight of the GCRO. The independent Compliance functions are responsible for the ongoing monitoring and oversight of: • Regulatory compliance risk: the risk of failing to comply with Best Banking Practices, risks related to Internal Control Framework or risks related to significant gaps identified by Internal Audit; • Conduct risk: the risk arising from a current or prospective financial loss, or loss to reputation to the EIB Group arising from cases of misconduct or inadequate rules on Ethics and Integrity other than Prohibited Conduct. • Financial crime risk: the risk arising from money laundering and terrorism financing, sanctions violation, sanctions circumvention, breach of NCJ (non-cooperative jurisdictions) policy. 172 | December 2025 EIB Group Risk Management Disclosure Report

In order to identify, assess, monitor, control, mitigate and report these non-financial risks, a number of policies, procedures and/or initiatives are in place at Group level, including: • Group Compliance Risk Assessment (annual exercise) and for the EIB the Compliance Monitoring Programme (CMP) with an annual CMP review plan; • Integrity Policy and Compliance Charter; • EIB Group Staff Code of Conduct; • EIB Group Whistleblowing Policy; • EIB Group Data Protection Policy; • EIB Group Anti-Fraud Policy; • EIB Group Dignity at Work Policy; • EIB Group Staff Conflicts of Interest Policy; • EIB Management Committee and EIF CE/DCE Code of Conduct; • Code of Conduct for the members of the Board of Directors of the EIB/EIF; • Code of Conduct for the members of the Audit Committee of the EIB/Audit Board of the EIF; • Staff Regulations; • Staff Rules; • EIB Group AML-CFT Policy; • EIB Group policy towards weakly regulated, non-transparent and non-cooperative jurisdictions and tax good governance; • EIB Group Market Abuse Policy; • EIB Group Sanctions Compliance Policy; Anti-money laundering and combating the financing of terrorism risks are reported on a regular basis on the EIB side to the MC, the AC and the EIB Board Risk Policy Committee, and on the EIF side to the EIF ESMC, EIF AB and the EIF BoD. Cases of suspected money laundering and financing of terrorism are reported by each of the EIB and the EIF to the Luxembourg financial intelligence unit. The EIB Group Compliance Activity Report provides further details on the topics above and is available on the Bank’s website. Operational risk | 173

Fraud risk Fraud risk is the risk arising from a current or prospective risk of losses to the EIBG arising from cases of fraud, and corruption or other prohibited conduct (as defined in the EIBG Anti-Fraud Policy). Senior Management of the EIBG’s entities are responsible for promoting high ethical and integrity standards, as well as a strong internal control culture within the organisation. Banking governance standards and regulations recognise that all members/levels of an organisation are responsible for risk mitigation and internal control. Senior Management is responsible for establishing policies, procedures and controls to mitigate risks related to their business activities within an agreed risk appetite. This is reflected through the implementation of strategies, policies, procedures and controls which support the necessary steps to identify, measure, monitor and control risks. The EIB Group Anti-Fraud Policy (AFP) sets forth the policy in preventing and deterring fraud and other prohibited conduct in the Group’s activities and applies to all members of governing bodies and staff. The AFP assigns a key role in addressing fraud and other forms of prohibited conduct to the Inspectorate General, Investigations division (IG/IN), which not only has the sole mandate to investigate, but also a significant role in the prevention and detection of fraud, including the assessment of fraud risk and its deterrence. As per the EIB Group Operational Risk Policy, fraud risk assessments are conducted across the Group by IG, which manages this operational risk type on an autonomous basis. All Group staff have the duty to report any suspicion of fraud promptly to IG/IN for assessment. Allegations concerning money laundering and financing of terrorism are investigated by IG/IN in close cooperation with EIB OCCO/EIF Compliance. Fraud investigations conducted by IG/IN are reported on a semi-annual basis to the MC, the EIF Chief Executive, the AC and the Audit Board of, respectively, the EIB and the EIF, the European Public Prosecutor’s Office (EPPO) and the European Anti-Fraud Office (OLAF). The Group issues an annual report on its anti-fraud activities, which is available on its website. 174 | December 2025 EIB Group Risk Management Disclosure Report

12 ENVIRONMENTAL, SOCIAL AND GOVERNANCE RISKS 12.1 Qualitative information on environmental risk Out of the different environmental areas, the Group is currently covering primarily climate risk. Moreover, environmental risk is addressed transversally, where relevant. With regard to the risks associated to other environmental areas, the EIB has started to integrate biodiversity risk into its policies and procedures by introducing a methodology to assess exposures to biodiversity risks in its portfolio covering initially a limited portion of the existing portfolio during 2025. Further extensions of this biodiversity screening are planned over the following years. 12.1.1 Business strategy and processes Business strategy (including business environment, business model and financial planning) The EIB Group’s operating model is based on sustainable finance. Through its investments it contributes to the commitment made by the European Union to support the European Green Deal and aims to be a global partner and a frontrunner in promoting and implementing the UN’s 2030 Agenda for Sustainable Development and the achievement of its Sustainable Development Goals (SDGs), and multilateral environmental instruments such as the Paris Agreement on Climate Change and the Convention on Biological Diversity. As requested by the European Council and EU Member States, the EIB Group is supporting the implementation of the European Green Deal and helps to accelerate the European Union's transition to a ‘net-zero’ greenhouse gas emissions and climate-resilient EU economy by 2050. For many years, the EIB Group has been an integral part of the European Union’s global response to climate and environmental challenges, with extensive experience over the last decade in many areas of climate finance. The EIB Group has consolidated its role as the climate bank, in alignment with the EIB Group 2024-2027 Strategic Roadmap which sets a clear focus for the Group’s priorities up to 2027. It aims to support the European Union's climate goals and the transition to a sustainable, low-carbon economy through increasing climate finance and integrating sustainability considerations across the EIB Group's standards, methods and processes, while at the same time supporting a just transition for all. In 2020, the EIB Group published the EIB Group Climate Bank Roadmap (CBR) 2021-202598, which set out how the Group supports the objectives of the European Green Deal and the European Climate Law, as well as the Paris Agreement, and delivers on the new climate and environment targets approved by the EIB Board of Directors in 2019. 98 The EIB Group Climate Bank Roadmap Phase 2 covering 2026-2030 was published in October 2025 and will be implemented starting in 2026. It is driven by three objectives: (i) to stay the course and adapt to the new needs and circumstances as the climate bank, (ii) to focus on investment for impact and (iii) simplification and regulatory alignment. Environmental, social and governance risks | 175

The EIB Group’s CBR outlines the Group’s response to the worsening climate situation. It details the Group’s approach to accelerating the transition to a low-carbon, climate-resilient and environmentally sustainable economy. It further outlines in more detail how the EIB Group plans to deliver on its ambition to support a just transition. Being part of the community of Multilateral Development Banks (MDBs), the EIB Group has worked closely with other MDBs to develop a common framework to aligning their activities with the goals of the Paris Agreement. This holistic framework is based on six building blocks around which specific strategies for alignment can be developed and goes beyond new financing commitments to address all new MDBs’ financing operations, mindful of their role in setting norms and good practices. The CBR is firmly built on the framework, covering all six building blocks and provided a first comprehensive example of its application. The CBR identifies 12 focus areas that will benefit from the EIB Group’s green financing99. The Climate Bank Roadmap has been structured around four key workstreams: • Accelerate the transition to a low-carbon, climate-resilient and environmentally sustainable economy by investing and mobilising significant volumes of green finance in support of the goals of the Paris Agreement to support the achievement of the following targets: o Gradually increase the share of the EIB’s annual green financing to at least 50% by 2025 and beyond. o Support EUR 1 trillion of investment in green financing between 2021 and 2030 at the Group level. • Ensure a just transition for all, so that no people or places are left behind in the transition. • Align all new Group operations with the principles and goals of the Paris Agreement from 2021. • Build strategic coherence and accountability ensuring a coherent EIB Group approach across its policy framework; its transparency, accountability and quality assurance processes; and related institutional support. The EIB Climate Strategy, upon which the Climate Bank Roadmap was built, was first published in 2015 and revised in 2020. It set out the Bank’s mission and vision for dealing with climate change, strategically aligning the Bank with the Paris Agreement‘s 1.5°C temperature goal and its adaptation objective. It sets a guide for the Bank’s medium to long-term climate actions, focusing on three strategic areas: • Reinforcing the impact of EIB climate financing • Building resilience to climate change • Further integrating climate change considerations across all the Bank’s standards, methods and processes. The strategy also sets out goals to increase biodiversity, promote the circular economy and social sustainability, and enhance resilience, while reducing greenhouse gas emissions beyond the EIB Group's own operations. 99 For more details on the different focus areas, please refer to the EIB Group Climate Roadmap 2021-2025, and annual CBR Progress reports, available on the EIB website. Since the publication of the Phase 2 of the CBR, the term ‘Group Green Finance’ replaced the term ‘Climate Action and Environmental Sustainability Finance’. 176 | December 2025 EIB Group Risk Management Disclosure Report

Objectives, targets, limits and performance assessment against those areas In terms of climate and environmental related objectives the EIB Group continues for both its financing activities and its internal operations to focus on: • contributing to the achievement of the UN SDGs; • aligning all new operations with the principles and goals set in the Paris Agreement. • reducing the internal carbon footprint of the Group; Contribution to the SDGs The 17 SDGs provide a framework for measuring international efforts to end world poverty, protect the planet and ensure that everyone can enjoy peace and prosperity. The EIB Group has been tracking and reporting how its projects contribute to the SDGs since 2016. As the operations carried out by EIB and the EIF are very different in nature, each entity has developed its own approach to measuring their contributions to the SDGs100, reflecting the specific characteristics of their respective business. The development impact of the Bank’s activities is calculated not only for each investment project, but also at the sectoral, national and international levels. Our activities have a particular impact on the SDGs related to climate and the environment. The EIB’s methodology maps all project indicators to up to two of the appropriate SDGs independently of project context, using a range of data elements, including the project’s location, sector, anticipated results, eligibility, mandate or initiative, and the type of financing product used. The EIF’s activities cover all SDGs except for SDG 16, which due to its nature cannot be addressed by the type of operations performed by the EIF. Additionally, the EIF considers other information about its operations when calculating its contributions to the SDGs, especially for SDG 5 (gender equality) and SDG 13 (climate action). Supporting Paris-aligned operations The Paris alignment framework is applied at both the investment project and counterparty level and at proposal and appraisal stage. At the investment project level, the Group has implemented its low-carbon framework (LCF), and the climate risk assessment (CRA) system for relevant new operations, while at the counterparty level, the EIB Group applies its Paris alignment for counterparties (PATH) framework. These frameworks101 are described in more detail in the section “Policies and procedures relating to engagement with new or existing counterparties or operations”. 100 For further details on how EIB and EIF operations and the respective financial contributions are mapped to the SDGs in 2024, please refer to the publication The European Investment Bank Group’s contribution to the Sustainable Development Goals 2024 available on the EIB website. 101 For more details, please refer to the EIB Group Paris Alignment Framework – Low carbon Version 1.1 and the EIB Group PATH Framework Version 1.2 both available on the EIB website. Environmental, social and governance risks | 177

Reducing the internal carbon footprint of the Group The EIB Group is maintaining its commitments to achieving net-zero emissions in its internal operations by 2050 through its Climate Strategy, aligning internal operations with the Paris Agreement and the EU Green Deal. The CBR also set reduction targets for greenhouse gas emissions to align the EIB Group’s internal operations with a 1.5⁰ C temperature goal. A reduction target of -12.4% was set for the Group greenhouse gas emissions by 2025102, compared to the 2018 baseline. This includes activities defined in the Carbon Footprint Report 2018, covering scope 1, 2 and, partially, scope 3 emissions. Current investment activities and (future) investment targets Green finance targets Through its direct and indirect investment activities, the EIB Group supports projects that advance the green transition in the European Union and worldwide. The EIB Group has in place a well-established tracking system for green finance targets103 which includes activities addressing the six climate and environmental objectives of the EU Taxonomy Regulation: climate mitigation, climate adaptation, sustainable use and protection of water and marine resources, the transition to a circular economy, pollution prevention and control, and the protection and restoration of biodiversity and ecosystems. The approach and underlying definitions of this framework are anchored in the EU taxonomy’s technical screening criteria for substantial contribution and are following the joint MDB and International Development Finance Club (IDFC) climate finance tracking methodologies104. The targets and 2025 actuals related to those Group public policy goals (“PPGs”) covering environmental dimensions and related to green finance are included in the Group Operational Plan 2026-2028105 and are in line with the respective commitments taken in 2019 as formalised in the CBR. Green financing is the first of the EIB Group’s eight strategic priorities contained in the Strategic Roadmap endorsed by the 27 EU Member States. 102 The revised 2030 target from the second phase of the CBR aims to reduce absolute carbon emissions by 34% from 2018 levels for an expanded scope of Group activities. The updated target expands emissions accounting to include new activities, including hotel stays, remote work, and IT equipment purchases. 103 Both the related European Investment Bank Climate Action and Environmental Sustainability List of eligible sectors and eligibility criteria and the EIF’s criteria for Climate Action and Environmental Sustainability operations are available on the EIB and EIF websites. 104 For more details, please refer to the 2023 mid-term review of the CBR available on the EIB website. 105 For the latest orientations and targets and their breakdown between the EIB and the EIF, please refer to the EIB Group Operational Plan 2026-2028 available on the EIB website. 178 | December 2025 EIB Group Risk Management Disclosure Report

The EIB Climate Adaptation Plan (published in October 2021) is part of the EIB Group Climate Bank Roadmap 2021-2025 work to accelerate the green transition, and a response to the 2021 EU Adaptation Strategy. It builds on the EIB Group approach to climate adaptation and resilience outlined in the Climate Bank Roadmap, and sets the additional target of growing the share of climate action finance devoted to adaptation to 15% by 2025106. Green Bond investments Investments in green bonds are possible for instruments complying with the Green Bond Principles of the International Capital Market Association, or the European Green Bond Standard (“EuGBS”). Policies and procedures relating to new or existing counterparties or operations The EIB Group has several policies and procedures in place to support its sustainability objectives and mitigate associated risks107 at project or operation level: • The Environmental and Social Sustainability Framework (ESSF) – which comprises the overarching EIB Group Environmental and Social Policy 108 , the EIB Environmental and Social Standards 109 and the EIF’s ESG Principles 110 – governs the assessment and management of environmental, climate and social (including human rights) impacts and risks throughout financed operations111. • The EIB Group’s low-carbon framework was outlined in Annex 2 of the Climate Bank Roadmap and has been updated and republished as a standalone document in the EIB Group Paris alignment framework – Low carbon: Version 1.1. It defines how the Group aligns new financing with the Paris Agreement’s climate mitigation goal. The low-carbon framework has two parts. The first is classified by sector, listing the main activities for EIB Group support and those that cannot be. The second is classified by product, explaining how the framework applies across different EIB Group product types. The low-carbon framework was updated at the time of the mid-term review of the EIB Group Climate Bank Roadmap, to include the integration of relevant “Do No Significant Harm” criteria published in the EU Taxonomy Climate Delegated Act. 106 The steep increase in climate mitigation finance over the same period has meant that the Bank did not meet this target. However, in the CBR 2.0, the Group reaffirmed its commitment to increase finance for climate change adaptation between 2026 and 2030 to an aggregated total of EUR 30 billion (doubling the original target). The EIB Group is now developing a Group-wide Adaptation Plan to deliver on this ambition. 107 Other relevant frameworks include the EIB Environmental Framework and the EIB Climate Strategy. 108 The policy sets out the Group’s vision towards achieving sustainable development by defining the main areas of contribution and the operational framework for the Group. 109 The Standards outline the responsibilities of the promoters with regard to the assessment of potential environmental, climate and social risk associated with projects financed by the EIB. 110 These Principles summarise the additional policies and procedures applied by the EIF with respect to environmental, social, governance and climate matters, including public policy goals and restricted sectors and activities. These principles guide all of the EIF’s intermediated lending business and are specifically tailored to the nature of its activities. 111 In 2025, the EIB published a revision of the Environmental, Climate and Social Due Diligence Procedures, which operationalise the ESSF by outlining the Bank’s approach to assessing, managing and monitoring environmental, climate and social risks and impacts throughout the project cycle. Environmental, social and governance risks | 179

• The EIB sector-specific policies supplementing the CBR which address social, economic and development issues further define priorities for EIB support in the most relevant sectors requiring significant investments to contribute positively to the transition towards a low-carbon and climate-resilient economy. The most relevant sectors due to their share in EIB financing and the underlying project typology, are the EIB’s Energy Lending Policy (ELP) 112 and the EIB Transport Lending Policy, that apply both within and outside the European Union, and are both covered by publicly consulted and published policies113. At counterparty level, the EIB Group Paris Alignment of Counterparties (PATH) framework, updated in 2023 in the context of the mid-term review of the CBR, applies to EIBG’s counterparties, namely mediumsized or large corporates and significant financial intermediaries, supporting their transition towards a low-carbon and climate-resilient future. Corporate counterparties are screened in based on their size, operating sector and vulnerability to physical risk and are required to develop and publish decarbonisation plans and/or resilience plans while significant financial intermediaries are required to disclose in line with the TCFD recommendations. For treasury investments, a dedicated methodology adapted to financial markets has been developed under the principles of the PATH framework. At the EIF, ESG due diligence is essentially conducted through a dedicated questionnaire and an adverse media screening of counterparties to identify companies potentially associated with an ESG incident. The ESG assessment includes the evaluation of the financial intermediaries’ policies, processes and systems to ensure that they adequately factor in sustainability impacts and risks in their investment decisions. The aim is to evaluate the ESG risk profile of the financial intermediaries, including their reputational risk exposure to ESG issues, at the time of the commitments and during the lifetime of the investments. Other elements of the EIF policy framework also indirectly contribute to the identification, assessment and, where required, the mitigation of ESG-related risks. 12.1.2 Governance Responsibilities of the management body on risk framework, objectives, strategy and policies In line with the objectives put forward by the EIB Climate Strategy and EIBG Climate Bank Roadmap, climate action and environmental sustainability objectives are increasingly integrated throughout the Group’s governance framework. 112 As part of the mid-term review of the ELP in 2023, the EIB revised the related technical annexes of this policy. These technical changes reflect the adoption of the EU Taxonomy and provide further clarification of the EIB’s lending criteria after two years of implementation. In October 2025, the EIB Group Energy Sector Orientation, replacing the ELP, has been published outlining the strategic direction for the EIB Group’s energy-related financing activities under the CBR 2.0. 113 Moreover, EIB has introduced in 2023 the EIB water sector orientation outlining its strategic focus in this critical sector, including on climate resilience and emissions reductions. The EIB’s Energy Lending Policy, the EIB Transport Lending Policy and the the EIB water sector orientation are available on the EIB website 180 | December 2025 EIB Group Risk Management Disclosure Report

The EIB Board of Directors is responsible for approving the Group Operational Plan, financial transactions (including operations supporting climate action and environmental sustainability objectives), and climate-related policies and strategic documents. Moreover, the EIB Board of Directors examines environmental and social risks through its Working Group on Lending Policies, Evaluation and Impact. Likewise, the EIF’s Board of Directors approves the EIF’s annual corporate operational plan and the thematic policy objectives’ key performance indicator and targets, including those pertaining to climate action and environmental sustainability. In 2021, the EIBG created the EIB Group Climate and Environment Advisory Council (CEAC) to provide independent advice and expertise on the activities that the Group is carrying out to reach its climate action and environmental sustainability ambitions. The role of the CEAC is to bring external high-level expertise and strategic insight to the implementation of the CBR and the EIB Group’s climate and environmental policy framework, in general, on a consultative basis. The CEAC is composed of ten members. It forms a balanced group of high-level experts and recognised leaders from European and international institutions, civil society organisations, academia and research, think tanks and the private sector. They provide a broad spectrum of skills and expertise to the EIB Group. The CEAC meetings are convened by the Chair and the EIB’s Vice-President overseeing climate action and environmental sustainability. The oversight of the implementation of the Climate Bank Roadmap is performed by the EIB Group Climate and Environmental Steering Committee (C&E Steering Committee), which meets as required and is composed of the Bank’s Directors General and the EIF’s Chief Executive and Deputy Chief Executive and chaired by a member of the MC. In addition, the EIB Group Climate and Environment Coordination Committee brings together all relevant EIB Group Services to ensure the coordination of various climate and environment-related work streams and to support the exchange of information and good practices. The committee meets once a week to discuss key topics. Management body's organisational structure and integration of risks To deliver on its ambitions, the Group has embedded the identification and management of climaterelated risks and opportunities into its governance and organisational structure via three layers. • The “Business governing” layer oversees the Group’s vision and strategy in relation to climate, sets priorities among other large-scale initiatives and ensures that the necessary resources to deliver are in place and includes the various governing bodies of the EIB and EIF including the CEAC. • The “Steering” layer provides general direction and guidance, ensuring that the Group’s Climate Bank Roadmap remains focused on its objectives and is represented by the C&E Steering Committee and the Climate and Environment Coordination Committee. • The “Performing” layer is responsible for organising and executing the Climate Bank Roadmap’s implementation and includes representatives from all relevant EIB Group services responsible for the delivery of the activities related to the roadmap. Environmental, social and governance risks | 181

Risk management governance and practices including roles, tasks allocation and feedback system Further to the Group Committees referred to above, the RPC114 supports and advises the Board of Directors with respect to, amongst other, climate and environmental risks and any climate risk-related matters are included in high-level risk policy documents on which RPC advises. The RPC provides non-binding opinions and/or recommendations to the Board of Directors on whether the policies related to the identification, assessment and management of risks, including climate risk, are appropriate to the Group’s risk appetite. In line with the Group’s general approach to managing risks based on the three lines of defence framework, the same principles are applied for climate risks, with different roles for each directorate, as shown below. Table 6: Three lines of defence framework for climate risk Role Responsibility Description First line of defence Identification and management of risks within an established set of limits and boundaries The business functions identify new financing or investment operations in line with the Group’s climate risk and the Bank's sector lending policies. In line with the CBR and its mid-term review, projects are assessed to ensure they are consistent with a pathway to low-carbon and climate-resilient development and are Paris-aligned. The EIB Group assesses physical and transition risks at counterparty level through the Climate Risk Screening Tool (CRST). The Group's PATH Framework builds on the scores of the CRST to support relevant counterparties to transition to a low- carbon and climate-resilient future. On the EIF side, the CRST is used for the EIF’s equity and debt portfolios. Second line of defence Maintenance, development and implementation of the risk management and control framework in line with policies and regulations EIB GR&C and additional second line of defence functions are responsible for controlling, monitoring and reporting on financial and non-financial risks to which the Group is exposed. GR&C is responsible for integrating climate risk into the Group’s risk management framework in accordance with regulatory requirements assessed as best banking practices. EIB GR&C also reviews and approves the climate risk assessment of counterparties at appraisal and during the annual review process. At the EIF, climate risk scores are automatically calculated in the system for its entire portfolio at the appraisal stage and then every quarter the calculation is re-performed with investment in the funds and loans in the guaranteed portfolio. GR&C also provides regular reporting to the Group’s governing bodies on its climate risk exposure. Dedicated teams within the EIB GR&C and 114 In the course of 2025, the RPC’s competence was broadened to review additional non-financial risks such as environmental, social and governance (ESG) risk. For further details please refer to section 3.3. 182 | December 2025 EIB Group Risk Management Disclosure Report

Role Responsibility Description the EIF RO are responsible for the development and continuous enhancement of the Group’s climate risk assessment models. Third line of defence Independent review of risk management practices and the internal control framework The EIB Internal Audit function is responsible for examining and evaluating internal control systems and risk procedures. To that end, Internal Audit reviews the Group’s climate risk policies and procedures and ensures that they are correctly applied. The third line of defence is ensured by the Internal Audit function, which provides an independent review of the risk management practices and internal control framework, reporting to the EIF's Audit Board, as relevant. Internal Audit (which is outsourced to the EIB’s Internal Audit) examines and evaluates the relevance, design and effectiveness of the internal control systems and procedures within the EIF. In addition, the EIF cooperates with other independent control bodies such as the Internal Audit Service of the European Commission and the European Court of Auditors. On the EIF side, the first line of defence coordinates the Climate Bank Roadmap, while the Risk Office oversees environment, social and governance (ESG) risks, corporate social responsibility, transparency and application of the EU framework for non-financial disclosures. A coordination unit in the Secretariat General complements the sustainability activities at the EIF by performing analyses of nonfinancial frameworks based on BMP. All major updates to sustainability reporting, ESG risks and corporate social responsibility matters are brought to the attention of the EIF Chief Executive through the Executive Senior Management Committee. Lines and frequency of reporting The EIB Group has in place a reporting framework to track its climate risk exposure, based on the output of the CRST. This framework includes: • A quarterly synthesis report, with information on climate risk exposures across the EIB portfolio. This is provided to the Management Committee, the EIB Board of Directors and the Audit Committee as part of the EIB Group Risk Reports. • A more comprehensive climate risk report is produced on a semi-annual basis providing an overview of exposure to physical and transition risk for the Group portfolio and new operations – including operations under mandate – with breakdowns and deep dives into the credit segment, sector, geography, and credit rating to better inform the decision-making processes. In 2025, the climate risk report has been enhanced with a first preliminary and partial view of the sectors subject to the highest biodiversity risk with a further breakdown of the sectors by dependency risk and impact risk. Alignment of the remuneration policy in line with risk objectives Environmental, social and governance risks | 183

The Management Committee and the EIB Board of Directors are responsible for setting the short to medium-term targets related to climate action and environmental sustainability as well as the internal carbon footprint of the Group. The short-term targets of the Group are integrated into the remuneration framework of the EIB and the EIF. The performance of the two institutions, in relation to new signatures supporting the CA&ES and other PPGs, directly impact the size of the variable component of EIBG’s staff remuneration, with a cumulative weight of 30% (of which 10% are related to the CA&ES and Social Cohesion and Convergence policy goals). On top of the 30% PPG weight, as of performance year 2024, a new indicator measuring CO2 reduction within the Bank’s internal operations has been introduced, aligning with the Climate Bank ambitions, contributing a further 10% to the variable remuneration component. More information on the variable remuneration budget can be found in the “Remuneration” section of this report. 12.1.3 Risk management Risk framework for short, medium and long-term risks The EIB Group’s risk appetite framework formalises the level of risk that the Group is willing to take as part of its activities and objectives. The framework covers the major financial risks (including credit, liquidity, market and treasury risks) and non-financial risk categories – including operational, communication and technology, conduct and compliance, and reputational risks. Since 2023, the Group reports on risk indicators to monitor climate risk from both a financial and a non-financial perspective on a quarterly basis. The Group’s progress in integrating climate risk considerations into its global risk management approach is outlined below: 184 | December 2025 EIB Group Risk Management Disclosure Report

Figure 7: Embedding climate risk into the Group’s risk management framework Methodologies and international standards on which the risk management framework is based Internal policies and frameworks of the Group used for identification and management of climate and other environmental risks draw amongst other on standards such as the EU and MDB Taxonomy or the MDB Paris alignment framework. In the course of 2025, the Group issued for the first time a single, fully integrated sustainability report115 aiming to align, to the extent possible, its reporting with the European Sustainability Reporting Standards (ESRS) and the Corporate Sustainability Reporting Directive (CSRD). In this context, and to the extent possible and compatible with its specific features – including its nature, policy mission, specific tasks and governance structure – the EIB Group has decided to gradually integrate the content and structure of the ESRS disclosure requirements in its Sustainability Report. Moreover, the EIB is represented in the Network for Greening the Financial System (NGFS) Plenary and its different working groups, which develop recommendations and guidance for environmental, climate and nature risk management in the financial sector and regularly update the so-called NGFS climate scenarios. For estimation of financed emissions, the Group relies, amongst others, on methodologies such as the Global GHG Accounting and Reporting Standard for the Financial Industry developed by the Partnership for Carbon Accounting Financials. 115 For more details, please refer to the 2024 European Investment Bank Group Sustainability Report available on the EIB website. Risk appetite framework Risk reporting Embedding climate risk into the Group’s risk management framework in line with regulation applicable as best banking practice Risk culture Multiple training sessions conducted for business functions on how to identify and assess climate risk in the Group’s business activities. The risk appetite framework includes climate risk indicators for financial and non-financial risks. Climate-related risks are integrated within the internal capital adequacy assessment process and the internal liquidity assessment process. Comprehensive reporting on climate risk exposures and concentrations is provided regularly to the MC and the BoD. Environmental, social and governance risks | 185

Processes for the identification, monitoring and measurement of sensitive activities and exposures The EIB Group’s climate risk identification and management practices collectively form a climate and environmental credit risk framework, built based on voluntary commitments in line with best banking practice. It includes the tools and procedures used across the EIB Group to identify climate risk, and the division of responsibilities (especially between the first and second lines of defence), with a particular focus on credit risk. It also contains provisions regarding climate risk data governance and reporting practices. The EIB has established procedures and screening tools to assess, manage and monitor climate changerelated physical and transition risks at the level of its portfolio, counterparties and individual projects financed. Direct lending operations are subject to the Climate Risk Assessment (CRA), a system designed to identify and assess the physical climate risk of the project, part of the EIB Group Paris alignment framework. The goal is a bespoke business process fully integrated within the EIB’s technical due diligence of direct operations to ensure the resilience of EIB-financed operations to climate hazard and identify appropriate adaptation measures. Moreover, counterparty climate risk is monitored for most of the activities of the Group on the basis of the Climate Risk Screening Tool (CRST). The CRST was developed to assess consistently the exposure of the EIBG’s counterparties116 to both physical and transition climate risk over the medium to longer term (five to ten years) as well as their mitigation/adaptation capacity. In 2025, the EIB has rolled out the expansion of the screening tool to biodiversity risk following the internal validation of the underlying model. Overall, the Group’s exposure to physical risk is relatively low. In fact, in the short to medium term, physical risk is expected to have a low material impact on the Group’s risk profile. However, this risk is significant in the long term. Most of the Group’s high physical risk exposure is concentrated in the public administration sector. This reflects the physical risk of countries outside the European Union, which tends to be higher than within the European Union. In the short to medium term, the Group’s portfolio will be more sensitive to transition risk. The distribution of high transition risk exposure by sector shows that most of it is concentrated in oil and gas, regulated networks117 electricity and air and maritime infrastructure. Amongst the high transition risk exposure sectors, the Group’s exposure to the oil and gas sector is now predominant, as the Group’s lending portfolio also covers operations predating the CBR and Paris Agreement, while the Group is supporting many counterparties in their low-carbon transition by supporting Paris-aligned projects. The medium risk exposure is concentrated in the public administration and financial services sectors. 116 When appropriate, the CRST assesses counterparties of the Bank that are either “Head of Group” or standalone subsidiaries (that is, analysed on a stand-alone basis), in line with the current internal rating approach. 117 Sector covering electricity grids and gas grids. 186 | December 2025 EIB Group Risk Management Disclosure Report

Mitigation activities, commitments and exposures Climate and environmental risks are taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports on the carbon footprint, in absolute and relative terms, for all directly financed projects that have emissions above a defined threshold. In addition, an economic cost of carbon is incorporated into the accounting of environmental externalities. Moreover, as already introduced in the section Policies and procedures relating to engagement with new or existing counterparties or operations, the Group has several project- or counterparty- related policies and procedures in place to support its sustainability objectives and further mitigate associated environmental risk. In addition, the Group has exclusions in place for certain activities or sectors that are incompatible with the ethical, environmental and social principles of its public policy goals118. From the credit risk perspective, the EIB Group has analysed its portfolio’s credit exposure to transition and physical risks based on the output of the internally developed CRST. As per the table below, climate change may affect, to different degrees, the various traditional banking risk categories that the Group is exposed to, with credit risk considered to be one of the risk categories most affected by it. 118 For an overview of the activities that cannot benefit from the financing of the Group (“excluded activities”), including those unacceptable in climate and environmental terms, please refer to the EIB Group Excluded activities List (July 2025) available on the EIB and EIF websites. Environmental, social and governance risks | 187

Table 7: Impact of climate risk on the different financial and non-financial risk types

Risk type	Impact from climate risk	Time frame[119]	EIB Group's exposure and mitigants
Credit risk	Stranded assets.	SML	Historically, the Group has had stronger restrictions related to fossil fuel financing than the market. In line with the ELP and the CBR, the Group is phasing out support to energy projects that rely on unabated fossil fuels. Nevertheless, the clients that the Group is supporting in their decarbonisation efforts may be exposed to transition risk through parts of their business that we do not finance. This risk is assessed at the appraisal stage.
	Changing customer behaviours.	SML	This risk could affect the Group's clients in the automotive industry or other high-emitting sectors. In order to mitigate the risks from changes in customer behaviours, the Bank is supporting the transition of its counterparties to a lower emissions model by financing Paris-aligned projects.
	Business interruptions or damaged assets.	SML	Although the Group assesses the climate resilience of its operations and counterparties, the unpredictable nature of physical climate events means that the risk cannot be entirely avoided. Nonetheless, at the appraisal stage, for projects with material physical risk, it is requested that adaptation measures are taken to protect the project-vulnerable assets.
Market risk	Sudden demand and supply shifts for financial instruments (due to changing investor preferences).	SML	Interest rate and foreign exchange risks can be mitigated through hedging. Treasury assets can be liquidated more easily than loans and investments. EIB Treasury integrates environmental aspects in the decision-making process for long-term investments. In 2021, a methodology was developed specifically for treasury operations under the principles of the EIB Group PATH framework, reducing exposure to climate risk. In addition, the Bank performs a regular assessment of the impact of climate risk on interest rate, FX and pension risks. The analyses (stress tests) are based on the Network for Greening the Financial System (NGFS) climate scenarios.
Liquidity risk	Missing cash inflows from clients (credit risk). Reduction in the market value of liquid assets (market risk). Decrease in the liquidity of treasury assets (market risk supply and demand). Increase in refinancing/funding risk.	SML	The Group has a conservative risk management approach combined with ambitious climate policies and its financing relies significantly on Climate Awareness Bonds, which are earmarked for climate action.
Operational risk	Disruption of the Group's operations, either directly or through the operations of its suppliers.	SML	Strong safeguards and business continuity measures are in place.
Reputational risk	The Group's failure to fulfil the expectations raised by its Climate Bank Roadmap, Climate Strategy and its support for the European Green Deal when providing financing may result in a negative perception by its external stakeholders.	SML	The Group is developing all the processes and tools necessary to deliver on its objectives, thereby limiting reputational risk.

[119] S: short-term; M: medium-term, L: long-term

188 | December 2025 EIB Group Risk Management Disclosure Report

Risk management tools for identification, measurement and management of environmental risk The EIB Group has several standards, tools and processes that enable it to identify climate risk at the proposal, appraisal, approval and monitoring phases of the investment cycle. The Group applies these climate risk assessment tools and processes at multiple levels: the financed operation (project/transaction level) and the financed entity (counterparty level). Through the CBR, the Group has committed to further developing these tools and processes and to embedding the climate risk-related procedures and appetite in its overall risk management framework. Assessment of climate risk at counterparty and portfolio level Used for assessing, monitoring and managing climate-related risks at portfolio and counterparty level, the CRST currently also serves for internal and external reporting and disclosures. It provides transparency on the EIB Group’s exposure to climate risk and enables informed decisions to be taken. The CRST was developed to assess consistently the exposure of EIBG’s counterparties (for the main credit segments of the Group including the EIF’s intermediated equity and guarantee portfolios) to both physical and transition climate risk over the medium to longer term (five to ten years) as well as their mitigation/adaptation capacity. Starting from 2021, all EIB and EIF counterparties are scored using this screening tool at the appraisal stage. The output of the CRST enables the EIBG to map (by credit segment, geography, credit rating and economic sector) and benchmark its counterparties120 according to their climate risk exposure. The tool is used furthermore as a basis for climate risk reporting and sensitivity analyses. The CRST covering both physical climate risks and transition risks has been developed for each of the EIB’s main credit segments to assess the climate risk for its counterparties rather than projects, as well as for the EIF’s indirect equity portfolio, guarantees and securitisations. The methodology captures the physical risk, transition risk and the mitigation/adaptation capacity of each counterparty. It is based on internally developed country scores and industry scores (for both physical and transition risk) as well as counterparty specific information. While the underlying assessment logic is consistent across all non-sovereign credit segments, tailored assessments are applied to corporates, financial institutions, public sector entities, sub-sovereign public authorities, project finance and indirect equity to cover all counterparty types across the Group’s portfolios. 120 Currently, the CRST covers approximately 90% of all EIB Group counterparties by volume of exposure. Environmental, social and governance risks | 189

Alongside the CRST, in 2020 the Group developed an in-house model for climate risk regional scores. The model aims to assess the exposure of over 180 countries to physical risk and transition risk and the model is the result of in-depth research by EIB economists and builds on the most recent literature, combining various publicly available data sources. The scores are adjusted by country experts (overrides) if necessary. The resulting climate risk country scores are then used for sovereign counterparties as the final risk scores, and for other counterparties as the country anchor scores for the screening tool. To assess physical risk, indicators have been developed to capture the impact of acute risks and chronic risks. The model brings these indicators to a common scale (normalisation), allowing for them to be partially compensated against each other, and selects the appropriate weights of the various climate risk dimensions based on the literature and econometric analysis. Similarly, the Group has developed a methodology to derive climate risk scores for industries in order to appraise their exposure to transition and physical risk. This methodology uses the Bank’s new risk sector classification, which includes 30 risk sectors and 65 sub-sectors. Within these sub-sectors, industry experts identified more granular industry segments that are exposed to the same transition risks. The methodology is based on a mix of publicly available data and expert judgment. In view of the rapid developments in regulation, technology and market risk, the assessment is reviewed on a yearly basis. Both country and industry scores are combined into an anchor score. Subsequently, adjusted for counterparty- specific risks, an inherent score is derived which once updated for the adaptation and mitigation capacity of the relevant counterparty results in the final CRST score. Alongside the CRST, the EIB started to develop a separate in-house model for biodiversity scores which was rolled out in the course of 2025. Its scope is currently limited to a subset of the credit segments of the EIB portfolio assessed with the CRST. The assessment aims to offer a high-level perspective of biodiversity risks based on country and sector level activities of counterparties and their exposure to dependency and impact risk. The related sector and country specific dependency scores and impact scores are sourced from publicly available databases. Unlike the CRST, the first version of the biodiversity model does not include the assessment of mitigation and adaptation capacity. Gradual expansion of the coverage to the remaining credit segments and further model refinements are expected going forward. For the assessment of the environmental risk, the Group considers the impact climate change will have on its financing activities across different time periods. Up to five years is considered to be shortterm, from five to ten years is considered medium-term, and more than ten years (until 2050) is considered long-term. Across these time horizons, climate change may affect, to different degrees, the various traditional banking risk categories to which the Group is exposed. In 2022, the EIB Group replicated the ECB climate stress test, enabling the Group to test its capability and capacity to perform supervisory climate stress tests. This exercise showed that the Group’s climate risk framework development is broadly in line with commercial banks. 190 | December 2025 EIB Group Risk Management Disclosure Report

In 2025, as part of the update of the EIB Group Stress Testing Framework, the Group integrated climate risk stress testing into the Group’s regular stress testing activities performed within the ICAAP process. Climate risk stress testing is continuously enhanced, aiming to reflect the relevant regulatory expectations121. The Group has developed climate stress testing methodologies also for other types of risks than credit risk (such as market risk or liquidity risk). Assessment of climate risk at project and exposure level At project/exposure level climate-related risks are assessed and managed through a due diligence process applied to all projects directly financed by the Bank. This due diligence process is materialised through five sub-processes: • The application of the CRA to relevant projects helps to understand if and how the physical impact of climate change could affect a project’s performance over its lifetime and whether appropriate adaptation measures have been taken into account. • At the proposal stage, an initial screening and preliminary categorisation of the project as high risk, medium risk or low risk is performed, in accordance with the Environmental and Social Policy. If the initial screening suggests a higher climate risk, the Bank performs a second screening using climate service tools based on climate projections and geographic information system data to identify vulnerabilities at the location of a project. After the screening, if the project is associated with potential material physical climate risk, the EIB will engage with the client to obtain further information and may decide to ask its client to conduct a climate risk and vulnerability assessment, and develop adaptation solutions, where appropriate. At the end of the climate risk assessment process, the Bank estimates the residual physical climate risk level for each project. The CRA also enables the EIB to monitor the portfolio of projects, improve the understanding of sector and geography-specific physical climate risks in its operations, and support its clients in managing physical climate risks, where necessary. • Application of shadow cost of carbon: As part of its sustainability due diligence process, the EIB applies a shadow cost of carbon for direct finance projects to assess the cost of saving or emitting a tonne of carbon dioxide equivalent. • Economic appraisal: The markets do not fully integrate environmental and social costs into product prices or investment decisions. This leaves it to the society to absorb the long-term external costs, such as those stemming from carbon dioxide emissions or local air pollution. The aim of the EIB Group’s economic appraisal is to assess whether the investment costs of a project are outweighed by the net benefits to society over its operating period. The inclusion of these externalities is an essential element in making that assessment. Based on the outcome of this assessment, only projects that contribute positively to society are considered for EIB financing. • Implementation of environmental and social standards through the different components of the ESSF. • Exclusion of incompatible activities or sectors122. 121 Including the use of NGFS climate scenarios. 122 As per the EIB Eligibility, Excluded Activities and Excluded sectors list, the EIF Policy on Exclusions and Restrictions and the activities not supported by the EIB Group as per the LCF. Moreover, the EIB applies the aforementioned sector-specific policies. Environmental, social and governance risks | 191

Estimated impact on capital and liquidity risk profile With reference to impacts on capital, climate risk is part of the EIB Group ICAAP process (see section 3.2) and duly considered in the internal materiality assessment process. Where relevant, outcomes from climate scenario analyses and stress tests are reflected in the documentation and considered for the conclusions of the annual ICAAP process. Similarly, with reference to impact on the liquidity profile of the institution, climate change and environmental impacts are reflected – where necessary – in the EIB Group ILAAP (see section 9.1). Sensitivity analyses are used when assessing climate risk materiality from a liquidity risk perspective. Data availability, quality and accuracy, and efforts to improve these aspects Processes and data quality controls related to the Group’s CA&ES assessment and the CRA are fully integrated into the Group’s front office applications. Data lineage documentation, data quality control and business glossary documentation are incorporated throughout the data value chain, from entry to extraction, aggregation and reporting. In the future, CA&ES and CRA data capture will be further enhanced to better align with CA&ES sub-objectives reporting requirements, and to simplify CRA processes. The CRST process and related controls are aligned with the annual counterparty review process of the Bank in terms of update of the scores and division of responsibilities between the first and second lines of defence and fully integrated into the EIB Group’s counterparty IT applications. In 2025, the Group also continued to roll out the additional ESG metrics from the external data provider contracted in 2024 to broaden the spectrum of available data, for internal reporting purposes. In parallel, the Group is also working to further increase the availability, granularity and quality of the ESG data necessary for management of ESG risks and the enhancement of the internal dedicated climate risk stress testing framework. Over the medium term, the Group aims to establish a comprehensive ESG data strategy, seeking to integrate internal and external data sources as they become available. With regard to the applicable EU sustainability disclosures123, the Group has in place an ongoing initiative to achieve BCBS 239 compliance for all ESG data enclosed in this report. The EIB Group is committed to robust sustainability disclosures, providing transparent reporting on ESG factors, in line with Pillar 3 requirements applicable as best banking practice to the EIB Group. Pending the availability of comprehensive ESG risk disclosures, use of proxies and estimations are used and disclosed transparently. 123 Sustainability disclosures required under CSRD/ESRS and the ESG regulatory Pillar 3 framework. 192 | December 2025 EIB Group Risk Management Disclosure Report

Risk limits in place triggering escalation and/or exclusion Further to the sectoral policy limits described previously, the EIBG has integrated climate and environmental risk considerations into its Risk Appetite Framework through various non-financial risk (key) risk and monitoring indicators. Within the area of strategic risk as one of the most relevant non-financial risk categories, the Group has defined a key risk indicator in relation to CA&ES which is tracked against corresponding limits. In addition, for climate change and environmental risk, the non-financial risk indicators and monitoring indicators124 related to physical and transition risk as well as natural disasters have been defined. 12.2 Qualitative information on social risk 12.2.1 Business strategy and processes Business strategy (including business environment, business model and financial planning) The EIB Group’s Environmental and Social Policy (the “E&S Policy”) lays out the Group’s overarching vision that sustainable and inclusive development lies at the core of the Group’s values and underpins all of its policies and activities, seeking to ensure that projects and investments contribute positively to the environment and society. The EIB Group places the well-being of communities at the core of its operations. Investments take into account the impact they have on local communities as well as the risks and additional value they create. The CBR forms a key component of the EIB Group’s vision of how to achieve greater policy impact and notes the strategic importance of the EIB Group’s contributions to gender equality and women’s economic empowerment, economic resilience, social cohesion, peace and stability and poverty reduction through various investments across regions and sectors. The EIB Group seeks to build peaceful and stable societies through activities in fragile states that create jobs, stability and long-term prosperity. It supports recovery in post-conflict and post-disaster situations by fostering social inclusion and cohesion, as well as environmental remediation. The EIB Strategic Approach to Fragility and Conflict125 outlines a vision aligned with the European Union’s commitment to peace and the United Nations SDGs for the period from 2022-2027. It is intended to contribute to more resilient, stable and peaceful societies, where no place or person is left behind. The Group recognises the interdependence of the different elements of the environment and their interaction with human well-being and activities and acknowledges that pressures on the environment and social inequalities may jeopardise the viability of human activities. It therefore places a balanced integration of the environmental, social and economic dimensions of sustainable and inclusive development at the heart of its activities. 124 Monitoring indicators have neither limits nor triggers. 125 The EIB Strategic Approach to Fragility and Conflict is available on the EIB website. Environmental, social and governance risks | 193

The EIBG also acknowledges the importance of a just and fair transition to an environmentally and socially sustainable future and aims to support economic growth that fosters quality employment, promotes inclusion and human dignity, safeguards health and well-being, and provides decent living standards. The Group strives to support the transition to sustainable economies and communities that are climate and disaster-resilient, low-carbon and more resource-efficient. The Group does so by financing operations that respect human rights, do not cause significant harm to the environment and are consistent with internationally agreed targets to fight against climate change and biodiversity loss. In addition to ensuring that the projects it finances respect human rights, one of the ten key areas for action in which the Group contributes to the social components of sustainable and inclusive development is the reduction of discrimination and the fostering of social inclusion. The Group’s 2024-2027 Strategic Roadmap sets out the intended results of its financing including for affected communities. These include reinforcing Europe’s social infrastructure to deliver on education, skills development and training, health and energy-efficient housing, and improving the climate resilience of agricultural supply chains, to the benefit of workers and communities. Outside the European Union, the Bank also works in support of multiple SDGs through high-impact investments, including in conflict-affected and fragile contexts to support Europe’s role in strengthening North- South dialogue and contributing to stability, peace, security and prosperity throughout the world. A further strategic area for action is gender equality and women’s economic empowerment, for which the EIBG has a specific strategy and a three pillar based Gender Action Plan in place. The Bank's Financing for Gender Equality (F4GE) approach is used to identify opportunities to strengthen the contribution of EIB investments to women's economic empowerment and gender equality. Furthermore, the Bank works with clients to qualify relevant private sector transactions under the 2X Challenge using the 2X criteria, the global standard for gender-lens investing maximising the benefit projects bring to women and diverse groups. In 2024, the EIF launched its Gender Smart Equity Investment Programme to promote gender diversity in the venture capital and private equity ecosystems by empowering women in leadership positions126. The programme continued in 2025 and also intends to raise awareness of the gender gap and facilitate the exchange of knowledge, experience and best practices between Member States. The EIB Group Operational Plan describes social priority areas for EIBG, focusing on strengthening education, health, and housing through large-scale financing in innovative building technologies, energy-efficient retrofitting, and affordable housing projects for younger generations. In parallel, over 45% of EIB Group investment within the EU will support cohesion policy, complementing grants and structural funds to boost opportunities in less advanced regions and cities, thereby reinforcing social and territorial cohesion across Europe. 126 Under the programme, a financial intermediary is considered to adhere to the gender criteria if it satisfies at least one of the following: (i) female partners make up at least one-third of its management team, (ii) women represent at least 40% of its senior investment team, or (iii) women represent at least 40% of its investment committee. 194 | December 2025 EIB Group Risk Management Disclosure Report

The Bank offers dedicated internal training sessions to raise awareness about social risks in EIB financed projects (for example, on gender-based violence and harassment (GBVH) risks, on human rights or on enhancing stakeholder engagement in EIB operations). Additionally, all staff within the Group have access to multiple training sessions aiming to raise awareness on social issues affecting EIB Group staff (such as on tackling unconscious bias or mandatory training on harassment). Objectives, targets and limits and performance assessment against those With regard to social considerations, the Group’s sustainable finance operating model is articulated around the following objectives: • Mainstreaming social considerations into its decision-making processes, among others by supporting a wide range of public policy goals while incorporating social risks into the Group’s Risk Management Framework, as appropriate. • when feasible and needed, to support counterparties in planning, designing and implementing socially sustainable operations, including for the application of the Group’s social requirements. • Financing and seeking to mobilise additional resources for operations that contribute to social sustainability objectives. The Group has a special focus on meeting key EU policy priorities, addressing market failures and sub-optimal investment situations, and tackling gaps in social equity. The Group will continue to direct its financing towards EU policy objectives, such as innovation and sustainable infrastructure. Orientations and targets127 related to the Group’s public policy goals (“PPGs”) covering social dimensions and for EU economic, social and territorial cohesion are included in the Group Operational Plan. The Group’s EU economic, social and territorial cohesion (sub)targets have been derived from the EIB Cohesion Orientation 2021-2027 approved in 2021 aiming to reach 45% of total EU-27 lending and 23% of total EU-27 lending to less developed regions by 2025. In terms of social limits, to be eligible for EIB financing, an operation must (i) meet one of its primary public policy goals and (ii) not constitute an activity excluded from the overall strategic direction of the Bank. Therefore, all of the projects the EIB finances contribute to one or more of the above public policy goals which seek to ensure that projects contribute to the EIB’s statutory mission to pursue EU priorities and objectives. Activities not consistent with one of the Bank’s primary public policy goals do not qualify as eligible for EIB investment. With regard to the linkages of the social objectives, targets and limits to the SDG objectives, please refer to the contribution to the SDGs described in section 12.1.1. 127 For the latest orientations and targets together with their breakdown between the EIB and the EIF, please refer to the EIB Group Operational Plan 2026-2028 available on the EIB website. Environmental, social and governance risks | 195

Policies and procedures relating to new operations The EIBG does not have a standalone human rights policy. Rather, as explained in the published Approach to Human Rights128, it integrates a human rights approach across several policies and procedures to support its social objectives, embed human rights commitments and mitigate associated risks at project or operation level. In line with its EIB Group Excluded Activities List, activities that include harmful or exploitative forms of forced labour or child labour, as defined by the International Labour Organisation’s Fundamental Labour Conventions cannot benefit from EIBG financing129. As mentioned in section 12.1.1, the ESSF governs the assessment and management of social impacts and risks throughout financed operations. In line with its E&S Policy, the EIBG only supports operations that respect human rights, and the Group shall not, to the best of its knowledge, finance directly or indirectly projects where EIB Group financing is used for activities included on its exclusion list or that (i) do not comply with the relevant national social legal requirements and country obligations under relevant international treaties; or (ii) are not in line with the requirements of the policy. In particular, the EIBG shall not, to the best of its knowledge, finance projects that have the effect of limiting people’s individual and collective rights and freedoms or violating their human rights. The Bank’s E&S Standards, which explicitly refer to EU and international human rights law, apply to all EIB operations and promote an integrated approach to impact assessment and risk management by ensuring that amongst others, social and human rights considerations are addressed and considered in the decision-making processes. The Standards seek alignment with the policy objectives enshrined in several key reference documents issued and/or endorsed by the European Union, whereby respect for human rights is regarded as central to the EIB’s understanding of the social sphere and its social due diligence obligations. Among the 11 E&S Standards, standards which specifically underpin the Bank’s approach to human rights include in particular: Standard 2 (Stakeholder Engagement), Standard 6 (Involuntary Resettlement), Standard 7 (Vulnerable Groups, Indigenous Peoples and Gender), Standard 8 (Labour Rights) 130 , Standard 9 (Health, Safety and Security) and Standard 11 (Intermediated Finance). In order to strengthen its social sustainability, each EIB-financed project is subject to social due diligence and monitoring. The actual scope of the due diligence and monitoring is proportionate to the nature and scale of the project and the likely significance of its impacts and risks. Such impacts and risks are screened and assessed against its E&S Standards, which in turn are grounded in human rights principles. The process is guided by considerations of likelihood, frequency and severity of human rights impacts, thereby ordering the prioritisation of mitigation measures. 128 The information note on the EIB’s approach to human rights is available on the EIB website. 129 For more details on the activities excluded from EIB financing due to their social impacts, please refer to the EIB Group Excluded Activities List available on the EIB website. 130 The standard ensures that the projects comply with the principles of the International Labour Organization (ILO). The Bank has zero tolerance for forced and child labour. Furthermore, the EIB Group Excluded Activities List also specifies that the EIB Group does not finance harmful or exploitative forms of forced labour or child labour, as defined by the International Labour Organization’s Fundamental Labour Conventions. 196 | December 2025 EIB Group Risk Management Disclosure Report

One of the factors that is considered in determining the scope of the social due diligence is the capacity and commitment of the promoter to implement the project in accordance with the Group’s E&S Policy. The Standards define more in detail the requirements that the EIB’s counterparties must meet when assessing and managing, among others, social impacts and risks throughout EIB-financed projects. More specifically, the Bank requires promoters to meet their human rights responsibilities by considering human rights as part of their social due diligence. To this end, promoters must comply with the relevant provisions of the E&S Standards, which provide a framework for promoters for the identification, assessment, prevention, mitigation and, where necessary, remediation, of adverse human rights impacts. Through the application of the standards, the EIB requires its promoters to include any significant impacts on human rights in the ESIA. The procedures relating to new operations are outlined in the section Processes for the identification, monitoring and measurement of sensitive activities and exposures below. 12.2.2 Governance Responsibilities of the management body At project/operation level: As for the environmental objectives, the Board of Directors is responsible for approving the Group Operational Plan (OP), financial transactions (including operations supporting social cohesion objectives), social-related policies and strategic documents with relevance for social risk. Moreover, the EIB’s Lending Delegation Framework, approved in 2023, determines the level of approval of a project (that is, whether it must be approved by the Board of Directors or whether it can be delegated to the Management Committee), based inter alia on an assessment of a project’s risks, including social risks. To support an informed decision-making process, the outcomes of the EIB’s risk-based social appraisal as well as the appropriate monitoring requirements, where applicable, are included in the documentation that is further submitted to the EIB’s Governing Bodies for approval. Likewise, the EIF’s Board of Directors approves the EIF’s annual corporate operational plan and the thematic policy objectives, key performance indicator and targets, including those pertaining to social matters. At internal operation level: Internally, the management bodies are responsible for the EIB’s own employee relationship and labour standards together with the approval of related policies. The EIBG management bodies place a strong emphasis on promoting a fair, inclusive, and supportive work environment and maintain a strong focus on diversity, equity, and inclusion, ensuring that its workforce reflects a wide range of backgrounds and perspectives. It encourages initiatives that enhance employee engagement, such as comprehensive well-being programmes and ongoing professional development opportunities. Environmental, social and governance risks | 197

The EIBG’s recruitment and promotion processes are built on merit-based principles, ensuring fairness, equal opportunities, and adherence to the highest standards of integrity. The Group promotes diversity at all levels and offers comprehensive training and development programmes to support continuous professional growth and developing skills that are critical for the EIBG’s strategy, key jobs and learning culture. These initiatives include targeted efforts to improve gender balance and increase representation of underrepresented groups in leadership roles. By investing in employee development and fostering an inclusive culture, the EIBG aligns its human resources policies with its broader ESG commitments, contributing to a resilient, responsible and forward-looking workforce. Since 2024 a Speak Up and Dignity at Work Action Plan was adopted to reinforce trust, improve early conflict resolution and ensure that workplace concerns are addressed professionally and respectfully. This includes the introduction of a new Ombuds function, to provide informal and confidential assistance to staff members who request it. Regular performance reviews align individual growth with institutional goals. Several campaigns are organised annually to promote diversity and career development, including diversity week, disability week, career week (for the first time), a week on “how we work together” and an ethics week. Risk management governance and practices, including roles, tasks allocation and feedback system Members of the Management Committee, the permanent collegiate executive body of the Bank, consisting of a President and eight Vice-Presidents, are allocated different areas of oversight including economic, environmental and social topics. Screening of counterparties at the onboarding stage and as part of continuous monitoring is the responsibility of, respectively, the Operations Directorate, the EIB Global Directorate and the Portfolio Management and Monitoring Directorate within the Bank. The main responsibility for assessing, managing and monitoring the social aspects of projects lies with the Bank’s Projects Directorate, which is composed of engineers and economists as well as social specialists. Within the Projects directorate, the Environment, Climate and Social Office (“ECSO”) is the division responsible for (among others) policy development in the area of social issues within the Bank. ECSO — in coordination with relevant services across the Bank and broader stakeholders — led the 2021-2022 review of the ESSF which included the process for drafting the EIB Group E&S Policy, as well as the update of the EIB E&S Standards. At an operational level, individual EIB project teams are responsible for ensuring that projects to be financed are structured to comply with the ESSF. Where required, they can draw upon the support of a social specialist. Following an initial appraisal, the EIF Sustainability, Risk and Compliance team in the Risk Office assesses the responses to the Fund’s specific ESG due diligence questionnaire. This process also includes an adverse media screening of counterparties to identify companies potentially associated with an ESG incident. The team consolidates its assessment into a non-financial risk independent opinion, which, in the case of major risks identified, is integrated into the Compliance Opinion in the Request for Approval document, which shapes the final investment decision. 198 | December 2025 EIB Group Risk Management Disclosure Report

Lines and frequency of reporting The Environmental and Social Data Sheet (ESDS) is prepared for every operation assessed by the Project Directorate and aims to record the outcome of the Bank’s due diligence for the operation and the relevant social risks and mitigants for an operation. It forms part of the documentation submitted to the EIB’s governing bodies for their decision on whether to approve financing for the operation. ESDSs are published on the EIB website and in case of infrastructure funds on the EIF website. Any member of the public can address complaints to the EIB Group Complaints Mechanism alleging maladministration by the EIB Group. Outside the European Union, the EIB requires promoters to inform key stakeholders in the projects it finances, including local communities affected, about the existence and mandate of project-level grievance mechanisms and about the Complaints Mechanism. The Complaints Mechanism may support the resolution of complaints through dispute resolution between the promoter and the complainant. It can also perform a compliance review of alleged breaches of E&S standards to determine whether there was maladministration by the EIB Group. In such a case, the Complaints Mechanism can make recommendations to the Group to remedy the situation. The EIB Group Complaints Mechanism cooperates with the European Ombudsman. Any member of the public can access the Bank’s Complaints Mechanism as an initial step and the European Ombudsman as a further possible step.The Complaints Mechanism reports on its activities on a quarterly basis to the Bank’s Management Committee, the chair of the Bank’s Audit Committee and the EIF Chief Executive, and semi-annually to the boards of directors of the Bank and the EIF. It also publishes an annual report, including decisions based on recommendations by the Complaints Mechanism or by external non-judicial review mechanisms, such as the European Ombudsman, to the Bank’s Management Committee, the EIF chief executive and the boards of directors Every year, the Management Committee approves the Sustainability Report which contains a dedicated chapter on social information and the EIB Board of Directors is provided with the report for information. Within the EIB, under the General Secretariat, the Sustainability Division is responsible for sustainability disclosures (including those related to social matters) and is one of the three divisions of the Regulation, Governance and Corporate Responsibilities Department. Alignment of the remuneration policy in line with risk objectives The short-term targets of the Group are integrated into the remuneration framework of the EIB and the EIF. The performance of the two institutions, in relation to new signatures supporting the Economic and Social Cohesion and Convergence policy goals and other PPGs, directly impact the size of the variable component of EIBG’s staff remuneration, with a cumulative weight of 30% (of which 10% are related to each of the Economic and Social Cohesion and Convergence policy goals). More information on the variable remuneration budget can be found in the “Remuneration” section of this report. Environmental, social and governance risks | 199

12.2.3 Risk management Methodologies and international standards of the risk framework The EIB Group has embedded the principles of the European Pillar of Social Rights and the UN Guiding Principles on Business and Human Rights into its policy framework to seek to ensure that projects meet rigorous environmental and social standards. Moreover, the EIB Group is the only development finance institution bound by the Charter of Fundamental Rights of the European Union. It is also guided by international human rights principles and standards131 and complies with other EU legislation, such as the European Convention on Human Rights or the EU Global Human Rights Sanctions Regime. The E&S Standards that the EIB has adopted are based on the EU legal framework, that outline the promoter’s responsibilities in developing and implementing projects. Central to the Standards is the use of an impact assessment as a forward-looking instrument to analyse in an integrated manner amongst others the social impacts and risks and to apply the mitigation hierarchy and international good practice. They seek alignment with the policy objectives enshrined in several key reference documents issued and/or endorsed by the European Union, whereby respect for human rights is regarded as central to the EIB’s understanding of the social sphere and its social due diligence obligations. As specified in EIB Group E&S Policy, the EIB expects its promoters to meet their respective human rights duties and responsibilities, in line with the United Nations Guiding Principles on Business and Human Rights. The Standards define the requirements that the EIB’s project promoters must meet when assessing and managing, amongst other, social impacts and risks throughout EIB-financed projects. More specifically, the Bank requires promoters to meet their human rights responsibilities by considering human rights as part of their social due diligence. To this end, promoters must comply with the relevant provisions of the E&S Standards, which provide a framework for promoters for the identification, assessment, prevention, mitigation and, where necessary, remediation, of adverse human rights impacts across the project lifecycle and applicable to all sectors and places in which the Bank operates. The aforementioned internal policy and standards require that all projects located in the European Union and EFTA (European Free Trade Association), Candidate and potential Candidate countries shall comply with the applicable national and EU legislation. Those projects, which are likely to have significant effects on the environment, human health and well-being, shall be subject to an assessment according to the Environmental Impact Assessment (EIA) Directive. While assessing and managing the environmental impacts at project level, any relevant information obtained or conclusions arrived at pursuant to the application of the Strategic Environmental Assessment (SEA) Directive, whenever relevant, should also be taken into account in the assessment process. 131 For more details on the main international human rights laws, principles and standards standards followed by the EIB Group, please refer to the EIBs approach to human rights. 200 | December 2025 EIB Group Risk Management Disclosure Report

Environmental, social and governance risks | 201 This assessment may be coordinated with and/or complemented by any applicable requirements and/or one or more of the following assessments: • Arising simultaneously from applicable EU legislation: the Appropriate Assessment under the Habitats and Birds Directives, assessments under the Water Framework Directive and the Marine Strategy Framework Directive and/or, • Pertaining to specific topics that may require particular attention: biodiversity and ecosystem services, climate change, cultural heritage, social impacts, as relevant and if deemed necessary by the EIB. All projects located in the rest of the world shall comply with the applicable national legislation and with the core principles and essential procedural elements laid down by the EU legislation that the EIB considers relevant to the assessment and management of environmental, climate and/or social impacts and risks, particularly those contained in the EIA Directive. The EIF's ESG Questionnaire for financial intermediaries includes a question about whether the financial intermediary uses any internationally recognised ESG-related framework or standard, including the UN Guiding Principles on Business and Human Rights. Processes for the identification, monitoring and measurement of sensitive activities and exposures In order to strengthen its social sustainability, each EIB-financed project and all regions in which the EIB operates are subject to social due diligence and monitoring. In that respect, the application of the EIB’s E&S Standards is determined based on a risk-based approach132. Projects likely to have a significant effect on the environment, human health and well-being, or human rights must go through an environmental and social impact assessment (ESIA). The ESIA encompasses public consultation and stakeholder engagement, including local communities, in line with the EIB Standard on Stakeholder Engagement. The assessment of any social aspects is fully embedded in this process and should include considerations of potential human rights risks. The actual scope of the ESIA is proportionate to the nature and scale of the project and the likely significance of its impacts and risks. Such impacts and risks are screened and assessed against its E&S Standards, which in turn are grounded in human rights principles. 132 This process is outlined in the EIB’s Environmental, climate and social due diligence procedures as referred under section 12.1.1.

The process is guided by considerations of likelihood, frequency and severity of human rights impacts, thereby ordering the prioritisation of mitigation measures. One of the factors that is considered in determining the scope of the social due diligence is the capacity and commitment of the promoter to implement the project in accordance with the Group’s E&S Policy. Mitigation activities, commitments and exposures The EIB Group has embedded effective access to a remedy in its ESSF. It requires project promoters to identify impacts, address them and provide a remedy when harm occurs. If deemed necessary by the EIB, based on the nature of the project, the country context, and the significance of the risks and impacts, the promoter might be required to carry out a standalone Human Rights Impact Assessment (HRIA) and/or other supplementary assessments (like health or gender impact assessments, labour audits, or Indigenous Peoples Development Plans). This integrated approach is aligned with the United Nations Guiding Principles on Business and Human Rights (UNGPs) expectation to undertake a human rights-responsive due diligence process. For intermediate financing, the social risk measure applied by EIB is that the Financial Intermediary shall have in place a process for identifying, assessing, managing and monitoring social impacts and risks. This process may include relevant policies and procedures that shall be commensurate to i) the FI’s size and nature of business and ii) to the sub-projects’ size, nature, socioeconomic context, location and sector sensitivity to social impacts and risks. Such a process can either be distinct from or integrated in any existing systems operating within the FI, such as the FI’s regular credit/investment processes. To this end, the EIB expects its promoters to meet their respective human rights duties and responsibilities in line with the United Nations Guiding Principles on Business and Human Rights. The assessment of any social aspects is fully embedded in this process and requires the promoters to include any significant impacts of potential human rights risks. In case of direct lending where the sub-projects/underlying investments of a project are not known at the time of the EIB’s decision to invest, the mitigant to social risk is that (i) the EIB needs to assess the project based on the impacts and risks inherent to the particular sector and the context of the business activity; and (ii) assesses the promoter’s capacity and commitment to manage the impacts and risks in accordance with this Policy. These assessments may lead to specific conditions in the legal documentation signed with the EIB to ensure compliance with the E&S Standards. Risk management tools The EIB project team carries out environmental, social and climate due diligence, including, where applicable, due diligence on the promoter’s capacity to implement a project in line with the Bank’s Standards. The Bank’s E&S Standards require promoters to ensure that rights-holders and projectaffected communities have had access to meaningful stakeholder engagement and have access to effective means to raise grievances and/or concerns on social matters in connection with the project being supported by the EIB. 202 | December 2025 EIB Group Risk Management Disclosure Report

Promoters may be required to establish a project grievance mechanism as early as possible in the project cycle. This mechanism must be accessible to all concerned parties and capable of receiving and addressing concerns throughout the life of the project. It should be designed to support continuous dialogue, allowing stakeholders to express their views on project impacts, risks and mitigation measures. The Bank is moreover using a country risk scoring methodology, made up of different indicators that factor in human rights concerns and that calculates the country risk during the due diligence process. In addition, adverse information, including in relation to human rights concerns, may be incorporated in an assessment as and when it is identified. Risk limits in place triggering escalation and/or exclusion In particular, in relation to EIB-financed projects, the Bank shall not tolerate any: i) forced evictions; ii) gender-based violence and harassment; and, iii) action that amounts to retaliation and harassment. It takes instances of intimidation or reprisals seriously and takes follow-up actions as and where appropriate. In addition to the excluded activities which significantly harm social objectives in line with the Group’s business strategy, the EIB is prevented from engaging with entities and individuals that have participated in prohibited conduct. Accordingly, the EIB can suspend on a temporary or permanent basis counterparties from participating in EIB projects, including being awarded a contract under any project, being on-lent the proceeds of any loan made by the Bank, or entering into any relationship with the Bank. Similarly, projects which result in limiting human rights, such as prisons and detention centres of any form (such as correctional institutions or police stations with detention facilities) or any activities which are known directly or indirectly to result in harmful or exploitative forms of forced labour or harmful child labour, cannot benefit from the support of the EIF under an EIF operation133. 12.3 Qualitative information on governance risk Governance EIBG assesses the management practices and the corporate governance of its prospective and existing corporate, financial institution and public sector clients as a qualitative variable of its internal credit rating models. The Governance and Management module of these models assesses, in particular, the existence of transparent and strong corporate governance with sufficient independence and good oversight and the regular publication of reports audited by reputable firms. This assessment feeds into the internal credit rating of the counterparty. The assessment is based on standardised questions and guidance focusing on the following aspects: quality of management, quality of the strategy for corporates and financial institutions, quality of corporate governance, quality of financial reporting and information disclosure. 133 Details of the excluded activities not financed by the Group are listed in the EIB Group excluded activities available on both the EIB and EIF websites. Environmental, social and governance risks | 203

For financial institutions, the internal credit rating module on Governance and Management has a section on the risk management framework. As part of the scoring of prospective and existing equity-type investments, EIBG assesses the counterparty’s business strategy, its governance arrangements, its management’s professional experience, capabilities and integrity, and the adequacy and transparency of its financial reporting. For indirect equity investments, the assessment covers the fund management and encompasses the experience of the management team, its competencies, its integrity and reputation, as well as the governance arrangements of the fund management, including the presence of conflicts of interest and the decision-making processes. As part of the customer due diligence process and in the context of periodic compliance reviews, EIBG monitors and manages the presence of other reputational and integrity risk factors associated to each client, that may stem from environmental, social and governance issues, among others, including those that may be related to the governance performance of the counterparts. Any detected issue is assessed and addressed according to a standard process. This enables EIBG to put in place specific (contractual) safeguards or monitoring actions if and when needed. 12.4 Quantitative disclosures The below set of templates has been prepared pursuant to Article 449a of the CRR and the related European Commission Implementing Regulation. Many of the quantifications provided in this section present uncertainty and high dependence on the assumptions, data source and tools used for deriving the assessment or their proxies. The ESG disclosures provided in this section are expected to evolve in the coming years as a result of availability of additional data, evolution of assessment methodologies, evolving EU ESG disclosure frameworks (particularly in view of the amendments proposed under the European Commission’s Omnibus legislative package on sustainability reporting and related EBA ITS) and corresponding BBP Framework. For further details on quantitative ESG disclosures currently not produced or not relevant, please refer to section 2.3. The template EU ESG 4: Banking book – Climate change transition risk: Exposures to top 20 carbonintensive firms is no longer disclosed in the December 2025 GRMDR as the Group has no exposure anymore to such firms based on the publicly available list established by the Climate Accountability Institute (Top 20 CO2e 2018 Table). 204 | December 2025 EIB Group Risk Management Disclosure Report

EU ESG 1 - Banking book – Climate change transition risk: Credit quality of exposures by sector, emissions and residual maturity This template presents a breakdown of the EIB Group’s non-financial corporation portfolio outstanding at end-2025 presenting details for sectors that highly contribute to climate change by counterparty NACE Rev. 2 sector. The identification in column b) of exposures towards companies excluded from benchmarks aligned with the Paris Agreement is based on the criteria set out in the applicable regulation134 and leveraging data available from third party service provider with sectorial information (NACE Rev. 2 classifications). The “Do no Significant Harm” criteria to be considered under the aforementioned regulation are currently not assessed by the Group for the purpose of this template. Columns i) to k) present the internal assessment of financed GHG emissions135. For loans and loan substitutes, this assessment is based on a project-based assessment guided by the Greenhouse Gas Protocol Corporate Value Chain (Scope 3) standard and the Global GHG Accounting and Reporting Standard for the financial industry developed by the Partnership for Carbon Accounting Financials (PCAF). The assessed portfolio of projects covers the majority of EIB financing to non-financial corporations and is either based on direct project carbon footprint assessments (physical activity-based) or via modelled estimations based on the economic activities of EIB projects with those counterparties. The assessment covers a limited share of a project’s scope 3 emissions136. For the bonds’ portfolio, the GHG financed emissions have been derived using counterparty data from a third party service provider. Amounts are in EUR million unless otherwise indicated. The reduction in the financed GHG emissions compared to previous editions is caused by the changing composition of the EIB’s portfolio, where it gradually shifts away from high emitting projects, as well as improvements to the calculation methodology. The EIBG's largest exposure to high emitting sectors is towards the transport and energy sectors which have traditionally been major recipients of EIBG support. Counterparties active in these sectors remain key recipients of EIBG financing137. In the context of the EIB Group PATH framework, in order to support counterparties in their transition to a lower-carbon and resilient economy, where necessary, the EIB offers technical assistance to help counterparties develop decarbonisation or resilience plans. 134 Accordingly, all companies shall be excluded based on the criteria specified in sections d) through g) of Article 12.1 or in Article 12.2 of Commission Delegated Regulation (EU) 2020/1818, that is, if • 1% or more of their revenues derive from exploration, mining, extraction, distribution or refining of hard coal and lignite. • 10% or more of their revenues derive from the exploration, extraction, distribution or refining of oil fuels. • 50% or more of their revenues derive from the exploration, extraction, manufacturing or distribution of gaseous fuels. • At least 50% of its revenue comes from electricity generation with a greenhouse gas emission intensity of more than 100g CO2 equivalent/kWh or if their activities are violating the “Do no Significant Harm” principle. 135 The financed GHG emissions for loans and loan substitutes internally assessed by EIB as included in this template are unaudited. 136 As further explained in Chapter 7 of the EIB Project Carbon Footprint Methodologies, available on EIB website. 137 Which to a large extent is eligible as green financing to support renewable energy, low carbon transport, energy efficiency and other emissions reductions. Environmental, social and governance risks | 205

Sector/subsector	a	b	e	f	h	i	j	k	l	m	n	o	p
	Gross carrying amount			Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent)		GHG emissions (column i): gross carrying amount percentage of the portfolio derived from company-specific reporting	<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
		Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818	Of which non-performing exposures		Of which non-performing exposures		Of which Scope 3 financed emissions						
Exposures towards sectors that highly contribute to climate change[138]	**172,289**	**38,963**	**2,325**	**-533**	**-533**	**18,391,667**	**4,633,805**	**0.00%**	**30,438**	**46,493**	**63,238**	**32,121**	**13**
A - Agriculture, forestry and fishing	**352**	**-**	**13**	**-0**	**-0**	**11,741**	**538**	**0.00%**	**93**	**259**	**-**	**-**	**7**
B - Mining and quarrying	**1,526**	**1,397**	**0**	**-**	**-**	**1,780,196**	**37,099**	**0.00%**	**447**	**537**	**541**	**-**	**8**
B.05 - Mining of coal and lignite	-	-	-	-	-	-	-	-	-	-	-	-	-
B.06 - Extraction of crude petroleum and natural gas	991	991	-	-	-	91,114	34,745	0.00%	139	311	541	-	9
B.07 - Mining of metal ores	462	371	0	-	-	1,599,257	-	0.00%	270	192	-	-	5

138 In accordance with the Commission Delegated Regulation (EU) 2020/1818 supplementing Regulation (EU) 2016/1011 as regards minimum standards for EU Climate Transition Benchmarks and EU Paris-aligned Benchmarks – Climate Benchmark Standards Regulation – Recital 6: Sectors listed in Sections A to H and Section L of Annex I to Regulation (EC) No 1893/2006.

206 | December 2025 EIB Group Risk Management Disclosure Report

Sector/subsector	a	b	e	f	h	i	j	k	l	m	n	o	p
	Gross carrying amount			Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent)		GHG emissions (column i): gross carrying amount percentage of the portfolio derived from company-specific reporting	<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
		Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818	Of which non-performing exposures		Of which non-performing exposures		Of which Scope 3 financed emissions						
B.08 - Other mining and quarrying	38	-	-	-	-	64,674	2,354	0.00%	38	-	-	-	1
B.09 - Mining support service activities	35	35	-	-	-	25,151	-	0.00%	-	35	-	-	9
C – Manufacturing	**22,903**	**2,841**	**1,058**	**-210**	**-210**	**2,695,924**	**158,038**	**0.00%**	**9,930**	**9,235**	**3,531**	**207**	**6**
C.10 - Manufacture of food products	656	-	96	-0	-0	78,981	6,603	0.00%	418	238	-	-	4
C.11 - Manufacture of beverages	49	8	-	-	-	8,378	5,873	0.00%	37	12	-	-	3
C.12 - Manufacture of tobacco products	-	-	-	-	-	-	-	-	-	-	-	-	-
C.13 - Manufacture of textiles	-	-	-	-	-	-	-	-	-	-	-	-	-
C.14 - Manufacture of wearing apparel	6	-	-	-	-	241	233	0.00%	6	-	-	-	2

Environmental, social and governance risks | 207

Sector/subsector	a	b	e	f	h	i	j	k	l	m	n	o	p
	Gross carrying amount			Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent)		GHG emissions (column i): gross carrying amount percentage of the portfolio derived from company-specific reporting	<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
		Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818	Of which non-performing exposures		Of which non-performing exposures		Of which Scope 3 financed emissions						
C.15 - Manufacture of leather and related products	-	-	-	-	-	-	-	-	-	-	-	-	-
C.16 - Manufacture of wood and of products of wood and cork, except furniture; manufacture of articles of straw and plaiting materials	39	-	-	-	-	9,455	-	0.00%	-	-	39	-	10
C.17 - Manufacture of paper and paper products	1,297	8	8	-3	-3	218,010	30,739	0.00%	89	485	723	-	9
C.18 - Printing and reproduction of recorded media	32	-	-	-	-	8,295	-	0.00%	25	8	-	-	3
C.19 - Manufacture of coke and refined petroleum products	2,480	2,480	-	-	-	312,604	18,521	0.00%	230	436	1,814	-	12

208 | **December 2025 EIB Group Risk Management Disclosure Report**

Sector/subsector	a	b	e	f	h	i	j	k	l	m	n	o	p
	Gross carrying amount			Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent)		GHG emissions (column i): gross carrying amount percentage of the portfolio derived from company-specific reporting	<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
		Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818	Of which non-performing exposures		Of which non-performing exposures		Of which Scope 3 financed emissions						
C.20 - Production of chemicals and chemical products	3,417	-	176	-117	-117	400,858	10,683	0.00%	2,782	634	-	-	3
C.21 - Manufacture of basic pharmaceutical products and pharmaceutical preparations	1,960	-	37	-13	-13	96,498	2,029	0.00%	726	1,233	-	-	5
C.22 - Manufacture of rubber products	219	-	-	-	-	74,257	48,134	0.00%	39	180	-	-	6
C.23 - Manufacture of other non-metallic mineral products	388	-	62	-0	-0	128,031	-	0.00%	192	196	-	-	5
C.24 - Manufacture of basic metals	1,146	345	229	-54	-54	604,202	-	0.00%	410	588	148	-	6
C.25 - Manufacture of fabricated metal products,	108	-	3	-0	-0	19,918	-	0.00%	28	80	-	-	6

Environmental, social and governance risks | 209

Sector/subsector	a	b	e	f	h	i	j	k	l	m	n	o	p
	Gross carrying amount			Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent)		GHG emissions (column i): gross carrying amount percentage of the portfolio derived from company-specific reporting	<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
		Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818	Of which non-performing exposures		Of which non-performing exposures		Of which Scope 3 financed emissions						
except machinery and equipment													
C.26 - Manufacture of computer, electronic and optical products	2,337	-	3	-	-	93,111	2,943	0.00%	978	1,359	-	-	6
C.27 - Manufacture of electrical equipment	1,807	-	189	-1	-1	123,204	184	0.00%	738	926	144	-	6
C.28 - Manufacture of machinery and equipment n.e.c.	2,852	-	87	-3	-3	256,055	6,279	0.00%	1,661	1,190	-	-0	5
C.29 - Manufacture of motor vehicles, trailers and semi-trailers	1,696	-	71	-0	-0	109,705	9,537	0.00%	734	962	-	-	6
C.30 - Manufacture of other transport equipment	1,446	-	53	-6	-6	104,617	15,799	0.00%	74	661	636	75	11

210 | **December 2025 EIB Group Risk Management Disclosure Report**

Sector/subsector	a	b	e	f	h	i	j	k	l	m	n	o	p
	Gross carrying amount			Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent)		GHG emissions (column i): gross carrying amount percentage of the portfolio derived from company-specific reporting	<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
		Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818	Of which non-performing exposures		Of which non-performing exposures		Of which Scope 3 financed emissions						
C.31 - Manufacture of furniture	6	-	-	-	-	79	-	0.00%	6	-	-	-	5
C.32 - Other manufacturing	767	-	10	-2	-2	42,410	481	0.00%	721	46	-	-	4
C.33 - Repair and installation of machinery and equipment	195	-	35	-11	-11	7,016	-	0.00%	35	-	27	132	20
D - Electricity, gas, steam and air conditioning supply	**47,184**	**31,196**	**531**	**-11**	**-11**	**5,142,314**	**221,963**	**0.00%**	**8,600**	**14,883**	**20,113**	**3,589**	**11**
D35.1 - Electric power generation, transmission and distribution	42,556	26,784	525	-11	-11	4,442,431	41,508	0.00%	6,424	13,505	19,399	3,227	8
D35.11 - Production of electricity	10,915	8,200	389	-11	-11	1,480,326	3,184	0.00%	1,261	2,912	6,347	394	11
D35.2 - Manufacture of gas; distribution of gaseous fuels through mains	4,205	4,205	-	-	-	519,294	172,071	0.00%	2,168	1,263	412	362	10

Environmental, social and governance risks | 211

Sector/subsector	a	b	e	f	h	i	j	k	l	m	n	o	p
	Gross carrying amount			Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent)		GHG emissions (column i): gross carrying amount percentage of the portfolio derived from company-specific reporting	<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
		Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818	Of which non-performing exposures		Of which non-performing exposures		Of which Scope 3 financed emissions						
D35.3 - Steam and air conditioning supply	424	207	6	-	-	180,588	8,385	0.00%	8	114	301	-	13
E - Water supply; sewerage, waste management and remediation activities	**16,248**	**921**	**75**	**-1**	**-1**	**2,175,904**	**15,191**	**0.00%**	**1,074**	**4,313**	**5,902**	**4,959**	**17**
F - Construction	**9,709**	**-**	**236**	**-156**	**-156**	**1,315,690**	**1,124,286**	**0.00%**	**787**	**1,233**	**5,297**	**2,391**	**16**
F.41 - Construction of buildings	3,296	-	10	-1	-1	163,488	104,195	0.00%	204	127	2,059	905	17
F.42 - Civil engineering	6,036	-	226	-156	-156	1,012,621	885,770	0.00%	535	1,009	3,238	1,254	15
F.43 - Specialised construction activities	376	-	-	-	-	139,581	134,322	0.00%	47	97	-	232	15
G - Wholesale and retail trade; repair of motor vehicles and motorcycles	**1,853**	**-**	**17**	**-1**	**-1**	**186,068**	**955**	**0.00%**	**1,092**	**616**	**-**	**145**	**6**

212 | **December 2025 EIB Group Risk Management Disclosure Report**

Sector/subsector	a	b	e	f	h	i	j	k	l	m	n	o	p
	Gross carrying amount			Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions		GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent)		GHG emissions (column i): gross carrying amount percentage of the portfolio derived from company-specific reporting	<= 5 years	> 5 years to <= 10 years	> 10 years <= 20 years	> 20 years	Average weighted maturity (years)
		Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818	Of which non-performing exposures		Of which non-performing exposures		Of which Scope 3 financed emissions						
H - Transportation and storage	**62,492**	**2,609**	**391**	**-154**	**-154**	**4,680,884**	**3,065,263**	**0.00%**	**7,286**	**12,234**	**24,521**	**18,450**	**15**
H.49 - Land transport and transport via pipelines	19,408	2,395	147	-117	-117	824,843	221,707	0.00%	1,404	4,170	7,123	6,712	17
H.50 - Water transport	437	-	26	-	-	152,631	85	0.00%	64	134	127	112	12
H.51 - Air transport	411	-	-	-	-	17,880	5,266	0.00%	72	-	338	-	12
H.52 - Warehousing and support activities for transportation	40,886	213	218	-36	-36	3,665,951	2,837,755	0.00%	4,869	7,457	16,934	11,626	15
H.53 - Postal and courier activities	1,350	-	-	-	-	19,577	450	0.00%	878	473	-	-	3
I - Accommodation and food service activities	**26**	**-**	**-**	**-**	**-**	**698**	**-**	**0.00%**	**17**	**-**	**9**	**-**	**6**
L - Real estate activities	**9,998**	**-**	**3**	**-**	**-**	**402,249**	**10,470**	**0.00%**	**1,112**	**3,184**	**3,323**	**2,380**	**14**

Environmental, social and governance risks | 213

Sector/subsector a b e f h i j k l m n o p Gross carrying amount Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions GHG financed emissions (scope 1, scope 2 and scope 3 emissions of the counterparty) (in tons of CO2 equivalent) GHG emissions (column i): gross carrying amount percentage of the portfolio derived from companyspecific reporting <= 5 years > 5 years to <= 10 years > 10 years <= 20 years > 20 years Average weighted maturity (years) Of which exposures towards companies excluded from EU Paris-aligned Benchmarks in accordance with Article 12(1) points (d) to (g) and Article 12.2 of Regulation (EU) 2020/1818 Of which nonperformin g exposures Of which nonperfor ming exposu res Of which Scope 3 financed emissions Exposures towards sectors other than those that highly contribute to climate change 61,827 6,013 1,908 -163 -162 17,524 17,255 17,426 9,623 11 K - Financial and insurance activities 23,557 4,871 607 -1 -1 6,356 9,868 6,536 797 9 Exposures to other sectors (NACE codes J, M - U) 38,270 1,141 1,301 -162 -161 11,168 7,387 10,890 8,826 13 TOTAL 234,116 44,976 4,233 -696 -695 18,391,667 4,633,805 0.00% 47,961 63,747 80,664 41,744 12 214 | December 2025 EIB Group Risk Management Disclosure Report

EU ESG 5 - Banking book — Indicators of potential climate change physical risk: Exposures subject to physical risk

This template requires institutions to provide disclosures of exposures to non-financial corporations in loans and advances, debt securities and equity instruments climate-related hazards, with a breakdown by sector of economic activity (NACE Rev 2 classification) and by geography of location of the activity of the counterparty for those sectors and geographical areas subject to climate change acute and chronic events.

Physical risk exposure is based on the risk country groups of counterparties scored with the Climate Risk Screening Tool (CRST) classification. Country groups are separately reported in the template when the gross carrying amount of the operations sensitive to physical risk concentrated in a certain country / country group are in excess of EUR 500 million.

	a	b	c	d	e	f	g	l	m	o
	Total	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	352	85	-	-	-	4	0	-	-
2	B - Mining and quarrying	1,526	98	16	-	-	4	0	-	-
3	C – Manufacturing	22,903	355	286	291	-	6	360	-131	-131
4	D - Electricity, gas, steam and air conditioning supply	47,184	266	638	1,609	-	11	149	-3	-3
5	E - Water supply; sewerage, waste management and remediation activities	16,248	53	117	447	157	12	-	-	-
6	F – Construction	9,709	-	-	-	298	21	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	1,853	157	-	-	-	4	7	-1	-1
8	H - Transportation and storage	62,492	959	1,096	603	194	8	26	0	-
9	L - Real estate activities	9,998	14	-	-	-	4	-0	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-

Environmental, social and governance risks | 215

a b c d e f g l m o Total Gross carrying amount (Mln EUR) of which exposures sensitive to impact from climate change physical events Breakdown by maturity bucket Of which nonperforming exposures Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions <= 5 years > 5 year <= 10 years > 10 year <= 20 years > 20 years Average weighted maturity Of which nonperforming exposures 12 Repossessed collaterals - - - - - - - - - 13 Other relevant sectors (breakdown below where relevant) 61,853 918 1,106 1,983 82 10 190 -27 -27 216 | December 2025 EIB Group Risk Management Disclosure Report

	a	b	c	d	e	f	g	l	m	o
	Spain	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	-	-	-	-	-	-	-	-	-
2	B - Mining and quarrying	736	25	16	-	-	-	-	-	-
3	C – Manufacturing	1,071	10	-	-	-	4	10	-0	-0
4	D - Electricity, gas, steam and air conditioning supply	3,444	39	-	-	-	4	39	-0	-0
5	E - Water supply; sewerage, waste management and remediation activities	971	-	-	-	-	-	-	-	-
6	F – Construction	862	-	-	-	-	-	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	377	-	-	-	-	-	-	-	-
8	H - Transportation and storage	20,239	444	825	291	84	8	-	-	-
9	L - Real estate activities	572	-	-	-	-	-	-	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	11,004	201	447	1,793	32	14	-	0	0

Environmental, social and governance risks | 217

	a	b	c	d	e	f	g	l	m	o
	Germany	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	214	-	-	-	-	-	-	-	-
2	B - Mining and quarrying	90	-	-	-	-	-	-	-	-
3	C – Manufacturing	7,111	18	-	-	-	1	0	-	-
4	D - Electricity, gas, steam and air conditioning supply	1,078	45	-	600	-	11	-	-	-
5	E - Water supply; sewerage, waste management and remediation activities	3,210	-	-	-	-	-	-	-	-
6	F – Construction	886	-	-	-	-	-	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	274	-	-	-	-	-	-	-	-
8	H - Transportation and storage	5,262	144	19	-	-	4	-	-	-
9	L - Real estate activities	3,608	10	-	-	-	4	-	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	5,608	8	-	-	-0	-	8	-3	-3

218 | **December 2025 EIB Group Risk Management Disclosure Report**

	a	b	c	d	e	f	g	l	m	o
	France	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	40	-	-	-	-	-	-	-	-
2	B - Mining and quarrying	73	73	-	-	-	4	-	-	-
3	C – Manufacturing	1,177	41	-	-	-	4	35	-11	-11
4	D - Electricity, gas, steam and air conditioning supply	5,598	-	-	-	-	-	-	-	-
5	E - Water supply; sewerage, waste management and remediation activities	811	-	-	-	-	-	-	-	-
6	F – Construction	335	-	-	-	-	-	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	121	-	-	-	-	-	-	-	-
8	H - Transportation and storage	3,881	-	-	129	57	16	-	0.0	-
9	L - Real estate activities	1,973	-	-	-	-	-	-	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	12,644	243	35	70	-	4	88	-14	-14

Environmental, social and governance risks | 219

	a	b	c	d	e	f	g	l	m	o
	Sweden	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	-	-	-	-	-	-	-	-	-
2	B - Mining and quarrying	-	-	-	-	-	-	-	-	-
3	C – Manufacturing	2,949	33	285	148	-	7	148	-0	-0
4	D - Electricity, gas, steam and air conditioning supply	322	-	-	96	-	12	96	-2	-2
5	E - Water supply; sewerage, waste management and remediation activities	-	-	-	-	-	-	-	-	-
6	F – Construction	-	-	-	-	-	-	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	-	-	-	-	-	-	-	-	-
8	H - Transportation and storage	116	-	-	-	-	-	-	-	-
9	L - Real estate activities	989	-	-	-	-	-	-	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	2,634	50	-	-	-	2	14	-3	-3

220 | **December 2025 EIB Group Risk Management Disclosure Report**

	a	b	c	d	e	f	g	l	m	o
	Netherlands	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	-	-	-	-	-	-	-	-	-
2	B - Mining and quarrying	114	-	-	-	-	-	-	-	-
3	C – Manufacturing	606	-	-	143	-	13	-	-	-
4	D - Electricity, gas, steam and air conditioning supply	1,016	-	-	-	-	-	-	-	-
5	E - Water supply; sewerage, waste management and remediation activities	981	-	-	-	-	-	-	-	-
6	F – Construction	1,182	-	-	-	298	21	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	-	-	-	-	-	-	-	-	-
8	H - Transportation and storage	1,288	-	-	-	-	-	-	-	-
9	L - Real estate activities	95	-	-	-	-	-	-	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	7,875	27	51	-	12	6	-	-	-

Environmental, social and governance risks | 221

	a	b	c	d	e	f	g	l	m	o
	Other EU Member States	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	5	-85	-	-	-	-	-	-	-
2	B - Mining and quarrying	474	-0	-	-	-	-	-	-	-
3	C – Manufacturing	9,309	119	0	-0	-	3	116	-101	-101
4	D - Electricity, gas, steam and air conditioning supply	28,214	-36	407	577	-	12	-	-	-
5	E - Water supply; sewerage, waste management and remediation activities	7,463	-2	-	-57	-20	-	-	-	-
6	F – Construction	5,165	-	-	-	-	-	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	1,043	157	-	-	-	4	7	-1	-1
8	H - Transportation and storage	24,812	93	57	183	-0	6	-	-	-
9	L - Real estate activities	1,602	4	-	-	-	-	-0	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	15,860	313	150	45	39	4	80	-6	-6

222 | **December 2025 EIB Group Risk Management Disclosure Report**

	a	b	c	d	e	f	g	l	m	o
	Morocco	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	-	-	-	-	-	-	-	-	-
2	B - Mining and quarrying	38	-	-	-	-	-	-	-	-
3	C – Manufacturing	21	-	-	-	-	-	-	-	-
4	D - Electricity, gas, steam and air conditioning supply	-	-	-	-	-	-	-	-	-
5	E - Water supply; sewerage, waste management and remediation activities	661	9	117	390	137	13	-	-	-
6	F – Construction	-	-	-	-	-	-	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	-	-	-	-	-	-	-	-	-
8	H - Transportation and storage	855	74	-	-	53	12	-	-	-
9	L - Real estate activities	-	-	-	-	-	-	-	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	296	11	-	75	-	18	-	-	-

Environmental, social and governance risks | 223

	a	b	c	d	e	f	g	l	m	o
	Tunisia	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	85	85	-	-	-	4	-	-	-
2	B - Mining and quarrying	-	-	-	-	-	-	-	-	-
3	C – Manufacturing	24	19	-	-	-	1	19	-9	-9
4	D - Electricity, gas, steam and air conditioning supply	190	92	59	38	-	7	-	-	-
5	E - Water supply; sewerage, waste management and remediation activities	79	2	-	57	20	16	-	-	-
6	F – Construction	-	-	-	-	-	-	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	-	-	-	-	-	-	-	-	-
8	H - Transportation and storage	212	83	97	-	-	5	-	-	-
9	L - Real estate activities	-	-	-	-	-	-	-	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	31	-	-	-	-	-	-	-	-

224 | **December 2025 EIB Group Risk Management Disclosure Report**

	a	b	c	d	e	f	g	l	m	o
	Other countries	Gross carrying amount (Mln EUR)								
			of which exposures sensitive to impact from climate change physical events							
			Breakdown by maturity bucket					Of which non-performing exposures	Accumulated impairment, accumulated negative changes in fair value due to credit risk and provisions	
			<= 5 years	> 5 year <= 10 years	> 10 year <= 20 years	> 20 years	Average weighted maturity			Of which non-performing exposures
1	A - Agriculture, forestry and fishing	8	85	-	-	-	4	0	-	-
2	B - Mining and quarrying	0	0	-	-	-	-	0	-	-
3	C – Manufacturing	634	114	-	-	-	0	31	-9	-9
4	D - Electricity, gas, steam and air conditioning supply	7,322	126	172	297	-	10	14	-1	-1
5	E - Water supply; sewerage, waste management and remediation activities	2,072	44	-	57	20	12	-	-	-
6	F – Construction	1,279	-	-	-	-	-	-	-	-
7	G - Wholesale and retail trade; repair of motor vehicles and motorcycles	38	-	-	-	-	-	-	-	-
8	H - Transportation and storage	5,827	120	97	-	-	5	26	-	-
9	L - Real estate activities	1,161	-	-	-	-	-	-	-	-
10	Loans collateralised by residential immovable property	-	-	-	-	-	-	-	-	-
11	Loans collateralised by commercial immovable property	-	-	-	-	-	-	-	-	-
12	Repossessed collaterals	-	-	-	-	-	-	-	-	-
13	Other relevant sectors (breakdown below where relevant)	5,900	64	423	-	-	1	-	-	-

Environmental, social and governance risks | 225

EU ESG 10 – Other climate change mitigating actions that are not covered in the EU Taxonomy

The purpose of this template is to disclose the stock of on-balance exposures as of end-2025 that are not yet assessed as EU Taxonomy-aligned but that still contribute to the Climate Change Mitigation and Adaptation objectives of the EU Taxonomy following other standards.

Different frameworks can be used to classify loan substitutes at the EIB under this template, and therefore the template below presents bond categories under this dual view (first presenting debt securities according to the Green Bond Principles, Sustainability Bond Guidelines and Sustainability-Linked Bond Principles issued by the International Capital Market Association, ICMA) and subsequently – for loan substitutes only – under the internal green finance tracking methodology as further detailed under section 12.1.1. For loans, the figures are reported according to the internal classification system for green finance[139].

For bonds issued under the Green Bond Principles, Sustainability Bond Guidelines or Sustainability-Linked Bond Principles of ICMA, the classification per type of risk mitigated has been based on whether the eligible use of proceeds addresses either climate change mitigation and/or climate change adaptation.

a	b	c	d	e	f
Type of financial instrument	**Type of counterparty**	**Gross carrying amount (million EUR)**	**Type of risk mitigated (Climate change transition risk)**	**Type of risk mitigated (Climate change physical risk)**	**Qualitative information on the nature of the mitigating actions**
Bonds (e.g. green, sustainable, sustainability-linked under standards other than the EU standards)	Financial corporations	1,085	Yes	Yes	Bonds issued under the Green Bond Principles, Sustainability Bond Guidelines or Sustainability-Linked Bond Principles of ICMA (eligible use of the proceeds include renewable energy, green building, energy efficiency and climate change adaptation).
	Non-financial corporations	2,869	Yes	Yes	
	Households	-	No	No	
	Other counterparties	252	Yes	Yes	
	Financial corporations	3,219	Yes	Yes	Loan substitutes as Green financing following the Group's internal tracking methodology in place at the time of signature
	Non-financial corporations	3,176	Yes	Yes	
	Households	-	No	No	
	Other counterparties	-	No	No	
Loans (e.g. green, sustainable, sustainability-linked under standards other than the EU standards)	Financial corporations	23,800	Yes	Yes	Loans assessed as Green financing following the Group's internal tracking methodology in place at the time of signature
	Non-financial corporations	107,435	Yes	Yes	
	Of which Loans collateralised by commercial immovable property	-	*No*	*No*	
	Households	-	No	No	
	Of which Loans collateralised by	-	*No*	*No*	

[139] For loan and loan substitute operations signed until 2020, the Group was only tracking climate action (climate change mitigation and climate adaptation). Since 2021, the EIB Group has extended the tracking of its financing to include the four remaining environmental objectives of the EU Taxonomy. The green financing data included in this template are unaudited.

226 | **December 2025 EIB Group Risk Management Disclosure Report**

a b c d e f Type of financial instrument Type of counterparty Gross carrying amount (million EUR) Type of risk mitigated (Climate change transition risk) Type of risk mitigated (Climate change physical risk) Qualitative information on the nature of the mitigating actions residential immovable property Of which building renovation loans - No No Other counterparties 38,509 Yes Yes In line with the objectives of the CBR, the Bank has gradually increased the share of Green financing in its annual volume of new signatures from 31% in 2019 to 61% in 2025. Environmental, social and governance risks | 227

13 OTHER RISKS 13.1 Pension and health insurance risks Pension and health insurance risks are defined as the risks of losses due to the volatility of the Group’s pension and health insurance Defined Benefits Obligations (DBO). The EIB and EIF pension schemes are defined benefit schemes financed by contributions from staff and the EIB/EIF. Their characteristics are presented in Notes A 2.11 and L of the EIB Group consolidated financial statements under EU-AD. The Group does not have segregated pension assets, it is therefore not exposed to pension fund investment risk and does not have to deduct any (net) pension assets from its own funds as provided for by Article 41 of the CRR. Pension and health insurance risks stem primarily from a potential increase of the Group’s DBO under adverse conditions. Management, monitoring and reporting At the EIB, pensions are managed according to the EIB’s Pension Scheme Regulations while the Health Insurance Scheme is managed according to the EIB’s Staff Rules. Corresponding procedures exist as well at EIF level. Both the EIB and the EIF have Pension Boards, which provide oversight of the pension schemes and are responsible for implementing the provisions governing the schemes. The Pension Boards also ensure consistent and systematic adherence to actuarial principles. The Pension Boards issue an annual report setting out the main developments in the EIB’s and the EIF’s pension schemes, along with a summary of the work carried out by the Boards and an update of key financial and actuarial data. The EIB and EIF Pensions Boards receive an annual report from the external actuary on the status of the pension scheme which includes a sensitivity analysis of the main factors impacting pensions, namely discount rate changes, increases in salary, inflation and life expectancy. The results of the risk sensitivity analysis performed by the external actuary are provided in Note J of the consolidated financial statements under IFRS. The EIB’s and the EIF’s Health Insurance Schemes are administered with a view to balancing benefits and contributions. The Health Insurance Scheme Committee examines the financial situation of the Health Insurance Scheme each year and draws up a report that is submitted to the MC. An actuarial valuation of the Health Insurance Scheme obligations is performed once a year. The EIB’s and the EIF’s exposure to actuarial risks is appraised in line with the respective accounting standards, which value the accrued benefits, by reference to their projected amount at the date of payment. Contribution levels of the pension schemes are reviewed periodically to reflect the evolution of actuarial parameters (interest rate, inflation, longevity, salary increase, etc.) and minimise the risk of future deficits. The interest rate risk arising from the EIB’s pension and health insurance obligations is managed within the EIB’s overall interest rate exposure as those long-term obligations form an integral part of the liabilities of the EIB’s balance sheet. The EIF does not actively manage the interest rate exposure arising from its pension and health insurance obligations. 228 | December 2025 EIB Group Risk Management Disclosure Report

The EIB Group internally capitalises the interest rate risk related to pension and health insurance liabilities for the EIB and the EIF at an individual as well as at a consolidated level. Although other actuarial risks (such as salary increase, longevity and healthcare cost) and inflation risk are not hedged for both the EIB and the EIF, those risks are also internally capitalised by both the EIB and the EIF at an individual as well as at a consolidated level. 13.2 Reputational and strategic risks Reputational risk is the risk that arises from negative perception on the part of customers, counterparties, shareholders, investors, debt holders, market analysts, other relevant parties or regulators that can adversely affect an institution’s ability to maintain existing or establish new business relationships and continued access to sources of funding. The risk is monitored as part of the non-financial risk indicators under the Group’s Risk Appetite Framework. Strategic risk is the risk that a sub-optimal contribution to achieve the EIB Group’s policy mission supporting EU policy objectives could, through decreasing shareholder or stakeholder support, indirectly affect the long-term financial sustainability of the EIB or the EIF. Strategic risk could be affected by inadequate strategic decisions, a failure to execute strategy or a lack of effective response to changes in the economic, political and business environment. Despite being policy-driven institutions (EU policy and policy goals), both the EIB and the EIF are exposed to strategic risk. The EIB’s strategy implementation is manifested through its EIB Group Operational Plan, whose elaboration process is based on close interaction between the Group Strategy Department and all relevant services. 13.3 Crypto-asset exposures and related activities The EIB Group does not have any exposures to crypto-assets, nor does it engage in business activities related to crypto-assets. | 229

14 REMUNERATION The Group applies the EU regulatory requirements on remuneration policies140 in the financial sector, as BBP and in line with the BBP Guiding Principles, with approved adaptations to reflect the limits set in its Statutes, the non-profit nature and internal governance mechanism of the EIB and the EIF. The present chapter provides detailed qualitative and quantitative information on the EIB Group’s remuneration policies and practices, as required under Article 450 of the CRR. 14.1 EIB Group annual self-assessment Remuneration policy In the context of applying the BBP framework, the EIB has developed internally the “EIB Remuneration Framework”, a policy document that describes and summarises the key principles for a consistent and coherent design, implementation and monitoring of remuneration practices across the organisation as required under the CRD. This document has been approved by the EIB governing bodies and was published on the EIB’s website in December 2021. The “EIB Remuneration Framework” consolidates and summarises the existing key elements of the EIB’s policies and practices on remuneration. It sets the framework for defining and implementing compensation practices consistently across the EIB. The “EIB Remuneration Framework” and related polices are amended as the need arises following a review and recommendation from the Remuneration Committee. The EIB’s remuneration framework supports the mission and needs of the organisation and its staff members. It reflects the long-term interests of its shareholders and is aligned with the BBP. The key principles of this framework are applied to the entire Bank and reflected in the remuneration practices for employees in all areas of the Bank’s activity. These key principles are: 1. Compliance with relevant regulatory requirements as BBP; 2. Clear governance on remuneration; 3. Remuneration based on sustainable performance; 4. Attraction, motivation and retention of talented staff. The EIF Board of Directors is committed to fully align with the EIB’s remuneration framework and, therefore, the relevant policies and procedures are aligned across both institutions. The “EIF Remuneration Framework”, which was approved by the EIF governing bodies and published on the EIF website in 2022, was designed following the approach set out in the EIB’s remuneration framework considering the specificities of the EIF, for instance its business activities, governance and organisational structure. The EIB and EIF remuneration frameworks are consistent with and promote sound and effective risk management, and do not encourage risk-taking that exceeds the level of tolerated risk at Group level. 140 CRR, CRD, the EBA Guidelines on sound remuneration policies (EBA/GL/2021/04) and Commission Delegated Regulation (EU) 2021/923 of 25 March 2021 supplementing Directive 2013/36/EU with regard to regulatory technical standards setting out the criteria to define managerial responsibility, control functions, material business units and a significant impact on a material business. 230 | December 2025 EIB Group Risk Management Disclosure Report

They are in line with the business strategy, objectives, values and long-term interests of the Group and incorporate measures to avoid conflicts of interest. Governance on remuneration As per the regulatory requirements, all significant institutions must establish risk, nomination and remuneration committees to advise the management body in its supervisory function and to prepare the decisions to be taken by this body. Delegating to committees does not in any way release the management body in its supervisory function from collectively fulfilling its duties and responsibilities. In line with the BBP framework applicable to the EIB, a Committee on Staff Remuneration and Budget has been established within the Board of Directors. The Committee on Staff Remuneration and Budget discusses proposals and makes recommendations concerning budget and staff remuneration matters in preparation for the subsequent debates and decisions in the full Board session. The Terms of Reference141 of the Board Committee on Staff Remuneration and Budget are available on the EIB website. The Committee met three times in 2025. In line with the EIF Board of Directors’ decision to commit to full intra-Group alignment on employment status, an EIF Committee on Staff Remuneration has not been established. Consequently, the EIF Chief Executive retains the responsibility for proposals to the EIF Board of Directors made based on corresponding decisions taken by the EIB Board of Directors. Identified Staff The CRD requires institutions to determine their Identified Staff following a specific annual process, on the basis of the quantitative and qualitative criteria defined by the European Banking Authority (“EBA”). At the EIB Group, the self-assessment for defining the Identified Staff is based on the EBA’s criteria, also taking into consideration the following elements: • The proportionality principle provided by allowing exemptions from the application of some of the remuneration principles. • The application of waivers permitted by the relevant authorities of the Member States at the level of institution and/or at the level of Identified Staff. • Practices existing across the private financial institutions showing the application of exemptions based on remuneration thresholds. • Factors related to the internal organisation, nature, scope and complexity of the EIB Group’s activities. 141 These include detailed information on the Committee’s mandate, duties, composition and meetings. Remuneration | 231

Therefore, as endorsed by the EIB governing bodies, the EIB defined its Identified Staff as the members of the MC, the Directors General142 and Directors143, considering that they have been entrusted with high responsibility for the institution, its strategy and activities and therefore have a material impact on the institution’s risk profile. Whilst the Management Committee members are not staff members, for the purpose of the EIB Remuneration Framework, they are included in the Identified Staff population. Likewise, the EIF definition of Identified Staff includes the Chief Executive, the Deputy Chief Executive and the Senior Management Cadre144. Whilst the Chief Executive and the Deputy Chief Executive are not staff members, for the purpose of the EIF Remuneration Framework they are included in the Identified Staff population. Remuneration structure The EIB’s remuneration structure recognises the EIB’s dual role as a bank and as a European public policy-driven institution by providing a total remuneration package that is aligned to private and public financial market practices. The remuneration structure makes a clear distinction between fixed and variable remuneration and provides for a cap of variable versus fixed remuneration in line with the CRD: • The fixed remuneration constitutes the predominant component of total remuneration; • The variable remuneration is the secondary component of total remuneration and does not contribute to excessive risk-taking as its collective part is rather substantial and the levels of variable reward are moderate in comparison to regulatory thresholds and the private sector. Since 2010, at Group level, individual variable rewards have been limited to a maximum of 35% of an employee’s annual salary (for the net performance award over the gross annual base salary, or the equivalent of about 60% if calculated as the gross performance award over the gross annual base salary). The variable remuneration budget is approved by the Board of Directors on an annual basis. It amounts to a limited proportion of the overall staff budget available for the respective calendar year and thus does not limit the Bank’s ability to maintain a sound capital base. The size of the variable remuneration is directly linked to the Bank’s overall performance, as measured against the organisation’s Key Performance Indicators145 (KPIs), which are also linked to the Group’s Risk Appetite Framework (RAF). Should the Bank’s KPIs remain below a set target, variable pay could be either reduced or fully suspended for the respective performance year. Furthermore, at Group level, the variable remuneration is consistent with the performance levels assessment at year-end at individual level and can be withheld in case of low performance. Low performance is defined as failing to meet the required expectations related to objectives and/or competencies. 142 The “Director General” title is internally associated with function SC/9. 143 The “Director” title is internally associated with function SC/8. 144 The “Senior Management Cadre“ at the EIF is internally associated with function SC/8. 145 The full set of the Bank’s KPIs is provided in the EIB Group Operational Plan available on the EIB website. 232 | December 2025 EIB Group Risk Management Disclosure Report

Moreover, the restrictions on the payment of variable remuneration in the context of capital conservation measures are applicable to the EIB under the BBP framework: “MDA” and “L-MDA” related regulatory requirements apply to the EIB, as BBP, in respect of the payment of variable remuneration. It should be noted that current Group RAF triggers are above the MDA and L-MDA thresholds. Furthermore, other management actions and/or recovery options are to be considered even before any hypothetical breach, in line with the Group Recovery Plan. The EIB Group promotes equal treatment of staff members through the maintenance of a single salary spine for all employees and the consistent application of rules and procedures for all remuneration elements. The objectives of managers in control functions146 are predominantly control objectives and independent from the results of the business area they control, while the remuneration structure for all staff also applies to staff in control functions. The EIB Group remuneration policies and structure are compliant with the principle of equal pay for female and male employees for equal work or work of equal value as both institutions have had in place, for many years, mechanisms to ensure that staff decisions, including rewards, are gender neutral. Furthermore, the EIB Group calculates and reports to the governing bodies the Key Risk Indicator (KRI) “Equal Pay”. This indicator measures the average difference between the remuneration of women and men for equal work or work of equal value. As part of the Group’s Risk Appetite Framework, the indicator also provides an early warning in case of an unexplained increase observed by the EIB and/or the EIF. The outcome of the assessments has shown that the existing pay gap is statistically insignificant. Performance-related awards are provided to eligible staff members in the form of a one-off annual cash payment. They consist of two components: • the Bank Award, rewarding collective performance; and • the Individual Award, rewarding individual performance. Similarly, the EIF remuneration structure makes a clear distinction between fixed and variable remuneration and provides a cap for variable versus fixed remuneration, in line with the regulatory requirements. Variable remuneration at the EIF includes payments depending on performance. The overall variable remuneration pool is dependent on the EIF’s overall performance in terms of its policy objectives and the generation of an appropriate return on its resources. 100% of both policy and financial objectives will deliver the full award pool budgeted in the EIF Corporate Operational Plan147. In line with the EIB approach, performance-related rewards at the EIF consist of a Fund Award and an Individual Award. At the EIF, in line with the relevant regulatory requirements, particular attention is paid to avoid incentive elements in variable compensation that may induce behaviours not aligned with the EIF’s risk appetite. The EIF Remuneration Framework is risk-aligned and consistent with the maintenance of a sound capital base. 146 The control functions at the EIB are defined in the “Remuneration Framework” as the Group Risk and Compliance Directorate, and the Internal Audit Department. At the EIF, the control functions comprise the Risk Management Department, including Compliance, and the EIB Internal Audit, acting under a service level agreement and pursuant to the EIBG Internal Audit Charter. 147 The EIF Corporate Operational Plan is available on the EIF website. Remuneration | 233

Following the EIB’s approach, the variable remuneration at the EIF is directly linked to the EIF’s overall performance, and measured against the organisation’s KPIs, which are also linked to the Group Risk Appetite Framework. Neither the EIB nor the EIF grant other types of variable remuneration, such as long-term incentive plans, guaranteed variable remuneration or retention bonuses. In addition, due to the EIB’s and the EIF’s nature, strategy and business model, several regulatory requirements (such as pay-out in instruments and shareholding requirements) are not relevant to the Group. Similarly, and due to the annual bonus structure, regulatory requirements such as malus, clawback and deferrals are not applicable at the EIB Group. Further, the Group has no commitment to provide any type of severance payment to its Identified Staff as defined by the relevant regulatory requirements. 14.2 EIB Group remuneration data The content of this section is based on the qualitative and quantitative remuneration disclosure requirements outlined in Article 450 of the amended CRR. Remuneration of Identified Group Staff Following the self-assessment process, the EIB Group identified 13 members of the Management function (11 MC members at the EIB and the Chief Executive and Deputy Chief Executive at the EIF) and 101 Directors General, Directors and Senior Management Cadre as Identified Staff for the financial year 2025. The remuneration of the MC members is set by the Board of Governors and does not include any variable component. The emoluments of the members of the MC (President and Vice-Presidents of the EIB) are aligned with those of the President and Vice-Presidents of the European Commission respectively. As such, any decisions taken in regard to the establishment of the remuneration principles have no impact on their remuneration. The remuneration structure of the EIB Directors General and Directors, who are members of the senior management of the Bank, follows the remuneration structure applicable to all staff (fixed remuneration, allowances, benefits and variable remuneration). The fixed and variable remuneration of the EIF Chief Executive and the Deputy Chief Executive are set by the EIF Board of Directors. The remuneration of the EIF Senior Management Cadre follows the remuneration structure applicable to all staff, following the Group approach. The remuneration of the Identified Staff is detailed in the templates below. 234 | December 2025 EIB Group Risk Management Disclosure Report

Template EU REM1 – Remuneration awarded for the financial year

The template below displays the remuneration structure of Identified Staff (staff who have an impact on the institution's risk profile). Following the self-assessment process, the EIB Group identified 13 members of the Management function (11 MC members at the EIB and the Chief Executive and Deputy Chief Executive at the EIF) and 101 Directors General, Directors and Senior Management Cadre as Identified Staff for the financial year 2025.

			a	b	c	d
Amounts are in EUR thousand, unless otherwise indicated			**MB Supervisory function**	**MB Management function**	**Other senior management**	**Other identified staff**
1	**Fixed remuneration**	**Number of identified staff**	-	**13**	**101**	-
2		**Total fixed remuneration**	-	**4,180**	**24,226**	-
3		Of which: cash-based	-	4,180	24,226	-
4		(Not applicable in the EU)				
EU-4a		Of which: shares or equivalent ownership interests	-	-	-	-
5		Of which: share-linked instruments or equivalent non-cash instruments	-	-	-	-
EU-5x		Of which: other instruments	-	-	-	-
6		(Not applicable in the EU)				
7		Of which: other forms	-	-	-	-
8		(Not applicable in the EU)				
9	**Variable remuneration**	**Number of identified staff**	-	**13**	**101**	-
10		**Total variable remuneration**	-	**243**	**7,442**	-
11		Of which: cash-based	-	243	7,442	-
12		Of which: deferred	-	-	-	-
EU-13a		Of which: shares or equivalent ownership interests	-	-	-	-
EU-14a		Of which: deferred	-	-	-	-
EU-13b		Of which: share-linked instruments or equivalent non-cash instruments	-	-	-	-
EU-14b		Of which: deferred	-	-	-	-
EU-14x		Of which: other instruments	-	-	-	-
EU-14y		Of which: deferred	-	-	-	-
15		Of which: other forms	-	-	-	-
16		Of which: deferred	-	-	-	-
17	**Total remuneration (2 + 10)**		-	**4,423**	**31,668**	-

Remuneration | 235

Template EU REM5 – Information on remuneration of staff whose professional activities have a material impact on the institution's risk profile (Identified Staff)

The template below splits the total remuneration of Identified Staff by business lines and type of remuneration (fixed vs. variable) for the financial year 2025. The "Investment banking" category is the most similar activity to that of the Group and includes staff in the FI, OPS, GLO, PJ, PMM Directorates and corresponding EIF business lines. The "Corporate functions" category includes staff in the GIS, HR, CFC, IG, JU, MC and SG Directorates and EIF equivalent functions. The "Independent internal control functions" category includes staff in the GR&C and IA Directorates.

		a	b	c	d	e	f	g	h	i	j
		Management body remuneration			**Business areas**						
Amounts are in EUR thousands, unless otherwise indicated		**MB Supervisory function**	**MB Management function**	**Total MB**	**Investment banking**	**Retail banking**	**Asset management**	**Corporate functions**	**Independent internal control functions**	**All other**	**Total**
1	**Total number of identified staff**										**114**
2	Of which: members of the MB	-	13	13							
3	Of which: other senior management				45	-	-	46	10	-	
4	Of which: other identified staff				-	-	-	-	-	-	
5	**Total remuneration of identified staff**	**-**	**4,423**	**4,423**	**14,807**	**-**	**-**	**13,502**	**3,359**	**-**	
6	Of which: variable remuneration	-	243	243	3,501	-	-	3,101	840	-	
7	Of which: fixed remuneration	-	4,180	4,180	11,307	-	-	10,401	2,519	-	

236 | **December 2025 EIB Group Risk Management Disclosure Report**

Remuneration of members of the management and supervisory functions The compensation of the EIB’s and the EIF’s governing bodies is defined by their respective governance framework. Compensation of members of the governing bodies is composed of fixed allowances, fees or indemnities payable for their attendance at meetings and aiming to cover expenses related to such. The members of the Board of Governors receive no remuneration from the EIB. Likewise, the EIF General Meeting is a non-remunerated governing body. The remuneration of the members of EIB Board of Directors consists of attendance-related allowances and reimbursement of expenses incurred in connection with their participation in meetings. Until 30 June 2025, EIB Board members received a fixed attendance allowance of EUR 600 for each meeting day attended, together with a flat-rate subsistence allowance of EUR 250 per hotel night to cover overnight stays at the place of the meeting. In addition, the EIB reimbursed travel expenses incurred in respect of attendance at meetings. The daily attendance allowance had been kept constant in nominal terms, with no indexation for inflation, since 2002. In 2025, new Board financial arrangements were approved, effective as of 1 July 2025. Under the revised framework, the daily attendance allowance and the flat-rate subsistence allowance were discontinued and replaced by a monthly attendance allowance of EUR 1,000 per Board member. This allowance is paid once per month, irrespective of the number of meetings held, and covers participation in all Board, Committee, Working Group and other Bank-convened meetings or events during that month. The monthly allowance applies to Directors, Alternate Directors, Expert Members and Alternate Expert Members. The Bank arranges and bears the cost of travel and accommodation, or reimburses such costs against actual expenses incurred, while other meeting-related expenses are reimbursed in accordance with applicable rules. Likewise, during 2025 new financial arrangements for the members of the EIF Board of Directors were approved, effective 1 December 2025. The daily attendance allowance of EUR 300 per meeting and the flat-rate daily allowance of EUR 220 to cover expenses, including travel expenses, were discontinued and replaced by a monthly attendance allowance of EUR 1,000 per Board member. This allowance is paid once per month, to cover attendance at all EIF Board-related events, provided that at least one EIF Board meeting is attended that month. The EIF bears the cost of travel and accommodation. The EIB Audit Committee (“AC”) members do not receive remuneration from the EIB. For each meeting of the AC that they attend, members and observers of the AC receive a daily attendance emolument of EUR 1,500 a day. The EIB pays a flat-rate subsistence allowance of EUR 250 in addition to the reimbursement of travel expenses incurred by individual AC members. The members of the AC do not receive a bonus and are not paid for preparation times between the meetings. The remuneration of the members of the EIF Audit Board consists of an attendance fee of EUR 1,500 per meeting, a flat-rate daily allowance of EUR 220 to cover expenses, and the reimbursement of travel expenses. The remuneration of the EIB’s MC members is disclosed under the “Identified Staff” sub-section. Remuneration | 237

15 APPENDICES 15.1 Appendix I – Overview of the EIB Group EIB Established by the Treaty of Rome in 1958, the European Investment Bank enjoys legal personality and financial autonomy and is endowed with its own decision-making bodies. The EIB’s Statute is drawn up as a Protocol (No 5) annexed to the Treaty on European Union (‘TEU’) and the Treaty on the Functioning of the European Union (‘TFEU’). In accordance with Article 51 TEU, it forms an integral part of both Treaties. In accordance with its statutory framework, the task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. To achieve this, the EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. Due to the particular nature of the EIB, its mission and its shareholder structure, there are a number of key aspects that differentiate the EIB from commercial banks: Governance Under its Statute the EIB is governed by a three-layer structure: the BoG, the BoD and the MC. Supervision The EIB is neither subject to requirements for an authorisation nor supervised by an external supervisory banking authority and consequently is not subject to an SREP. Notwithstanding, the Bank is committed through its Statute to conform to BBP applicable to it, which includes adherence to relevant EU banking legislation and guidelines, assessed pursuant to the criteria set out in the BBP Guiding Principles. Fully respecting its statutory framework and duly considering its mission and mandate, the EIB determines which and how the BBP requirements apply to it, on an individual as well as on a consolidated basis. The AC, as part of its statutory duties, is required to verify, and report to the Board of Governors that the activities of the Bank conform to best banking practice applicable to it. The EIB has adopted a framework for implementing an internal and specific review and evaluation process (the “EIB REP”) for which the Audit Committee is responsible. This process has been framed by the EIB’s Review and Evaluation Guiding Principles, complemented by implementing rules and a methodology specific to the EIB Group. Overall, this framework is based on the EBA’s Guidelines on the Supervisory Review and Evaluation Process, while considering the EIB’s specific nature, policy mission, specific tasks and governance structure. The EIB REP supports the Audit Committee in its role to verify that the EIB complies with applicable BBP. Public policy-driven, operating on a non-profit-making basis The EIB differs considerably from commercial banks in that its activity is driven by public policy objectives and it operates on a non-profit-making basis, as specified in Article 309 TFEU. As such, the Bank does not have a specific statutory target for return on equity but rather aims at generating an income that shall enable it to meet its obligations, cover its expenses and risks and build up a reserve fund. Taxation 238 | December 2025 EIB Group Risk Management Disclosure Report

The EIB is not subject to national taxation and benefits from the provisions of the Protocol on Privileges and Immunities annexed to the EU Treaties (Protocol No 7). Financial protection and preferred creditor status The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU sovereign exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposures are therefore not taken into account for the purposes of determining the EIB’s capital requirements. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses included in debt instruments issued by EU sovereigns. Mandate business The EIB originates business on its own risk, and to a lesser extent, through a risk-sharing mechanism by which a third party – the mandator – provides credit enhancement to the EIB or on behalf of third parties at their own risk. Shareholder structure The EIB’s shareholders comprise all EU Member States, which in addition to paid-in capital also commit to providing additional capital to such extent as may be required for the Bank to meet its obligations, upon the request of the EIB (callable capital). Accounting standards The EIB uses the EU Accounting Directives for its standalone statutory and consolidated financial statements. Consolidated financial statements are also prepared in accordance with the International Financial Reporting Standards as adopted by the European Union. EIF The EIF was established in 1994 by decision of the Board of Governors of the EIB, with legal personality and financial autonomy. The EIF is a specialist provider of risk finance to small and medium-sized enterprises (‘SMEs’). It develops and implements equity and debt financial instruments which respond to the current financing needs of European businesses. Similarly to the EIB, there are a number of important aspects that differentiate the EIF from commercial players. The following elements apply to the EIF: Governance Under its Statutes, the EIF is also governed by a three-layer structure: the General Meeting, the Board of Directors and the Chief Executive. Appendices | 239

Supervision The EIF is not subject to prudential supervision but is committed through its Statutes to base its activities on sound banking principles or other sound commercial principles, as applicable. The EIF Audit Board is responsible for the annual audit of the EIF and it shall confirm that EIF operations have been carried out in compliance with its Statutes and Rules of Procedure. The remit of the Audit Board extends to monitoring and verifying compliance as concerns the application of sound banking principles or other sound commercial principles and practices, as applicable to the EIF. Public policy-driven organisation The EIF differs from commercial players in that its task is to contribute to the objectives of the European Union. The level of remuneration or other income sought by the EIF shall be determined in such a way as to reflect risks incurred, cover operating expenses, establish necessary reserves and generate an appropriate return on its resources. Taxation The EIF is not subject to national taxation and benefits from the Protocol on Privileges and Immunities of the European Union annexed to the TFEU (Protocol No 7). Financial protection and preferred creditor status In line with the EIB, the EIF’s specific status under EU law is deemed to guarantee a full recovery of the EU sovereign exposures on maturity. The EIF’s exposures to the EU Member States are deemed to benefit from the EIF’s preferred creditor status and are therefore treated as posing no risk of loss to the EIF. However, similarly to other creditors, the EIF is bound by the majority decision based on collective action clauses included in debt instruments issued by EU sovereigns. Mandate business The EIF finances part of its operations out of its own resources. In addition, the EIF may accept the task of administering resources entrusted to it by third parties (mandates). The majority of the EIF’s operations are currently funded under mandates governed by specific mandate agreements. Under such mandates, the EIF deploys financial instruments in the form of cash investments, guarantees or other forms of credit enhancement. Shareholder structure The EIF’s shareholders comprise the EIB (59.7%), the European Union (29.7%), and financial institutions (10.6%). The EIF’s shareholders have committed to provide additional capital (up to 80% of the par value of each share – callable capital) in addition to paid-in capital upon request by the EIF General Meeting and to the extent required for the EIF to meet its liabilities towards its creditors. Accounting standards The EIF statutory financial statements are prepared in accordance with the International Financial Reporting Standards as adopted by the European Union. 240 | December 2025 EIB Group Risk Management Disclosure Report

15.2 Appendix II – Abbreviations ABS Asset-Backed Securities AB EIF Audit Board AC EIB Audit Committee ACPT Alternative correlation trading portfolio ADC Land acquisition, development and construction (ADC) exposures mean exposures to corporates or special purpose entities financing any land acquisition for development and construction purposes or financing the development and construction of any residential property or commercial immovable property as per Article 4(1)(78a). ADC exposures are one of the regulatory exposure classes foreseen under the standardised approach. AFP EIB Group Anti-Fraud Policy ALC EIF’s Asset and Liquidity Committee ALCO Asset & Liability Management Committee ALM Asset and Liability Management A-SA The alternative standardised approach (A-SA) is one of the regulatory approaches available to banks to quantify the required capital for market risk. This approach aims to be more risk-sensitive than the previous regulatory standardised approach for market risk by incorporating sensitivities and stress scenarios but also incorporates additional qualitative requirements, reflecting a more complex risk assessment framework. ASF Available Stable Funding (ASF): amount of liabilities and own funds calculated as per Article 428i et seq. of the Capital Requirements Regulation. AT1 Additional Tier 1 (Capital): one of the three elements composing regulatory own funds (together with the CET1 and T2). AT1 is composed of Additional Tier 1 items calculated as per Article 61 of the Capital Requirements Regulation. AVA Additional value adjustments (AVA) are regulatory deductions from a bank's regulatory own funds due to its assets measured at fair value. BBP Best Banking Practice BCBS Basel Committee on Banking Supervision BCL Banque Centrale du Luxembourg BI Business indicator BIC The Business Indicator Component (BIC) is a parameter used as part of the standardised approach for operational risk. This parameter is calculated by multiplying the business indicator (financial statement-based proxy for operational risk) by a set of regulatory determined marginal coefficients. BMP Best Market Practices BoD Board of Directors BoG EIB Board of Governors BPV sensitivity Basis point value sensitivity shows the change in the net present value (NPV) of interest rate-sensitive instruments/portfolios due to a 1 basis point increase in the interest rate curves (shifting both pricing and discounting curves). C&E Climate & Environmental CA&ES Climate Action & Environmental Sustainability, as per the EIBG’s internal terminology CBR Climate Bank Roadmap CCBR Cross-Currency Basis Risk Appendices | 241

CCF Credit conversion factor: ratio of the currently undrawn amount of a commitment that could be drawn as per Article 4(1)(56) of the CRR, and which is used to convert part of the unused part of credit facilities and other off-balance sheet items into exposure at default amount. (Q)CCP (Qualifying) Central Counterparty (CCP) are financial institutions that facilitate trading of derivatives and equity products between counterparties, by becoming the buyer to every seller and the seller to every buyer, in order to reduce the risk in the contracts traded. A qualifying CCP is a CCP as defined by Article 4(1)(88) of the CRR and by Article 2(1) of Regulation (EU) 648/2012. CCR Counterparty Credit Risk (CCR) is the risk that the counterparty (usually of an over-the-counter derivatives transaction or securities financing transaction) defaults before the final settlement of the transaction’s cash flows, creating an economic loss for the institution. CEAC EIB Group Climate and Environment Advisory Council CEF The Connecting Europe Facility (CEF) is an EU programme to support the development of high-performing, sustainable and efficiently interconnected trans-European networks in the fields of transport, energy and digital services. CET1 Common Equity Tier 1 (CET1) capital is one of the three elements composing regulatory own funds (together with the AT1 and T2). CET1 is composed of the CET1 items representing the highest quality of regulatory capital, absorbing losses immediately when they occur and calculated as per Article 50 of the Capital Requirements Regulation. Group CFP Group Contingency Funding Plan CFC Chief Financial Controller Directorate CIUs Collective Investment Undertakings, as defined in Article 4(1)(7) of the Capital Requirements Regulation. CMP Compliance Monitoring Programme CRA Climate Risk Assessment CRCF Credit Risk Control function CRD Capital Requirements Directive or Directive 2013/36/EU of the European Parliament and of the Council, as amended from time to time. CRGs Credit Risk Guidelines CRM Credit risk mitigation (CRM) means a technique used by banks to mitigate credit risk, as defined in Article 4(1)(57) of the CRR. CRR Capital Requirements Regulation or Regulation (EU) No 575/2013 of the European Parliament and of the Council, as amended from time to time. CRST Climate Risk Screening Tool CSA Credit Support Annex (CSA) is a legal document annexed on a voluntary basis to an ISDA Master Agreement, which defines the terms and conditions under which collateral is posted to mitigate counterparty credit risk. CSD Central Securities Depositories (CSD) are entities operating a securities settlement system and are responsible for the registration and safekeeping of securities as defined in Article 2(1)(1) of Regulation (EU) No 909/2014 of the European Parliament and of the Council of 23 July 2014, as amended from time to time. CSRBB Credit spread risk from the banking book (referred to in the CRD as credit spread risk arising from non-trading book activities)148 CSRD EU Corporate Sustainability Reporting Directive CVA Credit Value Adjustment (CVA) reflects the current market value of the credit risk of the counterparty to the institution as provided for under Article 381 of the CRR. 148 EBA/GL/2022/14. 242 | December 2025 EIB Group Risk Management Disclosure Report

CVA-SA The CVA standardised approach (CVA-SA) is one of the regulatory approaches available to banks to quantify the required capital for CVA risk. Subject to supervisory approval, this approach aims to be more risk-sensitive but is also methodologically and technically more complex to implement. BA-CVA (F-BA and R- BA) The CVA basic approach (BA) is one of the regulatory approaches available to banks to quantify the required capital for CVA risk. The BA is closely related to the former standardised method for CVA risk. The difference between the full basic approach and the reduced basic approach (F-BA and R-BA) lies in the inclusion of eligible hedging strategies in the computation in the F-BA. DBO Defined-benefit obligations (DBO) represent the present value of the pension benefits earned by EIB/EIF’s employees. DPO Data Protection Officer DSMC Derivatives Strategy and Model Committee E&S Environmental and Social EAD Exposure at default (EAD) is the estimated amount owed by an obligor/borrower at the time of default. EBA European Banking Authority EBRD European Bank for Reconstruction and Development EC European Commission ECAI External Credit Assessment Institution ECB European Central Bank ECC Ethics and Compliance Committee ECSO Environment, Climate and Social Office EEPE Under the Internal Model Method, institutions shall calculate their exposure value to counterparty credit risk, taking into consideration their Effective Expected Positive Exposure (EEPE), a measure of the expected increase in the exposure value of the contract over a horizon of maximum one year. EFSD+ European Fund for Sustainable Development Plus EFTA European Free Trade Association EFSI The European Fund for Strategic Investments (EFSI) is the core of the Investment Plan for Europe, aimed at boosting long-term economic growth and competitiveness in the European Union. EGF The Pan-European Guarantee Fund, set up the by EIB Group and backed by 22 Member States, is designed to help businesses weather the economic impact of COVID-19 and support innovation and transformation. The EGF is part of the EUR 540 billion EU recovery package agreed in 2020 by EU leaders. It is the largest crisis mechanism that the EIB Group has put on the market, enabling immediate impact. EIA Directive Environmental Impact Assessment Directive EIB European Investment Bank EIBG European Investment Bank Group EIF European Investment Fund EL Expected Loss is the ratio of the amount expected to be lost on an exposure from a potential default of a counterparty or dilution over a one-year period over the amount outstanding at default, as defined in Article 5 (3) of the CRR. ELM External Lending Mandate: strategic instrument, based on a guarantee from EU budget resources, through which the European Union supports investments in partner countries. ELP EIB’s Energy Lending Policy EMP EIB’s Equity Monitoring Procedures Appendices | 243

EPPC EIB Equity Participation Policy Committee EQU Equity risk ERGs EIB’s Equity Risk Guidelines ERPGs EIF Equity Risk Policy Guidelines ESDS Environmental and Social Data Sheet ESG Environmental, Social, Governance ESIA Environmental and Social Impact Assessment ESMA European Securities and Markets Authority ESMC EIF Executive and Senior Management Committee ESRS European Sustainability Reporting Standards ESSF The EIB Group Environmental and Social Framework EU European Union EU4U EU for Ukraine EU-AD EU Accounting Directives: Directive 2013/34/EU of the European Parliament and of the Council of 26 June 2013 on the annual financial statements, consolidated financial statements and related reports of certain types of undertakings, amending Directive 2006/43/EC of the European Parliament and of the Council and repealing Council Directives 78/660/EEC and 83/349/EEC Text with European Economic Area (EEA) relevance, as amended from time to time. EVE The Economic Value of Equity (EVE) is one of the metrics commonly used to monitor interest rate risk in the Banking Book. It is calculated as the difference between the present value of all asset and liabilities as well as off-balance sheet items in the banking book, excluding own equity. EWS Early Warning Signals (EWS) are internal indicators intended to allow for the early detection and prevention of deteriorating credit quality of counterparties or counterparties presenting higher risk characteristics requiring more enhanced monitoring. F4GE Financing for Gender Equality FC Financial Component FI Finance Directorate FRGs EIB’s Financial Risk Guidelines FRTB Fundamental Review of the Trading Book FSR Funding Spread Risk FX Foreign Exchange G&S Guarantee and Securitisation GAR Green Asset Ratio GBVH Gender-based violence and harassment GCCO Group Chief Compliance Officer GCFP The Group Contingency Funding Plan (GCFP) defines the escalation procedures and course of actions in the event of a liquidity crisis within the EIB Group. GCRO Group Chief Risk Officer GCP Group Capital Plan 244 | December 2025 EIB Group Risk Management Disclosure Report

GCSP Group Capital Sustainability Policy GEMs Global Emerging Markets GHG Greenhouse gas GIS Group Information Systems Directorate GLO EIB Global Directorate GLR The General Loan Reserve (GLR) is one of the Bank's two notional reserves (together with the Special Activities Reserve, or SAR), which covers expected losses resulting from the EIBG’s loan and guarantee portfolio. GMRA Global Master Repurchase Agreement (GMRA) is a model legal agreement designed for parties transacting repos and is published by the International Capital Market Association (ICMA). This agreement allows for netting of amounts due under transactions governed by different agreements, often including one or more GMRAs. GRMC Group Risk Management Charter GRMDR Group Risk Management Disclosure Report GRMF Group Risk Management Framework GR&C Group Risk and Compliance Directorate G-SIB / G-SII Global Systemically Important Banks (G-SIBs) or institutions (G-SIIs) are financial institutions that can cause a significant disruption to the financial or economic system in case of default due to their size, complexity and interdependence with other institutions, as defined by Article 3 of the CRD. GWWR General Wrong-Way Risk (GWWR) is the risk that arises from a situation in which there is a high (positive) correlation between the probability of default of a counterparty and general market risk factors affecting the exposure to that counterparty. This includes, for example, fluctuations in interest rates which, in the context of derivative transactions (such as interest rate swaps), would lead to an increase in the value of the derivatives but also to a decrease of the counterparty's creditworthiness (due to the increased liability). HQLA High-Quality Liquid Assets (HQLA) are assets of high liquidity and credit quality that can be easily and immediately converted into cash without significant loss of value, and which are part of the liquidity buffer as per Article 6 of Regulation (EU) No 2015/61 of 10 October 2014, as amended from time to time. HR Human Resources Directorate HRIA Human Rights Impact Assessment IA Internal Audit Directorate ICAAP Internal Capital Adequacy Assessment Process: core internal risk management processes for institutions to assess and maintain on an ongoing basis the amounts, types and distribution of internal capital that they consider adequate to cover the nature and level of the risks to which they are or might be exposed. ICF Internal Control Framework ICMA International Capital Market Association ICT Information and Communications Technology IDLC Interest, lease and dividend component IFRS International Financial Reporting Standards IG Inspectorate General Directorate Appendices | 245

IIW The Infrastructure and Innovation Window (IIW) is one of the two components (together with the SME Window) of the European Fund for Strategic Investments (EFSI). ILAAP Internal Liquidity Adequacy Assessment Process: core internal risk management processes and systems for the identification, measurement, management and monitoring of liquidity risk over an appropriate set of time horizons and management and monitoring of funding positions, so as to ensure that institutions maintain adequate levels of liquidity buffers and adequate funding. A-IMA The Alternative Internal Model Approach (A-IMA) is one of the regulatory approaches available to banks to quantify the required capital for market risk. This approach enables banks to use their own risk parameters to calculate a value at risk (VaR). IMM The Internal Model Method (IMM) is one of the regulatory approaches available to banks to quantify required capital for counterparty credit risk. This approach enables banks to use their own risk parameters to quantify the required amount of capital for counterparty credit risk, subject to the explicit approval of their respective supervisors. IPRE Income producing real estate exposures (IPRE) mean exposures secured by one or more residential properties or commercial immovable properties where the fulfilment of the credit obligations related to the exposure materially depends on the cash flows generated by those immovable properties securing that exposure, rather than on the capacity of the obligor to fulfil the credit obligations from other sources; the primary source of such cash flows being lease or rental payments, or proceeds from the sale of the residential property or commercial immovable property as per Article 4(1)(75b) of the CRR. IRB (A-IRB and F-IRB) The Internal Ratings Based (IRB) approach is one of the regulatory approaches available to banks to quantify the required capital for credit risk. This approach enables banks to use their own risk parameters to quantify the required amount of capital for credit risk, subject to the explicit approval of their respective supervisors. The difference between the Advanced and Foundation IRB (A-IRB and F-IRB) lies in the type of parameters modelled by banks, notably under the F-IRB LGDs are not modelled. IRC Investment and Risk Committee IRM Internal Rating Methodology IRMMC Internal Rating Models Maintenance Committee IRRBB Interest Rate Risk in the Banking Book: the current and prospective risk of a negative impact on the institution’s economic value of equity or net interest income, taking market value changes into account as appropriate, which arise from adverse movements in interest rates affecting interest rate-sensitive instruments, including gap risk, basis risk and option risk 149. IRS Interest Rate Swaps are interest rate derivatives where a counterparty exchanges interest at a predetermined fixed rate against interest at a floating rate on a pre-determined notional. The floating rate is tied to an interest rate market index in the leg currency and corresponding to the payment frequency (for example, 3 months Euribor), and resets at the beginning of the calculation period. The swap has two legs: one fixed leg and one floating leg. When both legs are floating, it is referred to as a basis swap. ISDA International Swaps and Derivatives Association ITS Implementing Technical Standards JU Legal Directorate KPI Key Performance Indicator KRI Key Risk Indicator LCF EIB Group’s Low Carbon Framework LCR The Liquidity Coverage Ratio (LCR) is a regulatory liquidity metric that aims to ensure that institutions maintain levels of liquidity buffers which are adequate to face any possible imbalance between liquidity inflows and outflows under severely stressed conditions over a period of 30 days, as provided for under Article 412(1) of the CRR. 149 EBA GL/2022/14. 246 | December 2025 EIB Group Risk Management Disclosure Report

LGD Loss Given Default (LGD) is the ratio of the loss on an exposure due to the default of a counterparty as defined under Article 4(1)(55) of the CRR. LoD Line of defence LTA The look-through approach (LTA) is one of the regulatory approaches available to banks to calculate risk-weighted exposure amounts of CIUs. This approach enables banks, under certain conditions, to look through to the individual underlying exposures of a CIU to calculate the risk-weighted exposure amount of the CIU, risk weighting all underlying exposures of the CIU as if they were directly held by those banks, as provided for under Article 132a(1) of the CRR. MBA The mandate-based approach (MBA) is one of the regulatory approaches available to banks to calculate risk-weighted exposure amounts of CIUs. This approach enables banks, if they do not have sufficient information about the individual underlying exposures of a CIU, to calculate the risk- weighted exposure amount of those exposures in accordance with the limits set in the CIU's mandate and relevant law as per Article 132a(2) of the CRR. MC EIB Management Committee MDA Maximum Distributable Amount (MDA) is the maximum amount that can be distributed by a bank as variable payment (such as to shareholders, holders of AT1 instruments or staff) to avoid depletion of Common Equity Tier 1 capital below the level of the combined buffer requirements as per Article 141 of the CRD. MDB Multilateral Development Bank MIR Minimum internal rating MQS Minimum qualifying status MRC Model Risk Committee MREL The minimum requirement for own funds and eligible liabilities (MREL) set by resolution authorities to ensure that banks maintain at all times sufficient eligible instruments to facilitate the implementation of the preferred resolution strategy, aimed at preventing a bank’s resolution from depending on the provision of public financial support, and thereby ensuring that shareholders and creditors contribute to loss absorption and recapitalisation. NACE Statistical classification of economic activities in the European Community NDICI Neighbourhood, Development and International Cooperation Instrument: new instrument merging several former EU external financing instruments and aiming to support countries most in need to overcome long-term developmental challenges. NGFS Network for Greening the Financial System NII Net interest income NPE Non-performing Exposures (NPE) are exposures considered to be non-performing as per Article 47a of the CRR. NPL Non-performing loans are loans that qualify as non-performing exposures ('NPE'). NSFR The Net Stable Funding Ratio (NSFR) is a regulatory liquidity metric that aims to limit overreliance on short-term wholesale funding and encourages better assessment of funding risk across all on- and off-balance sheet items, promoting funding stability. The NSFR is calculated as per Article 428b of the CRR OCCO Office of the Chief Compliance Officer OFR Own funds requirements Group OP Group Operational Plan OPS Operations Directorate ORMF Operational Risk Management Framework OROF Operational Risk Own Funds Requirements Appendices | 247

OTC Over-the-counter (OTC) contracts are derivatives contracts traded and negotiated directly between two parties (without going through an exchange). OTC derivatives also include transactions with central counterparties where contracts are based on novation. PATH Paris Alignment for Counterparties framework PCAF Partnership for Carbon Accounting Financials PCS Preferred creditor status: for a sovereign debtor, status which creditors (clubs) grant to international financial organisations, by which they may enjoy a more favourable treatment than bilateral official creditors or commercial creditors in the course of the rescheduling of the sovereign debt (political right). PD Probability of default (PD) of a counterparty over a one-year period as defined in Article 4(1)(54) of the CRR. PFE Potential Future Exposure PJ Projects Directorate PPGs EIB Group’s Public Policy Goals PPU Permanent Partial Use PMM Portfolio Management and Monitoring Directorate PSE Public Sector Entity QRRE Qualifying Revolving Retail Exposures Group RAF The Group Risk Appetite Framework (RAF) is the overall framework (including policies, processes, limits, control and systems) implemented by banks when establishing their risk appetite, including banks' policies, processes, limits, controls and systems put in place to define, communicate and monitor how much risk they are willing to take on. Group RAS The Group Risk Appetite Statement (RAS) is the articulation in written form of the aggregate level and types of risk that a financial institution is willing to accept, or to avoid, in order to achieve its business objectives. (S)REP The Bank is not subject to the Supervisory Review and Evaluation Process (SREP) but has put in place a similar internal process, the Review and Evaluation Process (REP), to support the Audit Committee to verify EIB’s adherence with applicable Best Banking Practices. RGLA Regional governments and local authorities Group RP Group Recovery Plan RM Risk management RO Risk Office RPC Board Committee on Risk Policy RSF The required amount of stable funding (RSF) is calculated in accordance with Articles 428p et seq. of the CRR RSM Risk Sharing Mandate RW Risk weight RWEA or RWA or TREA Risk-weighted exposure amounts (RWEA) or Risk-weighted amounts (RWA) or Total risk exposure amounts (TREA) represent risk adjusted exposure amounts, measuring the risks that a bank is exposed to through its assets and offbalance sheet items. S&P Standard & Poor’s SA The new standardised approach (SA) is one of the regulatory approaches available to banks under the CRR to quantify required capital for operational risk. 248 | December 2025 EIB Group Risk Management Disclosure Report

SA-CCR The Standardised Approach for Counterparty Credit Risk (SA-CCR) is one of the regulatory approaches available to banks to calculate their Exposure at Default (EAD) of derivatives and long-settlement transaction exposure to counterparty credit risk based on the replacement cost and potential future exposure of the transactions. SAR The Special Activities Reserve (SAR) is one of the Bank's two notional reserves (together with the General Loan Reserve, or 'GLR'), which covers unexpected losses of operations which are classified as Special Activities. SC Service component SDGs Sustainable Development Goals SEC-ERBA The Securitisation External Ratings Based Approach (SEC-ERBA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the exposure's external credit rating. SEC-IAA The Securitisation Internal Assessment Approach (SEC-IAA) is a regulatory approach available to banks to quantify required capital for certain Asset-Backed Commercial Paper transactions. This approach relies on the institutions' internal assessments of the credit quality of the transaction. SEC-IRBA The Securitisation IRB Approach (SEC-IRBA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the Bank's own risk parameters calculated at the level of the underlying portfolio. SEC-SA The Securitisation Standardised Approach (SEC-SA) is one of the regulatory approaches available to banks to quantify required capital for securitisation exposures. This approach relies on a formula using as an input the exposure's underlying portfolio delinquency rates and respective asset classes. SEA Directive Strategic Environmental Assessment Directive SFTs Securities Financing Transactions (SFTs) are the financial operations listed in Article 4(1)(139) of the CRR such as repurchase transactions (repos), buy-sell back/sell-buy back transactions or margin lending. SG General Secretariat Directorate SICR Significant increase in credit risk SMEs Small and medium-sized enterprises, as defined by Article 5(9) of the CRR. SRT Securitisation transactions are considered as meeting the significant risk transfer (SRT) criteria as per Title 2, Chapter 5, section 2 of the CRR. S-SA The simplified standardised approach (S-SA) is one of the regulatory approaches available to banks to quantify the required capital for market risk. This approach offers a streamlined method for calculating market risk capital requirements applying predefined risk weights to standard market risk categories. SSPA Sub-sovereign public authority SSPE Securitisation special purpose entities (SSPEs) are corporation trusts or entities, other than a credit institution or an investment firm, organised for carrying out securitisations. The activities of these entities, which are structured to isolate the obligations of the originator institution, are limited to those appropriate to accomplish the objective of the securitisation issuance as per Article 4(1)(66) of the CRR. STS Simple, transparent and standardised: technical characteristics applicable to securitisation instruments, which are allowed to use that designation as per Article 18 of Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017, as amended from time to time. SWWR Specific Wrong-Way Risk (SWWR) is a risk arising from a situation in which future exposure to a specific counterparty is highly (positively) correlated with the counterparty’s credit quality due to the nature of the transactions with that counterparty. This includes for example, accepting securities issued by a given counterparty (or closely related entity) as collateral to secure a transaction with that same counterparty. T2 Tier 2 (T2) capital is one of the three elements composing regulatory own funds (together with the CET1 and AT1). T2 is made up of T2 items (including T2 instruments complying with the conditions of Article 63 and to the extent of Article 64 of the CRR) calculated as per Article 71 of the CRR. Appendices | 249

TBR Tenor Basis Risk TCFD Task Force on Climate-related Financial Disclosures TEU Treaty on European Union TFEU Treaty on the Functioning of the European Union TLAC Total loss-absorbing capacity: regulatory requirement for G-SIBs to hold a sufficient amount of own funds and highly loss-absorbing (enabling a “bail-in”) liabilities to ensure smooth and fast absorption of losses and recapitalisation in the event of a resolution. UIF Ukraine Investment Framework UNGPs United Nations Guiding Principles on Business and Human Rights UTP Unlikely To Pay (UTP) is one of the two criteria considered to determine the default of a particular obligor as per Article 178(1) and (3) of the CRR. VaR Value at Risk (VaR) is a probabilistic method used to measure the potential loss in value of an asset over a given time period for a specified distribution of historical returns and at a given confidence interval. 250 | December 2025 EIB Group Risk Management Disclosure Report

15.3 Appendix III – Reference to the CRR disclosure requirements as applicable to EIB Group

CRR Article	December 2025 EIB GRMDR Reference	Comment
431. Disclosure requirements and policies		
431(1)	N/A	Publication on the EIB website.
431(2)	N/A	The EIB Group is not formally subject to external supervision.
431(3)	Section 1.1	N/A
431(4)	N/A	General principle covered through the entire report.
431(5)	Section 5.4	N/A
432. Non-material, proprietary or confidential information		
432(1)	Section 2.3	N/A
432(2)	N/A	The EIB Group has not identified information to be omitted for proprietary or confidentiality reasons.
432(3)	N/A	N/A, as 432(2) does not apply.
433. Frequency and scope of disclosures		
433	Section 2.4	N/A
433a. Disclosures by large institutions		
433a(1)(a)	Section 2.4	N/A
433a(1)(b)	Section 2.4	N/A
433a(1)(c)	Section 2.3	This disclosure has been adapted following the EIB BBP procedure.
433a(2)(a)	N/A	This derogation is not applicable to the EIB Group.
433a(2)(b)	N/A	This derogation is not applicable to the EIB Group.
433a(3)	N/A	The EIB Group is not subject to Article 92a or 92b.
433b. Disclosures by small and non-complex institutions		
433b	N/A	The EIB Group is not a small and non-complex institution.
433c. Disclosures by other institutions		
433c	N/A	The EIB Group does not qualify as "other" institution as per Article 433c.
434. Means of disclosures		
434(1)	N/A	The EIB Group is not subject to Article 434(1).
434(2)	N/A	The EIB Group is not subject to Article 434(2).
434(3)	N/A	The EIB Group is not subject to Article 434(3).
434(4)	N/A	Requirement applicable to the EBA, not relevant to the EIB Group.
434(5)	N/A	Requirement applicable to the EBA, not relevant to the EIB Group.
434(6)	N/A	Requirement applicable to the EBA, not relevant to the EIB Group.
434a. Uniform disclosure formats		
434a	N/A	Requirement applicable to the EBA.
434b. Accessibility of information on the European single access point		
434b(1)	N/A	The EIB Group is not subject to Article 434b(1).
434b(2)	N/A	The EIB Group is not subject to Article 434b(2).
434b(3)	N/A	Requirement applicable to the EBA, not relevant to the EIB Group.
434b(4)	N/A	Requirement applicable to the EBA, not relevant to the EIB Group.
434b(5)	N/A	Requirement applicable to the EBA, not relevant to the EIB Group.
434c. Report on the feasibility of the use of information reported by institutions other than small and non-complex institutions to publish an extended set of disclosures on the EBA website		
434c	N/A	Requirement applicable to the EBA, not relevant to the EIB Group.
435. Disclosure of risk management objectives and policies		

Appendices | 251

CRR Article	December 2025 EIB GRMDR Reference	Comment
435(1)(a)	Sections 3.1, 5.1, 6, 9.1, 10, 11 and 12	N/A
435(1)(b)	Sections 3.1, 5.1, 6, 9.1, 10, 11 and 12	N/A
435(1)(c)	Sections 3.1, 5.1, 6, 9.1, 10, 11 and 12	N/A
435(1)(d)	Sections 3.1, 5.1, 6, 9.1, 10, 11 and 12	N/A
435(1)(e)	Section 1.1	N/A
435(1)(f)	Sections 1.1, 1.3, 2.2 and 3.2	N/A
435(2)(a)	Section 3.3	N/A
435(2)(b)	Section 3.3	N/A
435(2)(c)	Section 3.3	N/A
435(2)(d)	Section 3.3	N/A
435(2)(e)	Section 3.2	N/A
436. Disclosure of the scope of application		
436(a)	Section 1	N/A
436(b)	N/A	Template EU LI1 is not disclosed (non-availability due to ongoing data implementation).
436(c)	N/A	Template EU LI1 is not disclosed (non-availability due to ongoing data implementation).
436(d)	N/A	Template EU LI2 is not disclosed (non-availability due to ongoing data implementation).
436(e)	Section 4.2	Template EU PV1.
436(f)	N/A	The EIF's shareholders comprise the EIB, the European Union, and financial institutions. Together, the EIB and the European Union are committed to holding more than 88% of the shares in the EIF's capital. The EIF's members have committed themselves to provide additional capital (up to 80% of the par value of each share – callable capital) in addition to paid-in capital upon request by the EIF General Meeting and to the extent required for the EIF to meet its liabilities towards its creditors.
436(g)	N/A	All subsidiaries are fully consolidated.
436(h)	N/A	The EIB Group does not make use of the derogation described in Article 7 or the individual consolidation method specified in Article 9 of the CRR.
437. Disclosure of own funds		
437(a)	Section 4.2	Templates EU CC1 and EU CC2.
437(b)	Section 4.2	Template EU CCA.
437(c)	Section 4.2	Template EU CCA.
437(d)	Section 4.2	Template EU CC1.
437(e)	Section 4.2	
437(f)	Section 4.2	
437a. Disclosure of own funds and eligible liabilities		
437a	Section 2.3	This disclosure is not applicable as per the EIB BBP procedure.
438. Disclosure of own funds requirements and risk-weighted exposure amounts		
438(a)	Section 3.2	N/A
438(b)	Section 1.2	This disclosure is not applicable as per the EIB BBP procedure.
438(c)	N/A	In line with the Statute, the EIB is neither subject to requirements for an authorisation nor supervised by any external supervisory banking authority.
438(d)	Section 4.1	Templates EU OV1, EU CMS1 and EU CMS2.
438(da)	Section 4.1	Templates EU CMS1 and EU CMS2.
438I	Section 5.5	Template EU CR10.
438(f)	N/A	The EIB Group has no participation in insurance companies.
438(g)	N/A	The EIB Group is not part of a financial conglomerate.

252 | **December 2025 EIB Group Risk Management Disclosure Report**

CRR Article	December 2025 EIB GRMDR Reference	Comment
438(h)	N/A	Template EU CR8 is not disclosed (non-availability due to ongoing data implementations). Template EU CCR7: The EIB Group does not use the Internal Model Method (IMM) for calculating counterparty credit risk (CCR) capital charge. Template EU CVA4: The EIB Group does not use the Standardised Approach for calculating credit valuation
439. Disclosure of exposures to counterparty credit risk		
439(a)	Section 6	N/A
439(b)	Section 6	N/A
439(c)	Section 6	N/A
439(d)	Section 6	N/A
439(e)	N/A	Template EU CCR5 is not disclosed (non-availability due to ongoing data implementation).
439(f)	Section 6	Template EU CCR1.
439(g)	Section 6	Template EU CCR1.
439(h)	N/A	Not applicable
439(i)	Section 6	Template EU CCR8.
439(j)	N/A	The EIB Group does not make use of credit derivatives.
439(k)	N/A	Not applicable as the Group is currently not using the Internal Model Method (IMM).
439(l)	Section 6	Template EU CCR3 and CCR4.
439(m)	N/A	The EIB Group does not use the original exposure method nor the simplified standardised approach for counterparty credit risk.
440. Disclosure of countercyclical capital buffers		
440(a)	Section 4.1	Template EU CCyB1.
440(b)	Section 4.1	Template EU CCyB2.
441. Disclosure of indicators of global systemic importance		
441	Section 4.1	This disclosure is not applicable as per the EIB BBP procedure.
442. Disclosure of exposures to credit risk and dilution risk		
442(a)	Section 5.1	N/A
442(b)	Section 5.1	N/A
442(c)	Section 5.1	Templates EU CQ1, EU CQ4, EU CQ5 & EU CR1. Templates EU CQ2 and EU CQ6 are not disclosed because the EIB Group NPE ratio was below 5% at the end of 2025.
442(d)	Section 5.1	Template EU CQ3.
442(e)	Section 5.1	Templates EU CQ4 and EU CQ5.
442(f)	Section 5.1	Templates EU CR1 and EU CR2.
442(g)	Section 5.1	Template EU CR1-A.
443. Disclosure of encumbered and unencumbered assets		
443	Section 9.5	Templates EU AE1, EU AE2 and EU AE3.
444. Disclosure of the use of the standardised approach		
444(a)	Section 5.3	N/A
444(b)	Section 5.3	N/A
444(c)	Section 5.3	N/A
444(d)	Section 5.3	N/A
444(e)	Section 5.3	Templates EU CR4 and EU CR5.
445. Disclosure of exposure to market risk		
445(1)	N/A	The EIB Group does not use the simplified standardised approach (S-SA) for calculating market risk capital charge.
445(2)	Section 10.1	Template EU MR1.

Appendices | 253

CRR Article	December 2025 EIB GRMDR Reference	Comment
445a. Disclosure of CVA risk		
445a(1)	Section 6	N/A
445a(2)	N/A	The EIB Group does not use the standardised approach for calculating the credit valuation adjustment risk.
445a(3)	N/A	Template CVA1. The EIB Group is not using the full basic approach for calculating the credit valuation risk
446. Disclosure of operational risk management		
446(1)(a)	Section 11	N/A
446(1)(b)	Section 11	Template EU OR3
446(1)(c)	Section 11	Template EU OR2
446(1)(d)	Section 11	Template EU OR2
446(2)(a)	Section 11	Template EU OR1
446(2)(b)	Section 11	Template EU OR1
447. Disclosure of key metrics		
447	Section 1.1	Template EU KM1.
448. Disclosure of exposures to interest rate risk on positions not held in the trading book		
448(1)(a)	Section 10.2	Template EU IRRBB1.
448(1)(b)	Section 10.2	Template EU IRRBB1.
448(1)(c)	Section 10.2	N/A
448(1)(d)	Section 10.2	N/A
448(1)(e)	Section 10.2	N/A
448(1)(f)	Section 10.2	N/A
448(1)(g)	N/A	The EIB Group does not take deposits.
448(2)	Section 10.2	N/A
449. Disclosure of exposures to securitisation positions		
449(a)	Section 7	N/A
449(b)	Section 7	N/A
449(c)	Section 7	N/A
449(d)	N/A	The EIB Group does not manage or advise entities that invest in own originated securitisations. As shown in template SEC1, the EIBG has exposure to sponsored traditional securitisation structures, in which the Group is part of the securitisation structure and agreement without having any control over the special purpose vehicle.
449(e)	N/A	Not applicable to the EIB Group.
449(f)	N/A	Not applicable to the EIB Group.
449(g)	Section 7	N/A
449(h)	Section 7	N/A
449(i)	N/A	The EIB Group does not use the Internal Assessment Approach.
449(j)	Section 7	Template EU SEC1. Template EU SEC2 is not disclosed because the EIB Group does not have a trading book.
449(k)	Section 7	Templates EU SEC3 and EU SEC4.
449(l)	Section 7	Template EU SEC5.
449a. Disclosure of environmental, social and governance risks		
449a	Section 12	Template EU ESG2 is not disclosed as it is considered not relevant due to the Group's business model. Template EU ESG3 is not disclosed (non-availability due to ongoing implementation/BBP applicability assessment). Template EU ESG4 is not disclosed as the Group has currently no exposure to any of the Top20 polluter. Templates EU ESG6-8 are not disclosed (non-availability due to ongoing data implementation/BBP applicability assessment).

254 | **December 2025 EIB Group Risk Management Disclosure Report**

CRR Article	December 2025 EIB GRMDR Reference	Comment
449b. Disclosure of aggregate exposures to shadow banking entities		
449b	Section 5.1	The Group is currently in the process of implementing an internal framework to enable identification, assessment, monitoring and reporting of shadow banking exposures.
450. Disclosure of remuneration policy		
450(1)(a)	Section 14.1	N/A
450(1)(b)	Section 14.1	N/A
450(1)(c)	Section 14.1	N/A
450(1)(d)	Section 14.1	N/A
450(1)(e)	Section 14.1	N/A
450(1)(f)	N/A	
450(1)(g)	Section 14.2	Template EU REM5.
450(1)(h)	Section 14.2	Template EU REM1. Templates EU REM2 and EU REM3 are not disclosed because the instruments listed under points (iii)-(iv) and (v)-(vii) of Article 450(1) of the CRR are not part of the EIBG remuneration framework.
450(1)(i)	N/A	The EIB Group does not have any staff identified as a high earner as per the CRR definition (individuals remunerated EUR 1 million or more per financial year).
450(1)(j)	N/A	In line with the Statute, the EIB is neither subject to requirements for an authorisation nor supervised by any external supervisory banking authority
450(1)(k)	N/A	Not applicable to the EIB Group
450(2)	Section 14	N/A
451. Disclosure of the leverage ratio		
451(1)(a)	Section 8	Template EU LR2.
451(1)(b)	Section 8	• Templates EU LR2 and EU LR3. • Template EU LR1 is not disclosed (non-availability due to ongoing data implementation).
451(1)(c)	Section 8	Template EU LR2.
451(1)(d)	Section 8	N/A
451(1)(e)	Section 8	N/A
451(1)(f)	Section 8	This disclosure is not applicable as per the EIB BBP procedure.
451(2)	N/A	Not applicable to the EIB Group.
451(3)	Section 8	Template EU LR2.
451a. Disclosure of liquidity requirements		
451a(1)	Section 9	N/A
451a(2)(a)	Section 9.3	Template EU LIQ1.
451a(2)(b)	Section 9.3	Template EU LIQ1.
451a(2)(c)	Section 9.3	Template EU LIQ1.
451a(3)(a)	Section 9.4	Template EU LIQ2.
451a(3)(b)	Section 9.4	Template EU LIQ2.
451a(3)(c)	Section 9.4	Template EU LIQ2.
451a(4)	Section 9	N/A
451b. Disclosure of crypto-asset exposures and related activities		
451b(1)	N/A	The Group has no exposure to crypto-assets or business activities related to crypto-assets.
451b(2)	N/A	No exception provided under Article 432 was applied.
452. Disclosure of the use of the IRB approach to credit risk		

Appendices | 255

CRR Article December 2025 EIB GRMDR Reference Comment 452(a) Section 5.4 N/A 452(b) Section 5.4 Template EU CR6-A. 452(c) Section 5.4 N/A 452(d) Section 5.4 N/A 452(e) Section 5.4 N/A 452(f) Section 5.4 N/A 452(g) Section 5.4 Template EU CR6. 452(h) Section 5.4 Templates EU CR9 and EU CR9.1. 453. Disclosure of the use of credit risk mitigation techniques 453(a) Section 5.2 N/A 453(b) Section 5.2 N/A 453(c) Section 5.2 N/A 453(d) Section 5.2 N/A 453(e) Section 5.2 N/A 453(f) N/A Template EU CR3 is not disclosed (non-availability due to ongoing data implementation). 453(g) Sections 5.3 and 5.4 Templates EU CR4 and EU CR7-A. 453(h) Section 5.3 Template EU CR4. 453(i) Section 5.3 Template EU CR4. 453(j) Section 5.4 Template EU CR7. 454. Disclosure of the use of the Advanced Measurement Approaches to operational risk 454 N/A The EIB Group does not use the Advanced Measurement Approach to operational risk. 256 | December 2025 EIB Group Risk Management Disclosure Report

December 2025 EIB GROUP RISK MANAGEMENT DISCLOSURE REPORT © European Investment Bank, 05/2026 EN pdf: ISBN 978-92-861-6231-2 2025-0362